    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997


                                                      REGISTRATION NO. 333-35845
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------
                               THE O'GARA COMPANY
             (Exact name of registrant as specified in its charter)

          OHIO                                  3711                              31-1470817
     (State or other                (Primary Standard Industrial               (I.R.S. Employer
      jurisdiction of               Classification Code Number)              Identification No.)
     incorporation)

                               ------------------
                   9113 LESAINT DRIVE, FAIRFIELD, OHIO 45014
                                 (513) 874-2112
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILFRED T. O'GARA,
                            CHIEF EXECUTIVE OFFICER
                               THE O'GARA COMPANY
                    9113 LESAINT DRIVE FAIRFIELD, OHIO 45014
                                 (513) 874-2112
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------
                                   COPIES TO:

       Timothy E. Hoberg, Esq.                                    Peter S. Kolevzon, Esq.
     Taft, Stettinius & Hollister                                Kramer, Levin, Naftalis &
        1800 Star Bank Center                                             Frankel
          425 Walnut Street                                           919 Third Avenue
     Cincinnati, Ohio 45202-3957                                  New York, New York 10022
            (513) 381-2838                                             (212) 715-9100

                               ------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                               ------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                               O'GARA LETTERHEAD


                                                               November   , 1997


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of The O'Gara Company ("O'Gara") at 9:00 a.m., local time, on November 21, 1997, at The Omni Netherland Plaza Hotel, Fifth and Race Streets, Cincinnati, Ohio.


     At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve a merger of VDE, Inc., a wholly owned subsidiary of O'Gara, into Kroll Holdings, Inc. ("Kroll") (the "Merger"). In the proposed merger, Kroll would become a wholly owned subsidiary of O'Gara and holders of Kroll Class A common stock and Kroll common stock would receive (and options to purchase Kroll common stock would be converted into options to purchase) an aggregate of 6,650,000 shares of O'Gara common stock. Based on the number of shares of Kroll common stock and the number of options to purchase Kroll common stock outstanding as of the date hereof, if the merger had been consummated on the date of this letter, holders of Kroll Class A common stock or Kroll common stock would have been entitled to receive 62.52 shares of O'Gara common stock for each share of Kroll Class A common stock or Kroll common stock held by them.


     The Merger Proposal also provides for the change of O'Gara's corporate name from "The O'Gara Company" to "The Kroll-O'Gara Company" and the election of four additional members to the O'Gara Board of Directors, as more fully described in the accompanying Proxy Statement/Prospectus.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT, WHICH WAS APPROVED UNANIMOUSLY BY THE BOARD, IS IN THE BEST INTEREST OF THE SHAREHOLDERS OF O'GARA AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL. THE O'GARA BOARD OF DIRECTORS HAS RECEIVED THE OPINION (THE "DILLON READ OPINION") OF SBC WARBURG DILLON READ INC. ("DILLON READ"), AN ADVISOR TO O'GARA, THAT THE CONSIDERATION TO BE PAID BY O'GARA IN THE MERGER IS FAIR TO O'GARA FROM A FINANCIAL POINT OF VIEW. A COPY OF THE DILLON READ OPINION IS INCLUDED IN THE PROXY STATEMENT/PROSPECTUS AS APPENDIX C THERETO.


     Consistent with the engagement letter between O'Gara and Dillon Read, the Dillon Read Opinion does not address the fairness of the Merger to the shareholders of O'Gara, nor does it constitute a recommendation regarding whether or not it is advisable for such shareholders to vote in favor of the Merger. The O'Gara Board of Directors recognizes that conflicts of interest might be deemed to exist between certain members of the Board and executive officers of O'Gara and the O'Gara Shareholders and, as more fully described in the Proxy Statement/Prospectus, the Merger will have a pro forma dilutive impact upon book value and earnings per share. However, after consideration of these points, and for the reasons discussed in the Proxy Statement/Prospectus, the O'Gara Board of Directors believes that the interests of the O'Gara Shareholders are aligned with those of O'Gara. Accordingly, the O'Gara Board of Directors did not request that the Dillon Read Opinion address the fairness of the Merger to the O'Gara shareholders individually.


     At the Special Meeting, O'Gara shareholders also will be asked to (i) approve amendments to the O'Gara 1996 Stock Option Plan (the "Option Plan") to increase the maximum number of shares available for issuance under the Option Plan from 400,000 to 836,000 and to increase the maximum number of shares which may be subject to options issued under the Option Plan to any one person in any twelve-month period from 50,000 to 125,000 and (ii) approve a proposal to amend and restate O'Gara's existing Amended and Restated Articles of Incorporation to increase the number of shares of O'Gara's Preferred Stock, par value $0.01 per share, and the number of shares of O'Gara's Common Stock, par value $0.01 per share, which O'Gara is authorized to issue to 1,000,000 and 50,000,000, respectively.

     Approval of the Merger Proposal and the amendment and restatement of O'Gara's Amended and Restated Articles of Incorporation, requires the affirmative vote of the holders of a majority of the outstanding shares of O'Gara common stock. Approval of the amendments to the Option Plan requires the affirmative vote of a majority of the shares of O'Gara common stock present at the Special Meeting. Your Chairman has agreed to vote all of his shares of O'Gara common stock, constituting approximately 55.5% of those outstanding, in favor of the Merger Proposal.

     The enclosed Proxy Statement/Prospectus provides a detailed description of the matters to be considered at the Special Meeting and extensive information concerning O'Gara and Kroll. Please carefully review and consider all of this information.

     ALL HOLDERS OF O'GARA COMMON STOCK ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING IF YOU WISH TO DO SO.

                                          On behalf of the Board of Directors,

                                          Thomas M. O'Gara
                                          Chairman

                               O'GARA LETTERHEAD

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 21, 1997

To the Shareholders of
The O'Gara Company:

     Notice is hereby given that a Special Meeting of Shareholders of The O'Gara Company, an Ohio corporation ("O'Gara"), will be held on November 21, 1997, beginning at 9:00 a.m., local time, at The Omni Netherland Plaza Hotel, Fifth and Race Streets, Cincinnati, Ohio, for the following purposes:

          1. To consider and vote upon a proposal to (a)(i) approve and adopt a Plan and Agreement to Merge, dated as of August 8, 1997, among O'Gara, VDE, Inc., Kroll Holdings, Inc. ("Kroll") and Jules B. Kroll, providing for the merger of VDE, Inc. into Kroll and (ii) amend and restate the Amended and Restated Articles of Incorporation of O'Gara to change the name of O'Gara to "The Kroll-O'Gara Company" and (b) increase the number of directors of O'Gara to eleven and elect Jules B. Kroll, Howard I. Smith, Michael G. Cherkasky and Marshall S. Cogan as directors of O'Gara;

          2. To consider and act upon proposed amendments to the 1996 O'Gara Stock Option Plan (the "Option Plan") to increase the number of shares of O'Gara Common Stock issuable upon exercise of stock options under the Option Plan from 400,000 to 836,000 and to increase the maximum number of shares of O'Gara Common Stock which may be subject to options issued under the Option Plan to any one person in any twelve-month period from 50,000 to 125,000;

          3. To consider and act upon a proposal to amend and restate the existing Amended and Restated Articles of Incorporation of O'Gara to increase the number of shares of O'Gara's Preferred Stock, $0.01 par value per share, and the number of shares of O'Gara's Common Stock, $0.01 par value per share, which O'Gara is authorized to issue to 1,000,000 and 50,000,000, respectively; and

          4. To transact any other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on October 15, 1997, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY REVOKE SUCH PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                          By Order of the Board of Directors

                                          Thomas M. O'Gara
                                          Chairman


November     , 1997

     THIS PROXY STATEMENT/PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE PROXY STATEMENT/PROSPECTUS IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


      PRELIMINARY COPY -- SUBJECT TO COMPLETION -- DATED NOVEMBER 5, 1997


                                PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                       SHAREHOLDERS OF THE O'GARA COMPANY

                          TO BE HELD NOVEMBER 21, 1997


                               THE O'GARA COMPANY

                                   PROSPECTUS


     This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $0.01 per share ("O'Gara Common Stock"), of The O'Gara Company, an Ohio corporation ("O'Gara"), in connection with the solicitation of proxies by the Board of Directors of O'Gara (the "O'Gara Board") for use at the special meeting of shareholders of O'Gara to be held on November 21, 1997, or any adjournment or postponement thereof (the "O'Gara Meeting").


     The O'Gara Meeting has been called to consider and vote upon a proposal (the "O'Gara Proposal") (a)(i) to approve and adopt a Plan and Agreement to Merge (the "Merger Agreement"), dated as of August 8, 1997, among O'Gara, VDE, Inc., a Delaware corporation and a wholly owned subsidiary of O'Gara ("Newco"), Kroll Holdings, Inc., a Delaware corporation ("Kroll"), and Jules B. Kroll, which provides for the merger of Newco into Kroll (the "Merger") and (ii) to amend and restate the Amended and Restated Articles of Incorporation of O'Gara (the "O'Gara Articles") to change the name of O'Gara to "The Kroll-O'Gara Company" and (b) to increase the number of directors of O'Gara to eleven and to elect Jules B. Kroll, Howard I. Smith, Michael G. Cherkasky and Marshall S. Cogan as directors of O'Gara. At the O'Gara Meeting, holders of O'Gara Common Stock also will be asked to consider and approve (i) a proposal (the "O'Gara Option Proposal") to amend O'Gara's 1996 Stock Option Plan (the "Plan") to increase the maximum number of shares of O'Gara Common Stock available for issuance thereunder from 400,000 to 836,000 and to increase the maximum number of shares of O'Gara Common Stock which may be subject to options issued under the Plan to any one person in any twelve-month period from 50,000 to 125,000 and
(ii) a proposal (the "O'Gara Capitalization Proposal") to amend and restate the O'Gara Articles to increase the number of shares of O'Gara's preferred stock, $0.01 par value per share ("O'Gara Preferred Stock"), and the number of shares of O'Gara Common Stock which O'Gara is authorized to issue to 1,000,000 and 50,000,000, respectively. Approval of the O'Gara Proposal, the O'Gara Option Proposal and the O'Gara Capitalization Proposal are not conditioned upon one another.


     This Proxy Statement/Prospectus is also being mailed to holders of shares of Class A common stock, par value $0.01 per share ("Kroll Class A Common Stock"), and common stock, par value $0.01 per share ("Kroll Common Stock" and, together with Kroll Class A Common Stock, the "Kroll Stock"), of Kroll for their information in connection with the special meeting of shareholders of Kroll to be held on November 28, 1997 (the "Kroll Meeting" and, together with the O'Gara Meeting, the "Special Meetings"). The Kroll Meeting has been called to consider and vote upon a proposal (the "Kroll Proposal") to approve and adopt the Merger Agreement.


     As a result of the Merger, Kroll will become a wholly owned subsidiary of O'Gara. The Merger is intended to be a tax-free reorganization and will be accounted for as a pooling of interests. The shares of O'Gara Common Stock to be issued to holders of outstanding Kroll Stock in the Merger will constitute approximately 47.7% of the outstanding shares of O'Gara Common Stock after the Merger. After the Merger, O'Gara's directors and executive officers (including those persons who will become directors and executive officers of O'Gara upon consummation of the Merger) will beneficially own approximately 72.2% of the outstanding O'Gara Common Stock.


     The O'Gara Common Stock is traded on the Nasdaq National Market. On
November   , 1997, the last reported sale price per share of the O'Gara Common
Stock was $          .


     This Proxy Statement/Prospectus also serves as a prospectus of O'Gara with respect to up to 6,650,000 shares of O'Gara Common Stock that will be issued to holders of outstanding Kroll Stock upon consummation of the Merger. See "THE MERGER AGREEMENT -- Conversion of Kroll Stock" and "COMPARISON OF SHAREHOLDERS' RIGHTS."


     CERTAIN RISK FACTORS SHOULD BE CONSIDERED BY SHAREHOLDERS OF O'GARA AND KROLL IN EVALUATING THE MERGER. SEE "RISK FACTORS" ON PAGES 16-23.



     This Proxy Statement/Prospectus is first being mailed to the shareholders of O'Gara and Kroll on or about November 7, 1997. Shareholders of O'Gara are also being mailed the accompanying form of proxy.


THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


        The date of this Proxy Statement/Prospectus is November 7, 1997.

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
SUMMARY...............................................................     1
  The Companies.......................................................     1
  Reasons for the Merger..............................................     1
  The Merger..........................................................     1
  The Merger Agreement................................................     4
  Risk Factors........................................................     4
  The O'Gara Meeting..................................................     4
  The Kroll Meeting...................................................     5
  Market Prices and Dividends.........................................     5
  Summary Historical and Unaudited Pro Forma Combined Condensed
     Financial Information............................................     7
  Comparative Per Share Data..........................................    15
RISK FACTORS..........................................................    16
  Risk Factors Associated with the Merger.............................    16
  Risk Factors Relating to the Business of O'Gara.....................    18
  Risk Factors Relating to the Business of Kroll......................    21
THE MERGER............................................................    24
  General.............................................................    24
  Background of the Merger............................................    24
  Reasons for the Merger and Recommendations of the Boards of
     Directors........................................................    26
  Financing the Merger................................................    31
  Interests of Certain Persons in the Merger..........................    32
  Ownership of O'Gara after the Merger................................    32
  Management of O'Gara after the Merger...............................    32
  Accounting Treatment................................................    34
  Certain Federal Income Tax Consequences.............................    34
  Federal Securities Law Consequences.................................    36
  Dissenters' Rights..................................................    36
  Regulatory Requirements.............................................    39
  Merger Expenses and Fees and Other Costs............................    39
THE MERGER AGREEMENT..................................................    40
THE SPECIAL MEETINGS..................................................    44
  The O'Gara Meeting..................................................    44
  The Kroll Meeting...................................................    45
MARKET PRICES AND DIVIDENDS...........................................    47
O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............................................    51
RECENT DEVELOPMENTS -- O'GARA.........................................    58
KROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............................................    59
BUSINESS OF O'GARA....................................................    64
  General.............................................................    64
  Business Strategy...................................................    64
  Products and Services...............................................    66
  Customers...........................................................    69
  Marketing and Sales.................................................    70
  Engineering and Development.........................................    71

                                                                        PAGE
                                                                        ----
  U.S. Government Contracts...........................................    72
  Competition.........................................................    73
  Seasonality, Backlog and Related Matters............................    74
  Properties and Facilities...........................................    75
  Employees...........................................................    76
  Government Regulation...............................................    76
  Environmental Matters...............................................    76
  Legal Proceedings...................................................    77
  Patents, Trademarks and Copyrights..................................    77
BUSINESS OF KROLL.....................................................    78
  Background..........................................................    78
  Services............................................................    78
  Clients.............................................................    80
  Marketing and Sales.................................................    81
  Competition.........................................................    81
  Employees...........................................................    81
  Government Regulation...............................................    82
  Properties..........................................................    82
  Litigation..........................................................    83
MANAGEMENT OF O'GARA..................................................    84
THE O'GARA OPTION PROPOSAL............................................    90
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS -- O'GARA........    93
PRINCIPAL SHAREHOLDERS OF O'GARA......................................    96
MANAGEMENT OF KROLL...................................................    97
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS -- KROLL.........   100
PRINCIPAL SHAREHOLDERS OF KROLL.......................................   101
THE O'GARA CAPITALIZATION PROPOSAL....................................   102
DESCRIPTION OF O'GARA CAPITAL STOCK...................................   103
SHARES OF O'GARA COMMON STOCK ELIGIBLE FOR FUTURE SALE................   104
COMPARISON OF SHAREHOLDERS' RIGHTS....................................   105
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...............   111
LEGAL MATTERS.........................................................   111
EXPERTS...............................................................   111
PROXY STATEMENT PROPOSALS.............................................   111
OTHER BUSINESS........................................................   111
AVAILABLE INFORMATION.................................................   112
FINANCIAL STATEMENT INDEX.............................................   F-1
APPENDICES
  Plan and Agreement to Merge.........................................   A-1
  Amended and Restated Articles of Incorporation of O'Gara............   B-1
  Opinion of SBC Warburg Dillon Read Inc. ............................   C-1
  Sections 1701.84 and 1701.85 of the Ohio Revised Code...............   D-1
  Section 262 of the Delaware General Corporation Law.................   E-1

     Upon consummation of the Merger (the "Effective Time"), O'Gara will be renamed "The Kroll-O'Gara Company." References to "O'Gara" in this Proxy Statement/Prospectus refer to The O'Gara Company prior to the Effective Time and The Kroll-O'Gara Company after the Effective Time, as the context indicates, and include its subsidiaries on a consolidated basis, unless the context otherwise requires. References herein to "Kroll" refer to Kroll Holdings, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis, unless the context otherwise requires. This Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. O'Gara's and Kroll's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and elsewhere in this Proxy Statement/Prospectus.

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents otherwise referred to herein. Shareholders of O'Gara and Kroll are urged to review carefully this entire Proxy Statement/Prospectus, including the Appendices hereto and such other documents.

THE COMPANIES

     O'Gara. O'Gara is a worldwide integrated security company with three business lines: security hardware products, security services and security systems integration. The Security Hardware Products Group markets all of O'Gara's armoring products, including ballistic and blast protected armoring systems for commercial and military vehicles, aircraft and missile components. The Security Services Group offers security-related products and services, such as advanced driver training, background clearances, business intelligence, country risk assessments, forensic auditing and force protection consulting. The Security Systems Integration Group offers planning, design and hardware and software integration services which are customized to meet specific portable satellite communications needs of customers, as well as customized turn-key site security systems to international customers. It also distributes global positioning satellite equipment. The mailing address of O'Gara's principal executive offices is 9113 LeSaint Drive, Fairfield, Ohio 45014; its telephone number is (513) 874-2112. See "BUSINESS OF O'GARA."

     Kroll. Kroll provides a broad array of corporate investigation, risk and crisis management and business intelligence services on a global basis to multinational and other large companies, including law firms, investment banks and other financial institutions, government agencies and other clients. Kroll believes that it is one of the largest companies in the world providing this broad array of services and that it enjoys strong name recognition within its customer base. The mailing address of Kroll's principal executive offices is 900 Third Avenue, New York, New York 10022; its telephone number is (212) 593-1000. See "BUSINESS OF KROLL."

REASONS FOR THE MERGER

     The O'Gara Board and the Board of Directors of Kroll (the "Kroll Board") have approved the Merger for many reasons, including their belief that the Merger will further the strategic objectives of each company by virtue of their complementary businesses, managements and resources and that the Merger will create a global integrated company with strong name recognition and opportunities for cross selling of goods and services. See "THE
MERGER -- Reasons for the Merger and Recommendations of the Boards of Directors."

THE MERGER

     General. Upon consummation of the Merger, shareholders of Kroll will receive (and options to purchase Kroll Stock will be converted into options to purchase) an aggregate of 6,650,000 shares of O'Gara Common Stock and Kroll will become a wholly owned subsidiary of O'Gara.

     Recommendation of O'Gara Board. The O'Gara Board, by unanimous vote, has determined that the Merger is in the best interests of the holders of O'Gara Common Stock and recommends that holders of O'Gara

Common Stock vote in favor of the O'Gara Proposal. The decision of the O'Gara Board to enter into the Merger Agreement and to recommend that O'Gara shareholders vote in favor of the O'Gara Proposal is based upon its evaluation of a number of factors, including, among others, the indication by SBC Warburg Dillon Read Inc. ("Dillon Read"), an advisor to O'Gara in connection with the Merger, that, subject to receipt of the executed Merger Agreement substantially in the form and containing the terms as presented at the August 6, 1997 O'Gara Board meeting, Dillon Read was prepared to deliver an opinion (the "Dillon Read Opinion") to the O'Gara Board that the consideration to be paid by O'Gara in connection with the Merger was fair to O'Gara from a financial point of view. Dillon Read was not requested to and did not render an opinion as to the fairness of the Merger to the shareholders of O'Gara individually. The O'Gara Board is aware that conflicts of interest may exist between O'Gara's directors and executive officers and its shareholders since certain of its directors and executive officers will receive additional option grants and increased salaries in connection with the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger." The O'Gara Board also notes that the Merger will have a pro forma dilutive impact on book value per share and earnings per share. See "PRO FORMA FINANCIAL STATEMENTS." However, the O'Gara Board believes the Merger is fair to the shareholders of O'Gara. This is based upon (i) the O'Gara Board's belief that the Merger is fair to O'Gara from a financial point of view, as supported by the Dillon Read Opinion, (ii) the fact that five of O'Gara's seven directors are not receiving increased salaries or additional options and therefore have no such conflicts, and the O'Gara Board's belief that any such conflicts of interest which do exist are not significant, (iii) the O'Gara Board's belief that the Merger is consistent with the overall business strategy of O'Gara, as described in its initial public offering and its subsequent public filings, to enhance shareholder value by increasing O'Gara's involvement in the security services industry, and (iv) the fact that the Merger is supported by Thomas O'Gara, the majority shareholder of O'Gara, and the O'Gara Board's belief that Thomas O'Gara's interests are aligned with the other shareholders of O'Gara since he will be affected by the pro forma dilutive impact more than any other shareholder, will receive only a modest increase in salary and no additional options and will relinquish his position as Chairman of O'Gara's Board of Directors upon completion of the Merger. Accordingly, Thomas M. O'Gara will profit from the Merger only if it results in enhanced shareholder value. For these reasons, and because (i) O'Gara will become the parent of Kroll in the Merger, (ii) the O'Gara shareholders are not receiving any consideration in the Merger, and (iii) the Merger will not adversely affect the rights of the O'Gara shareholders, the O'Gara Board believes that the interests of the O'Gara shareholders are aligned with those of O'Gara. See "THE MERGER -- Reasons for the Merger and Recommendations of the Boards of Directors" and "THE
MERGER -- Opinion of Dillon Read."


     Recommendation of Kroll Board. The Kroll Board, by unanimous vote, has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Kroll and its shareholders and recommends that shareholders of Kroll vote for approval and adoption of the Merger Agreement at the Kroll Meeting. See "THE MERGER -- Reasons for the Merger and Recommendations of the Boards of Directors."

     Opinion of Dillon Read. At the O'Gara Board meeting on August 6, 1997, Dillon Read set forth its analysis of the proposed transaction, and based on discussions and materials provided at the O'Gara Board meeting and subject to receipt of the executed Merger Agreement substantially in the form and containing the terms as presented at the meeting, Dillon Read indicated that it was prepared to deliver an opinion that the consideration to be paid by O'Gara in connection with the Merger is fair to O'Gara from a financial point of view. The Dillon Read Opinion does not address the fairness of the Merger to the shareholders of O'Gara or Kroll, nor does it constitute a recommendation regarding whether or not it is advisable for such shareholders to vote in favor of the Merger. The full text of the Dillon Read Opinion, dated September 12, 1997, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. See "THE MERGER -- Opinion of Dillon Read."

     Interests of Certain Persons in the Merger. Certain members of the management of O'Gara and Kroll and of the O'Gara Board and the Kroll Board have certain interests in the Merger that may be different from, or in addition to, the interests of shareholders of O'Gara and Kroll generally. O'Gara will cause Kroll to repay certain indebtedness to Jules B. Kroll and American International Group, Inc., a Delaware corporation ("AIG"). Jules B. Kroll and AIG are the principal shareholders of Kroll. At the Effective Time, Jules B. Kroll, Howard
I. Smith (an executive officer of AIG), Michael G. Cherkasky and Marshall S. Cogan will become directors of O'Gara, Jules B. Kroll will become Chairman and Chief Executive Officer of O'Gara, Thomas M. O'Gara will become Vice

Chairman of O'Gara, Wilfred T. O'Gara will become President and Chief Operating Officer of O'Gara and certain other executive officers of Kroll will become executive officers of O'Gara. O'Gara has entered into employment agreements or amendments to employment agreements with certain executive officers which will become effective at the Effective Time. It is contemplated that options to purchase shares of O'Gara Common Stock will be issued to certain of such persons at the Effective Time. " See "THE MERGER -- Interests of Certain Persons in the Merger," "-- Management of O'Gara after the Merger," "PRINCIPAL SHAREHOLDERS OF KROLL,""CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS -- O'GARA," and "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS -- KROLL." O'Gara has executed agreements with Jules B. Kroll, Thomas M. O'Gara and AIG granting them rights to require O'Gara, under certain conditions, to register all or a portion of the O'Gara Common Stock to be owned by them after the Merger. See "THE MERGER AGREEMENT -- Registration Rights Agreements."


     Ownership of O'Gara after the Merger. Immediately following the Merger (i) the former holders of O'Gara Common Stock will collectively own approximately 52% of the issued and outstanding shares of O'Gara Common Stock, (ii) the former holders of Kroll Stock will collectively hold approximately 48% of the issued and outstanding shares of O'Gara Common Stock, and (iii) Thomas M. O'Gara, Jules
B. Kroll and AIG will beneficially own approximately 29.0%, 26.5% and 10.4%, respectively, of the issued and outstanding shares of O'Gara Common Stock. See "THE MERGER -- Ownership of O'Gara after the Merger" and "PRINCIPAL SHAREHOLDERS OF O'GARA."

     Management of O'Gara after the Merger. At the Effective Time, Jules B. Kroll, Howard I. Smith, Michael G. Cherkasky and Marshall S. Cogan will join the O'Gara Board, Jules B. Kroll will become Chairman of the Board and Chief Executive Officer of O'Gara, Thomas M. O'Gara will become Vice Chairman of O'Gara, Wilfred T. O'Gara will become President and Chief Operating Officer of O'Gara, and certain other changes in the executive officers of O'Gara will be effected. Election of Jules B. Kroll and Howard I. Smith as directors of O'Gara is a condition to the consummation of the Merger. Michael G. Cherkasky and Marshall S. Cogan have been nominated for election as directors consistent with the understanding of Kroll and O'Gara that Kroll could propose four candidates (including Messrs. Kroll and Smith) for election to the O'Gara Board. See "THE MERGER -- Management of O'Gara after the Merger."

     Financing the Merger. O'Gara contemplates that at the Effective Time it will cause Kroll to repay approximately $14.3 million principal amount of indebtedness to Kroll's principal shareholders and other lenders. O'Gara anticipates that, to the extent necessary, such funds will be provided by borrowings under O'Gara's bank credit agreement, as amended. See "THE
MERGER -- Financing the Merger."

     Accounting Treatment. The Merger will be accounted for under the pooling of interests method of accounting in accordance with generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

     Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Kroll shareholders, the O'Gara shareholders, Kroll or O'Gara, except as a result of cash received in lieu of fractional shares or upon a shareholder's exercise of dissenters' or appraisal rights. See "THE
MERGER -- Certain Federal Income Tax Consequences."

     Federal Securities Law Consequences. All shares of O'Gara Common Stock received in the Merger by Kroll shareholders (other than persons who are affiliates of Kroll prior to the Merger or O'Gara after the Merger) will be freely transferable. O'Gara has agreed, under certain circumstances, to register shares of O'Gara Common Stock held by Jules B. Kroll, Thomas M. O'Gara and AIG. See "THE MERGER -- Federal Securities Law Consequences," "THE MERGER
AGREEMENT -- Registration Rights Agreements" and "SHARES OF O'GARA COMMON STOCK ELIGIBLE FOR FUTURE SALE."

     Dissenters' Rights. Holders of O'Gara Common Stock or Kroll Stock who do not vote in favor of the Merger and who otherwise properly comply with Sections 1701.84 and 1701.85 of the Ohio General Corporation Law (the "OGCL") or Section 262 of the Delaware General Corporation Law (the "DGCL"), respectively, will be entitled to dissenters' or appraisal rights. See "THE MERGER -- Dissenters' Rights."

THE MERGER AGREEMENT

     General. The Merger Agreement provides, among other things, for the merger of Newco with and into Kroll, which will result in Kroll, as the surviving corporation of the Merger, becoming a wholly owned subsidiary of O'Gara.

     Conversion of Kroll Stock. At the Effective Time, all shares of Kroll Stock then issued and outstanding (other than treasury shares and shares owned by O'Gara or Newco and other than shares subject to dissenters' or appraisal rights ("Dissenting Shares")), including shares of Kroll Stock subject to outstanding warrants, options or other stock issuance agreements, will be converted into an aggregate of 6,650,000 shares of O'Gara Common Stock. On the date of this Proxy Statement/Prospectus, 106,367 shares of Kroll Stock were outstanding or subject to warrants, options or other stock issuance agreements. If the Merger had been consummated on the date of this Proxy Statement/Prospectus, each outstanding share of Kroll Stock would have been converted into 62.52 shares of O'Gara Common Stock and each outstanding right to purchase one share of Kroll Common Stock would have been converted into a right to purchase 62.52 shares of O'Gara Common Stock. See "THE MERGER
AGREEMENT -- Conversion of Kroll Stock."

     HOLDERS OF KROLL STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING KROLL STOCK TO O'GARA OR KROLL AT THIS TIME. IF THE MERGER IS APPROVED, A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING KROLL STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. KROLL SHAREHOLDERS SHOULD SEND CERTIFICATES REPRESENTING KROLL STOCK TO O'GARA'S TRANSFER AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

     Conditions to the Merger. The obligations of O'Gara and Kroll to consummate the Merger are subject to the fulfillment of various conditions, including (i) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part and the absence of any stop order suspending the effectiveness thereof or any threat thereof and (ii) approval of the Merger by the shareholders of O'Gara and Kroll. Each of such conditions may be waived, to the extent permitted by law, by the party or parties entitled to the benefit thereof. At the current time, neither O'Gara nor Kroll believes that any such waiver will be required. If any condition is not fulfilled, each of O'Gara and Kroll will evaluate whether it is in its best interests to grant such a waiver. See "THE MERGER AGREEMENT -- Conditions to the Merger."

     Termination of the Merger Agreement. The Merger Agreement may be terminated (i) by O'Gara or Kroll, if the Merger is not consummated on or prior to January 31, 1998, (ii) by agreement of O'Gara, Newco, Kroll and Jules B. Kroll, (iii) by the O'Gara Board, if any of the conditions to O'Gara's obligations have not been satisfied prior to the closing of the Merger (the "Closing"), or (iv) by the Kroll Board, if any of the conditions to Kroll's obligations have not been satisfied prior to the Closing.

RISK FACTORS

     An investment in O'Gara Common Stock involves a high degree of risk and there are risks associated with the business of Kroll and with the Merger. Accordingly, certain risk factors should be considered by shareholders of O'Gara and Kroll in evaluating the Merger. See "RISK FACTORS."

THE O'GARA MEETING


     The O'Gara Meeting will be held at The Omni Netherland Plaza Hotel, Fifth and Race Streets, Cincinnati, Ohio on November 21, 1997, starting at 9:00 a.m. local time. See "THE SPECIAL MEETINGS -- The O'Gara Meeting." At the O'Gara Meeting, holders of O'Gara Common Stock will be asked to approve and adopt the O'Gara Proposal. The Merger Agreement and the Amended and Restated Articles of Incorporation of O'Gara are attached hereto as Appendices A and B, respectively. At the O'Gara Meeting holders of O'Gara Common Stock also will be asked to consider and approve the O'Gara Option Proposal and the O'Gara Capitalization Proposal. The O'Gara Proposal, the O'Gara Option Proposal and the O'Gara Capitalization Proposal are not conditioned upon one another.

     Holders of record of O'Gara Common Stock at the close of business on October 15, 1997 (the "O'Gara Record Date"), have the right to receive notice of and to vote at the O'Gara Meeting. On the O'Gara Record Date, there were 7,279,310 shares of O'Gara Common Stock outstanding and entitled to vote. Each share of O'Gara Common Stock is entitled to one vote on each matter that is properly presented to O'Gara shareholders for a vote at the O'Gara Meeting. The affirmative vote of the holders of a majority of the outstanding shares of O'Gara Common Stock is required to approve and adopt the O'Gara Proposal and the O'Gara Capitalization Proposal. The affirmative vote of a majority of the shares of O'Gara Common Stock represented at the O'Gara Meeting in person or by proxy and entitled to vote on the O'Gara Option Proposal is required to approve the O'Gara Option Proposal.

     The presence at the O'Gara Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of O'Gara Common Stock entitled to vote is necessary to constitute a quorum at the O'Gara Meeting. A shareholder of O'Gara may revoke his or her proxy at any time prior to its use by delivering to the Secretary of O'Gara a signed notice of revocation or a later dated signed proxy or by attending the O'Gara Meeting and voting in person. Attendance at the O'Gara Meeting will not in itself constitute the revocation of a proxy.

     As of the O'Gara Record Date, directors and executive officers of O'Gara as a group beneficially owned 4,760,016 outstanding shares of O'Gara Common Stock, or approximately 65.4% of those shares outstanding as of such date. See "PRINCIPAL SHAREHOLDERS OF O'GARA." As of the O'Gara Record Date, Thomas M. O'Gara beneficially owned 4,041,838 shares of O'Gara Common Stock, or approximately 55.5% of those outstanding. He has agreed to vote such shares in favor of the O'Gara Proposal. Accordingly, it is expected that the O'Gara Proposal will be approved regardless of the votes cast by other holders of O'Gara Common Stock. See "THE MERGER AGREEMENT -- Stock Agreements."

THE KROLL MEETING


     The Kroll Meeting will be held at the Kroll Offices, 900 Third Avenue, New York, New York on November 28, 1997, starting at 11:00 a.m. local time. See "THE SPECIAL MEETINGS -- The Kroll Meeting." At the Kroll Meeting, holders of Kroll Stock will be asked to approve and adopt the Kroll Proposal.


     Holders of record of Kroll Stock at the close of business on October 15, 1997 (the "Kroll Record Date") have the right to receive notice of and to vote at the Kroll Meeting. On the Kroll Record Date, there were 23,100 shares of Kroll Class A Common Stock and 74,446 shares of Kroll Common Stock outstanding and entitled to vote. Each share of Kroll Stock is entitled to one vote on each matter that is properly presented to Kroll shareholders for a vote at the Kroll Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Kroll Stock and the affirmative vote of the holders of a majority of the Kroll Class A Common Stock are required to approve and adopt the Kroll Proposal.

     As of the Kroll Record Date, directors and executive officers of Kroll who will be directors or executive officers of O'Gara after the Merger as a group beneficially owned 60,920 outstanding shares of Kroll Common Stock, or approximately 81.8% of those shares outstanding on that date, and AIG beneficially owned all of the outstanding Kroll Class A Common Stock. See "PRINCIPAL SHAREHOLDERS OF KROLL." As of that date, Jules B. Kroll and AIG owned an aggregate of 82,041 shares of Kroll Stock, or approximately 84.1% of those outstanding. Jules B. Kroll and AIG have agreed to vote such shares in favor of the Kroll Proposal. Accordingly, it is expected that the Kroll Proposal will be approved regardless of the votes cast by other holders of Kroll Stock. See "THE MERGER AGREEMENT -- Stock Agreements."

MARKET PRICES AND DIVIDENDS

     The O'Gara Common Stock is traded on the Nasdaq National Market under the symbol OGAR.

     On August 7, 1997, the last full trading day preceding public announcement of the proposed Merger, the last reported sale price per share of the O'Gara
Common Stock on the Nasdaq National Market was $12.75. On             , 1997,
the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported sale price per share of the O'Gara
Common Stock on the Nasdaq National Market was $          . See "MARKET PRICES
AND DIVIDENDS -- Price Range Of O'Gara Common Stock."

     There is no established market for the Kroll Stock.

     HOLDERS OF KROLL STOCK AND O'GARA COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE O'GARA COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

     O'Gara anticipates that any future earnings will be retained to finance O'Gara's operations and for the growth and development of its business. Accordingly, O'Gara currently does not anticipate paying cash dividends on the O'Gara Common Stock in the foreseeable future. See "MARKET PRICES AND DIVIDENDS -- Dividend Policy."

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

O'GARA HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The summary historical consolidated financial data set forth below with respect to O'Gara's consolidated statements of operations for each of the three years in the period ended December 31, 1996, and with respect to O'Gara's consolidated balance sheets at December 31, 1995 and 1996, are derived from the audited consolidated financial statements of O'Gara included elsewhere in this Proxy Statement/Prospectus. The summary historical financial data set forth below with respect to O'Gara's consolidated statement of operations for the year ended December 31, 1993 and with respect to O'Gara's consolidated balance sheet at December 31, 1994 is derived from audited consolidated financial statements of O'Gara not included in this Proxy Statement/Prospectus. The summary historical financial data set forth below with respect to O'Gara's consolidated balance sheets at December 31, 1992 and 1993 and O'Gara's consolidated statement of operations for the year ended December 31, 1992 are derived from unaudited consolidated financial statements.

     The summary historical financial data for O'Gara for the six months ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements of O'Gara included elsewhere in this Proxy Statement/Prospectus.

     The data set forth below is qualified by reference to, and should be read in conjunction with, the related consolidated financial statements and the notes related thereto and "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," included elsewhere in this Proxy Statement/Prospectus. Unaudited interim data reflects, in the opinion of O'Gara's management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of results for such interim periods. Results of operations for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period.

                                                                                       SIX MONTHS
                                       TWELVE MONTHS ENDED DECEMBER 31,              ENDED JUNE 30,
                               -------------------------------------------------   -------------------
                                1992      1993      1994      1995       1996       1996      1997(3)
                               -------   -------   -------   -------   ---------   -------   ---------
STATEMENT OF OPERATIONS DATA:
Net sales....................  $16,860   $21,054   $33,912   $32,817   $  82,778   $41,521   $  51,853
Cost of sales................   11,511    14,640    24,505    25,237      61,523    31,383      37,484
                               -------   -------   -------   -------   ---------   -------   ---------
     Gross profit............    5,349     6,414     9,407     7,580      21,255    10,138      14,369
Selling and marketing
  expenses...................    2,432     1,933     2,736     3,628       4,810     2,159       3,794
General and administrative
  expenses...................    1,464     3,169     4,441     4,129       7,930     3,286       5,121
                               -------   -------   -------   -------   ---------   -------   ---------
     Operating income
       (loss)................    1,453     1,312     2,230      (177)      8,515     4,693       5,454
Interest expense.............     (481)     (269)     (410)     (842)     (1,300)     (613)     (1,404)
Other income (expense),
  net........................       92       (81)       60      (103)        (38)      (78)        329
                               -------   -------   -------   -------   ---------   -------   ---------
  Income (loss) before
     minority interest,
     provision for income
     taxes and extraordinary
     item....................    1,064       962     1,880    (1,122)      7,177     4,002       4,379
Minority interest............       --        --        --        --          --        --         (74)
                               -------   -------   -------   -------   ---------   -------   ---------
  Income (loss) before
     provision for income
     taxes and extraordinary
     item....................    1,064       962     1,880    (1,122)      7,177     4,002       4,305
Provision for income
  taxes(1)...................       --        --        --        --         518        --       1,623
                               -------   -------   -------   -------   ---------   -------   ---------
  Income (loss) before
     extraordinary item......    1,064       962     1,880    (1,122)      6,659     4,002       2,682
Extraordinary item, net of
  tax benefit................       --        --        --        --          --        --         194
                               -------   -------   -------   -------   ---------   -------   ---------
Net income (loss)............  $ 1,064   $   962   $ 1,880   $(1,122)  $   6,659   $ 4,002   $   2,488
                               =======   =======   =======   =======   =========   =======   =========
Pro Forma earnings per
  share(2)...................                                          $    0.69
                                                                       =========
Earnings per share...........                                                                $    0.35
                                                                                             =========
Pro Forma weighted average
  shares outstanding.........                                          6,449,050
                                                                       =========
Weighted average shares
  outstanding................                                                                7,141,389
                                                                                             =========

                                                AS OF DECEMBER 31,                   AS OF JUNE 30,
                                  -----------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital (deficit).......  $(4,468)  $(2,238)  $(1,999)  $(4,094)  $ 4,279   $  (616)  $32,332
Net property, plant and
  equipment.....................    2,236     2,622     2,945     3,171     4,925     3,669     9,083
Total assets....................   10,504    11,372    19,243    27,817    43,938    36,265    89,747
Total debt......................    4,715     4,752     7,900    12,372    12,241    15,808    41,974
Shareholders' equity
  (deficit).....................   (1,713)   (1,023)    1,273       239    12,656     4,016    20,752

---------------
(1) Prior to its initial public offering consummated in November 1996 (the "Offering"), O'Gara's business was conducted by a group of corporations affiliated by substantially common management and control (the "Related Corporations"), which were combined on October 28, 1996 (the "Reorganization"). The most significant of the Related Corporations had elected to be treated as an S Corporation for federal and state income tax purposes, rather than be taxed at the corporate level. Accordingly, the O'Gara Historical Financial Data does not contain a provision for income taxes prior to 1996. The provision for income taxes in 1996 reflects a tax provision for the period subsequent to the Reorganization.

(2) The pro forma earnings per share present the pro forma effects on the historical consolidated financial information reflecting certain transactions as if they occurred on January 1, 1996. The pro forma adjustments include amortization of intangible assets resulting from the purchase of net assets of Palmer Associates, S.C. ("Palmer"), the elimination of interest expense relating to the retirement of bank debt and the application of corporate income taxes to O'Gara's consolidated income before income taxes at an effective rate of approximately 40%. See the Consolidated Statements of Operations and Notes to O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus.

(3) O'Gara completed certain acquisitions in the first quarter of 1997 (including the acquisition of Labbe, S.A. ("Labbe") which was effective for accounting purposes on January 1, 1997) and the results of the acquired entities are included from the dates of their respective acquisitions in the consolidated statement of operations as well as in the consolidated balance sheet data as of June 30, 1997.

KROLL HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The summary historical consolidated financial data set forth below with respect to Kroll's consolidated statements of operations for each of the three years in the period ended December 31, 1996, and with respect to Kroll's consolidated balance sheets at December 31, 1995 and 1996, are derived from the audited consolidated financial statements of Kroll included elsewhere in this Proxy Statement/Prospectus. The summary historical financial data set forth below with respect to Kroll's consolidated statement of operations for the year ended December 31, 1993, and with respect to Kroll's consolidated balance sheets at December 31, 1993 and 1994, are derived from audited consolidated financial statements of Kroll not included in this Proxy Statement/Prospectus. The summary historical combined financial data presented for Kroll in 1992 is that of Kroll Associates, Inc. and affiliated subsidiaries group ("KAI"). Kroll Holdings, Inc. commenced operations in June 1993.

     The summary historical financial data for Kroll for the six months ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements of Kroll included elsewhere in this Proxy Statement/Prospectus.

     The data set forth below is qualified by reference to, and should be read in conjunction with, the related consolidated financial statements and the notes related thereto and "KROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," included elsewhere in this Proxy Statement/Prospectus. Unaudited interim data reflects, in the opinion of Kroll's management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of results for such interim periods. Results of operations for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period.

                                                                                       SIX MONTHS
                                                                                     ENDED JUNE 30,
                                         TWELVE MONTHS ENDED DECEMBER 31,              (UNAUDITED)
                                  -----------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net sales.......................  $57,144   $56,161   $52,872   $53,024   $70,883   $33,374   $36,746
Cost of sales(3)................   29,181    31,024    31,684    35,206    47,900    21,772    21,073
                                  -------   -------   -------   -------   -------   -------   -------
     Gross profit...............   27,963    25,137    21,188    17,818    22,983    11,602    15,673
Selling and marketing
  expenses......................    3,784     4,084     4,700     5,490     4,632     2,097     2,581
General and administrative
  expenses......................   17,273    16,301    18,076    16,788    18,350     8,689     9,513
                                  -------   -------   -------   -------   -------   -------   -------
     Operating income (loss)....    6,906     4,752    (1,588)   (4,460)        1       816     3,579
Interest expense................   (2,426)   (2,423)   (2,188)   (1,970)   (1,840)     (950)     (783)
Other income (expense), net.....    1,915       515       406      (282)      358        71      (135)
                                  -------   -------   -------   -------   -------   -------   -------
Income (loss) before income tax
  provision (benefit) and
  cumulative effect of
  accounting change.............    6,395     2,844    (3,370)   (6,712)   (1,481)      (63)    2,661
Provision (benefit) for income
  taxes(1)......................      635     7,070    (1,751)   (1,298)     (679)      (57)    1,326
                                  -------   -------   -------   -------   -------   -------   -------
Income (loss) before cumulative
  effect of accounting change...    5,760    (4,226)   (1,619)   (5,414)     (802)       (6)    1,335
Cumulative effect of accounting
  change(2).....................       --      (295)       --        --        --        --        --
                                  -------   -------   -------   -------   -------   -------   -------
Net income (loss)(3)............  $ 5,760   $(4,521)  $(1,619)  $(5,414)  $  (802)  $    (6)  $ 1,335
                                  =======   =======   =======   =======   =======   =======   =======

                                                                                     AS OF JUNE 30,
                                                AS OF DECEMBER 31,                     (UNAUDITED)
                                  -----------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital.................  $15,630   $26,158   $16,510   $ 8,181   $ 6,321   $10,257   $ 3,838
Net property, plant and
  equipment.....................    5,075     4,582     4,067     3,705     3,639     3,576     4,227
Total assets....................   39,639    48,179    44,659    38,950    37,296    38,703    37,414
Total debt......................   21,643    20,622    19,666    18,543    15,173    18,124    14,597
Stockholders' equity............    5,126    11,362     9,803     4,418     4,212     4,376     3,019

---------------

(1) Prior to 1993, Kroll had elected to be treated as an S Corporation for federal and state income tax purposes and as such, income was allocable to its shareholders for income tax purposes, rather than being taxed at the corporate level. Income tax expense reflected in the consolidated statement of operations for the year ended December 31, 1992, relates to those jurisdictions which did not recognize Kroll's S Corporation status. During 1993, Kroll changed its tax filing status from an S to a C Corporation. The deferred tax liability resulting from this tax status change has been included in income tax expense for the year ended December 31, 1993.

(2) Effective January 1, 1993, Kroll adopted SFAS 109 and reported the cumulative effect of a change in the method of accounting for income taxes in the 1993 consolidated statement of operations.

(3) The net income (loss) and costs of sales for the year ended December 31, 1996 reflect a write-off by Kroll of approximately $5.0 million ($2.8 million, net of tax benefit) of uncollectible accounts receivable. See "KROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Proxy Statement/Prospectus.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The selected unaudited pro forma combined condensed financial data is derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a pooling of interests, and should be read in conjunction with, and are qualified by reference to, such pro forma statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus. For purposes of the unaudited pro forma operating data, O'Gara's consolidated financial statements for the three fiscal years ended December 31, 1996, and for the six months ended June 30, 1996 and 1997 have been combined with the consolidated financial statements of Kroll for the three fiscal years ended December 31, 1996 and for the six months ended June 30, 1996 and 1997, respectively. For purposes of the unaudited pro forma combined balance sheet data, O'Gara's consolidated financial data at June 30, 1997 has been combined with Kroll's consolidated financial data at June 30, 1997. No dividends have been declared or paid on the O'Gara Common Stock.

     The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods indicated, nor is it indicative of future financial position or results of operations.

                                                                                   SIX MONTHS
                                       TWELVE MONTHS ENDED DECEMBER 31,          ENDED JUNE 30,
                                      ----------------------------------     ----------------------
                                       1994        1995          1996         1996        1997(1)
                                      -------     -------     ----------     -------     ----------
Net sales...........................  $86,784     $85,841     $  153,661     $74,895     $   88,599
Cost of sales.......................   56,189      60,443        109,423      53,155         58,557
                                      -------     -------     ----------     -------     ----------
     Gross profit...................   30,595      25,398         44,238      21,740         30,042
Selling and marketing expenses......    7,436       9,118          9,442       4,256          6,375
General and administrative
  expenses..........................   22,517      20,917         26,280      11,975         14,634
                                      -------     -------     ----------     -------     ----------
     Operating income (loss)........      642      (4,637)         8,516       5,509          9,033
Interest expense....................   (2,598)     (2,812)        (3,140)     (1,563)        (2,187)
Other income (expense), net.........      466        (385)           320          (7)           194
                                      -------     -------     ----------     -------     ----------
     Income (loss) before minority
       interest, provision (benefit)
       for income taxes and
       extraordinary item...........   (1,490)     (7,834)         5,696       3,939          7,040
Minority interest...................       --          --             --          --            (74)
                                      -------     -------     ----------     -------     ----------
     Income (loss) before provision
       (benefit) for income taxes
       and extraordinary item.......   (1,490)     (7,834)         5,696       3,939          6,966
Income tax provision (benefit)(2)...   (1,751)     (1,298)          (161)        (57)         2,949
                                      -------     -------     ----------     -------     ----------
     Income (loss) before
       extraordinary item...........      261      (6,536)         5,857       3,996          4,017
Extraordinary item, net of tax
  benefit...........................       --          --             --          --            194
                                      -------     -------     ----------     -------     ----------
Net income (loss) (3)...............  $   261     $(6,536)    $    5,857     $ 3,996     $    3,823
                                      =======     =======     ==========     =======     ==========
Pro Forma earnings per share (4)....                          $     0.28
                                                              ==========
Earnings per share..................                                                     $     0.28
                                                                                         ==========
Weighted average shares
  outstanding.......................                          13,099,050                 13,791,389
                                                              ==========                 ==========

                                                                    AS OF
                                                                JUNE 30, 1997
                                                                --------------
BALANCE SHEET DATA:
Working capital.............................................       $ 36,170
Net property, plant and equipment...........................         13,310
Total assets................................................        127,161
Total debt..................................................         56,571
Shareholders' equity........................................         23,771

---------------
(1) O'Gara completed certain acquisitions in the first quarter of 1997 (including Labbe, which was effective for accounting purposes on January 1, 1997) and the results of the acquired entities are included from the effective dates of their respective acquisitions in the consolidated statement of operations as well as in the consolidated balance sheet data as of June 30, 1997.

(2) Prior to the Offering, O'Gara's business was conducted by the Related Corporations, which were combined on October 28, 1996, in the Reorganization. The most significant of the Related Corporations had elected to be treated as an S Corporation for federal and state income tax purposes, rather than be taxed at the corporate level. Accordingly, the O'Gara Historical Financial Data does not contain a provision for income taxes prior to 1996. The provision for income taxes in 1996 reflects a tax provision for the period subsequent to the Reorganization.

(3) The unaudited pro forma net income (loss) for the year ended December 31, 1996 reflects a write-off by Kroll of approximately $5.0 million ($2.8 million, net of tax benefit) of uncollectible accounts receivable. See "KROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Proxy Statement/Prospectus.

(4) The pro forma earnings per share present the pro forma effects on the historical consolidated financial information reflecting certain transactions as if they occurred on January 1, 1996. The pro forma adjustments include amortization of intangible assets resulting from the acquisition of Labbe and the purchase of net assets of Palmer, the additional interest expense relating to debt incurred to fund the Labbe acquisition (net of debt retired upon completion of the Offering) and the application of corporate income taxes to O'Gara's consolidated income before income taxes at an effective rate of approximately 40% (net of recognition of the benefit for income taxes from Labbe pro forma adjustments at an effective rate of approximately 37%). See the Consolidated Statements of Operations and Notes to O'Gara's Consolidated Financial Statements.

NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

1. The unaudited pro forma combined condensed financial statements of O'Gara and Kroll give retroactive effect to the Merger using the pooling of interests method of accounting, and, as a result, the unaudited pro forma combined condensed balance sheet and statements of operations are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma combined condensed financial statements will become the historical financial statements of O'Gara upon issuance of financial statements for a period that includes the date on which the Merger is consummated. The unaudited pro forma combined condensed financial statements reflect the issuance of 6,650,000 shares of O'Gara Common Stock in exchange for all shares of Kroll Stock outstanding or subject to stock options to effect the Merger. The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of O'Gara and Kroll included elsewhere in this Proxy Statement/Prospectus.

2. The unaudited pro forma data is presented for informational purposes only and does not give effect to any synergies that may occur due to the combining of O'Gara's and Kroll's existing operations. O'Gara expects to incur charges currently estimated to be approximately $2.4 million, net of estimated tax benefit of approximately $1.6 million, to reflect costs associated with transaction fees and costs incident to the Merger. In addition, following the Merger, O'Gara expects to incur additional expenses, net of any tax benefits, associated with integrating the operations of the two companies. It is currently estimated that these nonrecurring charges will not exceed $0.5 million, and such charges are not reflected in the unaudited pro forma combined condensed balance sheet or statement of operations.

3. In connection with the Merger, O'Gara will realize a charge to shareholders' equity of $3.5 million, net of an estimated tax benefit of $2.4 million, related to the accelerated vesting of certain stock options issued by Kroll.

4. Following the consummation of the Merger, O'Gara will cause Kroll to repay its indebtedness to certain of the Kroll shareholders of approximately $6.2 million.

5. In 1997, O'Gara incurred an extraordinary charge resulting from the refinancing of certain debt obligations.

6. The accounting policies of the separate companies are currently being studied from a conformity perspective. The impact of conforming accounting policies, if any, is not presently estimable.

 SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA INCLUDING LABBE

     The following selected unaudited pro forma combined condensed financial data is derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a pooling of interests, after giving effect to O'Gara's acquisition of Labbe. The selected unaudited pro forma combined condensed financial data should be read in conjunction with, and are qualified by reference to, such pro forma statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus. For purposes of the unaudited pro forma operating data, O'Gara's pro forma consolidated financial statements for the fiscal year ended December 31, 1996 have been combined with the consolidated financial statements of Kroll for the fiscal year ended December 31, 1996.

     The pro forma data is presented for illustrative purposes only, and is not indicative of the operating results that would have been achieved if the acquisition of Labbe or the Merger had been consummated as of the beginning of the period indicated, nor is it indicative of future results of operations.

                                                              YEAR ENDED DECEMBER 31, 1996
                                                        -----------------------------------------
                                                          O'GARA
                                                        PRO FORMA        KROLL           TOTAL
                                                        ----------     ----------     -----------
STATEMENT OF OPERATIONS DATA:
Net sales.............................................  $  106,896     $   70,883     $   177,779
Cost of sales.........................................      81,179         47,900         129,079
                                                        ----------     ----------     -----------
     Gross profit.....................................      25,717         22,983          48,700
Selling and marketing expenses........................       5,894          4,632          10,526
General and administrative expenses...................       9,323         18,350          27,673
                                                        ----------     ----------     -----------
     Operating income (loss)..........................      10,500              1          10,501
Interest expense......................................      (2,769)        (1,840)         (4,609)
Other income (expense), net...........................        (201)           358             157
                                                        ----------     ----------     -----------
     Income (loss) before provision (benefit) for
       income taxes...................................       7,530         (1,481)          6,049
Provision (benefit) for income taxes (1)..............         676           (679)             (3)
                                                        ----------     ----------     -----------
Net income (loss) (2).................................  $    6,854     $     (802)    $     6,052
                                                        ==========     ==========     ===========
Pro Forma net income (loss) (3).......................  $    4,644     $     (802)    $     3,842
                                                        ==========     ==========     ===========
Earnings per share....................................  $     0.68                    $      0.29
                                                        ==========                    ===========
Weighted average shares outstanding...................   6,825,647      6,650,000      13,475,647
                                                        ==========     ==========     ===========

(1) Prior to the Offering, O'Gara's business was conducted by the Related Corporations, which were combined on October 28, 1996, in the Reorganization. The most significant of the Related Corporations had elected to be treated as an S Corporation for federal and state income tax purposes, rather than be taxed at the corporate level. Accordingly, the O'Gara Historical Financial Data does not contain a provision for income taxes prior to 1996. The provision for income taxes in 1996 reflects a tax provision for the period subsequent to the Reorganization.

(2) The unaudited pro forma net income (loss) for the year ended December 31, 1996 reflects a write-off by Kroll of approximately $5.0 million ($2.8 million, net of tax benefit) of uncollectible accounts receivable. See "KROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Proxy Statement/Prospectus.

(3) The pro forma earnings per share present the pro forma effects on the historical consolidated financial information reflecting certain transactions as if they occurred on January 1, 1996. The pro forma adjustments include amortization of intangible assets resulting from the acquisition of Labbe and the purchase of net assets of Palmer, the additional interest expense relating to debt incurred to fund the Labbe acquisition (net of debt retired upon completion of the Offering) and the application of corporate income taxes to O'Gara's consolidated income before income taxes at an effective rate of approximately 40% (net of recognition of the benefit for income taxes from Labbe pro forma adjustments at an effective rate of approximately 37%). See the Consolidated Statements of Operations and Notes to O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of O'Gara and Kroll and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis of accounting. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial data and the separate historical consolidated financial statements of O'Gara and Kroll, and notes thereto and the O'Gara and Kroll Managements' Discussion and Analyses of Financial Condition and Results of Operations included elsewhere in this Proxy Statement/Prospectus. The pro forma combined financial data is not indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods indicated nor is such data indicative of future financial condition or results of operations. For purposes of the comparative per share data, O'Gara's financial data at December 31, 1996 and June 30, 1997 have been combined with Kroll's financial data at December 31, 1996 and June 30, 1997, respectively.

                                                                   TWELVE MONTHS
                                                                       ENDED           SIX MONTHS ENDED
                                                                 DECEMBER 31, 1996      JUNE 30, 1997
                                                                 -----------------     ----------------
    Historical -- O'Gara:
      Net income per share(3)..................................       $  0.69              $   0.35
      Book value per share(1)..................................       $  1.90              $   2.85
      Dividends per share......................................       $    --              $     --
    Pro Forma -- O'Gara(4):
      Net income (loss) per share..............................       $  0.68              $   0.35
      Book value per share(1)..................................       $  2.36              $   2.85
      Dividends per share......................................       $    --              $     --
    Historical -- Kroll:
      Net income (loss) per share(5)...........................       $ (7.35)             $  12.54
      Book value per share(1)..................................       $ 38.62              $  28.38
      Dividends per share......................................       $    --              $     --
    Pro Forma Combined Per O'Gara Share(6):
      Net income per share.....................................       $  0.28              $   0.28
      Book value per share(1)..................................       $  1.27              $   1.71
      Dividends per share......................................       $    --              $     --
    Equivalent Pro Forma Combined Per Kroll Share(2):
      Net income (loss) per share..............................       $ 17.51              $  17.51
      Book value per share.....................................       $ 79.40              $ 106.91
      Dividends per share......................................       $    --              $     --

---------------

(1) The historical book value per share of each of O'Gara and Kroll, respectively, is computed by dividing the respective shareholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of O'Gara Common Stock outstanding at the end of each period.

(2) The equivalent Kroll pro forma per share amounts are calculated by multiplying the O'Gara combined pro forma per share amounts by the exchange ratio.

(3) Represents pro forma earnings per share reflecting the pro forma effects on the historical consolidated financial information of certain transactions as if they occurred on January 1, 1996. The pro forma adjustments include amortization on intangible assets resulting from the purchase of net assets of Palmer, the elimination of interest expense relating to the retirement of bank debt and the application of corporate income taxes to O'Gara's consolidated income before income taxes at an effective rate of approximately 40%. See the Consolidated Statements of Operations and Notes to O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus.

(4) Represents pro forma earnings per share assuming the acquisition of Labbe occurred on January 1, 1996 and reflecting the pro forma effects on the historical O'Gara and Labbe consolidated financial information of certain transactions as if they occurred on January 1, 1996. The pro forma adjustments include amortization of intangible assets resulting from the acquisition of Labbe and the purchase of net assets of Palmer, the additional interest expense relating to debt incurred to fund the Labbe acquisition (net of debt retired upon completion of the Offering) and the application of corporate income taxes to O'Gara's consolidated income before income taxes at an effective rate of approximately 40% (net of recognition of the benefit for income taxes from Labbe pro forma adjustments at an effective rate of approximately 37%). See the Consolidated Statements of Operations and Notes to O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus.

(5) Includes Class A and common stock as well as the dilutive impact of outstanding common stock equivalents.

(6) The unaudited pro forma data are presented for informational purposes only and do not give effect to any synergies that may occur due to the combining of O'Gara's and Kroll's existing operations. O'Gara expects to incur charges currently estimated to be approximately $2.4 million, net of estimated tax benefit of approximately $1.6 million, to reflect costs associated with transaction fees and costs incident to the Merger. In addition, following the Merger, O'Gara expects to incur additional expenses, net of any tax benefits, associated with integrating the operations of the two companies. It is currently estimated that these nonrecurring charges will not exceed $0.5 million, and such charges are not reflected in the unaudited pro forma combined condensed balance sheet or statement of operations.

                                  RISK FACTORS

     The following risk factors should be considered by shareholders of O'Gara and Kroll in evaluating the Merger. After the Effective Time, the risk factors described under "Risk Factors Relating to the Business of O'Gara" and "Risk Factors Relating to the Business of Kroll" will relate to the business of the combined companies.

RISK FACTORS ASSOCIATED WITH THE MERGER

     Uncertainties Relating to Integration of Operations. The anticipated benefits of the Merger may not be achieved unless the operations of Kroll are combined successfully with those of O'Gara in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. Even if the two companies' operations are integrated successfully, there can be no assurance that the benefits anticipated by the Merger will be achieved. The transition to a combined company will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the combined companies. These difficulties may be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. The uncertainties associated with such integration may result in the loss of key management and other employees. Failure to achieve the anticipated benefits of the Merger or to integrate successfully the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of O'Gara after the Merger. Even if the benefits of the Merger are achieved and the two companies' operations are integrated successfully, there can be no assurance that the operating results and financial condition of O'Gara after the Merger will not be materially and adversely affected by any number of economic, market or other factors that are not related to the Merger, including those described under "Risk Factors Relating to the Business of O'Gara" and "Risk Factors Relating to the Business of Kroll."

     Transaction Expenses; Costs of Integration. O'Gara and Kroll estimate that they will together incur direct transaction costs (including financial advisors, legal, accounting, registration and printing fees) of approximately $4.0 million associated with the Merger. In addition, following the Merger, O'Gara expects to incur additional expenses, which at this time are not expected to exceed $0.5 million, relating to information systems integration, promotional materials reflecting the Merger, integration of benefit plans, and travel and other costs relating to transitional planning and implementation. These costs (except for any such costs which are capitalized) are expected to be charged against income of O'Gara in the fiscal quarter in which they are incurred. There can be no assurance that O'Gara will not incur unforeseen costs, which could be material, in subsequent periods to reflect additional costs associated with the Merger.

     Dependence on Key Personnel. After the Merger, the combined companies' operations will depend on the continued efforts of their executive officers and senior management, particularly Jules B. Kroll, Thomas M. O'Gara and Wilfred T. O'Gara. If the executive officers of O'Gara and Kroll become unable or decide not to continue with O'Gara after the Merger, or if a number of senior managers fail to continue with O'Gara and O'Gara is unable to attract and retain appropriate replacements, the combined companies' business could be materially and adversely affected. See "THE MERGER -- Management of O'Gara after the Merger."

     Control by Management. After the Merger, O'Gara's directors and executive officers will beneficially own approximately 72.2% of the outstanding O'Gara Common Stock and will be able to control most matters requiring approval by shareholders, including the election of directors. See "THE MERGER -- Ownership of O'Gara after the Merger" and "PRINCIPAL SHAREHOLDERS OF O'GARA."

     Possible Volatility of Stock. The market price for the O'Gara Common Stock may be highly volatile after the Merger. O'Gara believes that a variety of factors, including announcements by O'Gara or its competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of the O'Gara Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that are often unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of the O'Gara Common Stock.

Changes in the market value of the O'Gara Common Stock will affect the value to be received by holders of Kroll Stock in the Merger.

     Dilutive Effect of the Merger on Current Shareholders' Voting Power. After the Merger, the current shareholders of O'Gara will initially own approximately 52% of the outstanding O'Gara Common Stock, and the current shareholders of Kroll will initially own approximately 48% of the outstanding O'Gara Common Stock. This represents substantial dilution of their current percentage voting power in O'Gara and Kroll, respectively.

     Dilutive Effect of the Merger on O'Gara's Earnings Per Share and Book Value Per Share. On a pro forma basis, the Merger is dilutive to O'Gara's net income per share for the twelve months ended December 31, 1996 and the six months ended June 30, 1997. O'Gara's net income per share for such periods was $0.69 and $0.35, respectively. On a pro forma basis, giving effect to the Merger as if it had occurred on the first day of each such period, net income per share for such periods would have been $0.28 and $0.28, respectively, representing dilution of $0.41 and $0.07 per share, respectively. On a pro forma basis, the Merger also is dilutive to O'Gara's book value per share at December 31, 1996 and June 30, 1997. O'Gara's book value per share at such dates was $1.90 and $2.85, respectively. On a pro forma basis, giving effect to the Merger, book value per share would have been $1.27 and $1.71, respectively, a reduction of $0.63 and $1.14 per share, respectively. See "SUMMARY -- Comparative Per Share Data." There can be no assurance that the Merger will not similarly dilute O'Gara's net income and book value per share in the future.


     Shares Eligible for Future Sale. Sales of a substantial number of shares of O'Gara Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the O'Gara Common Stock and may make it more difficult for O'Gara to sell shares of O'Gara Common Stock in the future at times and for prices that it deems appropriate. Upon consummation of the Merger, there will be outstanding 13,929,310 shares of O'Gara Common Stock (assuming the exercise of all Kroll stock options and no exercise of outstanding O'Gara stock options). The 6,650,000 shares of O'Gara Common Stock to be issued in the Merger (except for shares received by any affiliate of O'Gara or Kroll), and the shares of O'Gara Common Stock issued in the Offering, will be or are freely tradeable without restriction under the Securities Act of 1933 (the "Act"). The remaining approximately 5.2 million shares (the "Restricted Shares") of currently outstanding O'Gara Common Stock have been owned beneficially by certain of O'Gara's executive officers and directors since prior to the Offering or were issued in the Acquisitions or as stock bonuses to certain executive officers of O'Gara paid in the first quarter of 1997 and may not be resold unless they are registered under the Act or sold pursuant to an applicable exemption from registration, including Rule 144 under the Act. Pursuant to Rule 145 under the Act, resale of the shares of O'Gara Common Stock acquired in the Merger by affiliates of Kroll prior to the Merger or O'Gara thereafter will be subject to the provisions of Rule 144 (other than the holding period requirements). See "SHARES OF O'GARA COMMON STOCK ELIGIBLE FOR FUTURE SALE."


     Absence of Dividends. O'Gara does not anticipate paying any dividends on the O'Gara Common Stock in the foreseeable future. Additionally, the terms of the $35.0 million principal amount of O'Gara's Senior Notes due May 30, 2004, issued and sold by O'Gara to certain institutional investors on June 3, 1997 (the "Senior Notes"), and O'Gara's credit agreement with its bank require maintenance of certain financial ratios which may limit the funds available for cash dividends. See "MARKET PRICES AND DIVIDENDS -- Dividend Policy."

     Potential Anti-Takeover Effect and Potential Adverse Impact on Market Price of Certain Charter and Code of Regulations Provisions and the OGCL. Certain provisions of the O'Gara Articles and O'Gara's Code of Regulations (the "O'Gara Code") and of the OGCL, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control of O'Gara and limit the price that certain investors might be willing to pay in the future for O'Gara Common Stock.

     The O'Gara Board has authority to issue up to 100,000 (to be increased to 1,000,000 if the O'Gara Capitalization Proposal is approved) shares of O'Gara Preferred Stock without further shareholder approval. Such O'Gara Preferred Stock could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to the O'Gara Common Stock. Issuance of shares of O'Gara Preferred Stock could result in the dilution of the voting power of the O'Gara Common Stock, adversely affect holders of the O'Gara Common Stock in the event of liquidation of O'Gara or delay, defer or prevent a change in control of O'Gara.

     In addition, Sections 1701.01 and 1701.831 of the OGCL contain provisions that require shareholder approval of any proposed "control share acquisition" of any Ohio corporation at any of three ownership thresholds: 20%, 33 1/3% and 50%; and Chapter 1704 of the Ohio Revised Code contains provisions that restrict certain business combinations and other transactions between an Ohio corporation and interested shareholders. See "DESCRIPTION OF O'GARA CAPITAL
STOCK -- Provisions Affecting Business Combinations and Changes in Control."

RISK FACTORS RELATING TO THE BUSINESS OF O'GARA

     An investment in O'Gara Common Stock involves a high degree of risk. O'Gara operates in a highly competitive environment that involves a number of risks, some of which are beyond its control. The following discussion highlights some of these risks, which should be considered by shareholders of O'Gara and Kroll in considering the Merger.

     Risks Associated with Business Strategy. O'Gara's strategy is to become a fully integrated global security company. Part of this strategy requires developing relatively new lines of business by expanding O'Gara's Security Systems Integration and Security Services Groups. Historically, O'Gara has not generated substantial revenues from these lines of business. O'Gara's primary business and experience has been in vehicle armoring. Although the O'Gara Board believes the Merger will further this strategy, it believes that full implementation of this strategy will require further steps to continue the development of these lines of business. There can be no assurance that O'Gara will be able to build or manage profitably these businesses without substantial costs, delays or other problems, which could have a material adverse effect upon O'Gara's financial condition, results of operations and cash flows.

     As O'Gara's business develops and expands, O'Gara will need to implement enhanced operational and financial systems and will require additional employees, management and operational and financial resources. There can be no assurance that O'Gara will successfully implement and maintain such operational and financial systems or successfully obtain, integrate or utilize the employees, management and operational and financial resources required to manage a developing and expanding business. Failure to implement such systems successfully and use such resources effectively could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows.

     O'Gara's business strategy requires substantial capital. In addition, the expansion of O'Gara's business into related products and services may require additional capital. Such capital may be obtained by borrowings under O'Gara's credit facilities, through the issuance of long-term or short-term indebtedness or through the issuance of equity securities in private or public transactions. This strategy could result in increased interest expense and/or dilution of existing equity positions. There can be no assurance that acceptable capital financing for future growth can be obtained on suitable terms, if at all. See "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     Risks Associated with Acquisition Strategy. A further part of O'Gara's strategy is to grow through the acquisition of companies that will complement its existing operations or provide it with an entry into markets it does not currently serve. Although the O'Gara Board believes the Merger is consistent with this strategy, growth through acquisitions involves substantial risks, including the risk of improper valuation of the acquired business and the risk of inadequate integration. There can be no assurance that O'Gara will be able to acquire suitable companies or manage them profitably or that acquisitions will produce returns that justify O'Gara's investments. In addition, O'Gara may compete for acquisition and expansion opportunities with companies that have significantly greater resources than O'Gara.


     O'Gara may finance future acquisitions with cash from operations or additional debt or equity financings. There can be no assurance that O'Gara will be able to generate internal cash or obtain financing from external sources or that, if available, such financing will be on terms acceptable to O'Gara. The issuance of additional O'Gara Common Stock to finance acquisitions may result in substantial dilution to holders of O'Gara Common Stock. Any debt financing may significantly increase O'Gara's leverage and may involve restrictive covenants which limit O'Gara's operations. Future acquisitions by O'Gara also will require the approval of KeyBank National Association ("KeyBank") under O'Gara's loan agreement. See "O'GARA MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     If O'Gara is successful in its acquisition strategy, O'Gara may experience a period of rapid growth which could place significant additional demands on O'Gara's management, resources and management information systems. O'Gara's failure to manage any such rapid growth effectively could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows.

     Competition. The markets in which O'Gara does or intends to do business are highly competitive. There are a large number of companies, both public and private, involved in one or more aspects of security hardware, security systems integration and security services, as well as distribution of satellite telecommunications and navigation products and services. Furthermore, O'Gara may encounter additional competition from future industry entrants. Certain of O'Gara's current competitors have, and new competitors may have, substantially greater financial and other resources than O'Gara. There can be no assurance that O'Gara will continue to develop and market products or services that will be accepted in the marketplace or that it will be able to compete effectively in the future, either of which could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows. See "BUSINESS OF O'GARA -- Competition."

     Risks Associated with U.S. Military Contracts. Since August 1993, U.S. Military contracts have accounted for a substantial portion of O'Gara's business, representing 28.5%, 50.1%, 45.6%, 66.0% and 37.3% of net sales for 1993, 1994, 1995, 1996 and the six months ended June 30, 1997, respectively. Prior to August 1993, O'Gara's business did not include armoring military vehicles. O'Gara's U.S. Military contracts are funded in annual increments and require subsequent authorization and appropriation which may not occur or which may provide less than the total amount of the contract due to budgetary or other considerations. O'Gara's current prime contract to armor and blast protect 360 High Mobility Multi-Purpose Wheeled Vehicles ("HMMWVs"; a HMMWV which has been armored and blast-protected is referred to herein as an "Up-Armored HMMWV") is scheduled to be completed by July 31, 1998. 68 of these HMMWVs had been shipped as of October 21, 1997. There can be no assurance that future contracts will be received or as to the size of any contracts that are received. Fluctuations in spending by the U.S. Government for national defense could adversely affect O'Gara's ability to receive future contracts. Moreover, U.S. Government contracts, in general, are cancelable unilaterally at the convenience of the U.S. Government and a variety of international and/or domestic political factors or decisions could result in the cancellation of the HMMWV armoring project or a curtailing of its scope. The loss of, or a significant reduction in, this business would have a material adverse effect on O'Gara's financial condition, results of operations and cash flows. See "BUSINESS OF O'GARA -- U.S. Government Contracts."

     Risk of U.S. Government Shut Down. On several occasions during the U.S. Government's 1996 fiscal year, certain operations of the U.S. Government essentially were "shut down" because of budget impasses between the U.S. Congress and the President. During these periods, payments to O'Gara under its U.S. Military contracts were delayed. Future U.S. Government shut downs, if sufficiently prolonged, could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows.

     Single and Primary Source Suppliers. The HMMWVs armored by O'Gara are manufactured under separate U.S. Military contracts by AM General Corporation ("AM General"). Should AM General for any reason be unable to deliver HMMWVs to O'Gara, as occurred during 1995, or should the U.S. Military elect or be obligated to select a new HMMWV supplier, there could be a material adverse effect on O'Gara's financial condition, results of operations and cash flows. The unanticipated six-month delay in the delivery of HMMWV chassis in 1995 led to the production of 116 fewer Up-Armored HMMWV's than originally planned and a reduction in net sales of $1.1 million from 1994. During the period, it was necessary to maintain manufacturing and engineering support personnel to ensure production deadlines could be met once the chassis were delivered. These support costs of approximately $0.6 million occurred without a corresponding increase in net sales.

     In 1996 and the first six months of 1997, O'Gara obtained approximately 80% and 70%, respectively, of the glass used in armoring its vehicles from Pilkington Aerospace Limited. Should O'Gara at some time find it necessary to select one or more additional or substitute suppliers, delays could be encountered in obtaining glass which meets O'Gara's specifications.

     A majority of O'Gara's cost of armoring HMMWVs consists of components which are purchased from various vendors and suppliers. Component prices are generally negotiated based on, among other things, O'Gara's expected manufacturing volume. There can be no assurance that O'Gara will be able to predict accurately the anticipated manufacturing volume. As a result, O'Gara may be subject to future cost increases which could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows.

     Fluctuations in Operating Results. Approximately 37.3% of O'Gara's net sales for the six months ended June 30, 1997 were derived from U.S. Military contracts and an additional 5.0% were derived from commercial contracts with U.S. governmental agencies or foreign governments. These contracts generally are awarded on a periodic and/or sporadic basis. O'Gara frequently receives substantial orders, and begins to incur related expenses, in one quarter, the revenues from which will not be received until one or more subsequent quarters. As a result, O'Gara generally has significant fluctuations from time to time in its business. Historically, these fluctuations have not been seasonal. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year. The following table sets forth O'Gara's net sales, net income and net income as a percentage of net sales for the last six calendar quarters. See "BUSINESS OF O'GARA -- Seasonality, Backlog and Related Matters" and "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                                                         1997
                                                     1996                        --------------------
                                 --------------------------------------------
                                                                                     (DOLLARS IN
                                            (DOLLARS IN THOUSANDS)                    THOUSANDS)
                                    Q1          Q2          Q3          Q4          Q1          Q2
                                 --------    --------    --------    --------    --------    --------
Net sales......................  $21,417     $20,104     $18,804     $22,453     $23,817     $28,036
Net income.....................  $2,836      $1,166      $1,845      $812        $1,227      $1,261
Percent of net sales...........  13.2%       5.8%        9.8%        3.6%        5.2%        4.5%

     Risks Associated with Fixed Price Contracts. A substantial portion of O'Gara's projects are currently performed on a fixed-price basis. O'Gara attempts to cover anticipated increases in labor, material and service costs of long-term fixed-price contracts through an estimation of such increases which is reflected in the original price. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts due to unforeseen conditions or changes in job conditions and variations in productivity over the term of the contract. These variations and the risks generally inherent in fixed-price contracts may result in the gross profits realized by O'Gara being different from those originally estimated and may result in O'Gara's experiencing reduced profitability or losses on projects. Depending on the size of a contract, these variations from estimated contract performance could have a material adverse effect on O'Gara's results of operations for any quarter or year.

     Risks Associated with Percentage-of-Completion Accounting. O'Gara's net sales from government contracts and most commercial contracts are recognized using the percentage-of-completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenues in the period when such estimates are revised. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenues, O'Gara would recognize a credit or a charge against current earnings, which could be material. See "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impact on Operations."

     Political and Economic Risks of Doing Business Outside the United
States. In addition to its U.S. facilities, O'Gara has operations and assets in Brazil, France, Italy, Mexico, the Philippines, Russia and the United Kingdom. In addition, O'Gara sells its products and services in other foreign countries and is seeking to increase its level of international business activity. Accordingly, O'Gara is subject to various risks, including exchange rate fluctuations, foreign currency restrictions, U.S. imposed embargoes of sales to specific countries, expropriation of assets, war, civil uprisings and riots, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. O'Gara's operations in foreign countries may be materially adversely affected in that certain governmental agencies in such countries may interpret laws, regulations or court decisions in a manner which might be considered inconsistent or inequitable in other countries. O'Gara may be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. There can be no assurance that such risks will not result in a loss of business or other unexpected costs which could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows. See "BUSINESS OF O'GARA."

     Government Regulation. As a contractor with agencies of the U.S. Government, O'Gara is obligated to comply with a variety of regulations governing certain aspects of its operations and the workplace. Additionally, O'Gara's contracts give the contracting agency the right to conduct audits of O'Gara's facilities and operations, and such audits occur routinely. An audit involves a U.S. Governmental agency's review of O'Gara's compliance with the prescribed procedures established in connection with the applicable government contract. O'Gara also may be subject to investigations as a result of an audit or for other causes. Adverse findings in an audit or other investigation, including violations of environmental or labor laws, could result in fines or other penalties up to and including disqualification as a U.S. Government contractor. In addition, U.S. Government contracts may contain cost or performance incentives based on stated targets or other criteria. Failure to meet these stated targets or other criteria could result in penalties or lost profits to O'Gara. Any or all of these matters could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows.

     O'Gara is subject to federal licensing requirements with respect to the sale in foreign countries of certain of its hardware products. Regulations promulgated by the U.S. Commerce Department require O'Gara to obtain a general destination license in connection with the sale of certain commercial products in foreign countries, and certain U.S. State Department regulations require O'Gara to file an export license in connection with sales of military equipment in foreign countries. Furthermore, the U.S. State Department prohibits all sales of military equipment to certain countries, including Cuba, Iran, Iraq, Libya and China. There can be no assurance that such regulations will not become more restrictive in the future, which could limit O'Gara's ability to market its products internationally. If such additional restrictions were imposed, they could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows. See "BUSINESS OF O'GARA -- U.S. Government Regulation."

     Management of Labor Force. Due to the nature of O'Gara's contracts, which are awarded periodically and are not assured for future periods, O'Gara may need to hire, lay-off and rehire workers. As a result, O'Gara may spend substantial time and effort training and supervising new, essentially unskilled, personnel hired to supplement its existing trained work force. There can be no assurance that sufficient workers will be available at any time, or can be trained in time, so as not to interfere with O'Gara's ability to accept large new orders or to meet contractual delivery deadlines. Alternatively, if O'Gara were to experience production delays, as occurred with respect to O'Gara's Up-Armored HMMWV production in 1995, it may be necessary to maintain manufacturing and engineering support personnel in order to meet contract deadlines once production resumes. These circumstances could have a material adverse effect on O'Gara's financial condition, results of operations and cash flows.

     Dependence on Key Personnel. O'Gara's operations currently depend on the continued efforts of its executive officers and on its senior management, particularly Thomas M. O'Gara, its current Chairman of the Board, and Wilfred T. O'Gara, its current President and Chief Executive Officer. If the executive officers of O'Gara become unable or decide not to continue in their present positions, or if a number of senior managers fail to continue with O'Gara and O'Gara is unable to attract and retain replacements, O'Gara's business could be materially and adversely affected. See "MANAGEMENT OF O'GARA."

     Product Liability. Although O'Gara has never had a product liability claim made against it, there can be no assurance that O'Gara will not be subject to claims of liability in the future. O'Gara carries liability insurance in the amount of $10.0 million; however, a successful claim could result in liability in excess of coverage limits and have a material adverse effect on O'Gara's financial condition, results of operations and cash flows.

RISK FACTORS RELATING TO THE BUSINESS OF KROLL

     Kroll operates in a highly competitive environment that involves a number of risks, some of which are beyond its control. The following discussion highlights some of these risks, which should be considered by shareholders of O'Gara and Kroll in considering the Merger.

     Dependence on Key Employees. Jules B. Kroll founded Kroll in 1972 and has been actively involved in the management and growth of Kroll since that date as its chairman and chief executive officer. Other members of Kroll's senior management play key roles in the management and direction of Kroll, and Kroll is highly dependent on the quality and efforts of its professional staff to provide its services and attract and retain clients. Competition for these types of employees is intense. If Jules B. Kroll ceased to be employed by Kroll or if the services of any of Kroll's other senior management, or the services of any significant number of its professional staff, were no longer available to Kroll, Kroll's financial condition, results of operations and cash flows could be materially and adversely affected. See "MANAGEMENT OF KROLL."

     Competition. Kroll faces significant and increasing competition in the United States and elsewhere in the world from a variety of companies that provide some of the services offered by Kroll. These competitors consist of local, regional, national and international firms. In most service areas in which Kroll operates, there is at least one competitor that is significantly larger or more established than Kroll. Many of the national and international accounting firms provide consulting services similar to some of the services provided by Kroll. Some of these firms have indicated an interest in providing corporate investigation and business intelligence services on a broader scale. The accounting firms have significantly larger financial and other resources than Kroll and have long-established relationships with their clients, which are also likely to be clients or prospective clients of Kroll. In addition, large multinational security product and service providers have indicated an interest in expanding their services to include value-added services such as certain of the investigation and consulting services provided by Kroll. The accounting firms and other service providers could prove to be formidable competitors if they elect to devote the necessary resources to such competitive businesses. In that event, there can be no assurance that Kroll will be able to continue to provide its services on existing financial terms and conditions, which would have a material adverse effect on Kroll's financial condition, results of operations and cash flows.

     Dependance on Key Customer. In 1995, 1996 and the first six months of 1997, services performed for AIG, a principal shareholder of Kroll, constituted 7.3%, 7.5% and 9.3% of Kroll's revenues, respectively. The loss of, or a significant reduction in, this business could have a material adverse effect on Kroll's financial condition, results of operations and cash flows.

     Fluctuations in Operating Results. Kroll generally does not have long term contracts with its clients and its ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of relatively short duration. As a result, Kroll's net sales and net income from year to year and period to period are not necessarily predictable and historically there has not been a consistent year-to-year pattern of growth. The following table sets forth Kroll's net sales, net income (loss) and net income (loss) as a percentage of net sales for the last six calendar quarters. See "BUSINESS OF
KROLL -- Clients."

                                                     1996                                1997
                                 --------------------------------------------    --------------------
                                                                                     (DOLLARS IN
                                            (DOLLARS IN THOUSANDS)                    THOUSANDS)
                                    Q1          Q2          Q3          Q4          Q1          Q2
                                 --------    --------    --------    --------    --------    --------
Net sales......................  $14,812     $18,562     $18,153     $19,356     $17,422     $19,324
Net income (loss)..............  $341        $(347)      $2,122      $(2,918)    $303        $1,032
Percent of net sales...........  2.3%        (1.9%)      11.7%       (15.1%)     1.7%        5.3%

     The demand for Kroll's services is affected by general economic conditions and the level of corporate acquisitions and other financial transactions, and clients may reduce their reliance on Kroll's services during periods when there is a decline in such activities.

     Political and Economic Risks of Doing Business Outside the United
States. Kroll provides services in many foreign countries and has offices in a number of foreign countries, including Australia, Brazil, China, France, Germany, India, Japan, the Philippines, Russia, Singapore and the United Kingdom. Kroll plans to expand its marketing efforts for services. There can be no assurance that Kroll will be successful in such expansion or that any such expansion will increase Kroll's net income. See "BUSINESS OF KROLL."

     Kroll is and will be subject to various risks in the foreign countries in which it operates, including exchange rate fluctuations, foreign currency restrictions, U.S. imposed embargoes on doing business with specific countries, expropriation of assets, war, civil uprisings and riots, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Kroll's operations in foreign countries may be adversely affected in that certain governmental agencies in such countries may interpret laws, regulations or court decisions in a manner which might be considered inconsistent or inequitable in other countries. In addition, Kroll may be subject to unanticipated income taxes, excise duties or other governmental assessments. There can be no assurance that such risks will not result in a loss of business or significant unexpected write-offs of assets or other unexpected costs which could have a material adverse effect on Kroll's financial condition, results of operations and cash flows.

     Collection of Accounts Receivable. In the past Kroll occasionally encountered difficulties in collecting significant accounts receivable for services. This problem has been exacerbated if the receivable obligor is located in a foreign country. If such problems recur, they could have a material adverse effect on Kroll's financial condition, results of operations and cash flows.

     Liability to Clients and Others. Although Kroll has never had a substantial claim by a client alleging negligence in the performance of its services, there can be no assurance that such a claim may not be asserted against it in the future. Certain of the matters with respect to which Kroll provides services are extremely large and complex financial transactions in which very substantial amounts of money may be at risk. Kroll maintains a Miscellaneous Professional Liability Coverage, Errors and Omissions insurance policy with limits of $10.0 million; however, no assurance can be given that this will afford Kroll adequate protection if such a claim is asserted against Kroll. Furthermore, in the ordinary course of its business, Kroll is subject to claims of third parties other than clients alleging trespass, invasion of privacy and other tortious conduct by its investigators and other personnel. See "BUSINESS OF KROLL -- Litigation." Although Kroll endeavors to minimize the risk of such claims, there can be no assurance that such a claim could not have a material adverse effect on Kroll's financial condition, results of operations and cash flows.


     Government Regulation. Kroll's services are subject to various federal, state, local and foreign laws, including laws designed to protect the privacy of persons. A wholly owned subsidiary of Kroll holds private investigative licenses from, and its investigative activities are regulated by, government agencies in the following jurisdictions: California, Connecticut, Florida, Illinois, Maryland, Massachusetts, Michigan, New Jersey, New York, Pennsylvania and the District of Columbia. In addition, an application to obtain a private detective license on behalf of such subsidiary is pending with the Georgia Board of Private Detective and Security Agencies. See "BUSINESS OF KROLL -- Government Regulation." Kroll utilizes certain data from outside sources, including data from third party vendors and various government and public record services, in performing its services. To the present time, laws and regulations of the foregoing jurisdictions have not interfered materially with the conduct of the business or operations of Kroll, including Kroll's access to data used in its business. However, there can be no assurance that new regulations, such as changes in governmental regulations relating to the protection of privacy, will not be enacted that could interfere materially with the manner in which Kroll obtains information, conducts its operations and provides its services, with a resulting material adverse effect on Kroll's financial condition, results of operations and cash flows.

                                   THE MERGER

GENERAL

     Upon consummation of the Merger, shareholders of Kroll will receive (and options to purchase Kroll Stock will be converted into options to purchase) an aggregate of 6,650,000 shares of O'Gara Common Stock and Kroll will become a wholly owned subsidiary of O'Gara.

BACKGROUND OF THE MERGER

     Background. Over the last several years Kroll has considered strategies to: (i) increase the size and scope of its organization, (ii) increase its domestic and international presence, (iii) increase its access to capital to fund its plans for growth, (iv) continue to attract and retain talented professionals, and (v) diversify and expand its products and services. The alternatives Kroll considered included a sale of its business to a publicly traded or other entity pursuant to a merger or other business combination or a public offering by Kroll. Either solution would have provided Kroll with an increased presence in the competitive marketplace, access to capital and the ability to provide key employees with equity interests having greater liquidity. In furtherance of these strategies, the Kroll Board retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in January 1996 to advise it on strategic alternatives.


     In the fall of 1996, Kroll examined several potential transactions. In January 1997, Kroll determined to focus on merger discussions with ChoicePoint, Inc. ("ChoicePoint"), a subsidiary of Equifax, Inc. that was planned to be spun off to the shareholders of Equifax as an independent public company, and terminated all other discussions. ChoicePoint is much larger than Kroll and provides a variety of investigative, security and other services that are similar to certain services provided by Kroll. The discussions with ChoicePoint led to an announcement on April 1, 1997 of an agreement in principle under which ChoicePoint would acquire Kroll after it had been spun off from Equifax, Inc. ChoicePoint and Kroll subsequently were unable to reach agreement on several substantive issues, including, but not limited to, the amount of the purchase price (as well as the allocation between cash and equity) to be paid for the purchase of Kroll, the amount and nature of certain indemnities and the treatment of certain principal shareholders of Kroll. On August 7, 1997, ChoicePoint and Kroll acknowledged that the agreement in principle had been terminated. After the termination of the agreement in principle, Kroll did not hold discussions regarding a strategic combination with any party other than O'Gara.


     Following its November 12, 1996 initial public offering, O'Gara pursued its strategy of expanding its business by acquiring compatible businesses. See "BUSINESS OF O'GARA -- Business Strategy." In furtherance of this strategy, during the first three months of 1997, O'Gara acquired the businesses of Next Destination Limited ("Next Destination"), Labbe, and International Training, Incorporated ("ITI"). See "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- General."

     In continuation of this strategy, in the spring of 1997, after learning of the announcement of the agreement in principle between ChoicePoint and Kroll described above, Thomas M. O'Gara, Chairman of the Board of O'Gara, discussed with Jules B. Kroll, Chairman of the Board of Kroll, the potential purchase by O'Gara of certain divisions of Kroll that might be available for sale after the then contemplated acquisition of Kroll by ChoicePoint. In April 1997, O'Gara instructed J. Jeffrey Brausch & Company ("Brausch"), one of O'Gara's advisors, to develop a proposal to acquire these divisions and, depending upon the status of Kroll's transaction with ChoicePoint, to acquire Kroll in its entirety.

     In June 1997, after receiving assurances from Kroll that its negotiations with ChoicePoint had not been concluded and that several substantive issues remained unresolved, Thomas M. O'Gara, Wilfred T. O'Gara and J. Jeffrey Brausch met with Jules B. Kroll to propose that O'Gara acquire Kroll in a merger in which the shareholders of Kroll would receive shares of O'Gara Common Stock. Kroll reviewed the O'Gara proposal and determined, at that point, that it preferred to merge with a company which had a business more closely related to the current business of Kroll. The consideration proposed to be paid to shareholders of Kroll by O'Gara pursuant to that proposal was similar to the consideration to be paid by O'Gara in the Merger. Although Kroll did not then accept this proposal, during July 1997, several discussions and meetings between senior executive officers of

O'Gara and senior executive officers of Kroll and their respective financial advisors took place. At these meetings, the respective businesses of O'Gara and Kroll, among other matters, were discussed.

     On July 30, 1997, the parties determined that discussions relating to a proposed combination of Kroll and O'Gara had advanced to the point where the parties thought it might be possible to reach a definitive agreement on the essential terms of such a transaction. Commencing on August 1, 1997, members of senior management of O'Gara and Kroll, together with their respective legal, accounting and other advisors, exchanged financial and legal due diligence materials, conducted other due diligence and negotiated the definitive terms and conditions of the Merger Agreement. As a result of such discussions, Kroll determined that a merger with O'Gara would provide a good strategic fit for Kroll.


     On August 3, 1997, Dillon Read was engaged by the O'Gara Board to provide an opinion as to the fairness of the Merger to O'Gara from a financial point of view. The engagement letter between O'Gara and Dillon Read does not require Dillon Read to render an opinion as to the fairness of the Merger to the O'Gara shareholders. The O'Gara Board is aware that conflicts of interest may exist between O'Gara's directors and executive officers and its shareholders since certain of its directors and executive officers will receive additional option grants and increased salaries in connection with the Merger. See "THE
MERGER -- Interests of Certain Persons in the Merger." The O'Gara Board also notes that the Merger will have a pro forma dilutive impact on book value per share and earnings per share. See "PRO FORMA FINANCIAL STATEMENTS." However, the O'Gara Board believes the Merger is fair to the shareholders of O'Gara. This is based upon (i) the O'Gara Board's belief that the Merger is fair to O'Gara from a financial point of view, as supported by the Dillon Read Opinion, (ii) the fact that five of O'Gara's seven directors are not receiving increased salaries or additional options and therefore have no such conflicts, and the O'Gara Board's belief that any conflicts of interest which do exist are not significant, (iii) the O'Gara Board's belief that the Merger is consistent with the overall business strategy of O'Gara, as described in its initial public offering and its subsequent public filings, to enhance shareholder value by increasing O'Gara's involvement in the security services industry, and (iv) the fact that the Merger is supported by Thomas O'Gara, the majority shareholder of O'Gara, and the O'Gara Board's belief that Thomas O'Gara's interests are aligned with the other shareholders of O'Gara since he will be affected by the pro forma dilutive impact more than any other shareholder, will receive only a modest increase in salary and no additional options and will relinquish his position as Chairman of O'Gara's Board of Directors upon completion of the Merger. Accordingly, Thomas M. O'Gara will profit from the Merger only if it results in enhanced shareholder value. For these reasons, and because (i) O'Gara will become the parent of Kroll in the Merger, (ii) the O'Gara shareholders are not receiving any consideration in the Merger, and (iii) the Merger will not adversely affect the rights of O'Gara shareholders, the O'Gara Board believes the interests of the O'Gara shareholders are aligned with those of O'Gara. Accordingly, O'Gara did not request that the Dillon Read Opinion address the fairness of the Merger to the O'Gara shareholders individually.


     The O'Gara Board held a special meeting on August 6, 1997, to consider the proposed Merger Agreement and the transaction contemplated thereby, including the proposed consideration to be paid to Kroll shareholders. At this meeting, members of O'Gara's senior management, together with Taft, Stettinius & Hollister, its legal advisors, representatives of Brausch, and Arthur Andersen LLP, its independent public accountants, reviewed with the O'Gara Board, among other things, the strategic fit between the two companies, the background of the proposed transaction, financial evaluation analysis of the transaction, the terms of the Merger Agreement and the accounting treatment of the transaction. Representatives of Taft, Stettinius & Hollister and Arthur Andersen LLP made presentations to the O'Gara Board and discussed with the O'Gara Board their views and analysis of various aspects of the proposed transaction. In addition, at the August 6, 1997, meeting, Dillon Read set forth its analysis of the proposed transaction to the O'Gara Board and, based on discussions and materials provided at the meeting and subject to receipt of the executed Merger Agreement substantially in the form and containing the terms as presented at the meeting, Dillon Read indicated that it was prepared to deliver an opinion that the consideration to be paid by O'Gara in connection with the Merger is fair to O'Gara from a financial point of view. O'Gara did not request an opinion as to the fairness of the Merger to the shareholders of O'Gara from Brausch. After extensive discussion and consideration, the O'Gara Board unanimously approved the Merger substantially on the terms presented to it and authorized the execution of the Merger Agreement on such terms with such changes as the executive officers approved.

     The Kroll Board unanimously approved the Merger and the Merger Agreement by written consent dated August 8, 1997.

     On August 8, 1997, Kroll and O'Gara agreed to a merger that provided for the issuance of up to 6,750,000 shares of O'Gara Common Stock and announced such agreement; however the parties subsequently agreed to revise the terms of the merger to reduce the number of shares of O'Gara Common Stock to be issued to 6,650,000 based on further quantification of Kroll's prior payments and existing liabilities to a former shareholder in connection with the repurchase of such former shareholder's Kroll Stock in 1997. The parties agreed to share this cost of approximately $2.6 million by reducing the number of shares of O'Gara Common Stock to be issued in the Merger by 100,000. This revision is reflected in the Merger Agreement.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     O'Gara Reasons for the Merger. At the meeting held on August 6, 1997, the O'Gara Board, by unanimous vote, determined that the terms of the Merger Agreement and the Merger are in the best interests of O'Gara and its shareholders, and approved the Merger Agreement and the Merger. At such meeting the O'Gara Board also recommended that O'Gara shareholders approve the O'Gara Proposal. In reaching these conclusions and recommendations, the O'Gara Board consulted with O'Gara management and its legal counsel and financial advisors and considered a number of factors, including the following:

          (i) the O'Gara Board's belief that the combination of the two companies will continue and enhance O'Gara's strategy to become a global integrated company due to:

             (a) the nature and scope of Kroll's business, including the quality and breadth of its assets, strong name recognition in the security industry, competitive position and prospects for future development;

             (b) the strategic fit between O'Gara and Kroll, including the complementary nature of the businesses of the two companies, which have little overlap and which present opportunities for cross promotion and cross selling by each company with respect to the operations of the other and which would create significant opportunities for developing the combined businesses;

             (c) the quality and breadth of the Kroll management, which would enhance the management of the combined companies;

             (d) the belief that the combined companies would be better able to respond to the needs of their customers and clients and to exploit opportunities that changes in the security industry may bring; and

             (e) the stronger platform for future acquisitions within the security industry that would be provided by the combined companies;

          (ii) the long-term interests of O'Gara and its shareholders, as well as the interests of its employees, customers, clients, creditors and suppliers;


          (iii) the indication by Dillon Read that, subject to receipt of the executed Merger Agreement substantially in the form and containing the terms as presented at such meeting, it was prepared to deliver an opinion to the O'Gara Board that the consideration to be paid by O'Gara in connection with the Merger was fair to O'Gara from a financial point of view (see "-- Opinion of Dillon Read"); for the reasons described on the preceding page, O'Gara believes that the interests of the O'Gara shareholders are aligned with those of O'Gara. Accordingly, O'Gara did not request that the Dillon Read Opinion address the fairness of the Merger to the O'Gara shareholders individually, and the O'Gara Board concurred in this decision;


          (iv) the terms of recent comparable transactions in the security industry;

          (v) the terms and conditions of the Merger Agreement;

          (vi) the results of the due diligence review of Kroll conducted by O'Gara management and its legal and financial advisors; and

          (vii) the sources of capital available to O'Gara to finance the Merger and the effects of the Merger on the financial condition of the combined companies.

     The O'Gara Board also determined that, because the Merger would enhance the value of O'Gara for the reasons described above, the consideration to be paid by O'Gara in the Merger was fair to O'Gara from a financial point of view and there are no conflicts in interest that materially adversely affect the O'Gara shareholders, the interests of the O'Gara shareholders are aligned with those of O'Gara. Accordingly, the Merger is in the best interests of, and fair to, the O'Gara shareholders.

     The O'Gara Board considered not only the benefits that could arise from the Merger, but considered also certain adverse effects relating to the Merger, including the dilution to O'Gara shareholders resulting from the issuance of shares of O'Gara Common Stock pursuant to the Merger, certain nonrecurring costs that would result from the Merger, the risks inherent in any merger, and other risks and uncertainties relating to the business of O'Gara and Kroll, including those described in "RISK FACTORS."

     The foregoing discussion of the information and factors considered by the O'Gara Board is not intended to be exhaustive, but includes all material factors considered by the O'Gara Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the O'Gara Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. A determination of the relative weight of such factors would, in the view of the O'Gara Board, be impractical. Rather, the O'Gara Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, it. In addition, individual members of the O'Gara Board may have given different weight to different factors.

     Recommendation of O'Gara Board. The O'Gara Board believes the terms of the Merger Agreement and the Merger are in the best interests of O'Gara and its shareholders.

     THE O'GARA BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF O'GARA COMMON STOCK VOTE FOR THE O'GARA PROPOSAL.

     Kroll Reasons for the Merger. The Kroll Board believes that the Merger will further Kroll's strategic objectives because: (i) the greater market float and liquidity represented by the shares of O'Gara Common Stock after the Merger should provide the combined companies with additional and better alternatives to meet their capital needs to fund their growth and allow the implementation of an equity incentive plan that should be helpful in attracting and retaining talented key employees, (ii) the greater marketing and financial resources of the combined companies compared to Kroll alone and the opportunities that should emerge from the cross selling of goods and services among the clients of Kroll and O'Gara should allow the combined companies to broaden their domestic and international customer base, (iii) by virtue of Jules B. Kroll being named Chairman of the Board of Directors and Chief Executive Officer of O'Gara and the large position of Kroll shareholders in the combined companies, former shareholders of Kroll can expect to have a meaningful role in the management and policies of O'Gara after the Merger, (iv) the expected accounting treatment of the Merger as a pooling of interests will avoid the reduction in future earnings of the combined companies that would result from the creation and amortization of goodwill under the purchase method of accounting, and (v) the expected federal income tax treatment of the Merger as a tax-free reorganization to the parties and to Kroll's shareholders.

     The Kroll Board determined that there were no material adverse factors that would affect its decision to recommend that Kroll shareholders approve the Merger.

     Recommendation of Kroll Board. The Kroll Board unanimously has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Kroll and its shareholders, and has approved the Merger Agreement and the transactions contemplated thereby.

     THE KROLL BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF KROLL STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE KROLL MEETING.

     Opinion of Dillon Read. At the O'Gara Board meeting held on August 6, 1997, Dillon Read advised the O'Gara Board that based on the August 4, 1997 closing price of the O'Gara Common Stock of $12.25 per share and the terms of the Merger as presented to Dillon Read, and, subject to receipt of the executed Merger Agreement substantially in the form and containing the terms presented to such meeting, Dillon Read was prepared to render an opinion as to the fairness to O'Gara from a financial point of view of the consideration to be paid by O'Gara pursuant to the Merger. The engagement letter between O'Gara and Dillon Read does not require Dillon Read to render an opinion as to the fairness of the Merger to the O'Gara shareholders. The O'Gara Board is aware that conflicts of interest may exist between O'Gara's directors and executive officers and its shareholders since certain of the directors and executive officers will receive additional option grants and increased salaries in connection with the Merger. See "THE
MERGER -- Interest of Certain Persons in the Merger." The O'Gara Board also notes that the Merger will have a pro forma dilutive impact on book value per share and earnings per share. See "PRO FORMA FINANCIAL STATEMENTS." However, the O'Gara Board believes the Merger is fair to the shareholders of O'Gara. This is based upon (i) the O'Gara Board's belief that the Merger is fair to O'Gara from a financial point of view, as supported by the Dillon Read Opinion, (ii) the fact that five of O'Gara's seven directors are not receiving increased salaries or additional options and therefore have no such conflicts, and the O'Gara Board's belief that any such conflicts of interest which do exist are not significant, (iii) the O'Gara Board's belief that the Merger is consistent with the overall business strategy of O'Gara, as described in its initial public offering and its subsequent public filings, to enhance shareholder value by increasing O'Gara's involvement in the security services industry, and (iv) the fact that the Merger is supported by Thomas M. O'Gara, the majority shareholder of O'Gara, and the O'Gara Board's belief that Thomas M. O'Gara's interests are aligned with the other shareholders of O'Gara since he will be affected by the pro forma dilutive impact more than any other shareholder, will receive only a modest increase in salary and no additional options and will relinquish his position as Chairman of O'Gara's Board of Directors upon completion of the Merger. Accordingly, Thomas M. O'Gara will profit from the Merger only if it results in enhanced shareholder value. For these reasons, and because (i) O'Gara will become the parent of Kroll in the Merger, (ii) the O'Gara shareholders are not receiving any consideration in the Merger and (iii) the Merger will not adversely affect the rights of the O'Gara shareholders, the O'Gara Board believes the interests of the O'Gara shareholders are aligned with those of O'Gara. Accordingly, the O'Gara Board did not request that the Dillon Read Opinion address the fairness of the Merger to the O'Gara shareholders individually. The Dillon Read Opinion, dated September 12, 1997, that the consideration to be paid by O'Gara, as set forth in the Merger Agreement, is fair to O'Gara from a financial point of view, is attached hereto as Appendix C.


     SHAREHOLDERS ARE ENCOURAGED TO READ THE FULL TEXT OF THE DILLON READ OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY DILLON READ IN ARRIVING AT ITS OPINION. THE DILLON READ OPINION DOES NOT ADDRESS THE FAIRNESS OF THE MERGER TO THE SHAREHOLDERS OF O'GARA OR KROLL, NOR DOES IT CONSTITUTE A RECOMMENDATION REGARDING WHETHER OR NOT IT IS ADVISABLE FOR SUCH SHAREHOLDERS TO VOTE IN FAVOR OF THE MERGER. THE SUMMARY OF THE DILLON READ OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Dillon Read has consented to the use of Appendix C, containing its opinion dated September 12, 1997 and incorporated elsewhere in this Proxy Statement/Prospectus, and to the references to Dillon Read under the headings "Summary" and "The Merger" in this Proxy Statement/Prospectus. In giving such consent, Dillon Read does not admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, nor does Dillon Read admit that it is an expert with respect to any part of the Registration Statement in which this Proxy Statement/Prospectus is included, within the meaning of the term "experts" as used in the Act or the rules and regulations of the Commission promulgated thereunder.

     In arriving at its opinion, Dillon Read has, among other things: (i) reviewed the Merger Agreement and the exhibits thereto; (ii) reviewed certain publicly available business and financial information relating to O'Gara; (iii) reviewed the reported price and trading activity for the O'Gara Common Stock;
(iv) reviewed certain internal financial information and other data provided to Dillon Read by each of O'Gara and Kroll relating to the business and prospects of O'Gara and Kroll, respectively, including financial projections prepared by the management of O'Gara and Kroll, respectively, and the Consolidated Financial Statements for the year ended December 31, 1996, and other audited financial statements for Kroll and O'Gara; (v) conducted discussions with members of the senior management of O'Gara and Kroll; (vi) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Dillon Read believed to be generally comparable to the Merger; (vii) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business which Dillon Read believed to be generally comparable to Kroll; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as Dillon Read deemed necessary and appropriate.

     In connection with its review, with O'Gara's consent, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects. Dillon Read was not requested to and did not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Kroll, nor was Dillon Read furnished with any such evaluation or appraisal.

     Further, Dillon Read assumed, with O'Gara's consent, that all of the information, including the projections, provided to Dillon Read by management of O'Gara and Kroll was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of O'Gara and Kroll as to the future financial performance of Kroll, and was based upon the historical performance of Kroll and certain estimates and assumptions which were reasonable at the time made. With O'Gara's consent, Dillon Read assumed that the Merger would be accounted for as a pooling of interests. In addition, the Dillon Read Opinion was based on economic, monetary and market conditions as they existed and could be evaluated on the date of the Dillon Read Opinion.

     In rendering its opinion, Dillon Read considered a variety of valuation methods. The following discussion constitutes a summary of the material analyses considered by Dillon Read assuming the terms of the Merger Agreement as presented at the August 6, 1997 meeting of the O'Gara Board (the "Proposed Merger"):

     Contribution Analysis. Dillon Read calculated the contribution of Kroll to O'Gara with respect to historical 1996 and projected 1997 (based on management estimates) net income available to common shareholders, operating income, and revenues, as well as historical 1996 assets, debt and book value of common equity. These calculations yielded amounts reflecting Kroll's contribution ranging from 33% to 49% of the total pro forma combined amount, with an average contribution of 43%. Based on the terms of the Proposed Merger and giving effect to the Proposed Merger, Dillon Read reported to the O'Gara Board and the O'Gara Board considered the fact that this 43% average contribution was less than the approximately 48% of the outstanding O'Gara Common Stock that Kroll shareholders would own after the Merger.

     Public Company Analysis. Using publicly available information, Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria of Kroll to certain other companies in the security related business that were deemed generally comparable to Kroll for purposes of this analysis. The group of companies used in the comparison consisted of Armor Holdings, Inc.; Borg-Warner Security Corporation; Code-Alarm, Inc.; Command Security Corporation; Detection Systems, Inc.; ICTS International N.V.; ITI Technologies, Inc.; NAPCO Security Systems, Inc.; Pinkerton's, Inc.; Pittston Brink's Group; Pittway Corporation; Protection One, Inc.; and The Wackenhut Corporation (collectively, the "Comparison Companies").

     Dillon Read analyzed the unlevered market value (equity market value plus debt, minus cash) of the Comparison Companies as multiples of revenues, operating income, and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve month period ("LTM"), the equity market value of the Comparison Companies as multiples of LTM net income and the stock price of the Comparison Companies as multiples ("P/E ratios") as provided by First Call, Inc., estimated 1997 earnings per share ("EPS") and estimated 1998 EPS, and compared these figures to similar multiples based on financial data for Kroll and Kroll management estimates for 1997 and 1998 for Kroll at the Proposed Merger price.

     An analysis of the unlevered market value to LTM revenues yielded ranges of 0.2x to 2.0x with a mean of 0.9x for the Comparison Companies, which compares with an implied ratio of 1.3x for Kroll at the Proposed Merger price. An analysis of the unlevered market value to LTM EBITDA yielded ranges of 5.5x to 15.4x with a mean of 8.3x for the Comparison Companies, which compares with an implied ratio of 10.8x for Kroll at the Proposed Merger price. An analysis of the unlevered market value to LTM operating income yielded ranges of 8.1x to 18.4x with a mean of 12.2x for the Comparison Companies, which compares with an implied ratio of 18.7x for Kroll at the Proposed Merger price. An analysis of the equity market value to LTM net income yielded ranges of 13.3x to 41.2x with a mean of 23.2x for the Comparison Companies, which compares with an implied ratio of 23.6x for Kroll at the Proposed Merger price. An analysis of 1997 estimated P/E ratios yielded ranges of 14.2x to 36.0x with a mean of 21.6x for the Comparison Companies, which compares with an implied 1997 estimated P/E ratio of 12.5x for Kroll at the Proposed Merger price. An analysis of 1998 estimated P/E ratios yielded ranges of 10.5x to 21.6x with a mean of 16.7x for the Comparison Companies, which compares with an implied 1998 estimated P/E ratio of 8.6x for Kroll at the Proposed Merger price. Dillon Read reported to the O'Gara Board, and the O'Gara Board acknowledged, that the Kroll P/E ratio was below the mean and range for the Comparison Companies, as shown above.

     Discounted Cash Flow Analysis. Dillon Read performed a discounted cash flow evaluation of Kroll based upon projections supplied by the management of O'Gara and Kroll. Utilizing these projections, Dillon Read discounted to present value, under varying assumed discount rates, estimated future unlevered cash flows. Such analysis indicated that assuming terminal value multiples ranging from 4.0x to 8.0x EBITDA and discount rates ranging from 12% to 16%, the net present value of Kroll's unlevered future after-tax cash flows ranged from $75.5 million to $164.1 million.

     Acquisition Analysis. Using publicly available information, Dillon Read compared, based upon the total transaction values, price multiples of certain financial criteria of Kroll to certain completed acquisitions which Dillon Read deemed relevant. Dillon Read determined that there was limited publicly available financial data on acquisitions in the security services industry, and there were few completed acquisitions of companies generally comparable to Kroll because of Kroll's substantial revenue base, unique business mix, and leading market position. Two acquisitions were analyzed: Armor Holdings, Inc.'s acquisition of DSL Holdings Limited and O'Gara's acquisition of Palmer (collectively, the "Comparison Acquisitions"). For the Comparison Acquisitions, Dillon Read analyzed the adjusted aggregate purchase price (equity value plus debt less cash, where available) of the acquired company as multiples of the acquired company's LTM revenues. Dillon Read determined that other financial data for the acquired companies was not available or not meaningful in this analysis. Based on analysis of the unlevered market value to LTM, revenues yielded ranges of 0.9x to 1.0x with a mean of 0.95x, which compares with an implied ratio of 1.3x for Kroll at the Proposed Merger price.

     Pro Forma Merger Analysis. Dillon Read also analyzed certain pro forma financial effects of the Merger on O'Gara. This analysis was based upon certain assumptions made by Dillon Read with O'Gara's consent, O'Gara's management projections, and Kroll projections for the fiscal years 1997 through 1999 prepared by the management of O'Gara and Kroll, respectively. No revenue enhancements or operating cost savings were assumed in these projections.

     Based upon such assumptions, Dillon Read's pro forma analysis of the financial effects of the Merger indicated that these effects (before the impact of one-time transaction related costs) were neutral to O'Gara's net income per share for the forecasted period ended December 31, 1997 and accretive to O'Gara's net income per share for the years in the forecasted periods ending December 31, 1998 through December 31, 1999.

     Subsequent to (i) Dillon Read's analysis of the Proposed Merger (as summarized above), (ii) the August 6, 1997 meeting of the O'Gara Board at which the Proposed Merger was unanimously approved, (iii) the August 8, 1997 approval of the Proposed Merger by the Kroll Board, (iv) the August 8, 1997 agreement to a merger between Kroll and O'Gara that provided for the issuance of up to 6,750,000 shares of O'Gara Common Stock, and (v) the public announcement of such agreement, Kroll and O'Gara agreed to revise the terms of the Merger to reduce the number of shares of O'Gara Common Stock to be issued to 6,650,000, based on further consideration of Kroll's prior payments and existing liabilities to a former shareholder in connection with the repurchase of such former shareholder's Kroll Stock in 1997. Dillon Read reviewed the revised terms of the Merger as reflected in the Merger Agreement, and the Dillon Read Opinion, dated September 12, 1997, and attached hereto as Appendix C, considers and reflects such revised terms of the Merger.

     In arriving at its opinion, Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in rendering such opinions and on economic, monetary, and market conditions then present as to the significance and relevance of each analysis and factor. Accordingly, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading or incomplete view of the valuation process underlying its opinion. With O'Gara's consent,

Dillon Read relied upon information provided by O'Gara and Kroll with respect to Kroll's historical and projected financial and industry performance. Dillon Read also assumed, with O'Gara's consent, that currently existing general business and economic conditions, many of which are beyond Kroll's, O'Gara's and Dillon Read's control, and other matters discussed herein, would remain constant throughout the period of the projections. Any assumed estimates contained in Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein.

     Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The O'Gara Board selected Dillon Read on the basis of the firm's expertise and reputation.

     Dillon Read has performed and continues to perform investment banking services for O'Gara. Dillon Read is familiar with O'Gara, having served (i) as lead underwriter in O'Gara's initial public offering on November 12, 1996; (ii) as financial advisor to O'Gara in the acquisition of Labbe on February 12, 1997; and (iii) as sole placement agent for the Senior Notes. For such services, Dillon Read has received customary fees. Pursuant to the terms of an engagement letter dated August 4, 1997, Dillon Read received $450,000 for services rendered in connection with providing its opinion and O'Gara has agreed to reimburse Dillon Read for all of its expenses associated with this engagement. O'Gara has also agreed to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain liabilities arising in connection with its engagement. In addition, in the ordinary course of business, Dillon Read trades securities of O'Gara for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

FINANCING THE MERGER


     The Merger Agreement provides that, promptly after the Effective Time, O'Gara will cause Kroll to repay certain of its indebtedness to Jules B. Kroll and all of its indebtedness to AIG in an aggregate principal amount not to exceed $7.5 million. At August 31, 1997, the aggregate outstanding principal amount of the debt to be repaid was $6.2 million, of which $2.0 million was owed to AIG and $4.2 million was owed to Jules B. Kroll. The $2.0 million principal amount of indebtedness to AIG is due on demand and bears interest at an annual rate 2% in excess of the base rate of Citibank N.A. All of the indebtedness to be repaid to Jules B. Kroll represents the net amount of advances made by him on account, which advances are due on demand. Of the indebtedness to be repaid to Jules B. Kroll, $3.0 million bears interest at an annual rate 1% in excess of the prime rate and the balance bears interest at the broker loan rate, currently 7.625% per annum. The approximately $0.3 million net principal amount of certain other loans by Jules B. Kroll to Kroll will remain outstanding, will be evidenced by a new promissory note issued by a subsidiary of Kroll and will bear interest at an annual rate 1/2% below the Prime Rate. See "CERTAIN RELATED PARTY TRANSACTIONS -- KROLL." In addition, O'Gara contemplates that, at the Effective Time, it will cause Kroll to repay all of its indebtedness under the Note Purchase Agreement, dated as of December 15, 1989, as amended, among Kroll, certain of its subsidiaries and Teachers Insurance and Annuity Association of America ("Teachers"). At June 30, 1997, the outstanding principal amount of such indebtedness was $8.1 million. This indebtedness bears interest at an annual rate of 10.95% and matures December 15, 1999. Prepayment of this indebtedness will require payment of a $37,500 additional fee to Teachers. O'Gara contemplates that the source of funds for repayment of such indebtedness will be the cash on hand of O'Gara and Kroll (an aggregate of $5.1 million at September 30, 1997) and, to the extent necessary, borrowings under an amended and restated credit facility with KeyBank, which will provide for a $7.0 million term loan, a $7.0 million revolving credit loan, a $6.0 million standby letter of credit facility and a foreign exchange line of credit. The term loan will mature on January 4, 1999, will bear interest at a rate equal to KeyBank's prime rate or 2.5% in excess of the 30-day LIBOR rate and will be secured by a lien on the assets of Kroll and certain of its subsidiaries. The revolving credit loan will mature on May 31, 1999, will bear interest at a rate equal to (x) for advances of less than $4.5 million, 0.5% less than KeyBank's prime rate or 2.0% in excess of the 30-day LIBOR rate or (y) for advances of $4.5 million or more, KeyBank's prime rate or 2.5% in excess of the 30-day LIBOR rate, and will be unsecured. The amended and restated credit facility will contain customary financial covenants, including limitations on capital expenditures and acquisitions and will require that Messrs. T. O'Gara, W. O'Gara, Carpinello and Gordon remain in the executive capacities described below during the term of the loans. See "O'GARA MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the respective recommendations of the O'Gara Board and the Kroll Board with respect to the Merger Agreement and the transactions contemplated thereby, shareholders of O'Gara and Kroll should be aware that certain members of the management of O'Gara and Kroll, the O'Gara Board and the Kroll Board may have certain interests in the Merger that may be different from, or in addition to, the interests of shareholders of O'Gara and Kroll generally.

     At the Effective Time, the O'Gara Board will be expanded to eleven members and Jules B. Kroll, Howard I. Smith, Michael G. Cherkasky and Marshall S. Cogan will become directors of O'Gara. Mr. Smith and Mr. Cogan will be non-employee directors of O'Gara. Non-employee directors of O'Gara currently receive an annual fee of $10,000, plus options to purchase 1,000 shares of O'Gara Common Stock. They also receive $500 for each O'Gara Board meeting attended, including telephone meetings, and $500 per committee meeting attended, unless the committee meeting occurs on the same day as an O'Gara Board meeting. The consideration to be paid to directors of O'Gara is determined by, and subject to change at the discretion of, the O'Gara Board. See "-- Management of O'Gara after the Merger" and "MANAGEMENT OF O'GARA -- Directors' Compensation."


     Pursuant to the Merger Agreement, at the Effective Time, Jules B. Kroll will become Chairman and Chief Executive Officer of O'Gara and certain other executive officers of Kroll will become executive officers of O'Gara. Certain executive officers of O'Gara and Kroll have entered into new employment agreements or amendments to existing employment agreements which will become effective at the Effective Time. It also is contemplated that options to purchase shares of O'Gara Common Stock will be granted to certain of such executive officers (other than Jules B. Kroll and Thomas M. O'Gara) at the Effective Time. The employment agreement with Jules B. Kroll provides that he shall receive an annual salary of $375,000 (compared to $500,000 in salary received by him in 1996) and insurance benefits consistent with other employees. The employment agreements with Wilfred T. O'Gara and Michael Lennon provide that they shall receive increases in base annual salary from $230,000 and $145,000, respectively, to $350,000 and $185,000, respectively. Wilfred T. O'Gara and Michael Lennon will also receive additional stock options for 75,000 and 15,000 shares of O'Gara Common Stock, respectively. See "-- Management of O'Gara after the Merger."


     O'Gara has executed agreements with Jules B. Kroll, Thomas M. O'Gara and AIG granting them rights to require O'Gara, under certain conditions, to register for sale under the Act all or a portion of the O'Gara Common Stock owned by them after the Merger. See "THE MERGER AGREEMENT -- Registration Rights Agreements."


     Kroll is currently indebted to Jules B. Kroll and AIG for money borrowed in the net principal amounts of $4.5 million and $2.0 million, respectively. At the Effective Time, O'Gara will cause Kroll to repay all of such indebtedness to AIG and all but approximately $0.3 million principal amount of such indebtedness to Jules B. Kroll, together in each case with accrued interest thereon. The remaining indebtedness to Jules B. Kroll will be reflected by a new promissory note issued by a subsidiary of Kroll and will bear interest at an annual rate 1/2% below the Prime Rate. See "-- Financing the Merger" and "CERTAIN RELATED
PARTY TRANSACTIONS -- KROLL."


OWNERSHIP OF O'GARA AFTER THE MERGER

     Immediately following the Merger (i) the former holders of O'Gara Common Stock will collectively own approximately 52% of the issued and outstanding shares of O'Gara Common Stock, (ii) the former holders of Kroll Stock will collectively hold approximately 48% of the issued and outstanding shares of O'Gara Common Stock, and (iii) Thomas M. O'Gara, Jules B. Kroll and AIG will hold approximately 29.0%, 26.5% and 10.4%, respectively, of the issued and outstanding shares of O'Gara Common Stock. See "PRINCIPAL SHAREHOLDERS OF O'GARA."

MANAGEMENT OF O'GARA AFTER THE MERGER

     At the Effective Time, the number of directors of O'Gara will be increased to eleven, and Jules B. Kroll, Howard I. Smith, Michael G. Cherkasky and Marshall S. Cogan will join the O'Gara Board. Election of Jules B.

Kroll and Howard I. Smith as directors of O'Gara is a condition to the consummation of the Merger. Michael G. Cherkasky and Marshall S. Cogan have been nominated for election as directors consistent with the understanding of Kroll and O'Gara that Kroll could propose four candidates (including Messrs. Kroll and Smith) for election to the O'Gara Board. For biographical information relating to Messrs. Kroll, Smith and Cherkasky, see "MANAGEMENT OF KROLL."

     Marshall S. Cogan has been Vice Chairman of Foamex International Inc. since May 30, 1997 and Chairman and Chief Executive Officer of United Auto Group (a franchisor of car and light truck dealerships) since April 17, 1997. Mr. Cogan was Chairman of the Board and Chairman of the Executive Committee of Foamex International Inc. (a manufacturer of polyurethane foam products) from September 1993 until May 30, 1997, and was Chief Executive Officer of Foamex International Inc. from January 1994 until May 30, 1997. In addition, Mr. Cogan was Vice Chairman of Foamex L.P. (a subsidiary of Foamex International, Inc.) from January 1993 until January 1994, and was Chairman and Chief Executive Officer of Foamex L.P. from January 1994 until May 30, 1997. Since 1974, Mr. Cogan has been the principal stockholder, Chairman or Co-Chairman of the Board of Directors of and Chief Executive Officer or Co-Chief Executive Officer of Trace International Holdings, Inc. (a holding company operating businesses in the auto sales, foam, textile, and publishing industries). Mr. Cogan has also served as director or chairman of companies formerly owned by Trace Holdings International, Inc., including General Felt Industries, Inc., Knoll International, Inc. and Sheller-Globe Corporation. Mr. Cogan is 59 years old.

     The following table sets forth the names and titles of the persons expected to be the executive officers of O'Gara immediately following the Effective Time:

             NAME               AGE                        POSITION
------------------------------  ---     ----------------------------------------------
Jules B. Kroll................  56      Chairman of the Board and Chief Executive
                                        Officer
Thomas M. O'Gara..............  47      Vice Chairman of the Board
Wilfred T. O'Gara.............  40      President, Chief Operating Officer and
                                        Director
Michael G. Cherkasky..........  47      Chief Operating Officer -- Kroll
Michael J. Lennon.............  41      Chief Operating Officer -- O'Gara-Hess &
                                        Eisenhardt Armoring Co.
Nazzareno E. Paciotti.........  51      Chief Financial Officer
Nicholas P. Carpinello........  47      Controller and Treasurer
Abram S. Gordon...............  34      Vice President, General Counsel and Secretary

     For biographical information relating to these executive officers, see "MANAGEMENT OF O'GARA" and "MANAGEMENT OF KROLL."


     O'Gara, Kroll or one of their respective subsidiaries has entered into new employment agreements, or amendments to existing employment agreements, which will commence at the Effective Time and expire on November 30, 2000, with each of these executive officers (other than Mr. Cherkasky), providing for annual base salaries in the respective amounts set forth in the table below. Each executive officer will also be entitled to participate in an annual bonus plan to be established by the Compensation Committee of the O'Gara Board and to receive up to 50% of such bonus in shares of O'Gara Common Stock. Pursuant to these employment agreements, employment may be terminated by O'Gara at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the greater of the balance of the term of the agreement and one year. The agreements also provide that if the employer does not renew the agreement for one year or more at the end of the term, the employee will receive an amount equal to one year's base salary. Each employment agreement restricts the executive officer from competing with O'Gara during the term of the agreement, and for two years thereafter if termination of employment is for cause or at the volition of the employee. Each of Thomas M. O'Gara and Wilfred T. O'Gara has further agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "O'Gara" as a business or trade name and competes with O'Gara. Additionally, Jules B. Kroll has agreed that during his employment with O'Gara and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "Kroll" as a business or trade name and competes with O'Gara. It is also contemplated that, at the Effective Time, O'Gara will issue to certain of the executive officers options to purchase shares of O'Gara Common Stock as set forth in the following table:

                                                                             OPTIONS TO PURCHASE
                                                                              SHARES OF O'GARA
                             NAME                            BASE SALARY       COMMON STOCK(1)
    -------------------------------------------------------  -----------     -------------------
    Jules B. Kroll.........................................   $ 375,000            -- 0 --
    Thomas M. O'Gara.......................................   $ 275,000            -- 0 --
    Wilfred T. O'Gara......................................   $ 350,000             75,000
    Michael G. Cherkasky...................................   $ 400,000             25,000
    Michael J. Lennon......................................   $ 185,000             15,000
    Nazzareno E. Paciotti..................................   $ 275,000             15,000
    Nicholas P. Carpinello.................................   $ 140,000             10,000
    Abram S. Gordon........................................   $ 135,000             10,000

---------

(1) All of such options will be issued pursuant to the Plan and will be priced at the market price of the O'Gara Common Stock at the Effective Time.

ACCOUNTING TREATMENT

     O'Gara will account for the Merger in its consolidated financial statements by the pooling of interests method of accounting. Under the pooling of interests method of accounting, the recorded assets and liabilities of Kroll and O'Gara will be carried forward to the O'Gara financial statements at their recorded amounts; income of O'Gara will include income of O'Gara and Kroll for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of O'Gara on a consolidated basis. It is a condition to the consummation of the Merger that O'Gara receive an opinion from Arthur Andersen LLP, its independent public accountants, confirming the appropriateness of this accounting treatment under generally accepted accounting principles. Each of Arthur Andersen LLP and Deloitte & Touche LLP, Kroll's independent public accountants, have issued a letter to the effect that no state of facts exists with respect to O'Gara or Kroll, respectively, which would be reasonably expected to result in a failure of the Merger to constitute a pooling of interests. Availability of the pooling of interests method requires, among other things, that not more than 10% of the Merger consideration be paid in cash. Accordingly, if holders of a sufficient number of shares of O'Gara Common Stock or Kroll Stock were to exercise dissenters' or appraisal rights, this condition would not be satisfied. See "THE MERGER AGREEMENT -- Conditions to the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. EACH HOLDER OF KROLL STOCK AND/OR O'GARA COMMON STOCK IS URGED TO OBTAIN, AND SHOULD RELY ONLY UPON, HIS OR HER OWN TAX ADVICE.

     The Merger is intended to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Kroll shareholders, the O'Gara shareholders, Kroll or O'Gara, except as a result of cash received in lieu of fractional shares or a shareholder's exercise of appraisal rights.

     Kroll and O'Gara have received opinions (the "Tax Opinions") from their respective legal counsel to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("the Code"), and that the federal income tax consequences of the Merger to the Kroll shareholders, the O'Gara shareholders, Kroll and O'Gara will be as follows:

          (i) No gain or loss will be recognized to the shareholders of Kroll upon their receipt of shares of O'Gara Common Stock in exchange for their Kroll Stock;

          (ii) The basis in the shares of O'Gara Common Stock to be received by the shareholders of Kroll in the Merger will be the same as their basis in the Kroll Stock exchanged therefor, reduced by the basis allocable to fractional shares;

          (iii) The holding period of the shares of O'Gara Common Stock to be received by the shareholders of Kroll will include the period during which they held their Kroll Stock exchanged therefor, provided such Kroll Stock was held as a capital asset at the time of the Merger;

          (iv) Neither O'Gara nor Kroll will recognize gain or loss as a result of the Merger;

          (v) Cash payments received by holders of Kroll Stock in lieu of a fractional share will be treated as if a fractional share of O'Gara Common Stock had been issued in the Merger and then redeemed by O'Gara for cash. A holder of Kroll Stock will generally recognize gain or loss upon such payment, equal to the difference (if any) between such holder's basis in the fractional share and the amount of cash received; and

          (vi) A holder of Kroll Stock or O'Gara Common Stock who exercises appraisal rights in respect to all of such holder's shares will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code, which will be the case if the dissenting shareholder does not directly or constructively own any shares of O'Gara Common Stock or Kroll Stock after the Merger. Such gain or loss will be a capital gain or loss, provided that such shares are held as a capital asset at the time of the Merger. If the payment is essentially equivalent to a dividend, it will be treated as ordinary income to the extent of the paying corporation's current and accumulated earnings and profits, and any remaining amount will first be applied against the holder's basis in his, her, or its shares and will then be treated as gain from the exchange of property, as described above.

     The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. The Tax Opinions neither bind the IRS or the courts nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Kroll, O'Gara and certain shareholders of Kroll. Of particular importance are those assumptions and representations relating to the "continuity of interest," "control" and "continuity of business enterprise" requirements.

     To satisfy the continuity of interest requirement, Kroll shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Kroll Stock prior to the Merger or (ii) their shares of O'Gara Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the Kroll shareholders, as a group, would no longer have a substantial proprietary interest in the Kroll business being conducted by O'Gara after the Merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of dissenters' or appraisal rights. Kroll shareholders will generally be regarded as having retained a substantial proprietary interest as long as the shares of O'Gara Common Stock received in the Merger (after reduction for any Planned Dispositions), in the aggregate, represent at least 50% of the entire consideration received by the Kroll shareholders in the Merger. To satisfy the "continuity of business enterprise" requirement, O'Gara must either (i) continue the historic business conducted by Kroll, or (ii) use a significant portion of the historic business assets of Kroll in a business. To satisfy the control requirement, Kroll shareholders owning (1) at least 80% of the total voting power of all classes of Kroll Stock entitled to vote, and (2) at least 80% of the total number of shares of all other classes of Kroll Stock must exchange their shares of Kroll Stock for shares of O'Gara Common Stock. For purposes of the control requirement, the amount of stock constituting control is measured immediately before the transaction, and therefore, is affected by the number of shares of Kroll Stock voted against the merger by shareholders who thereafter exercise their appraisal rights as dissenting shareholders and receive cash provided by O'Gara.

     A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure to satisfy the "continuity of interest" or "continuity of business enterprise" requirements or otherwise) would result in a Kroll shareholder recognizing gain or loss with respect to each share of Kroll Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the shares of O'Gara Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the shares of O'Gara Common Stock so received would equal their fair market value and the holding period for such shares would begin the day after the Merger.

     Holders of options to acquire shares of Kroll Stock granted pursuant to the Kroll Holdings, Inc. Management Stock Option Plan (the "Kroll Management Stock Option Plan") will not recognize income upon the conversion of the options into options to purchase O'Gara Common Stock. Holders will recognize ordinary income when the options are exercised in an amount equal to the difference between the fair market value of the O'Gara Common Stock received upon exercise and the exercise price of the options.

     Holders of non-vested restricted shares of Kroll Stock awarded pursuant to the Kroll Holdings, Inc. Restricted Stock Plan (the "Kroll Restricted Stock Plan") will recognize ordinary income upon the exchange of such shares for fully vested unrestricted shares of O'Gara Common Stock in an amount equal to the fair market value of the O'Gara Common Stock received. No gain will be recognized, however, if the holder of the restricted shares made a valid election pursuant to Section 83(b) of the Code at the time the shares were awarded.

FEDERAL SECURITIES LAW CONSEQUENCES


     All shares of O'Gara Common Stock received by Kroll shareholders in the Merger will be freely transferable, except that shares of O'Gara Common Stock received by any person who is deemed to be an "affiliate" (as such term is defined under the Act) of Kroll prior to the Merger or O'Gara after the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Act (or Rule 144 in the case of a person who becomes an affiliate of O'Gara) or as otherwise permitted under the Act. Persons who may be deemed to be an affiliate of O'Gara or Kroll generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.


     O'Gara has agreed under certain circumstances to register for sale under the Act shares of O'Gara Common Stock held by Jules B. Kroll, Thomas M. O'Gara and AIG. See "THE MERGER AGREEMENT -- Registration Rights Agreements."

DISSENTERS' RIGHTS

     O'Gara Shareholders. The following is a summary of the principal steps which an O'Gara shareholder must take to perfect dissenters' rights under
Section 1701.85 of the OGCL. The summary is qualified in its entirety by Sections 1701.84 and 1701.85 of the OGCL, copies of which are attached hereto as Appendix D and incorporated herein by reference. Failure to take any one of the required steps may result in termination of the rights of the shareholder under the OGCL. If an O'Gara shareholder has a beneficial interest in O'Gara Common Stock that is held of record in the name of another person, and such shareholder desires to perfect whatever appraisal rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the shareholder of record timely and properly to follow the steps summarized below. Any holder of shares of O'Gara Common Stock who is considering dissenting should consult his or her legal advisor.

     Exercise of dissenters' rights under the OGCL may result in a judicial determination that the "fair cash value" of the dissenting shareholder's shares is higher, the same, or lower than the market value of the shares of O'Gara Common Stock on the date of the Merger.

     A holder of shares of O'Gara Common Stock which are not voted for adoption of the Merger Agreement may be entitled, if the Merger is consummated, to be paid the "fair cash value" of such shares held of record on the record date. Any O'Gara shareholder who is eligible to, and does, exercise his or her dissenters' rights with respect to the Merger is referred to herein as an "O'Gara Dissenting Shareholder," and the shares of O'Gara Common Stock with respect to which such rights are exercised are referred to herein as "O'Gara Dissenting Shares." An O'Gara Dissenting Shareholder must serve a written demand for the "fair cash value" of all (but not less than all) of the shares of O'Gara Common Stock held by such O'Gara Dissenting Shareholder upon O'Gara on or before the tenth day after the shareholder vote adopting the Merger Agreement and must otherwise comply with Section 1701.85 of the OGCL. O'Gara will not inform shareholders of the expiration of the ten-day period and therefore dissenting shareholders are advised to retain this Proxy Statement/Prospectus. A vote for adoption of the O'Gara Proposal and the Merger Agreement constitutes a waiver of dissenters' rights. Submission of a properly executed Proxy Card without a designation of "against" or "abstain" will constitute a vote for the O'Gara Proposal including the Merger. Failure to vote does not constitute a waiver of dissenters' rights. The required written demand must specify the shareholder's name and address, the number of O'Gara Dissenting Shares held of record on the record date and the amount claimed as the "fair cash value" of the shares. Voting against adoption of the O'Gara Proposal will not of itself constitute a written demand as required by Section 1701.85 of the OGCL.

     If O'Gara requests, O'Gara Dissenting Shareholders must submit their O'Gara Dissenting Share certificates to O'Gara within 15 days after the making of such request for endorsement thereon by O'Gara of a legend that demand for appraisal has been made. Such certificates will be returned promptly to the O'Gara Dissenting Shareholders by O'Gara. O'Gara intends to make such a request to O'Gara Dissenting Shareholders.

     If O'Gara and any O'Gara Dissenting Shareholder cannot agree on the "fair cash value" of the O'Gara Dissenting Shares held by such O'Gara Shareholder, either may, within three months after service of the demand by the shareholder, file a complaint in the Court of Common Pleas of Butler County, Ohio (the "Court"), for a determination of the "fair cash value" of such O'Gara Dissenting Shareholder's O'Gara Dissenting Shares. The Court, if it determines that such O'Gara Dissenting Shareholder is entitled to be paid the "fair cash value" of the O'Gara Dissenting Shares, may appoint one or more appraisers to determine its value. If the Court approves the appraisers' report, judgment will be entered therefor, and the costs of the proceeding, including reasonable compensation to the appraisers, shall be assessed or apportioned as the Court considers equitable. "Fair cash value" is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the amount specified in the O'Gara Dissenting Shareholder's demand. "Fair cash value" is determined as of the day prior to that on which the shareholder vote is taken at the Special Meeting and would exclude any appreciation or depreciation in market value of O'Gara Dissenting Shares resulting from the Merger. O'Gara does not intend to file such a complaint. Therefore, an O'Gara Dissenting Shareholder must timely file such a complaint to protect his rights to a judicial determination under the OGCL.

     The right of any O'Gara Dissenting Shareholder to be paid the "fair cash value" of the O'Gara Dissenting Shares will terminate if: (i) for any reason the Merger, although adopted by shareholder vote, does not become effective; (ii) the O'Gara Dissenting Shareholder fails to serve an appropriate timely written demand upon O'Gara; (iii) the O'Gara Dissenting Shareholder does not, upon request of O'Gara, timely surrender certificates for an endorsement thereon of a legend to the effect that demand for the "fair cash value" of such O'Gara Dissenting Shares has been made; (iv) the demand is withdrawn by the O'Gara Dissenting Shareholder, with the consent of the O'Gara Board; (v) O'Gara and the O'Gara Dissenting Shareholder shall not have come to an agreement as to the "fair cash value" of the O'Gara Dissenting Shares and neither shall have filed a complaint in the Court as described above; or (vi) the O'Gara Dissenting Shareholder has otherwise not complied with the requirements of Section 1701.85 of the OGCL.

     From the time an O'Gara Dissenting Shareholder's demand is made until the termination of the right arising from that demand, all rights accruing from such O'Gara Dissenting Shares, including dividend and voting rights, shall be suspended. If, during such suspension, any cash dividend is paid with respect to O'Gara Common Stock, an amount equal to such dividend is to be paid to the holder of record of the O'Gara Dissenting Shares as a credit upon the fair cash value thereof. If the right to receive "fair cash value" is terminated other than by purchase by O'Gara of the O'Gara Dissenting Shareholder's O'Gara Dissenting Shares, all such O'Gara Dissenting Shareholder's rights with respect to O'Gara Dissenting Shares shall be restored to the O'Gara Dissenting Shareholder.

     Kroll Shareholders.  The following summary of the material provisions of
Section 262 of the DGCL ("Section 262") is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached hereto as Appendix E and incorporated herein by reference.

     If the Merger is approved by the required vote of Kroll and O'Gara shareholders and the Merger becomes effective, and a holder of Kroll Stock exercises appraisal rights in connection with the Merger under Section 262, any shares of Kroll Stock with respect to which such appraisal rights have been exercised and perfected will not be converted into O'Gara Common Stock but, instead, will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Delaware Court") to be due with respect to such shares pursuant to the DGCL. This discussion and Section 262 of the DGCL should be reviewed carefully by any shareholder who wishes to exercise statutory appraisal rights or wishes to preserve the right to do so since failure to comply with the required procedures will result in the loss of such rights. A Kroll shareholder who votes for the adoption and approval of the Merger will be deemed to have waived such shareholder's right to exercise appraisal rights with respect to all shares of Kroll Stock held by such shareholder. Any holder of shares of Kroll Stock who is considering dissenting should consult his or her legal advisor. If a Kroll shareholder has a beneficial interest in shares of Kroll Stock that are held of record in the name of another person, and such shareholder desires to perfect whatever appraisal rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the shareholder of record timely and properly to follow the steps summarized below.

     The shareholders of record of shares of Kroll Stock which are eligible to, and do, exercise their appraisal rights with respect to the Merger are referred to herein as "Kroll Dissenting Shareholders," and the shares of Kroll Stock with respect to which they exercise appraisal rights are referred to herein as "Kroll Dissenting Shares." If the Merger is consummated, the Kroll Dissenting Shareholders will be entitled, if they strictly comply with the provisions of the DGCL, to have the "fair value" of their shares of Kroll Stock judicially determined and paid to them. To exercise appraisal rights, a shareholder must
(i) file with Kroll, before the taking of the shareholders' vote on the approval and adoption of the Merger Agreement and the Merger at the Kroll Meeting, a written objection to the Merger Agreement and the Merger stating the intention of such shareholder to demand payment for Kroll Stock owned by such shareholder if the Merger Agreement and the Merger are adopted and approved and the Merger becomes effective, and (ii) the shareholder must not vote in favor of the Merger Agreement and the Merger. A vote in favor of the Merger Agreement and the Merger will waive such shareholder's appraisal rights. However, a shareholder's failure to vote on the Merger Agreement and the Merger will not in itself be a waiver of such holder's appraisal rights. A designation of proxy or vote against the Merger Agreement and the Merger does not, alone, constitute a demand. A shareholder who dissents and demands appraisal rights must do so as to all shares of Kroll Stock owned by such shareholder.

     Within 120 days after the Effective Time, Kroll or any shareholder who gave notice, before the taking of the shareholders' vote on the Merger Agreement and the Merger at the Kroll Meeting, of such shareholder's objection to the Merger Agreement and the Merger and who did not vote in favor of the Merger Agreement and the Merger and who otherwise complied with the DGCL, may (i) file a petition in the Delaware Court demanding a determination of the value of the Kroll Dissenting Shares of all such shareholders and (ii) upon written request, receive from the surviving corporation a statement setting forth the aggregate number of shares of Kroll Stock not voted in favor of the Merger and the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Kroll does not intend to file such a petition. Upon the filing of any such petition by a shareholder, a copy must be served on Kroll.

     If a petition for an appraisal is timely filed, at a hearing on such petition, the Delaware Court is required to determine the holders of Kroll Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Kroll Dissenting Shares, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any.

     Any holder of Kroll Dissenting Shares who has demanded an appraisal under
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or to receive payment of dividends or other distributions on such Kroll Dissenting Shares (except dividends or other distributions, if any, payable to shareholders of record as of a date prior to the Effective Time).

     The shares of any Kroll shareholder who demands appraisal under Section 262 and subsequently withdraws or loses his, her or its right to appraisal will be converted into a right to receive that number of shares of O'Gara Common Stock as is determined in accordance with the Merger Agreement. A shareholder will effectively lose a right to appraisal if he, she or it fails to file a written objection prior to the vote or votes, or executes and delivers a proxy, in favor of the approval of the Merger Agreement, if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder withdraws such holder's demand for appraisal within 60 days after the Effective Time. A holder of stock represented by certificates may also lose his, her or its right to appraisal if such holder fails to comply with the Delaware Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. All court costs, including appraisers' fees, shall be allocated by the Delaware Court in a manner it determines to be fair and equitable.

REGULATORY REQUIREMENTS

     Other than the effectiveness of the Registration Statement, no material federal or state regulatory requirements must be complied with or regulatory approval obtained in connection with the Merger.

MERGER EXPENSES AND FEES AND OTHER COSTS

     O'Gara and Kroll estimate that they will incur direct transaction costs of approximately $4.0 million associated with the Merger. All of such costs will be charged against operations in the accounting period in which the Effective Date occurs. O'Gara anticipates incurring additional costs and expenses relating to integrating the companies. Except to the extent these costs are capitalized, they will also be charged against operations as they are incurred. It is currently anticipated that such costs will not exceed $0.5 million.

     Whether or not the Merger is consummated, each of O'Gara and Kroll will bear its own costs and expenses in connection with the Merger. O'Gara has paid to Dillon Read for its services in rendering the Dillon Read Opinion a fee of $450,000. Kroll has paid to DLJ for its services a fee of $100,000 and has agreed to pay DLJ an additional fee of $1.2 million ($200,000 of which will be paid by Jules B. Kroll) upon the Closing. DLJ has also rendered services to O'Gara in connection with the Merger, for which O'Gara has agreed to pay DLJ $200,000 upon the closing of the Merger. O'Gara has also agreed to pay Brausch, upon the Closing, a fee of $500,000 for its services. Each of O'Gara and Kroll has also agreed to reimburse the reasonable expenses of the advisors mentioned in this paragraph, and to indemnify them against certain liabilities, in connection with their respective engagements.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement. Capitalized terms used herein without definition have the respective meanings assigned to them in the Merger Agreement.

     The Merger. Pursuant to the Merger Agreement and subject to its terms and conditions, Newco will be merged with and into Kroll. As a result of the Merger, Kroll will become a wholly owned subsidiary of O'Gara and all of the Kroll Stock (with certain exceptions described below) will be converted into O'Gara Common Stock.

     Subject to the terms and conditions of the Merger Agreement, the Closing will be held as soon as practicable after the shareholders of O'Gara, Newco and Kroll approve the Merger, but in no event more than 10 business days after such approval. The Effective Time will occur, and the Merger will become effective, as of the close of business on the date that a certificate of merger is filed with the office of the Secretary of State of the State of Delaware.

     Conversion of Kroll Stock. Pursuant to the Merger Agreement, upon the consummation of the Merger, each share of Kroll Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Kroll or owned by O'Gara or Newco and other than Dissenting Shares) will be converted into that number of fully paid and nonassessable shares of O'Gara Common Stock equal to one times the Share Conversion Multiplier. The Share Conversion Multiplier is a fraction, the numerator of which is 6,650,000, and the denominator of which is equal to the sum of (1) the total number of shares of Kroll Stock issued and outstanding immediately prior to the Effective Time, and (2) the total number of shares of Kroll Stock issuable pursuant to all warrants, options and other stock issuance agreements (including conversion rights under any instruments convertible into shares of Kroll Stock (collectively the "Kroll Issuance Agreements")) existing immediately prior to the Effective Time, assuming all of such Kroll Issuance Agreements are fully exercisable and the rights of the holders thereof are fully vested therein and in the stock issuable pursuant thereto. On the date of this Proxy Statement/Prospectus, 106,367 shares of Kroll Stock were outstanding or subject to Kroll Issuance Agreements. If the Merger had been consummated as of the date of this Proxy Statement/Prospectus, each outstanding share of Kroll Stock would have been converted into 62.52 shares of O'Gara Common Stock and each outstanding right to purchase one share of Kroll Stock would have been converted into a right to purchase 62.52 shares of O'Gara Common Stock at the same aggregate purchase price.

     Pursuant to the Merger Agreement, all Kroll Issuance Agreements will, to the extent the shares of Kroll Stock issuable pursuant thereto have been included in the denominator in determining the Share Conversion Multiplier, be converted into the right to receive, upon exercise, subject to and in accordance with the terms of such Kroll Issuance Agreements and further subject to payment in full of the exercise price under such Kroll Issuance Agreements, that number of shares of O'Gara Common Stock which is equal to the product of (i) the number of shares of Kroll Stock issuable upon exercise of such Kroll Issuance Agreements and (ii) the Share Conversion Multiplier. To the extent any Kroll Stock issuable pursuant to a Kroll Issuance Agreement was not included in the denominator of the Share Conversion Multiplier, such Kroll Issuance Agreement will automatically be cancelled at the Effective Time and neither Kroll Stock nor O'Gara Common Stock will thereafter be issued or issuable with respect to such Kroll Issuance Agreement.

     Exchange Procedure. Promptly after the Effective Time, O'Gara will mail to each registered holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Kroll Stock (the "Kroll Certificates") a letter of transmittal providing for the surrender of such Kroll Certificates to O'Gara's transfer agent, The Fifth Third Bank, for exchange.

     HOLDERS OF KROLL STOCK SHOULD NOT SEND ANY KROLL CERTIFICATES TO KROLL OR O'GARA AT THIS TIME. KROLL SHAREHOLDERS SHOULD SEND KROLL CERTIFICATES TO O'GARA'S TRANSFER AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

     Dividends. No dividends or other distributions with respect to O'Gara Common Stock with a record date after the Effective Time will be paid to the holder of an unsurrendered Kroll Certificate with respect to the shares of O'Gara Common Stock represented thereby, and no cash payment in lieu of fractional shares will be made to any such holder, in each case unless and until the holder of record of such Kroll Certificate surrenders such Kroll Certificate.

     Fractional Shares. No fractional shares of O'Gara Common Stock will be issued pursuant to the Merger. In lieu of any such fractional shares, cash equal to the product of such fractional amount and the average of the last reported prices per share of O'Gara Common Stock for the 10 consecutive trading days ending with the last trading day prior to the Effective Time will be paid with respect thereto.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties by Kroll and Jules B. Kroll as to, among other things, Kroll's: (i) organization, good standing and capitalization, (ii) corporate authorization to conduct business and enter into the Merger Agreement,
(iii) Subsidiaries, (iv) stock options and similar arrangements, (v) financial statements, (vi) liabilities, (vii) litigations and similar proceedings, (viii) assets, (ix) operations since December 31, 1996, including the absence of any material change therein, (x) tax status, (xi) insurance coverage, (xii) contracts, (xiii) employee benefit plans, (xiv) defaults under contracts, (xv) information about Kroll to be included in this Proxy Statement/Prospectus, (xvi) compliance with law, (xvii) need to obtain approvals from governmental agencies and others to consummate the Merger, (xviii) patents, trademarks and copyrights,
(xix) environmental law compliance, (xx) actions relating to the accounting treatment of the Merger, (xxi) licenses and permits, (xxii) orders and judgments, (xxiii) labor relations and (xxiv) use of a broker.

     The Merger Agreement also contains customary representations and warranties by O'Gara and Newco as to, among other things, their (i) organization, good standing and capitalization, (ii) corporate authorization to conduct business and enter into the Merger Agreement, (iii) Subsidiaries, (iv) stock options and similar arrangements, (v) financial statements and filings made with the Commission, (vi) liabilities, (vii) litigations and similar proceedings, (viii) assets, (ix) operations since December 31, 1996, including the absence of any material change therein, (x) tax status, (xi) insurance coverage, (xii) contracts, (xiii) employee benefit plans, (xiv) defaults under contracts, (xv) information to be included in this Proxy Statement/Prospectus, (xvi) compliance with laws, (xvii) need to obtain approvals from governmental agencies and others to consummate the Merger, (xviii) patents, trademarks and copyrights, (xix) environmental law compliance, (xx) licenses and permits, (xxi) orders and judgments, (xxii) labor relations, (xxiii) use of a broker and (xxiv) actions relating to the accounting treatment of the Merger.

     Covenants. Pursuant to the Merger Agreement, each of O'Gara and Kroll has made various customary covenants relating to the Merger, including those described below.

     Registration of O'Gara Common Stock. Pursuant to the Merger Agreement, O'Gara agreed to file with the Commission a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Act relating to the O'Gara Common Stock to be issued in the Merger and to use its commercially reasonable best efforts to cause it to be declared effective as soon as practicable and to distribute this Proxy Statement/Prospectus to the shareholders of O'Gara and Kroll as soon as practicable thereafter. In furtherance thereof, Kroll and O'Gara agreed to cooperate with each other and to furnish the information required to be included in the Registration Statement.

     Conduct of Business Pending the Merger. Each of Kroll and O'Gara has agreed that, prior to the Effective Time, it and its Subsidiaries will operate in all material respects in the ordinary course of business and each agreed to use commercially reasonable best efforts to maintain its properties and facilities, to retain its key employees and to maintain its material assets and relationships with customers. Specifically, Kroll has agreed, among other things, not to (i) declare any dividends or purchase any shares of Kroll Stock,
(ii) create or incur any indebtedness (except indebtedness of up to $1.0 million to Jules B. Kroll) or incur any liability except in the ordinary course of business, (iii) make any capital expenditure except as specified therein, (iv) increase the rate of compensation of any officer or employee other than in the ordinary course of business, (v) make any material contract not in the ordinary course of business, (vi) default in any material respect under any material contract, (vii) adopt, amend or terminate any employee benefit plan, (viii) acquire, sell or lease any material asset,

(ix) change any accounting principle, (x) make any material tax election, (xi) pay any material claim or write off any material asset other than in the ordinary course of business or (xii) take or agree to take any action which would cause any condition to the Merger not to be satisfied.

     O'Gara has agreed, among other things, not to (i) declare any dividends or purchase any shares of O'Gara Common Stock, (ii) create or incur any liability except in the ordinary course of business or increase its indebtedness by more than $30.0 million, (iii) increase the compensation of its officers or employees other than in the ordinary course of business, (iv) default in any material respect under any material contract, (v) adopt, amend or terminate any employee benefit plan, (vi) sell or lease any material asset, (vii) change any accounting principle, (viii) make any material tax election with a material adverse effect,
(ix) take or agree to take any action which would cause any condition to the Merger not to be satisfied, (x) make any material contract outside the ordinary course of business with specified exceptions, (xi) write off any material asset outside the ordinary course of business, or (xii) issue O'Gara Common Stock except as permitted by the Merger Agreement.


     Other Proposals. Kroll and Jules B. Kroll have agreed not to provide information or participate in discussions or negotiations with respect to any proposal for a merger involving Kroll or any of its Subsidiaries or any proposal to acquire an equity interest in or a substantial portion of the assets of Kroll or any of its Subsidiaries. The Merger Agreement provides that it would be a breach of such Agreement for Jules B. Kroll or Kroll to participate in discussions or negotiations with respect to a proposal from a party, other than O'Gara, with respect to a merger or other business combination. Each of Jules B. Kroll and Kroll believes that entering into the Merger Agreement with this provision was consistent with each of their fiduciary obligations.



     Repayment of Debt. O'Gara has agreed to cause Kroll to repay promptly after the Effective Time certain of its indebtedness to Jules B. Kroll and all of its indebtedness to AIG in an aggregate principal amount not to exceed $7.5 million.


     Shareholders' Meetings. Each of O'Gara and Kroll has agreed duly to call and hold the O'Gara Meeting and the Kroll Meeting, respectively, and to recommend to its shareholders the approval of the Merger Agreement.

     Indemnification. No claim for breach of the representations and warranties by Kroll, Jules B. Kroll or O'Gara in the Merger Agreement will survive the Effective Time. However, Jules B. Kroll has agreed in the Merger Agreement, after the Effective Time and subject to certain conditions and time limitations, to indemnify and hold O'Gara and Kroll harmless from any loss arising if (i) the Registration Statement contains an untrue statement of a material fact regarding any Kroll Matters or omits to state a material fact regarding any Kroll Matters required to be stated therein or necessary to make the statements regarding Kroll Matters not misleading, (ii) any written or oral communication by Kroll Representatives to any holder of Kroll Stock who owns O'Gara Common Stock after the Merger contains any such untrue statement or omission, unless Jules B. Kroll can prove that the Kroll Representative did not know, and in the exercise of reasonable care could not have known, of such untruth or omission or (iii) this Proxy Statement/Prospectus includes any such untrue statement or omission, unless Jules B. Kroll can prove that the Kroll Representative did not know, and in the exercise of reasonable care could not have known, of such untruth or omission.

     Other Actions. Pursuant to the Merger Agreement, O'Gara, Newco, Kroll and Jules B. Kroll have agreed to use their commercially reasonable best efforts to cause the conditions to the Merger to be satisfied at the earliest practicable date. O'Gara and Kroll have also agreed to provide each other with access to their respective properties and records and to exchange certain tax information.

     Conditions to the Merger. The obligations of O'Gara, Newco and Kroll to consummate the Merger are conditioned on the fulfillment of the following: (i) the receipt of all necessary governmental approvals, (ii) the Registration Statement having become effective and the absence of any stop order suspending the effectiveness of the Registration Statement or any threat thereof, (iii) the absence of any temporary restraining order, injunction or other order preventing the consummation of the Merger, and (iv) if requested by AIG, the election of an individual nominated by AIG and reasonably acceptable to O'Gara as a director of O'Gara.

     The obligations of O'Gara and Newco to consummate the Merger are also conditioned on the fulfillment of the following: (i) the representations and warranties of Kroll and Jules B. Kroll being true and complete when made and true and complete in all material respects at the Effective Time as if then made, (ii) Kroll having performed in all material respects all of its obligations under the Merger Agreement, (iii) receipt by O'Gara of an opinion of Kramer, Levin, Naftalis & Frankel, counsel to Kroll, (iv) receipt by O'Gara of "comfort letters" from Kroll's independent public accountants (if requested by O'Gara), (v) receipt by O'Gara of an opinion of its independent public accountants confirming that the Merger will constitute a pooling of interests for financial accounting purposes,
(vi) receipt by the O'Gara Board of the Dillon Read Opinion and such Opinion not being withdrawn, (vii) approval of the Merger by the O'Gara shareholders at the O'Gara Meeting, and (viii) receipt of specified consents under contracts between Kroll and third parties.

     The obligation of Kroll to consummate the Merger is also conditioned on the fulfillment of the following: (i) the representations and warranties of O'Gara and Newco being true and complete when made and true and complete in all material respects at the Effective Time as if then made, (ii) O'Gara and Newco having performed in all material respects all of their obligations under the Merger Agreement, (iii) receipt by Kroll of an opinion of Taft, Stettinius & Hollister, counsel to O'Gara, (iv) receipt by Kroll of "comfort letters" from O'Gara's independent public accountants (if requested by Kroll), (v) receipt of specified consents under contracts between O'Gara and third parties, (vi) election of Jules B. Kroll as a director and Chief Executive Officer of O'Gara effective as of the Effective Time, (vii) the absence of any strike involving more than 20% of O'Gara's United States workforce and (viii) O'Gara not having received notice of the termination of, or intent to terminate, the HMMWV contract.

     Each of such conditions may be waived, to the extent permitted by law, by the party or parties entitled to the benefit thereof. At the current time, neither O'Gara nor Kroll believes that any such waiver will be required. If any condition is not fulfilled, each of O'Gara and Kroll will evaluate whether it is in its best interests to grant such a waiver.

     Termination of the Merger Agreement. The Merger Agreement may be terminated (i) by Kroll or O'Gara, if the Merger is not consummated on or prior to January 31, 1998, (ii) by agreement of O'Gara, Newco, Kroll and Jules B. Kroll, (iii) by the O'Gara Board if any of the conditions to O'Gara's obligations have not been satisfied prior to the Closing, or (iv) by the Kroll Board if any of the conditions to Kroll's obligations have not been satisfied prior to the Closing.

     Stock Agreements. Pursuant to letter agreements dated August 8, 1997 (the "Stock Agreements"), (i) each of Jules B. Kroll and AIG agreed to vote all shares of Kroll Stock owned or otherwise controlled by him or it in favor of the Merger and not to sell, transfer or pledge any of such shares prior to the sooner of the termination of the Merger Agreement and the Effective Time, unless the transferee agrees to be bound by such agreement, and (ii) Thomas M. O'Gara agreed to vote all shares of O'Gara Common Stock owned or otherwise controlled by him in favor of the Merger and not to sell, transfer or pledge any of such shares prior to the sooner of the termination of the Merger Agreement and the Effective Time, unless the transferee agrees to be bound by such agreement. AIG's agreement was conditioned upon the execution by O'Gara and AIG of a registration rights agreement as described below and to the recommendation by the O'Gara Board of an AIG nominee for election as a director of O'Gara as of the Effective Time.

     Registration Rights Agreements. Pursuant to a letter agreement dated August 8, 1997, Jules B. Kroll, Thomas M. O'Gara and O'Gara have agreed that if after the Effective Time O'Gara registers any shares of O'Gara Common Stock pursuant to the Act and any shares of O'Gara Common Stock owned by either Jules
B. Kroll or Thomas M. O'Gara are included therein, then O'Gara will also afford to Thomas M. O'Gara or Jules B. Kroll, as the case may be, the opportunity to include therein his shares of O'Gara Common Stock pro rata and otherwise on the same terms and conditions.

     Pursuant to the Stock Agreement with AIG, O'Gara and AIG have entered into a registration rights agreement providing for one "demand" and unlimited "piggyback" registration rights for AIG at the cost and expense of O'Gara (other than underwriting discounts, if any) for a period of three years after the Effective Time, subject to customary limitations with respect to underwriter cutbacks, pending announcements or transactions involving O'Gara and certain other terms and conditions.

                              THE SPECIAL MEETINGS

     This Proxy Statement/Prospectus is furnished to holders of O'Gara Common Stock in connection with the solicitation of proxies from them by the O'Gara Board for use at the O'Gara Meeting. This Proxy Statement/Prospectus is also being furnished to holders of Kroll Stock. Neither the O'Gara Board nor the Kroll Board is soliciting proxies from the holders of Kroll Stock for use at the Kroll Meeting and holders of Kroll Stock are requested not to send proxies to the O'Gara Board or the Kroll Board.

THE O'GARA MEETING

     Time and Place; Purpose. The O'Gara Meeting will be held at The Omni Netherland Plaza Hotel, Fifth and Race Streets, Cincinnati, Ohio on November 21, 1997, starting at 9:00 a.m. local time. At the O'Gara Meeting, the shareholders of O'Gara will be asked to consider and vote upon the O'Gara Proposal, the O'Gara Option Proposal, the O'Gara Capitalization Proposal and such other matters as may properly come before the O'Gara Meeting. Copies of the Merger Agreement and the proposed Amended and Restated Articles of Incorporation of O'Gara are included as Appendix A and Appendix B, respectively, to this Proxy Statement/Prospectus.

     Voting Rights; Votes Required for Approval. The O'Gara Board has fixed the close of business on October 15, 1997 as the O'Gara Record Date. Only holders of record of shares of O'Gara Common Stock on the O'Gara Record Date are entitled to notice of and to vote at the O'Gara Meeting. As of the O'Gara Record Date, there were 7,279,310 shares of O'Gara Common Stock outstanding and entitled to vote held by approximately 62 shareholders of record.

     Each holder of record, as of the O'Gara Record Date, of O'Gara Common Stock is entitled to cast one vote per share on each matter presented to shareholders. The presence at the O'Gara Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of O'Gara Common Stock entitled to vote is necessary to constitute a quorum at the O'Gara Meeting.

     Under the OGCL and the O'Gara Articles, the affirmative vote at the O'Gara Meeting, in person or by proxy, of the holders of a majority of the shares of O'Gara Common Stock outstanding on the O'Gara Record Date is required to approve and adopt the O'Gara Proposal and the O'Gara Capitalization Proposal. Under the O'Gara Code and the OGCL, the affirmative vote of a majority of the shares of O'Gara Common Stock represented at the O'Gara Meeting in person or by proxy and entitled to vote on the O'Gara Option Proposal is required to approve the O'Gara Option Proposal if a quorum is present. The O'Gara Common Stock has no cumulative voting rights. O'Gara has not established a procedure for confidential voting.

     The O'Gara Proposal, the O'Gara Option Proposal and the O'Gara Capitalization Proposal are not conditioned upon one another.

     As of the O'Gara Record Date, directors and executive officers of O'Gara as a group beneficially owned 4,760,016 shares of O'Gara Common Stock, or approximately 65.4% of those shares of O'Gara Common Stock outstanding as of such date. As of the O'Gara Record Date, Thomas M. O'Gara beneficially owned 4,041,838 shares of O'Gara Common Stock, or approximately 55.5% of those outstanding. He has agreed to vote such shares in favor of the O'Gara Proposal. Accordingly, it is expected that the O'Gara Proposal will be approved regardless of the votes cast by other holders of O'Gara Common Stock. See "THE MERGER AGREEMENT -- Stock Agreements."

     If fewer shares of O'Gara Common Stock are voted in favor of the O'Gara Proposal than the number required for approval, it is expected that the O'Gara Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the O'Gara Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the O'Gara Meeting, except for any proxies that have theretofore effectively been revoked or withdrawn.

     Proxies. All shares of O'Gara Common Stock represented by properly executed proxies received prior to or at the O'Gara Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted FOR the O'Gara Proposal, FOR the O'Gara Option Proposal and FOR the O'Gara Capitalization Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, because the affirmative vote of a majority of the shares of O'Gara Common Stock outstanding on the O'Gara Record Date is required for approval of the O'Gara Proposal and the O'Gara Capitalization Proposal, and the affirmative vote of a majority of the shares of O'Gara Common Stock represented at the O'Gara Meeting is required for approval of the O'Gara Option Proposal, a proxy marked "ABSTAIN" will have the effect of a vote against the O'Gara Proposal, the O'Gara Capitalization Proposal and the O'Gara Option Proposal. In accordance with applicable rules, brokers and nominees are precluded from exercising their voting discretion on the O'Gara Proposal, the O'Gara Option Proposal and the O'Gara Capitalization Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect thereto. Because the affirmative vote of a majority of the shares of O'Gara Common Stock outstanding on the O'Gara Record Date is required for approval of the O'Gara Proposal and the O'Gara Capitalization Proposal, a broker non-vote (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) with respect to the O'Gara Proposal or the O'Gara Capitalization Proposal will have the effect of a vote against the O'Gara Proposal or the O'Gara Capitalization Proposal, respectively, but will not be counted with respect to the O'Gara Option Proposal. Shares represented by broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the O'Gara Meeting.

     General. A shareholder of O'Gara may revoke his or her proxy at any time prior to its use by delivering to the Secretary of O'Gara a signed notice of revocation or a later dated signed proxy or by attending the O'Gara Meeting and voting in person. Attendance at the O'Gara Meeting will not in itself constitute the revocation of a proxy. The cost of solicitation of the O'Gara proxies will be paid by O'Gara. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of O'Gara without additional compensation, and by telephone, telegram, teletype, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and O'Gara will, upon request, reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the O'Gara Meeting, O'Gara may request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

THE KROLL MEETING


     Time and Place; Purpose. The Kroll Meeting will be held at the Kroll offices, 900 Third Avenue, New York, New York, on November 28, 1997, starting at 11:00 a.m. local time. At the Kroll Meeting, the shareholders of Kroll will be asked to consider and vote upon the Kroll Proposal and such other matters as may properly come before the Kroll Meeting.


     Voting Rights; Votes Required for Approval. The Kroll Board has fixed the close of business on October 15, 1997 as the Kroll Record Date. Only holders of record of shares of Kroll Stock on the Kroll Record Date are entitled to notice of and to vote at the Kroll Meeting. On the Kroll Record Date, there were 23,100 shares of Kroll Class A Common Stock outstanding and entitled to vote at the Kroll Meeting held by one shareholder of record, AIG, and 74,446 shares of Kroll Common Stock outstanding and entitled to vote at the Kroll Meeting held by approximately 50 shareholders of record.

     Each holder of record, as of the Kroll Record Date, of Kroll Stock is entitled to cast one vote per share. The presence at the Kroll Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Kroll Stock entitled to vote is necessary to constitute a quorum at the Kroll Meeting.

     Under the DGCL, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Kroll Stock outstanding on the Kroll Record Date and entitled to vote on the Kroll Proposal and, in addition, the affirmative vote of the holders of a majority of the shares of Kroll Class A Common Stock, are required to approve and adopt the Kroll Proposal.

     As of the Kroll Record Date, directors and executive officers of Kroll who will be directors or executive officers of O'Gara after the Merger, as a group, beneficially owned 60,920 outstanding shares of Kroll Common Stock, or approximately 81.8% of those shares outstanding on that date, and AIG beneficially owned all of the outstanding Kroll Class A Common Stock. As of the Kroll Record Date, Jules B. Kroll and AIG owned an aggregate of 82,041 shares of Kroll Stock, approximately 84.1% of those outstanding. Jules B. Kroll and AIG have agreed to vote such shares of Kroll Stock in favor of the Kroll Proposal. Accordingly, it is expected that the Kroll Proposal will be approved regardless of the votes cast by other holders of Kroll Stock. See "THE MERGER
AGREEMENT -- Stock Agreements."

     If fewer shares of Kroll Stock are voted in favor of the Kroll Proposal than the number required for approval, it is expected that the Kroll Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining proxies or additional votes.

     HOLDERS OF KROLL STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING KROLL STOCK TO KROLL OR O'GARA AT THIS TIME. IF THE MERGER IS APPROVED, A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING KROLL STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. KROLL SHAREHOLDERS SHOULD SEND CERTIFICATES REPRESENTING KROLL STOCK TO THE TRANSFER AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

                          MARKET PRICES AND DIVIDENDS

     Price Range Of O'Gara Common Stock. Following the Offering at $9.00 per share, the O'Gara Common Stock commenced trading on the Nasdaq National Market under the symbol OGAR. The following table sets forth, for the periods indicated, the high and low sale prices for the O'Gara Common Stock as reported on the Nasdaq National Market.


                                                          HIGH         LOW
                                                         -------     -------
     1996
     Fourth Quarter (from November 13, 1996)...........  $ 9.750     $ 8.250

     1997
     First Quarter.....................................  $13.250     $ 9.125
     Second Quarter....................................  $13.000     $ 9.625
     Third Quarter.....................................  $16.625     $10.250
     Fourth Quarter (through November   , 1997)........


     On August 7, 1997, the last full trading date preceding public announcement of the Merger, the last reported sale price of the O'Gara Common Stock on the
Nasdaq National Market was $12.75 per share. On           , 1997, the most
recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported sale price per share of the O'Gara
Common Stock on the Nasdaq National Market was $          . As of the O'Gara
Record Date, there were approximately 62 record holders of the outstanding shares of O'Gara Common Stock.

     Kroll Stock.  There is no established market for the Kroll Stock.

     HOLDERS OF KROLL STOCK AND O'GARA COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR O'GARA COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

     Dividend Policy. O'Gara anticipates that any future earnings will be retained to finance O'Gara's operations and for the growth and development of its business. Accordingly, O'Gara does not anticipate paying cash dividends on O'Gara Common Stock in the foreseeable future. Additionally, the terms of O'Gara's Senior Notes and the credit agreement with its bank require maintenance of certain financial ratios which may limit the funds available for cash dividends. If and when permitted, the payment of any future dividends will be subject to the discretion of the O'Gara Board and will depend on O'Gara's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors the O'Gara Board deems relevant.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below with respect to O'Gara's consolidated statements of operations for each of the three years in the period ended December 31, 1996, and with respect to O'Gara's consolidated balance sheets at December 31, 1995 and 1996, are derived from the audited consolidated financial statements of O'Gara, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement/Prospectus. The selected historical financial data set forth below with respect to O'Gara's consolidated statement of operations for the year ended December 31, 1993 and with respect to O'Gara's consolidated balance sheet at December 31, 1994 are derived from the audited consolidated financial statements of O'Gara which have been audited by Arthur Andersen LLP, independent public accountants, not included in this Proxy Statement/Prospectus. The selected historical financial data set forth below with respect to O'Gara's consolidated balance sheets at December 31, 1992 and 1993 and O'Gara's consolidated statement of operations for the year ended December 31, 1992 are derived from the unaudited consolidated financial statements. The selected historical financial data set forth below with respect to the consolidated statement of operations of Kroll for the period ended December 31, 1996 and with respect to Kroll's consolidated balance sheet at December 31, 1996 are derived from the audited consolidated financial statements of Kroll which have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement/Prospectus. The selected historical financial data set forth below with respect to the consolidated statements of operations of Kroll for each of the two years in the period ended December 31, 1995 and with respect to Kroll's consolidated balance sheet at December 31, 1995 are derived from the audited consolidated financial statements of Kroll which have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement/Prospectus. The selected historical financial data set forth below with respect to the consolidated statement of operations of Kroll for the year ended December 31, 1993 and with respect to Kroll's consolidated balance sheets at December 31, 1993 and 1994 are derived from audited consolidated financial statements of Kroll not included herein. The summary historical combined financial data presented for Kroll in 1992 is that of KAI. Kroll Holdings, Inc. commenced operations in June 1993.

     The selected historical financial data for O'Gara for the six months ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of O'Gara included elsewhere in this Proxy Statement/Prospectus. The selected historical financial data for Kroll for the six months ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of Kroll included elsewhere in this Proxy Statement/Prospectus. In each case, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that each company considers necessary for a fair presentation of the financial position and results of operations for the periods presented.

     Operating results for O'Gara for the six months ended June 30, 1997 and for Kroll for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year or future periods.

     The data set forth below is qualified by reference to, and should be read in conjunction with, the related consolidated financial statements and the notes related thereto and "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "KROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                   O'GARA SELECTED HISTORICAL FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                 SIX MONTHS
                                                TWELVE MONTHS ENDED DECEMBER 31,               ENDED JUNE 30,
                                       --------------------------------------------------   --------------------
                                        1992      1993      1994      1995        1996       1996      1997(3)
                                       -------   -------   -------   -------   ----------   -------   ----------
STATEMENT OF OPERATIONS DATA:
Net sales............................  $16,860   $21,054   $33,912   $32,817   $   82,778   $41,521   $   51,853
Cost of sales........................   11,511    14,640    24,505    25,237       61,523    31,383       37,484
                                       -------   -------   -------   -------      -------   -------      -------
    Gross profit.....................    5,349     6,414     9,407     7,580       21,255    10,138       14,369
Selling and marketing expenses.......    2,432     1,933     2,736     3,628        4,810     2,159        3,794
General and administrative
  expenses...........................    1,464     3,169     4,441     4,129        7,930     3,286        5,121
                                       -------   -------   -------   -------      -------   -------      -------
    Operating income (loss)..........    1,453     1,312     2,230      (177)       8,515     4,693        5,454
Interest expense.....................     (481)     (269)     (410)     (842)      (1,300)     (613)      (1,404)
Other income (expense), net..........       92       (81)       60      (103)         (38)      (78)         329
                                       -------   -------   -------   -------      -------   -------      -------
  Income (loss) before minority
    interest, provision for income
    taxes and extraordinary item.....    1,064       962     1,880    (1,122)       7,177     4,002        4,379
Minority interest....................       --        --        --        --           --        --          (74)
                                       -------   -------   -------   -------      -------   -------      -------
  Income (loss) before provision for
    income taxes and extraordinary
    item.............................    1,064       962     1,880    (1,122)       7,177     4,002        4,305
Provision for income taxes(1)........       --        --        --        --          518        --        1,623
                                       -------   -------   -------   -------      -------   -------      -------
  Income (loss) before extraordinary
    item.............................    1,064       962     1,880    (1,122)       6,659     4,002        2,682
Extraordinary item, net of tax
  benefit............................       --        --        --        --           --        --          194
                                       -------   -------   -------   -------      -------   -------      -------
Net income (loss)....................  $ 1,064   $   962   $ 1,880   $(1,122)  $    6,659   $ 4,002   $    2,488
                                       =======   =======   =======   =======      =======   =======      =======
Pro Forma earnings per share(1)......                                          $     0.69
                                                                                  =======
Earnings per share...................                                                                 $     0.35
                                                                                                         =======
Pro Forma weighted average shares
  outstanding........................                                           6,449,050
                                                                                  =======
Weighted Average shares
  outstanding........................                                                                  7,141,389
                                                                                                         =======

                                                          AS OF DECEMBER 31,                   AS OF JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1992      1993      1994      1995      1996      1996      1997
                                            -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital (deficit).................  $(4,468)  $(2,238)  $(1,999)  $(4,094)  $ 4,279   $  (616)  $32,332
Net property, plant and equipment.........    2,236     2,622     2,945     3,171     4,925     3,669     9,083
Total assets..............................   10,504    11,372    19,243    27,817    43,938    36,265    89,747
Total debt................................    4,715     4,752     7,900    12,372    12,241    15,808    41,974
Shareholders' equity (deficit)............   (1,713)   (1,023)    1,273       239    12,656     4,016    20,752

---------------
(1) Prior to the Offering, O'Gara's business was conducted by the Related Corporations, which were combined in the Reorganization on October 28, 1996. The most significant of the Related Corporations had elected to be treated as an S Corporation for federal and state income tax purposes, rather than be taxed at the corporate level. Accordingly, the O'Gara Historical Financial Data does not contain a provision for income taxes prior to 1996. The provision for income taxes in 1996 reflects a tax provision for the period subsequent to the Reorganization.

(2) The pro forma earnings per share present the pro forma effects on the historical consolidated financial information reflecting certain transactions as if they occurred on January 1, 1996. The pro forma adjustments include amortization of intangible assets resulting from the purchase of net assets of Palmer, the elimination of interest expense relating to the retirement of bank debt and the application of corporate income taxes to O'Gara's consolidated income before income taxes at an effective rate of approximately 40%. See the Consolidated Statements of Operations and Notes to O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus.

(3) O'Gara completed certain acquisitions in the first quarter of 1997 (including the acquisition of Labbe, which was effective for accounting purposes on January 1, 1997) and the results of the acquired entities are included from the effective dates of their respective acquisitions in the consolidated statement of operations as well as in the consolidated balance sheet data as of June 30, 1997.

                    KROLL SELECTED HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                                                 SIX MONTHS
                                                                                               ENDED JUNE 30,
                                                   TWELVE MONTHS ENDED DECEMBER 31,              (UNAUDITED)
                                            -----------------------------------------------   -----------------
                                             1992      1993      1994      1995      1996      1996      1997
                                            -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $57,144   $56,161   $52,872   $53,024   $70,883   $33,374   $36,746
Cost of sales.............................   29,181    31,024    31,684    35,206    47,900    21,772    21,073
                                            -------   -------   -------   -------   -------   -------   -------
    Gross profit..........................   27,963    25,137    21,188    17,818    22,983    11,602    15,673
Selling and marketing expenses............    3,784     4,084     4,700     5,490     4,632     2,097     2,581
General and administrative expenses.......   17,273    16,301    18,076    16,788    18,350     8,689     9,513
                                            -------   -------   -------   -------   -------   -------   -------
    Operating income (loss)...............    6,906     4,752    (1,588)   (4,460)        1       816     3,579
Interest expense..........................   (2,426)   (2,423)   (2,188)   (1,970)   (1,840)     (950)     (783)
Other income (expense), net...............    1,915       515       406      (282)      358        71      (135)
                                            -------   -------   -------   -------   -------   -------   -------
Income (loss) before income tax provision
    (benefit) and cumulative effect of
      accounting
    change................................    6,395     2,844    (3,370)   (6,712)   (1,481)      (63)    2,661
Provision (benefit) for income taxes(1)...      635     7,070    (1,751)   (1,298)     (679)      (57)    1,326
                                            -------   -------   -------   -------   -------   -------   -------
Income (loss) before cumulative effect of
    accounting change.....................    5,760    (4,226)   (1,619)   (5,414)     (802)       (6)    1,335
Cumulative effect of accounting
  change(2)...............................       --      (295)       --        --        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
Net income (loss).........................  $ 5,760   $(4,521)  $(1,619)  $(5,414)  $  (802)  $    (6)  $ 1,335
                                            =======   =======   =======   =======   =======   =======   =======

                                                                                               AS OF JUNE 30,
                                                          AS OF DECEMBER 31,                     (UNAUDITED)
                                            -----------------------------------------------   -----------------
                                             1992      1993      1994      1995      1996      1996      1997
                                            -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital...........................  $15,630   $26,158   $16,510   $ 8,181   $ 6,321   $10,257   $ 3,838
Net property, plant and equipment.........    5,075     4,582     4,067     3,705     3,639     3,576     4,227
Total assets..............................   39,639    48,179    44,659    38,950    37,296    38,703    37,414
Total debt................................   21,643    20,622    19,666    18,543    15,173    18,124    14,597
Shareholders' equity......................    5,126    11,362     9,803     4,418     4,212     4,376     3,019

---------------
(1) Prior to 1993, Kroll had elected to be treated as an S Corporation for federal and state income tax purposes and as such, income was allocable to its shareholders for income tax purposes, rather than being taxed at the corporate level. Income tax expense reflected in the consolidated statement of operations for the year ended December 31, 1992 relates to those jurisdictions which did not recognize Kroll's S Corporation status. During 1993, Kroll changed its tax filing status from an S to a C Corporation. The deferred tax liability resulting from this tax status change has been included in income tax expense for the year ended December 31, 1993.

(2) Effective January 1, 1993, Kroll adopted SFAS 109 and reported the cumulative effect of a change in the method of accounting for income taxes in the 1993 consolidated statement of operations.

(3) The summary historical combined financial data presented for Kroll in 1992 is that of KAI. Kroll Holdings, Inc. commenced operations in June 1993.

                 O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with O'Gara's Consolidated Financial Statements and Notes thereto, the selected consolidated financial data and other financial data appearing elsewhere in this Proxy Statement/Prospectus.

GENERAL.

     O'Gara is a leading provider of ballistic and blast protected armoring systems for commercial and military vehicles, aircraft and missile components. These products are provided through O'Gara's principal subsidiary O'Gara-Hess & Eisenhardt Armoring Company ("OHE") and certain other subsidiaries or divisions which constitute its Security Hardware Products Group. Through O'Gara Satellite Networks Limited ("OSN") and its other subsidiaries which constitute its Security Systems Integration Group, O'Gara provides integrated satellite communications systems to commercial and governmental clients and integrated site protection security systems. In 1996, O'Gara began offering security-related services, such as advanced driver training, background clearances, business intelligence, country risk assessments, forensic auditing, and force protection consulting through certain subsidiaries or divisions which constitute its Security Services Group.

     On November 15, 1996, O'Gara sold to the public 2,000,000 shares of O'Gara Common Stock at $9.00 per share. On December 16, 1996, O'Gara sold an additional 48,000 shares under a partial exercise of the underwriters' over-allotment option. The net proceeds from the Offering were used to finance certain distributions to existing shareholders, to acquire O'Gara's leased Mexico City manufacturing facility, and to pay initial installments for the acquisition of Palmer. The balance of the proceeds was used to repay a portion of the indebtedness of O'Gara.

     On October 29, 1996, O'Gara acquired substantially all the assets of Palmer of Mexico City, Mexico, for $1.2 million (including $0.2 million for a non-competition agreement), most of which is payable over two years. Palmer is a provider of security services such as advanced driver training, background investigations, due diligence reports and forensic auditing, and reports its revenue through O'Gara's Security Services Group. This acquisition provides an entry into the security services industry and allows O'Gara's Mexico City based subsidiary to offer an integrated line of security products.

     On February 5, 1997, O'Gara completed the acquisition of all of the shares of Next Destination of Salisbury, the United Kingdom, a distributor of high technology products for the global positioning satellite and satellite communication markets. The aggregate purchase price (including the value of shares of O'Gara Common Stock) was approximately $3.5 million, consisting of 170,234 shares of O'Gara Common Stock (valued at approximately $1.9 million, or $10.88 per share) and $1.6 million in seller-provided financing in the form of secured three-year 6% promissory notes. Next Destination, which sells portable satellite terminals offered by O'Gara, reports revenue through O'Gara's Security Systems Integration Group.

     On February 12, 1997, O'Gara completed the acquisition of all of the shares of Labbe, a leading armorer of commercial and private vehicles headquartered in Lamballe, France. The aggregate purchase price (including the value of shares of O'Gara Common Stock) was approximately $14.2 million, consisting of $10.7 million in cash and 376,597 shares of O'Gara Common Stock (valued at approximately $3.5 million, or $9.29 per share). For accounting purposes, the acquisition was effective on January 1, 1997 and the results of operations of Labbe are included in the consolidated results of operations of the Company from that date forward. The acquisition of Labbe has increased substantially the level of commercial revenue generated by the Security Hardware Products Group and enhanced O'Gara's competitive position due to an expanded product line, which includes cash-in-transit vehicles and commercial truck bodies, and penetration into new markets, such as Europe and Africa.

     On March 24, 1997, O'Gara completed the acquisition of all of the shares of ITI, a provider of advanced security training headquartered near Washington, D.C. The aggregate purchase price (including the value of shares of O'Gara Common Stock) was approximately $2.5 million, consisting of $0.5 million in cash, 68,086 shares of O'Gara Common Stock (valued at $0.8 million, or $11.89 per share) and $1.2 million in seller-provided financing in the form of unsecured two-year 10% promissory notes. ITI, which reports revenue through O'Gara's

Security Services Group, offers many new products, such as evasive and defensive driver training, terrorist surveillance training, force protection consulting and advanced weapons training not previously available from O'Gara.

IMPACT ON OPERATIONS

     O'Gara's operations have been or will be affected by several factors, including: (i) revenue recognition and (ii) provision for income taxes in connection with the termination of OHE's S Corporation status.

     Revenue recognition. O'Gara's net sales from government contracts and most commercial contracts are recognized using the percentage-of-completion method calculated utilizing the cost-to-cost approach. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenues in the period when such estimates are revised. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenues, O'Gara would recognize a credit or a charge against current earnings, which could be material. Contract costs include all direct material and labor costs, along with certain overhead costs allocated to contract production.

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it is concluded that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. The revisions are recognized when determined.

     Revenue related to telecommunications equipment and services is recognized as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

     Provision for income taxes. From 1988 until October 28, 1996, OHE was treated as an S Corporation under Subchapter S of the Code and comparable provisions of certain state tax laws. As a result, it paid no federal or state income tax. O'Gara is a C Corporation and is responsible for federal and state income taxes.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the items noted as a percentage of net sales:

                                        TWELVE MONTHS ENDED          SIX MONTHS
                                           DECEMBER 31,            ENDED JUNE 30,
                                     -------------------------     ---------------
                                     1994      1995      1996      1996      1997
                                     -----     -----     -----     -----     -----
     Security hardware products:
       Military....................   50.1%     45.6%     66.0%     72.4%     37.3%
       Commercial..................   48.6      48.2      22.1      18.4      45.6
     Security systems
       integration.................    1.3       6.2      11.8       9.2      15.1
     Security services.............     --        --       0.1        --       2.0
                                     -----     -----     -----     -----     -----
               Total net sales.....  100.0%    100.0%    100.0%    100.0%    100.0%
     Cost of sales.................   72.3      76.9      74.3      75.6      72.3
                                     -----     -----     -----     -----     -----
               Gross profit........   27.7      23.1      25.7      24.4      27.7
     Operating expenses:
       Selling and marketing.......    8.1      11.0       5.8       5.2       7.3
       General and
          administrative...........   13.1      12.6       9.6       7.9       9.9
                                     -----     -----     -----     -----     -----
     Operating income (loss).......    6.5      (0.5)     10.3      11.3      10.5
     Other income (expense):
       Interest expense............   (1.2)     (2.6)     (1.6)     (1.5)     (2.6)
       Other, net..................    0.2      (0.3)       --      (0.2)      0.5
                                     -----     -----     -----     -----     -----
     Income (loss) before minority
       interest, provision for
       income taxes and
       extraordinary item..........    5.5      (3.4)      8.7       9.6       8.4
     Minority interest.............     --        --        --        --       0.1
     Provision for income taxes....     --        --       0.6        --       3.1
     Extraordinary item, net of tax
       benefit.....................     --        --        --        --       0.4
                                     -----     -----     -----     -----     -----
     Net income (loss).............    5.5%     (3.4)%     8.0%      9.6%      4.8%
                                     =====     =====     =====     =====     =====

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Net sales. O'Gara's net sales in the first half of 1997 increased to $51.9 million, compared to $41.5 million for the first half of 1996, an increase of 25%. The increase in revenue, both in commercial armoring and overall, was due primarily to the inclusion of operating results from acquisitions made by O'Gara in the first quarter of 1997 (the "Acquisitions"), along with continued growth in O'Gara's start-up operations, especially in Brazil and Mexico, partially offset by a decrease in net sales of military products due to a return to more normal levels of military production. The results of the entities acquired in the Acquisitions are included from the effective dates of their respective acquisition.

     Net sales for the Security Hardware Products Group for the six months ended June 30, 1997 were $43.0 million. This represented an increase of $5.3 million, or 14%, over the six month period ended June 30, 1996. For the six months ended June 30, 1997, net sales of commercial armoring products increased $16.1 million, or 210%, from $7.6 million to $23.7 million over the same period in 1996, and net sales of military products decreased $10.7 million, or 36%, from $30.0 million to $19.3 million. The 1996 net sales of military products were favorably affected by a request by the U.S. Government to accelerate the armoring of HMMWVs and the manufacture of HMMWV armor kits. HMMWV armoring by the Company returned to a non-accelerated level in 1997. In addition, the acceleration of the HMMWV contract led to abnormally low levels of revenue in commercial armoring in the second quarter of 1996 due to the diversion of the workforce necessary to complete the military production schedule. Commercial armoring at the affected subsidiaries returned to more normal levels in 1997.

     For the six months ended June 30, 1997, net sales for the Security Systems Integration Group were $7.8 million, an increase of $4.0 million or 104%, from $3.8 million for the same period in 1996. This increase was due to the acquisition of Next Destination in the first quarter of 1997, along with the continued development of security integration operations put in place in 1996.

     Net sales for the Security Services Group were $1.0 million for the six months ended June 30, 1997. There were no net sales for the Security Services Group in the first half of 1996. Revenue for 1997 is attributable to the acquisition of Palmer in the fourth quarter of 1996 and ITI in the first quarter of 1997.

     Cost of sales. For the six months ended June 30, 1997, cost of sales increased $6.1 million, or 19%, from $31.4 million in the six months ended June 30, 1996 to $37.5 million. The increase in cost of sales was due to increased activity resulting from the Acquisitions.

     Gross profit as a percentage of net sales was 27.7% for the six months ended June 30, 1997, as compared to 24.4% for the same period in 1996. As contracts are completed under percentage of completion accounting, actual cost and gross profit may be revised from previously estimated amounts as a result of O'Gara's performance in completing the requirements of each contract. Gross profit was favorably affected in the six months ended June 30, 1997 by adjustments resulting from contracts completed.

     O'Gara continues to expect that future margin percentages will be higher than experienced in 1995 and 1996 due to the effect of increased sales from foreign subsidiaries and a more favorable mix of commercial revenue in comparison with military revenue; however, it does not, in future periods, expect to maintain the level of gross margin as a percentage of sales reached in the first half of 1997.

     Operating expenses. In the six months ended June 30, 1997, operating expenses increased from $5.4 million in the six months ended June 30, 1996 to $8.9 million, an increase of $3.5 million, or 64%. The dollar increase was primarily attributable to an increased level of overhead expenses included in O'Gara's operations resulting from the Acquisitions. Additionally, O'Gara experienced an increase, from 13.1% in the first half of 1996 to 17.2% in the first half of 1997, in the percentage of operating expenses compared to net sales. This increase was primarily attributable to overhead put in place throughout the organization to ensure the growth in commercial revenue seen in 1997, including investments made in its foreign subsidiaries. In addition, corporate overhead requirements contributed to the increase. O'Gara currently expects that total operating expenses will show an increase in 1997 in comparison to 1996.

     Interest expense. For the six months ended June 30, 1997, interest expense increased $0.8 million, or 129%, to $1.4 million from $0.6 million for the same period in 1996. The increase was a result of the financing to fund the Acquisitions along with an increased amount of outstanding borrowings as result of the sale of the Senior Notes (see "-- Liquidity and Capital Resources"). O'Gara expects interest expense will continue to be significantly higher in 1997 compared to 1996.

     Other, net. Other, net income (expense) for the six months ended June 30, 1997 was $0.3 million of income, an increase of $0.4 million from the same period in 1996. In the six months ended June 30, 1997, other, net income (expense) includes the effect of an agreement reached by O'Gara with International Electronics Engineering ("IEE") to sell O'Gara's exclusive rights to distribute IEE's Passenger Presence Detection sensors in the North American automotive market. These distribution rights, which sold for $0.4 million, gave O'Gara the exclusive right to seek additional customers and receive commissions based on sales of sensors designed to prevent automotive airbags from inflating when an infant is in the front seat.

     Income before provision for income taxes and extraordinary item. For the six months ended June 30, 1997, income before provision for income taxes and extraordinary item increased $0.3 million, or 8%, to $4.3 million from $4.0 million in the six months ended June 30, 1996. The increase in the net income is the result of the inclusion of the operating results of the Acquisitions in 1997. The positive effect of the Acquisitions was partially offset by the completion of the Up-Armored HMMWV acceleration contract in 1996 and subsequent return to a more normal level of military production in 1997.

     As a percent of net sales, income before provision for income taxes and an extraordinary item decreased from 10% in the six months ended June 30, 1996 to 8% for the six months ended June 30, 1997. This decrease was a result of operations put in place by O'Gara necessary to attain the growth in commercial revenue which required the support of a more overhead intensive structure, including requirements in personnel and facilities.

     Provision for income taxes. The provision for income taxes was $1.6 million for the six months ended June 30, 1997. There was no provision for income taxes recorded for the six month period ending June 30, 1996 due to OHE's S Corporation status which was terminated on October 28, 1996 in conjunction with the Reorganization.

     Extraordinary item. As a result of new working capital arrangements put in place by O'Gara (see "-- Liquidity and Capital Resources"), all prepaid fees associated with the previous financing arrangements recorded by O'Gara were charged against earnings as an extraordinary item in the second quarter of 1997. The amount charged is shown net of applicable tax of $0.1 million.

1996 COMPARED TO 1995

     Net sales. Net sales increased $50.0 million or 152.2% from $32.8 million in 1995 to $82.8 million in 1996. Net sales of the Security Hardware Products Group were $72.9 million for 1996, with military sales contributing $54.6 million and armored commercial vehicle net sales contributing $18.3 million. The Security Systems Integration Group had net sales of $9.8 million in 1996 compared to $2.0 million in 1995. Net sales from O'Gara's satellite communications business increased from $2.0 million in 1995 to $7.8 million in 1996, a change of 280.1%. Net sales of O'Gara's integrated site protection services were $2.1 million in 1996. The Security Services Group, which commenced offering services in late 1996, had net sales of $0.1 million for the year.

     Although net sales in 1996 reflected the effect of the request to accelerate Up-Armored HMMWV and HMMWV kit production, production levels and military net sales figures returned to a non-accelerated level in 1997.

     Cost of sales. Cost of sales in 1996 increased $36.3 million, or 143.8%, from $25.2 million in 1995 to $61.5 million. The increase in cost of sales was due to the increase in production levels. Gross profit as a percentage of net sales was 25.7% for the year ended December 31, 1996 as compared to 23.1% for the year ended December 31, 1995. Revenue recognized on new military contracts, both U.S. and foreign, with a higher gross profit percentage than previously experienced, contributed to the increase in gross profit percentage. O'Gara will continue to pursue opportunities for sales of its military products. No assurance can be given, however, that any new contract will contribute at the gross profit level experienced in 1996. In general, the gross profit percentage recognized on military contracts is lower than gross profit percentage recognized on commercial contracts.

     Gross profit percentage was favorably affected by an increase in net sales from foreign subsidiaries, both in O'Gara's Security Hardware Products Group and Security Systems Integration Group, where the gross profit percentages are higher than have been experienced in other markets due to lower direct costs and less developed competition. O'Gara expects the effect of net sales of foreign subsidiaries to continue to have a positive effect on O'Gara's consolidated gross margin percent until these markets become more competitive.

     Operating expenses. Selling and marketing expenses for 1996 increased $1.2 million, or 32.6%, from $3.6 million in 1995 to $4.8 million. This increase was primarily attributable to increases in personnel and advertising to implement O'Gara's business strategy.

     General and administrative expenses for 1996 increased $3.8 million, or 92.1%, from $4.1 million in 1995 to $7.9 million. This increase in administrative expenses was due to the addition of professional employees and associated infrastructure to support the increased level of business activity.

     Both selling and general and administrative expenses will continue to increase in total dollars as O'Gara acquires new businesses, expands into new foreign markets and administers a more complex corporate environment.

     Interest expense. Interest expense for 1996 was $1.3 million, an increase of $0.5 million, or 54.4%, compared to $0.8 million for 1995. This was due to increased borrowings necessary to finance increased production levels and new operations. As a result of recent acquisitions and O'Gara's continued efforts to expand into new foreign markets, interest expense will be significantly higher than it has been in previous years.

     Provision for income taxes. The provision for income taxes was $0.5 million in 1996. There was no provision for income taxes recorded in 1995 due to OHE's S Corporation status.

1995 COMPARED TO 1994

     Net sales. Net sales were $32.8 million for 1995, a decrease of $1.1 million, or 3.2%, compared to $33.9 million for 1994. The decrease in net sales was primarily due to the late delivery of HMMWV chassis by a supplier which resulted in a six-month delay in the armoring of HMMWVs for the U.S. Army Tank and Automotive Armaments Command ("TACOM"). Such delay was principally responsible for a decrease in net sales of military armoring products from $17.0 million in 1994 to $15.0 million for 1995, a decrease of $2.0 million or 12.0%. Net sales of commercial armoring products decreased $0.7 million or 4.0% from $16.5 million in 1994 to $15.8 million for 1995. Net sales of satellite communications equipment and services increased $1.6 million or 358.3% from $0.4 million in 1994 to $2.0 million in 1995.

     Cost of sales. Cost of sales was $25.2 million for 1995, an increase of $0.7 million, or 3.0%, compared to $24.5 million for 1994. The increase in cost of sales was primarily due to the absorption of manufacturing and material overhead associated with the six-month delay in the armoring of the HMMWVs for TACOM. Since production was expected to return to anticipated levels once the delay period ended, O'Gara retained its trained manufacturing personnel and did not temporarily reduce its head count. As a result of this delay and the increased percentage of sales associated with military sales, which have a lower gross profit margin than commercial sales, cost of sales as a percentage of net sales increased to 76.9% for 1995 from 72.3% for 1994. In addition, engineering expenses for OHE increased approximately $0.5 million to $1.1 million as a result of the additional engineering requirements for the Up-Armored HMMWV contract.

     Selling and marketing. Selling and marketing expenses were $3.6 million for 1995, an increase of $0.9 million, or 32.6%, compared to $2.7 million for 1994. This increase was primarily attributable to increased sales personnel and travel expenses that were incurred to support OSN's growth.

     General and administrative. General and administrative expenses were $4.1 million for 1995, a decrease of $0.3 million, or 7.0%, compared to $4.4 million for 1994. Increases in personnel costs were offset by lower travel and insurance costs.

     Interest expense. Interest expense was $0.8 million for 1995, an increase of $0.4 million, or 105.4%, compared to $0.4 million for 1994. This increase in interest expense was due to additional borrowings to finance working capital growth and the Up-Armored HMMWV contract.

LIQUIDITY AND CAPITAL RESOURCES

     General. O'Gara historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by net income and depreciation and amortization.

     Senior Notes. The Senior Notes, which were issued June 3, 1997 and mature May 30, 2004, bear interest at a rate of 9.56%, subject to a step down of the associated interest rate to a minimum of 8.56% if O'Gara meets certain defined requirements. The Senior Notes also impose covenant restrictions on O'Gara's operations, including limitations on dividends and priority debt, and constraints on specific investments, as well as requirements relating to O'Gara's reported net worth, fixed charges coverage and limitations on outstanding debt. Of the $35.0 million in gross proceeds from the sale of the Senior Notes, $26.2 million was used to pay off the term loan and revolver from O'Gara's previous credit agreement. The payoff also resulted in the recognition of an extraordinary charge against earnings for the bank fees associated with the previous agreement.

     Credit Facility. On May 30, 1997, O'Gara entered into a new credit agreement with KeyBank. The new agreement provides for a revolving line of credit of $4.5 million and a letter of credit facility of approximately $5.7 million. The revolving credit facility bears interest at the prime rate less 0.5%, or, at O'Gara's option, the LIBOR rate plus 2.0%. The credit agreement also imposes requirements on O'Gara's reported fixed charge coverage ratio, net worth and debt capitalization, along with certain restrictions on investments, acquisitions and capital expenditures. To finance a portion of the costs of the Merger, O'Gara expects to enter into an amended and restated credit facility with KeyBank, which will provide for a $7.0 million term loan, a $7.0 million revolving credit loan and a $6.0 million standby letter of credit facility. See "THE MERGER -- Financing the Merger."

     The new credit agreement replaced a previous arrangement O'Gara entered into on February 11, 1997, with The Fifth Third Bank and LaSalle National Bank. The previous arrangement provided for (i) a one-year revolving line of credit of up to $12.0 million, (ii) a five-year term loan in the amount of $16.0 million, and (iii) a $5.5 million letter of credit facility.

     On September 8, 1997, there were no borrowings outstanding under the new revolving credit agreement. O'Gara believes that proceeds from the sale of the Senior Notes and borrowings under the new credit facility and the term loan facility, along with cash provided by net income and depreciation and amortization, will be sufficient to fund O'Gara's operating cash requirements for the next 12 months. O'Gara continues to review strategic opportunities and other sources of working capital.

     Cash flows from operating activities. Net cash used in operating activities was $6.3 million and $1.2 million for the six months ended June 30, 1997 and 1996, respectively. This change was primarily due to increases in accounts receivable as a result of the growth in business activity and a reduction in accrued liabilities resulting from the close-out of certain contracts with the U.S. Government.

     Capital expenditures. Historically, O'Gara has limited its capital expenditure requirements by leasing certain facilities and equipment. Capital expenditures totaled $1.1 million for the six months ended June 30, 1997, and $0.8 million for the same period in 1996. The new credit agreement limits annual capital expenditures.

     In addition to capital expenditures, O'Gara also used $7.6 million in net cash in connection with the acquisition of Labbe and ITI in the first quarter of 1997.

     Cash flows from financing activities. Net cash provided by financing activities was $24.4 million and $3.1 million for the six months ended June 30, 1997 and 1996, respectively. The increase in 1997 was due primarily to issuance of the Senior Notes executed in the second quarter of 1997.

     Foreign operations. O'Gara attempts to mitigate the risks of doing business in foreign developing countries by separately incorporating its operations in such countries; entering into contracts providing for payment in U.S. dollars instead of the local currency in certain instances; maintaining reserves for credit losses; and maintaining insurance on equipment to protect against losses related to political risks and terrorism. In addition, O'Gara will, from time to time, attempt to mitigate the risk of doing business in a foreign currency by utilizing futures contracts and other derivative financial instruments. O'Gara has not experienced a material impact on its results of operations, liquidity or financial position as a result of its investment in such contracts and instruments.

     Quarterly fluctuations. O'Gara's operations are not seasonal, but may fluctuate on a quarterly basis as a result of the timing of contract costs. The incurrence of contract costs and related production scheduling must be responsive to specific customer delivery requirements, which may involve the acceleration of deliveries under a contract at a customer's request, such as occurred with the HMMWV contract in 1996. O'Gara's liquidity may be affected by the payment terms of its contracts, including those with TACOM and certain foreign governments.

                         RECENT DEVELOPMENTS -- O'GARA



     The following table sets forth certain selected financial data for O'Gara for the three and nine month periods ended September 30, 1996 and 1997:



                            O'GARA SELECTED HISTORICAL FINANCIAL DATA
                          (dollars in thousands except per share data)
                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                SEPTEMBER 30,              SEPTEMBER 30,
                                            ----------------------     ----------------------
                                            1997(2)                    1997(2)
                                            -------        1996        -------        1996
                                                        ----------                 ----------
                                                           PRO                        PRO
                                                        FORMA(1)                   FORMA(1)
    Net Sales.............................  $30,713      $ 18,804      $82,567      $ 60,325
    Gross Profit..........................  $ 8,254      $  5,121      $22,623      $ 15,260
    Net Income............................  $ 1,694(3)   $  1,147      $ 4,181(3)   $  3,600
    Earnings per share....................  $  0.23      $   0.18      $  0.58      $   0.57


---------------

(1) Prior to the Offering, O'Gara's business was conducted by the Related Corporations, which were combined in the Reorganization on October 28, 1996. The most significant of the Related Corporations had elected to be treated as an S Corporation for federal and state income tax purposes, rather than be taxed at the corporate level. The 1996 net income and earnings per share present the pro forma effects on the historical consolidated financial information reflecting certain transactions resulting from the Offering as if they occurred on January 1, 1996. The pro forma adjustments include amortization of intangible assets resulting from the purchase of net assets of Palmer, the elimination of interest expense relating to the retirement of bank debt and the application of corporate income taxes to O'Gara's consolidated income before income taxes at an effective rate of approximately 40%. See the Consolidated Statements of Operations and Notes to O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus.



(2) O'Gara completed certain acquisitions in the first quarter of 1997 (including the acquisition of Labbe, which was effective for accounting purposes on January 1, 1997) and the results of the acquired entities are included from the effective dates of their respective acquisitions in the consolidated statement of operations.



(3) Operating expenses for 1997 include a provision of $0.1 million ($0.01 per share) in connection with the settlement of the litigation described in "BUSINESS OF O'GARA -- Legal Proceedings."



     Operating results for O'Gara for the three months and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year or future periods.



     On October 30, 1997, an O'Gara subsidiary entered into a letter of intent to acquire all of the capital stock of Imea, a Russian corporation ("Imea"), and substantially all of the assets of Acorn Communications Group, Inc., a Massachusetts corporation ("Acorn"), for $3.1 million, consisting of $2.5 million in O'Gara Common Stock and $0.5 million cash at closing, and $0.1 million in cash payable over the six months commencing January 1, 1998. The transactions, subject to completion of due diligence and execution of definitive agreements, are expected to close early in December, 1997.



     Imea and Acorn are engaged in the business of selling cash-in-transit ("CIT") vehicles and other commercial bank equipment such as safes, money counters, and counterfeit detectors throughout Russia. Imea recently began producing and armoring its own CIT vehicle based on a Russian patent which allows the conversion of a Ford F-150 chassis into a CIT vehicle. Imea operates from two locations in Moscow, including a manufacturing and service facility. Acorn, with an office in Newton, Massachusetts, conducts most of its business through its representative office in Moscow.



     Michael Dubinsky, founder and controlling shareholder of both companies, will enter into employment and non-competition contracts with a subsidiary of O'Gara. O'Gara's objective in this acquisition included securing experienced senior management for its Russian business. In the aggregate, Imea and Acorn had sales of approximately $8.0 million in 1996 and are profitable.

                 KROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition of Kroll is based upon and should be read in conjunction with Kroll's Consolidated Financial Statements and Notes thereto, the selected consolidated financial data and other financial data appearing elsewhere in this Proxy Statement/Prospectus.

GENERAL

     Kroll believes that it is the largest company in the world providing a broad array of corporate investigation, risk and crisis management and business intelligence services on an international basis. See "BUSINESS OF KROLL."

     Kroll's results of operations are based primarily on net sales generated from fees it charges for corporate investigation services, risk and crisis management services and business intelligence services. Kroll generally does not have long term contracts with its clients and its ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of relatively short duration. As a result, Kroll's net sales and net income from year to year are not necessarily predictable and historically there has not been a consistent year-to-year pattern of growth. See "RISK FACTORS -- Risk Factors Relating to the Business of Kroll -- Fluctuations in Operating Results."

SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

                                                                    SIX MONTHS ENDED
                                                                  JUNE 30, (UNAUDITED)
                                                                  --------------------
                                                                   1996         1997
                                                                  -------      -------
                                                                     (IN THOUSANDS)
        Net sales...............................................  $33,374      $36,746
        Cost of sales...........................................   21,772       21,073
        Selling expenses........................................    2,097        2,581
        General and administrative expenses.....................    8,689        9,513
        Interest expense........................................      950          783
        Other income (expense), net.............................       71         (135)
        Income (loss) before provision (benefit) for taxes......      (63)       2,661
        Provision (benefit) for taxes...........................      (57)       1,326
        Net income (loss).......................................  $    (6)     $ 1,335

     Net sales. Net sales increased approximately $3.4 million, or 10%, from $33.4 million for the six months ended June 30, 1996 to $36.7 million for the six months ended June 30, 1997. This increase was primarily caused by increases in net sales of Kroll's corporate investigation and business intelligence services. Net sales increases for Kroll's services in Asia, Europe and Latin America were partially offset by a decline in net sales of services in North America.

     Cost of sales. Cost of sales decreased approximately $0.7 million, or 3.2%, from $21.8 million for the six months ended June 30, 1996 to $21.1 million for the six months ended June 30, 1997. This decrease was principally caused by a write-off of approximately $2.5 million in uncollectible receivables in 1996 relating to services performed in earlier periods. Adjusted for this write-off, cost of sales would have been 57.8% of net sales for the six months ended June 30, 1996 compared with 57.4% for the same period of 1997, resulting in a comparable gross profit percentage of approximately 42.5% for both periods. Kroll also added 34 professional staff members. In the short term, this increase in staffing has resulted in certain training and orientation costs which have caused a nominal increase in the cost of sales during the first six months of 1997.

     Selling expenses. Selling expenses increased approximately $0.5 million, or 23%, from $2.1 million for the six months ended June 30, 1996 to $2.6 million for the six months ended June 30, 1997. This increase was primarily caused by an increase in personnel, principally temporary employees utilized for special selling activities, and advertising expenses during the first six months of 1997.

     General and administrative expenses. General and administrative expenses increased approximately $0.8 million, or 9.5%, from $8.7 million for the six months ended June 30, 1996 to $9.5 million for the six months ended June 30, 1997. This increase was caused by personnel additions and an increase in other expenses and equipment necessary to support increased business levels. Examples of such additional expenses include an increase in rental expenses resulting from the opening of offices in Singapore, Chicago, Illinois and Frankfurt, Germany.

     Interest expense. Interest expense decreased approximately $0.2 million or 17.6% from $1.0 million for the six months ended June 30, 1996 to $0.8 million for the six months ended June 30, 1997. This was caused by a decrease in overall debt to $14.6 million resulting from payment of the scheduled annual principal debt service.

     Other income (expense), net. Other income (expense), net, decreased $0.2 million from $0.1 million of income for the six months ended June 30, 1996 to $0.1 million of expense for the six months ended June 30, 1997. This decrease was caused by realized foreign currency transaction losses.

     Income (loss) before provision (benefit) for taxes. Income (loss) before provision (benefit) for taxes changed $2.8 million from a $0.1 million loss for the six months ended June 30, 1996 to income of $2.7 million for the six months ended June 30, 1997. This increase was primarily caused by increased net sales and the approximate $2.5 million write-off of accounts receivable in the 1996 period which did not recur in the first six months of 1997.

     Provision (benefit) for taxes. Provision (benefit) for taxes increased approximately $1.4 million from a benefit of $0.1 million for the six months ended June 30, 1996 to a provision of $1.3 million for the six months ended June 30, 1997. This increase was attributable to increased operating profits.

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

                                                                  TWELVE MONTHS ENDED
                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                  1995          1996
                                                                 -------       -------
                                                                    (IN THOUSANDS)
        Net sales..............................................  $53,024       $70,883
        Cost of sales..........................................   35,206        47,900
        Selling expenses.......................................    5,490         4,632
        General and administrative expenses....................   16,788        18,350
        Interest expense.......................................    1,970         1,840
        Other income (expense), net............................     (282)          358
        (Loss) before provision (benefit) for taxes............   (6,712)       (1,481)
        Provision (benefit) for taxes..........................   (1,298)         (679)
        Net (loss).............................................  $(5,414)      $  (802)

     Net sales. Net sales increased approximately $17.9 million, or 33.7%, from $53.0 million for the year ended December 31, 1995 to $70.9 million for the year ended December 31, 1996. This increase was primarily due to an increase in net sales of all of Kroll's services, particularly sales of services in North America and principally the corporate investigations and business intelligence services, which increased $12.3 million and $4.0 million, respectively. Kroll's recently introduced Vendor Integrity Program (VIP) accounted for approximately $1.0 million of the increase in net sales in 1996.

     Cost of sales. Cost of sales increased approximately $12.7 million, or 36.1%, from $35.2 million for the year ended December 31, 1995 to $47.9 million for the year ended December 31, 1996. Contributing to this increase was a write-off of approximately $5.0 million in uncollectible receivables in 1996 relating to services provided in earlier periods. During 1996, Kroll added 66 professional and administrative staff members. This increase in staff members was necessary to handle: (i) increased business activity; (ii) Kroll's new VIP program; and (iii) the opening of offices in Beijing, China, New Delhi, India and Sao Paulo, Brazil.

     Selling expenses. Selling expenses decreased approximately $0.9 million, or 15.6%, from $5.5 million for the year ended December 31, 1995 to $4.6 million for the year ended December 31, 1996. This decrease was primarily attributable to the use of lower cost information services for pre-marketing purposes during 1996, as well as reduced costs of temporary personnel who provided services to Kroll during extensive marketing campaigns in 1995.

     General and administrative expenses. General and administrative expenses increased approximately $1.6 million, or 9.3%, from $16.8 million for the year ended December 31, 1995 to $18.4 million for the year ended December 31, 1996. This increase was caused by $0.5 million of additional rental expenses resulting from the opening of three offices in Asia and Latin America, increases of approximately $0.2 million in the costs of certain consulting services used by Kroll and $0.9 million of increases related to higher personnel cost and fees paid to retain consultants under agreements related to security and crisis management services.

     Interest expense. Interest expense decreased approximately $0.2 million, or 6.6%, from $2.0 million for the year ended December 31, 1995 to $1.8 million for the year ended December 31, 1996. This was caused by a decrease in overall debt to $15.2 million resulting from principal payments.

     Other income (expense), net. Other income (expense), net, increased approximately $0.7 million from $0.3 million of expense for the year ended December 31, 1995 to $0.4 million of income for the year ended December 31, 1996. This increase was primarily caused by a gain on sale of marketable securities of $0.1 million and realized foreign currency transaction gains of $0.3 million and a $0.2 million loss associated with certain joint venture arrangements.

     Loss before provision (benefit) for taxes. Loss before provision (benefit) for taxes increased $5.2 million from a $6.7 million loss for the year ended December 31, 1995 to a $1.5 million loss for the year ended December 31, 1996. This increase was primarily caused by the increase in net sales and an improved gross profit margin in 1996, after adjustment for the write-off of approximately $5.0 million in accounts receivable in 1996 relating to services performed in earlier periods.

     Provision (benefit) for taxes. Provision (benefit) for taxes decreased approximately $0.6 million, or 47.7%, from a $1.3 million benefit for the year ended December 31, 1995 to a $0.7 million benefit for the year ended December 31, 1996. This decrease was attributable to increased operating profits.

YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

                                                                   TWELVE MONTHS ENDED
                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Net sales................................................  $52,872     $53,024
        Cost of sales............................................   31,684      35,206
        Selling expenses.........................................    4,700       5,490
        General and administrative expenses......................   18,076      16,788
        Interest expense.........................................    2,188       1,970
        Other income (expense), net..............................      406        (282)
        (Loss) before provision (benefit) for taxes..............   (3,370)     (6,712)
        Provision (benefit) for taxes............................   (1,751)     (1,298)
        Net (loss)...............................................  $(1,619)    $(5,414)

     Net sales. Net sales increased approximately $0.1 million, or 0.3%, from $52.9 million for the year ended December 31, 1994 to $53.0 million for the year ended December 31, 1995. This increase was primarily due to an increase in Kroll's risk and crisis management services of $2.0 million offset by a decrease in corporate investigations and business intelligence services of $1.9 million.

     Cost of sales. Cost of sales increased approximately $3.5 million, or 11.1% from $31.7 million for the year ended December 31, 1994 to $35.2 million for the year ended December 31, 1995. This increase was primarily caused by the increase in the number of professional staff, causing an approximate $2.2 million increase in labor cost. In addition, a special allowance for doubtful accounts was established for certain old international receivables.

     Selling expenses. Selling expenses increased approximately $0.8 million or 16.8% from $4.7 million for the year ended December 31, 1994 to $5.5 million for the year ended December 31, 1995. This increase was primarily attributable to increased personnel costs. In addition, approximately $0.3 million of such increase resulted from the expanded use of pre-marketing information gathering in an effort to expand Kroll's corporate client database.

     General and administrative expenses. General and administrative expenses decreased approximately $1.3 million, or 7.1%, from $18.1 million for the year ended December 31, 1994 to $16.8 million for the year ended December 31, 1995. This decrease resulted principally from a cost reduction program which contributed approximately $0.8 million of the decrease. Additionally, a reduction in certain foreign office rents contributed $0.2 million of the total.

     Interest expense. Interest expense decreased approximately $0.2 million, or 10.0%, from $2.2 million for the year ended December 31, 1994 to $2.0 million for the year ended December 31, 1995. This decrease resulted from payments of debt carrying a higher interest rate with the proceeds of loans carrying a lower interest rate. In addition, overall debt was reduced by $1.1 million.

     Other income (expense), net. Other income (expense), net, decreased approximately $0.7 million from income of $0.4 million for the year ended December 31, 1994 to $0.3 million of expense for the year ended December 31, 1995. This decrease in other income was primarily caused by a loss from a joint venture arrangement and the sale of certain accounts receivable at a discount.

     Loss before provision (benefit) for taxes. Loss before provision (benefit) for taxes for the year ended December 31, 1995 was a loss of $6.7 million or a decrease of $3.3 million over the loss before provision (benefit) for taxes for the year ended December 31, 1994. This increased loss resulted from the increased operating and administrative cost incurred in 1995 while net sales remained flat compared with the prior year.

     Provision (benefit) for taxes. Provision (benefit) for taxes benefit decreased approximately $0.5 million, or 25.9%, from a $1.8 million benefit for the year ended December 31, 1994 to a $1.3 million benefit for the year ended December 31, 1995. This decrease was attributable to the provision of certain tax reserves to cover open tax years and the mix of domestic and foreign source income.

LIQUIDITY AND CAPITAL RESOURCES

     General. Kroll historically has met its operating cash needs by cash provided from operations, loans from its shareholders and other borrowings.

     Shareholder debt at June 30, 1997 consists of $2.0 million principal amount of indebtedness to AIG which is due on demand and bears interest at an annual rate 2% in excess of the base rate of Citibank N.A. and $4.4 million due to Jules B. Kroll. Of the amounts due to Jules B. Kroll, $3.0 million bears interest at an annual rate 1% in excess of the prime rate and the balance bears interest at the broker loan rate, currently 7.625% per annum. In addition to its borrowing from its principal shareholders, Kroll's borrowing consists of a term debt facility entered into in 1989 in the aggregate principal amount of $20.0 million. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS -- KROLL." The outstanding balance on this term debt facility at June 30, 1997 was $8.1 million. The term debt facility bears interest at a fixed rate of 10.95% per annum and provides for quarterly payments of interest and principal. The term debt facility allows certain prepayments. The term debt facility contains customary restrictive covenants which limit, among other items, Kroll's ability to pay cash dividends, make cash distributions and incur additional indebtedness. The term debt facility also requires that Kroll maintain certain financial ratios. Compliance with certain of these covenants has been waived through December 1, 1997. It is anticipated that this term debt facility will be repaid upon the consummation of the Merger and that O'Gara will be required to obtain sufficient alternative financing for Kroll.

     Cash flows from operating activities. Kroll expects that it will be able to meet its routine cash requirements from cash generated from operations. Net cash provided by operating activities was $1.7 million, $8.1 million and $5.3 million for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.

     Capital expenditures. Kroll has limited its capital expenditure requirements by leasing its office facilities and computer equipment. Kroll anticipates that it will be able to provide for any capital expenditures from funds generated from operations. Capital expenditures totaled $0.5 million for the year ended December 31, 1995, and $0.7 million for the year ended December 31, 1996.

     Foreign operations. Kroll attempts to mitigate against the risks of doing business in foreign countries by separately incorporating its operations in such countries, transacting business in the local currency and maintaining, on a global basis, insurance to cover professional liability and general liability, in addition to local insurance coverage. Kroll has not used hedging instruments, including, but not limited to, derivatives, to mitigate against the risk of currency fluctuations arising from its business activities in foreign countries. See "RISK FACTORS -- Risk Factors Relating to the Business of Kroll -- Political and Economic Risks of Doing Business Outside of the United States."

     Quarterly fluctuations. Kroll's operations are not seasonal, but may fluctuate on a quarterly basis as a result of the transactional nature of a significant portion of its business. See "RISK FACTORS -- Risk Factors Relating to the Business of Kroll -- Fluctuations in Operating Results."

     Inflation. Inflation has not been a significant factor to the results of operations of Kroll. Kroll generally has been able to pass on the cost of inflation to its clients.

                               BUSINESS OF O'GARA

GENERAL

     O'Gara is a worldwide integrated security company with three business lines: security hardware products, security services and security systems integration services. The Security Hardware Products Group markets all of O'Gara's armoring products, including ballistic and blast protected armoring systems for commercial and military vehicles, aircraft and missile components through O'Gara's various O'Gara Hess & Eisenhardt Armoring subsidiaries and Labbe. The Security Services Group offers security-related products and services such as, advanced driver training, background clearances, business intelligence, country risk assessments, forensic auditing and force protection consulting through its Palmer division and its subsidiaries, ITI and O'Gara Security Associates, Inc. ("OSA"). The Security Systems Integration Group offers planning, design and hardware and software integration services which are customized to meet specific portable satellite communications or navigation needs of customers, as well as customized turn-key site security systems to international customers, through its O'Gara Security International, Inc. ("OSI"), OSN and Next Destination subsidiaries.

     Originally founded in 1876 as Sayers & Scovil, a manufacturer of horse-drawn carriages, O'Gara evolved into a producer of specialized motor vehicles. By the early 1900s, O'Gara changed its ownership and name to Hess & Eisenhardt and focused on the development and construction of a broad range of specialized consumer and commercial vehicles such as ambulances and hearses. In the 1940s, O'Gara was commissioned by the U.S. Secret Service to design and assemble the first armored presidential limousine which was used by President Harry S Truman. O'Gara's Labbe subsidiary has protected every French president since 1981. Labbe is the first and only armoring company to serve the French presidency.

     O'Gara now provides armored commercial vehicles for heads of state, business executives and VIPs worldwide. Since 1993, O'Gara also has been the primary provider of armoring systems for HMMWVs used by the U.S. Military and other armed forces. O'Gara began offering satellite communication products in 1994 and site protection products and services in 1996 and, also in 1996, began its expansion into other security-related services.

     O'Gara's business today is increasingly being driven by the needs of (i) multinational corporations to protect executives, corporate assets and information in high risk countries; (ii) wealthy individuals to secure themselves and their families from the growing threat of kidnappings worldwide;
(iii) worldwide military organizations to field a more versatile armored vehicle, such as the HMMWV; (iv) governments to protect heads of state and diplomats from terrorist attacks; (v) individuals to insulate themselves and their property from planned criminal activity and random acts of violence; and
(vi) individuals, corporations and governments to obtain secure, remote or independent telecommunications services.

BUSINESS STRATEGY

     The principal elements of O'Gara's operating and growth strategy are as follows:

     Expand armored commercial vehicle sales in foreign markets. O'Gara intends to expand its foreign market position as a leading provider of armored commercial vehicles by leveraging its well recognized name, high quality reputation and global network of customer relationships. To support this effort, O'Gara acquired Labbe and established manufacturing operations in Brazil, Mexico, the Philippines and Russia, has increased its sales and marketing professionals from four at October 1985 to 39 at present and increased its annual marketing budget from $0.7 million in 1995 to $1.6 million in 1997. O'Gara believes that these efforts, coupled with the strong global demand for armored commercial vehicles, will enable it to penetrate effectively these and other markets. In the future, O'Gara intends to establish manufacturing operations in additional countries as it deems appropriate.

     Grow non-armoring security-related businesses. O'Gara's Security Services Group offers security-related products and services such as site protection surveys, business intelligence and investigation services, country risk assessments and briefings, and forensic auditing. In addition, O'Gara offers a wide range of sophisticated state-of-the-art training services including advanced driver and protective operations training, force protection training and consulting, crisis management training and advanced counterintelligence and information security training.

O'Gara, in 1997, acquired all of the shares of ITI, a leading domestic provider of advanced driver training and other security services, and substantially all of the assets of Palmer, a provider of driving training, business intelligence and forensic auditing in Mexico.

     O'Gara's Security Systems Integration Group is building on its rapidly growing satellite communication and navigation business by offering a broader array of products and services to existing hardware customers and to buyers in new geographic markets. In order to expand the distribution channels for O'Gara's telecommunication products, O'Gara acquired all of the shares of Next Destination, a U.K. company headquartered in Salisbury, the United Kingdom, which is one of the largest distributors of INMARSAT related portable satellite telephone and communication hardware systems as well as global positioning satellite systems in Europe. Additionally, the Security Systems Integration Group offers a wide range of site protection products.

     Expand foreign military sales. As the nature of armed conflicts changes and worldwide military budgets are cut, O'Gara believes that expensive heavily armored tracked vehicles will continue to be replaced by more versatile and less expensive tactical wheeled vehicles ("TWVs"), such as the HMMWV. O'Gara markets both Up-Armored HMMWVs and armor kits which may be added in the field to certain existing HMMWVs. There currently exists an installed base of 130,000 HMMWVs, including 18,400 owned by 31 foreign countries. O'Gara estimates that approximately 12,000 of the HMMWVs in use worldwide are suitable for its armor kits and believes a significant opportunity exists to market aggressively these kits, internationally as well as domestically. O'Gara also believes that those countries currently utilizing HMMWVs are candidates for future sales of the Up-Armored HMMWV. For example, in 1996 O'Gara entered into contracts to provide Up-Armored HMMWVs to two foreign countries, Luxembourg and Qatar.

     Standardize production to improve efficiencies and reduce throughput time. Since 1994, O'Gara has committed in excess of $4.0 million to engineering, tooling, and training to standardize its product design, armoring components, and assembly line operations. O'Gara has developed a standard armored Chevrolet or GMC Suburban (the "Standard Suburban"), which has been available since 1995, as well as a standard armored Mercedes Benz E-420, which has been available since July 1997. O'Gara's efforts in this area have reduced the number of employee work hours needed to produce the Up-Armored HMMWV from 465 to 265, and the number of components involved from 800 to 550, and have reduced the number of employee work hours required to armor the Standard Suburban from 1,200 to 500, and the number of components involved from 350 to
200. As a result of these efficiencies, O'Gara is able to provide rapid, and sometimes immediate, delivery of these armored commercial vehicles, which O'Gara believes increases substantially their attractiveness and marketability.

     Pursue strategic acquisition opportunities. The fragmented nature of the global security industry provides ample opportunities for strategic acquisitions. O'Gara believes it is positioned to consolidate companies in the armoring, security systems integration, security services, engineering and secured satellite communications business. Since October 1996, O'Gara has made four strategic acquisitions: one in vehicle armoring, one in satellite communications and two in security services. O'Gara believes the Merger will further this strategy. O'Gara continues to review additional acquisition opportunities in each of these businesses. Consummation of future acquisitions by O'Gara will require the approval of KeyBank under O'Gara's amended and restated loan agreement.

PRODUCTS AND SERVICES

     The following table presents the net sales of O'Gara's principal products and services for the periods indicated:

                                                TWELVE MONTHS                  SIX MONTHS
                                             ENDED DECEMBER 31,              ENDED JUNE 30,
                                       -------------------------------     -------------------
                                        1994        1995        1996        1996        1997
                                       -------     -------     -------     -------     -------
                                                           (IN THOUSANDS)
    Security hardware products
      group..........................  $33,466     $30,773     $72,900     $37,682     $42,979
    Security systems integration
      group..........................      466       2,044       9,823       3,839       7,830
    Security services group..........       --          --          55          --       1,044
                                       -------     -------     --------    --------    -------
              Total..................  $33,912     $32,817     $82,778     $41,521     $51,853
                                       =======     =======     ========    ========    =======

     O'Gara's products and services are focused on three primary areas of global security. The Security Hardware Products Group markets all of O'Gara's armoring services, including ballistic and blast protected armoring systems for commercial and military vehicles, aircraft and missile components. The Security Services Group offers security-related products and services such as site protection services, advanced driver training, background clearances, business intelligence, country risk assessments, forensic auditing, force protection consulting and private security guards. The Security Systems Integration Group offers planning, design and hardware and software integration services which are customized to meet specific satellite communications or navigation needs of customers. The Security Systems Integration Group also distributes global positioning satellite equipment.

  SECURITY HARDWARE PRODUCTS GROUP

     The following table provides net sales information about the products and services of O'Gara's Security Hardware Products Group:

                                                TWELVE MONTHS                  SIX MONTHS
                                             ENDED DECEMBER 31,              ENDED JUNE 30,
                                       -------------------------------     -------------------
                                        1994        1995        1996        1996        1997
                                       -------     -------     -------     -------     -------
                                                           (IN THOUSANDS)
    COMMERCIAL PRODUCTS:
      Fully armored vehicles.........  $11,265     $11,024     $13,424     $ 4,842     $15,568
      Light armored vehicles.........    2,953       2,213       3,889       2,253       2,143
      Commercial truck bodies........       --          --          --          --       5,184
                                       -------     -------     -------     -------     -------
      Other..........................    2,254       2,581         991         539         760
                                       -------     -------     -------     -------     -------
                                        16,472      15,818      18,304       7,634      23,655
                                       -------     -------     -------     -------     -------
    MILITARY PRODUCTS:
      Up-Armored HMMWVs..............   15,222      13,275      43,780      23,544      17,246
      HMMWV armored kits.............       --          --       6,938       5,599         325
      Other armor systems............    1,772       1,680       3,878         905       1,753
                                       -------     -------     -------     -------     -------
                                        16,994      14,955      54,596      30,048      19,324
                                       -------     -------     -------     -------     -------
              Total..................  $33,466     $30,773     $72,900     $37,682     $42,979
                                       =======     =======     =======     =======     =======

  COMMERCIAL PRODUCTS

     Fully armored vehicles (FAVs). The base vehicle that is converted into a FAV may be a limousine, a large size sedan (such as a Cadillac, Mercedes Benz S600 or Volvo S90) or a sport utility vehicle (such as the GMC/Chevrolet Suburban) which is purchased new from a dealership or directly from the factory. The armoring process begins with disassembly of the new vehicle at O'Gara's production facilities. This disassembly typically involves the removal of the interior trim, the seats, the doors and all windows. The passenger compartment then is armored with both opaque armor (metallic, fibrous and ceramic materials) and transparent armor (glass/plastic laminate) and other features, such as run flat tires, are added. Finally, the vehicle is reassembled as close to its original appearance as possible. The designation of FAV normally connotes the ability of the completed vehicle to protect against attacks from military assault rifles such as AK-47s and M16s and from certain underbody explosives. Certain FAVs also are blast protected. A blast protected vehicle normally incorporates the ballistic and underbody protection of an FAV but with proprietary materials and installation methods that enable the vehicle occupants to survive a defined blast threat. Typical types of protection defend against pipe bombs attached to the exterior of the vehicle and non-directional charges of 20 kg of TNT detonated approximately five meters from the vehicle. FAV armoring normally sells for $50,000 to $200,000 exclusive of the cost of the base vehicle.

     The FAV class of vehicle includes the Parade Car, a formal limousine used predominantly for high level, official functions by a president or other head of state. This vehicle is usually of customized design based upon a commercially available chassis which O'Gara essentially rebuilds from the ground up. Since the threat of organized assassination attempts is greater for heads of state, these vehicles normally incorporate more advanced armor and sophisticated protection systems. In addition to the more protective opaque and transparent armor systems, special features may include supplemental oxygen systems, air purification systems to protect against chemical or biological contamination, underbody fire suppressant systems, tear gas launchers, anti-explosive self-sealing fuel tanks, electric deadbolt door locks, gun ports and remote-starters with bomb scanning capability. Parade Cars normally sell for $300,000 to in excess of $1.0 million which includes the cost of the base vehicle.

     Light armored vehicles (LAVs). The armoring process for an LAV is similar in all respects to that for an FAV except that substantially less total weight of armoring is added. Typical base vehicles include the Volkswagon Jetta, the General Motors Omega, the Mercedes Benz S600 and the Jeep Cherokee. The designation of LAV connotes the ability of the completed vehicle to protect against attacks from handguns, such as a 9 mm or .357 Magnum. The price of LAV armoring ranges from $5,000 to $60,000 exclusive of the cost of the base vehicle.

     Commercial truck bodies. O'Gara's Labbe subsidiary builds commercial truck bodies in its facilities in Lamballe, France. The bodies are primarily manufactured for 3.5 ton trucks and are installed on chassis produced by a variety of manufacturers. The bodies are manufactured under contracts with the chassis manufacturers. The prices of the commercial truck bodies generally range from approximately $2,000 to $25,000.

     Specialty vehicles. Other commercial products include specialty vehicles which are custom built for a specific mission. Vehicle types that fall into this category are Escort Cars (usually a convertible) and Chase Cars (usually a closed-top vehicle) in which security personnel ride while in a head of state motorcade. Also included in this business line are armor kits, normally designed for a specific vehicle to be installed at a location outside of O'Gara's main production facilities in Fairfield, Ohio or Torino, Italy. These armor kits usually provide LAV levels of protection. O'Gara also provides technical support, training and spare parts for all of its manufactured products. O'Gara can service a customer's vehicle in any of O'Gara's facilities. In certain instances, O'Gara will fly its technicians to the customer's location.

     Armored money transport vehicles. Cash-in-Transit ("CIT") money transport vehicles are built in O'Gara's facilities in Lamballe, France. CIT vehicles normally are used by banks or other businesses that transport large amounts of hard currency. After starting with a van or small truck, the base vehicle is modified to provide protection for the cargo and individuals attending the vehicle from ballistic and blast threats. O'Gara believes that conditions in many emerging growth countries, including Russia and China, will promote high demand for these vehicles.

  MILITARY PRODUCTS

     Up-Armored HMMWVs. O'Gara is the prime contractor to the U.S. Military for the supply of Up-Armored HMMWVs. The basic four door HMMWV chassis are produced by AM General and shipped directly to O'Gara's facility where perimeter armor and blast protection components are added. These Up-Armored HMMWVs provide perimeter protection against 7.62 mm armor-piercing ammunition (such as that fired by the AK-47 military assault rifle), overhead airburst protection against a 155 mm shell, front underbody blast protection against a 12 lb. anti-tank mine and rear underbody blast protection against a 4 lb. anti-personnel mine. In addition, O'Gara installs other features designed to enhance crew safety, comfort and performance, such as air conditioning, weapon turrets and mounts, door locks and shock-absorbing seats. The customers for this product are TACOM, as well as defense and peacekeeping forces around the world. O'Gara charges its customers $70,000 to $100,000 for these ballistic and blast protective systems, which is in addition to the cost of the vehicle. In addition to the products described above, O'Gara supplies engineering design and prototype services to TACOM primarily in support of the Up-Armored HMMWV Program. O'Gara also supplies spare parts and logistics support for all of its military programs.

     HMMWV armor kits. O'Gara supplies field-installable armoring kits to TACOM. These kits are installable on HMMWVs which are currently in TACOM's inventory as well as new HMMWV chassis that are delivered to O'Gara's manufacturing facilities. Two kits are available. The two door armor kit provides perimeter protection against 7.62 mm ball ammunition and underbody blast protection against a 12 lb. anti-tank mine. The four door armor kit provides the same perimeter and front underbody protection but adds rear underbody blast protection against a 4 lb. antipersonnel mine. Customers for this product are current owners of non-armored HMMWVs, which include TACOM, as well as defense and peacekeeping forces around the world. At present, over 130,000 HMMWVs have been sold worldwide, and O'Gara estimates that approximately 12,000 of these HMMWVs may be suitable for kit installation. These kits sell for $18,000 to $30,000, without installation.

     Other armor systems. O'Gara markets armor sub-systems for other TWVs such as 2.5 ton and 5.0 ton trucks, for which the defined threat is from small arms rounds, typically defined as 12.7 mm and less. O'Gara also produces various armor systems as a subcontractor to larger defense contractors, such as Lockheed Martin Corporation ("Lockheed Martin") and The Boeing Company. These products include armor for containers for fuels and missile launchers, and for pilot protection, and typically involve the use of materials or methods which are unique to O'Gara.

  SECURITY SERVICES GROUP

     O'Gara is leveraging its reputation in the armored vehicle industry and its customer base to market an expanded range of security products and services such as advanced driver training, background clearances, business intelligence, country risk assessments, forensic auditing and force protection consulting. The acquisitions of Palmer and ITI have increased the revenues generated from O'Gara's Security Services Group from $0.1 million in 1996 to $1.0 million in the first six months of 1997.

     Driver training. O'Gara now offers comprehensive driver training programs through its ITI subsidiary at its various facilities around the world. Additionally, in June 1997, ITI acquired property near San Antonio, Texas to open a new Force Protection Institute. In addition to a full range of driver and protection operations training, this new facility specializes in force protection training and related issues. O'Gara believes that its driver training courses offer excellent cross selling opportunities for its other products and services such as armored vehicles and its communication/navigation products and are an essential element of a comprehensive security plan.

     Firearms training. O'Gara maintains a progressive and realistic 360 degree, .223 caliber ballistic shooting house, encompassing 6,800 square feet of training space. O'Gara teaches a wide spectrum of combat marksmanship skills. O'Gara's training program focuses on realistic situations, which involves exposing students to stress while under difficult firing situations.

     Counterintelligence training. O'Gara offers security and counterintelligence training courses for both United States Government agencies as well as for clients in the private sector. These courses provide a history of United States' counterintelligence efforts and current issues in the field, such as force protection, protection of intellectual property rights and information security. The training offers instruction on methods to recognize and deter political and business intelligence risks.

     Surveillance detection training. O'Gara provides training in the detection of, and responses to, surveillance. Instruction is provided both in classrooms as well as in live exercises. Students learn methodologies utilized by terrorists, what information is needed by terrorists in order to plan an attack and how to block or manipulate this flow of intelligence. Students also are taught to identify and exploit weaknesses in terrorist attack plans.

  SECURITY SYSTEMS INTEGRATION GROUP

     Site protection systems integration. O'Gara is now offering comprehensive planning, design and hardware and software integration services customized to meet the requirements of customers for physical site protection. Primarily intended for perimeter security around business facilities and plant operations, O'Gara also offers its services to embassies, VIPs' homes and public facilities. Generally, such a systems integration project begins with a site survey, which identifies areas of vulnerability and recommends methods for securing the entire area surveyed. Specific pieces of hardware are ordered and installed, processes and procedures are outlined, engineering documentation is provided and control centers are established. Although each job is unique, the methodology used to develop the system is similar in most cases.

     Satellite communication integration. O'Gara offers comprehensive design and hardware and software integration services customized to meet specific satellite communication requirements of its customers. This involves the integration of portable satellite terminals, mobile antennas and software-based air time. Usually these systems are designed for remote or security intensive operations. The portable satellite terminals, which are manufactured by third party suppliers to O'Gara's specifications, allow the user to make voice and data transmissions via satellite link anywhere in the world.

     Navigation systems. O'Gara sells Magellan Global Positioning Satellite Systems ("GPS") through distributors in the United Kingdom and Europe. The GPS products are sold predominantly for the marine and aircraft markets and enable the users to identify their exact location throughout the world.

CUSTOMERS

  SECURITY HARDWARE PRODUCTS GROUP

     Commercial. O'Gara's armored commercial vehicle customers include governmental and private buyers. U.S. and foreign governmental buyers purchase both FAVs and LAVs. Governmental buyers also comprise the market for Parade Cars. Typically, governmental buyers consist of ministries of foreign affairs, defense and internal affairs and offices of presidential security. Such customers are not constrained in their purchasing decisions by considerations such as import duties and taxes. They are, therefore, free to search globally for the best product. The procurement cycles of governmental buyers can range from relatively rapid, when the vehicles are for the use of the head of state or in a crisis mode, to prolonged bureaucratic bids and evaluations where the procurement is for normally budgeted items. O'Gara's private customers for armored commercial vehicles include corporations and individuals. Private buyers are much more sensitive to cost (of which import duties and taxes may be a substantial part) and, therefore, often will buy a locally produced product if one exists. Local servicing of the vehicle is also a critical concern to private buyers. The 1996 sales of O'Gara's commercial armored vehicles (including Labbe) as a percentage of the total annual sales are distributed as follows:

                             1996 COMMERCIAL SALES
                               BY GEOGRAPHIC AREA

                                                                        PERCENTAGE OF
                                    AREA                               COMMERCIAL SALES
        -------------------------------------------------------------  ----------------
        Europe.......................................................         41.5%
        Africa.......................................................         13.9%
        Middle East..................................................         12.5%
        North America................................................         12.4%
        Central and South America....................................         11.0%
        Russian Republics............................................          5.0%
        Far East.....................................................          3.7%

     Military. O'Gara's market for military hardware products is worldwide in scope, including the U.S. Military and foreign defense forces. O'Gara's major contracts for delivery of Up-Armored HMMWVs and armoring kits are with TACOM. Additionally, O'Gara provides protected container systems, typically used to protect missile systems from small arms fire, to the U.S. Missile Command ("MICOM") under a subcontract with Lockheed Martin. The ability to obtain future U.S. military business will be affected by future levels of defense spending and TACOM's budget. O'Gara has sold Up-Armored HMMWVs to Qatar and Luxembourg, either directly or through the Foreign Military Sales ("FMS") Program. O'Gara is attempting to leverage the reputation earned by its Up-Armored HMMWVs in Bosnia, Somalia and Haiti to expand its sales to foreign defense forces. See "-- U.S. Government Contracts."

  SECURITY SERVICES GROUP

     O'Gara provides training in security awareness and executive protection. Additionally, O'Gara provides business intelligence and investigation services. O'Gara markets these services to both businesses and governments. Corporate or governmental buyers of security services usually contract for such services through their security officers. Corporate security officers, who are normally former members of a government agency themselves, tend to purchase services based upon industry reputation for quality and expertise, trust in the firm or individual they are buying the services from, price and availability. Security services are charged out by the hour, day or week or are based upon a retainer schedule. In some cases, a project may be bid in its entirety.

     Driver training. O'Gara began offering driver training courses after its acquisition of ITI. ITI has an established customer base of U.S. and foreign governmental agencies and corporate customers. Many private sector clients are drawn to O'Gara's driver training courses due to its reputation of providing such services to various governmental agencies. O'Gara has been able to augment ITI's existing customers through selling driver training courses along with armored vehicles.

  SECURITY SYSTEMS INTEGRATION GROUP

     Site protection systems integration. Since the inception of the Security Systems Integration Group in early 1996, O'Gara has obtained numerous contracts with both Russian and multinational companies to provide integrated site protection systems. Currently, O'Gara is marketing these products primarily in Russia. Corporate and governmental buyers of integrated security systems normally purchase through their corporate security officer, a governmental department responsible for the particular facility's security, a facility manager or a construction project manager. Purchases generally are made on project-specific proposals and include the cost of the hardware, transportation costs to the site, engineering integration and documentation.

     Satellite communication integration. Principal customers for satellite communications services include private corporations and individuals, governmental agencies, peacekeeping forces and disaster relief organizations which operate in lesser-developed countries that lack a telecommunications infrastructure, in rural areas of developed countries or in disaster scenarios in which the traditional forms of telecommunications are rendered inoperable. To date, most of O'Gara's systems integration services customers have not been purchasers of O'Gara's security hardware products. However, O'Gara is actively marketing these services to security hardware purchasers and security services customers. Increasingly, customers are demanding that the satellite communication channels provided be secure. Depending on the level of security desired, satellite communication systems can be implemented using a variety of encryption methods up to and including fully secure U.S. Government STU-III telephones. Most of O'Gara's satellite communication customers are located outside of the United States because the U.S. Federal Communications Commission does not permit private corporations or individuals to use terminals in the United States which do not utilize the American Mobile Satellite Corp. ("AMSC") satellite network. The terminals marketed by O'Gara access the INMARSAT network rather than the AMSC network.

     Navigation systems. O'Gara sells GPS equipment through approximately 1,270 distributors in the United Kingdom and France. Marine GPS units are sold through approximately 700 retailers, some of which specialize in marine electronics and others that sell general boat equipment. Outdoor (general recreational) GPS units are sold through approximately 500 sporting goods retailers, camping and outdoor stores and general electronics stores. Aviation GPS equipment is sold through approximately 70 aviation equipment retailers.

MARKETING AND SALES

     Commercial marketing. O'Gara believes that, as a result of its long history of successfully armoring vehicles, it enjoys excellent name recognition and a strong reputation in its sector of the security industry. The central element of O'Gara's commercial marketing strategy is to leverage its name recognition and reputation by positioning O'Gara as a global provider of one-stop security services and products. O'Gara believes that by positioning itself in this manner it can capitalize on its existing customer base, maximize the benefits of its long history of supplying security-related products around the world and leverage its leadership niche in the armored commercial vehicle market. When entering a foreign market, O'Gara normally seeks to penetrate the market with its strongest product offering, which in most cases is armored vehicles. O'Gara tailors its marketing strategy to each geographic area of the world and will often tailor its product offering by country. There is strong cross-marketing of military and commercial products which O'Gara believes strengthens the image of each product group. This goal is accomplished through consistency of product literature, image and style; the featuring of both product groups in advertising and exhibitions; and full briefings to customers and potential customers that encompass O'Gara's entire product line.

     Commercial sales. On a worldwide basis, O'Gara employs 39 sales professionals who operate out of Los Angeles, California; Washington, D.C.; Deer Park, New York; Fairfield, Ohio; Sao Paulo, Brazil; Lamballe, France; Paris, France; Nairobi, Kenya; Mexico City, Mexico; Subic Bay, the Philippines; Moscow, Russia; Geneva, Switzerland and Salisbury, the United Kingdom. All sales personnel have a geographic and/or product-specific responsibility. In most cases, sales personnel also maintain and recruit sales agents or distributors for O'Gara's principal product groups. The agents or distributors have geographic and product-specific agreements, and compensation in most cases is based upon a commission arrangement. In some instances, particularly when commercial products are sold to governments, O'Gara's salespersons will handle sales directly with the ultimate customer without any involvement from an agent or distributor. Sales personnel use a consultative approach when offering solutions to the customer's security problems. Sales cycles for commercial products can range from several months to a matter of days, depending upon the product and the urgency associated with the security problem being addressed. Security products which are readily available, such as the fully armored Standard Suburban, allow O'Gara to assist customers who have, or believe they have, developed an immediate threat.

     Military marketing. O'Gara continues to position itself in the marketplace as a commercial company with a military production capability and to emphasize its ability to develop new products, or product adaptations, quickly and more cost-effectively than traditional defense contractors. In marketing its products to the military, O'Gara also places strong emphasis on its superior anti-tank and anti-personnel mine protection for the occupants of TWVs. O'Gara markets its military products through a combination of trade show exhibitions, print advertising in military-related periodicals and direct customer visits. O'Gara emphasizes the cross-marketing of military and commercial products, which it believes strengthens the image of each product group. O'Gara also has entered into exclusive teaming and joint marketing agreements with AM General, the manufacturer of the basic HMMWV, for sales in the military and commercial arenas. These agreements provide that O'Gara is the exclusive armorer to AM General for HMMWVs and allow O'Gara to benefit from the AM General distribution network and save on certain costs, such as exhibitions where AM General and O'Gara otherwise would both show products.

     Military sales. O'Gara's military sales activities are directed toward identifying contract bid opportunities with various U.S. Government agencies, private enterprises acting as prime contractors on government contracts, sales through the FMS Program, and military sales directly to foreign military organizations. O'Gara has two full-time business development managers who are responsible for this activity and also has contractual arrangements with several outside consultants who assist the business development managers in their activities. Proposal preparation and presentation for government projects is done by a proposal team which normally consists of program managers who have specific project responsibilities, a contracting officer, a cost accountant and various manufacturing and engineering personnel.

     Foreign operations. See Note 14 to O'Gara's Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus for information concerning foreign and domestic operations and export sales.

ENGINEERING AND DEVELOPMENT

     O'Gara emphasizes engineering excellence and has an extensive engineering staff. Design engineers use state-of-the-art two-dimensional and three-dimensional computer aided design and engineering (CAD/CAE) systems in conjunction with coordinate measuring machines to develop electronic models which are generally converted to solid models or prototypes. Manufacturing engineers concentrate on the ability of O'Gara to manufacture a product design, on improvements in the production process and overall cost reductions from better methods, fewer components and less expensive materials with equal or superior quality and on materials handling issues. Applying these techniques, in the last several years O'Gara has been able to produce savings in both the time and cost necessary to produce its armored vehicles.

     Quality engineering is responsible for assuring that manufacturing and design plans are consistent with a reliable, quality product that meets the specifications of the customer. Quality engineers are also responsible for identifying in-process quality inspection points in the work orders. O'Gara's ballistic engineer, in conjunction with its design and manufacturing engineers, develops new ballistic and blast protection systems that meet ever-changing threats. Ballistic engineers are also responsible for the ballistic testing required by customers, the assignment of ballistic specifications to final products and the issuance of ballistic specifications for internal quality control. Advanced engineering is responsible for new product development in conjunction with design engineering, manufacturing engineering and ballistic engineering.

     In January 1997, O'Gara signed a Systems Technical Support Contract ("STS Contract") with TACOM to support continued research and development on the Up-Armored HMMWV program. See "-- U.S. Government Contracts." O'Gara believes that the knowledge gained from this contract can be applied to O'Gara's commercial manufacturing programs. O'Gara estimates that it expended approximately $2.8, $2.0 and $0.7 million in 1996, 1995 and 1994, respectively, on engineering and development efforts related to its armored vehicles and satellite communications products.

U.S. GOVERNMENT CONTRACTS

     O'Gara serves as the U.S. Military's primary contractor for armoring for its HMMWV fleet. Under the initial contract in August 1993, TACOM engaged O'Gara to armor fully 59 HMMWVs. A contract to armor an additional 100 vehicles was executed in May 1994. All of these 159 Up-Armored HMMWVs were shipped prior to April 1995.

     In 1995, the HMMWV was redesigned to include a more powerful engine and greater cargo space. In March 1995, TACOM engaged O'Gara to armor 309 of the redesigned HMMWVs. This agreement included options for the armoring of up to an additional 155 vehicles. In February 1996, TACOM requested an acceleration of the production of Up-Armored HMMWVs previously ordered and subsequently exercised options for the armoring by O'Gara of all 155 vehicles under option. Of these vehicles, 16 were sold to Luxembourg under the FMS Program. The FMS Program is part of the U.S. Government's security assistance program which provides equipment and services to more than 100 nations and international organizations. The U.S. Government markets, procures and delivers military equipment and services to such foreign entities. Funding is provided either directly by the purchaser or with U.S.-granted foreign aid credits or loans. As of March 15, 1997, O'Gara had shipped all 464 of these Up-Armored HMMWVs.

     Under a July 1996 contract, TACOM engaged O'Gara to armor 72 additional HMMWVs. As of December 31, 1996, all of these vehicles had been shipped. On September 27, 1996, O'Gara was awarded a contract by TACOM for an additional 133 Up-Armored HMMWVs. The contract includes options for the armoring of up to 67 additional vehicles. All of these vehicles have been shipped.

     On March 31, 1997, O'Gara was awarded a contract by TACOM for 360 Up-Armored HMMWVs. The contract includes options for the armoring of up to 360 additional vehicles.

     In the aggregate, O'Gara has shipped 884 Up-Armored HMMWVs under various TACOM contracts as follows:

                                                    NUMBER OF
                                                      HMMWVs
                            YEAR                     SHIPPED
          ----------------------------------------  ----------
          1993....................................        0
          1994....................................      139
          1995....................................       26
          1996....................................      507
          1997 (through September 30).............      212

     O'Gara also manufactures armoring kits that can be shipped to customers and installed in HMMWVs on location. O'Gara installed 166 of such kits for TACOM in its Fairfield, Ohio facility during the first seven months of 1996 and has shipped 14 kits to the U.S. Army in Germany for purposes of providing instruction to U.S. Army personnel concerning the installation process.

     In January 1997, O'Gara signed an STS Contract with TACOM to support continued research and development on the Up-Armored HMMWV program. The four year contract, three of which are option years, is budgeted for $2.5 million in 1997, with $2.5 million options in each of 1998 and 1999 and a $2.0 million option in 2000. The STS Contract, in part, will allow O'Gara to make new design improvements, to conduct additional testing of materials, components and vehicles and to explore alternate and more advanced armor configurations. The contract requires O'Gara to provide 25,000 hours per year of engineering and development time to TACOM. O'Gara believes that the knowledge gained from STS Contract work can be applied to O'Gara's commercial manufacturing programs.

     As a subcontractor to Lockheed Martin, O'Gara has provided armoring for certain missile weapons systems. O'Gara was first engaged in September 1993 by Lockheed Martin to armor fuel systems of missiles. O'Gara was most recently engaged by Lockheed Martin in March 1997 to provide such armoring and believes that it is well positioned for future engagements.

COMPETITION

     The markets for O'Gara's present and contemplated products and services are highly competitive. However, in the vehicle armoring business, O'Gara believes that its design, engineering and production expertise in providing fully integrated ballistic and blast protected vehicles gives it a competitive advantage over those competitors who provide protection against only selected ballistic threats. In the market for military armoring systems there are a large number of companies, such as Simula, Inc., that provide specific armoring packages for TWVs, helicopters and selected other military applications. O'Gara believes that, as the size of the Up-Armored HMMWV requirement continues to grow, competition from major defense contractors may increase.

     The principal competitive factors are price, quality of engineering and design, production capability and capacity, ability to meet delivery schedules and reputation in the industry.

     The largest competitor on a worldwide basis in the production of armored commercial vehicles is Mercedes-Benz Aktiengesellschaft ("MBZ") of Germany. MBZ produces its own armored passenger vehicles based upon the S600 chassis, the new Pullman Limousine and the S300 chassis. MBZ sells its product through its worldwide dealer distribution system. In addition to MBZ, there are a number of other vehicle armorers focused on their local markets in Europe, the Middle East and Latin America, armoring primarily locally manufactured automobiles. U.S. based protected passenger automobile armorers include the Pittston Company (owner of Brinks armored vehicles), Moloney Coachbuilders, Inc., Safe Car, Inc., Rausch Enterprises, Inc. and Armet Armored Vehicles, Inc. These and other companies compete for U.S. Department of State and Treasury Department Secret Service contracts. Currently, the U.S. Department of State FAV and LAV contracts are split among three companies, of which O'Gara is one. The principal competitive factors are price, quality of engineering and design, production capability and capacity, ability to deliver and reputation in the industry.

     In the security services businesses, O'Gara competes primarily with numerous local integrators and small consultant-type businesses and also large suppliers of security-related equipment such as Westinghouse Electric Corporation, Pinkerton's, Inc., The Wackenhut Corporation, Borg-Warner Security Corporation, Pittway Corporation, Kroll, Armor Holdings, Inc., ICTS International, N.V. and ADT Inc. The principal competitive factors are the best approach to solving the security problem, expertise, price, trust, availability and the company or individual reputation.

     In the area of communication/navigation systems integration services, O'Gara competes with many companies, including STN, Atlas Elektronik, GmbH, and Nera AS, in the sale of both the portable terminals and air time. O'Gara believes that the competitive factors in this portion of its business include product reliability, the incorporation of advanced technological features, price, ease of installation, availability and service. With respect to secure custom communications systems integration services, O'Gara competes with small and large communications systems integrators.

SEASONALITY, BACKLOG AND RELATED MATTERS

     O'Gara's backlog at June 30, 1996 and 1997 was approximately $39.0 million and $35.1 million, respectively. Backlog consists of net sales value for firm orders not previously included in net sales on the basis of percentage of completion accounting. Because many factors affect the conclusion of definitive agreements for contracts awarded and the production and delivery of O'Gara's products, no assurance can be given as to when or whether net sales will be recognized from O'Gara's backlog. Year-to-year comparisons of backlog are not necessarily indicative of future operating results.

     Approximately 66.0% of O'Gara's net sales during 1996 were derived from military contracts and an additional 11.6% were derived from commercial contracts with U.S. governmental agencies or foreign governments. For the first six months of 1997, these percentages were 37.3% and 5.0%, respectively, reflecting the shift toward more commercial sales. Military and governmental contracts generally are awarded on a periodic or sporadic basis. O'Gara frequently receives substantial orders, and begins to incur related expenses, in one quarter, the revenues from which will not be received until one or more subsequent quarters. As a result, O'Gara generally has significant fluctuations from time to time in its business. Historically, these fluctuations have not been seasonal. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year. See "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     O'Gara's net sales from government contracts and most commercial contracts are recognized using the percentage-of-completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenues in the period when such estimates are revised. See "O'GARA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

PROPERTIES AND FACILITIES

     O'Gara's principal properties and facilities as of September 1, 1997 are as follows:

                                                          BUILDING
                                        INDUSTRY          SQUARE
              LOCATION                   SEGMENT          FOOTAGE      STATUS
     --------------------------   ---------------------   -------   -------------
     Fairfield, Ohio              Hardware                130,000   owned
     Lamballe, France             Hardware                125,000   leased
     St. Brieue, France           Hardware                19,000    owned
     Auxerre, France              Hardware                21,500    leased
     Caen, France                 Hardware                15,000    leased
     Deer Park, New York          Integration             4,000     leased
     Washington, D.C. area        Services                N/A       leased
     Salisbury, UK                Integration             3,750     leased
     Mexico City, Mexico          Hardware, Integration   20,000    owned
                                    and Services
     Sao Paulo, Brazil            Hardware                50,000    leased
     San Antonio, Texas           Services                N/A       owned
     Moscow, Russia               Hardware and            2,700     leased
                                    Integration
     Subic Bay, the Philippines   Hardware                85,000    subcontractor
     Torino, Italy                Hardware                15,000    subcontractor

     The following is a description of O'Gara's major production facilities:

     Fairfield, Ohio. This facility houses O'Gara's executive offices and contains full production and assembly facilities for O'Gara's armored commercial vehicles and the manufacturing and distribution of Up-Armored HMMWVs and HMMWV armoring kits. The facility is financed through tax-exempt debt and is pledged to secure the repayment of such debt. The facility includes a complete fabrication and machine shop equipped with a computer controlled plasma cutter, a computer controlled press break, mills, automated grinders, a robotic welder and two coordinate measuring machines, paint booths and ancillary equipment for both military and commercial painting.

     Lamballe, France. This facility houses the management, sales and accounting functions of Labbe. The site contains facilities for production of armored commercial and cash-in-transit vehicles, plus design studios for development of prototypes and integrated computer systems, plus parts, fabrication, painting and quality control. This facility also contains a ballistics range. Labbe has occupied the site since 1948. It is leased for a term expiring in September 2000. For accounting purposes, this is treated as an operating lease.

     Mexico City, Mexico. This facility is used for manufacturing and sales of armored commercial vehicles. The facilities in Mexico City, Mexico and Sao Paulo, Brazil are currently installing armoring kits which have been engineered in the Fairfield, Ohio facility. O'Gara expects these facilities to have the capability to build a complete product line once they have fully trained their production work forces.

     San Antonio, Texas. This facility, which was acquired in 1997, consists of 165 acres of land used for driver training and force protection training.

     Sao Paulo, Brazil. This facility, which was expanded to include a second facility on an adjacent location in December 1996, is used for manufacturing and sales of armored commercial vehicles and is currently leased for a term expiring in March 2000. For accounting purposes, this lease is treated as an operating lease.

     Subic Bay, the Philippines. This facility is owned by a subcontractor, but is supervised by O'Gara's personnel and performs installation of armoring kits engineered in the Fairfield, Ohio facility.

     Torino, Italy. This facility is owned by a subcontractor, but is supervised by O'Gara's personnel and performs all aspects of manufacturing specialty armored and unarmored commercial vehicles, from component fabrication through final assembly. On occasion, the Torino subcontractor will act as a vendor to O'Gara.

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

     O'Gara's manufacturing capabilities include fully integrated manufacturing programs which link production control, materials control, quality control and accounting, thus allowing O'Gara to issue work orders, update and track inventories, implement quality assurance procedures, schedule and track production and report, on a daily basis, costs accumulated to a job. O'Gara believes that its facilities are adequate for its present needs and that its properties, including machinery and equipment, are generally in good condition, well maintained and suitable for their intended current and foreseeable uses.

EMPLOYEES

     As of June 30, 1997, O'Gara had 619 employees (including 32 temporary employees), comprised of 59 (including 5 temporary employees) in marketing and sales, 413 (including 22 temporary employees) in manufacturing, 23 (including 2 temporary employees) in professional services, 48 in engineering and 76 (including 3 temporary employees) in general and administrative. O'Gara's U.S. employees are not represented by any union and are not covered by any collective bargaining agreements. Approximately 25 employees of Labbe are employed under agreements with the Confederation Francarse Democatique du Travail (FTDT). Wage increase parameters are set twice a year by O'Gara's local management in consultation with the union. O'Gara has not experienced any work stoppages or employee related slowdowns and believes that its relationship with its employees is good.

GOVERNMENT REGULATION

     As a contractor with agencies of the U.S. Government, O'Gara is obligated to comply with a variety of regulations governing certain aspects of its operations and the workplace. Additionally, O'Gara's contracts give the contracting agency the right to conduct audits of O'Gara's facilities and operations, and such audits occur routinely. An audit involves a governmental agency's review of O'Gara's compliance with the prescribed procedures established in connection with the government contract. O'Gara also may be subject to investigations as a result of an audit or other causes. Adverse findings in an audit or other investigation, including a violation of environmental or labor laws, could result in fines or other penalties, up to and including disqualification as a government contractor. In addition, government contracts generally contain cost or performance incentives based on stated targets or other criteria. Failure to meet these stated targets or criteria could result in penalties or lost profits to O'Gara.

     O'Gara is subject to federal licensing requirements with respect to the sale in foreign countries of certain of its hardware products. Regulations promulgated by the U.S. Commerce Department require O'Gara to obtain a general destination license in connection with the sale of certain commercial products in foreign countries, and certain U.S. State Department regulations require O'Gara to file an export license in connection with sales of military equipment in foreign countries. Furthermore, the U.S. State Department prohibits all sales of military equipment to certain countries, including China, Cuba, Iran, Iraq and Libya. There can be no assurance that such regulations will not become more restrictive in the future, which could limit O'Gara's ability to market its products internationally. See "RISK FACTORS -- Risk Factors Relating to the Business of O'Gara -- Political and Economic Risks of Doing Business Outside the United States."

     O'Gara's foreign operations are subject to the laws and regulations of the various countries in which they are conducted, including licensing, labor, environmental and currency control restrictions.

ENVIRONMENTAL MATTERS

     O'Gara and its operations are subject to a number of environmental laws, regulations and ordinances, both in the U.S. and various foreign countries, that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling, storage and disposal practices regarding solid and hazardous materials, and impose liability for the cost of remediating, and certain damages resulting from, sites of past releases of hazardous materials. Environmental laws continue to change rapidly, and it is likely that O'Gara will be subject to increasingly stringent environmental standards in the future. O'Gara believes that it currently conducts its activities and operations in substantial compliance with applicable environmental laws. O'Gara is implementing recommendations of an environmental consulting company designed to address certain air pollution, hazardous waste, underground storage tank and hazard communication matters at its Fairfield, Ohio facility. No notices of violation have been issued to O'Gara by any regulatory agency with respect to

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

environmental matters which remain uncorrected. O'Gara believes that its potential liability under the environmental laws, if any, would not have a material adverse effect, individually or in the aggregate, on its results of operations, financial condition or cash flows. There can be no assurance in this regard, however, nor can there be any assurance that environmental laws will not become more stringent in the future or that O'Gara will not incur significant costs in the future to comply with such environmental laws.

LEGAL PROCEEDINGS

     Certain of the services provided by O'Gara's Security Services Group are similar to activities carried on by O'Gara Protective Services, Inc. ("OPS"), which is controlled by Edward F. O'Gara, the brother of Thomas M. O'Gara and Wilfred T. O'Gara. On October 9, 1996, OPS and Edward F. O'Gara filed a complaint against O'Gara, OHE and Thomas M. O'Gara in the Federal District Court for the Southern District of Ohio (O'Gara Protective Services, Inc., et al. v. The O'Gara Company, et al., No. C-1-96-979). The complaint alleged: that Thomas
M. O'Gara and OHE agreed not to compete with OPS and that O'Gara's plan to enter the security services market constituted a breach of the agreement; that Thomas
M. O'Gara (a former director and shareholder of OPS) breached unspecified fiduciary duties which he owed to OPS by virtue of his status as a director and significant shareholder of OPS; and that O'Gara's plan to enter the security services market constituted a violation of the Lanham Act, which prohibits false advertising and use of an established corporate name in such a manner as to confuse consumers, as well as unfair competition in violation of the Ohio Deceptive Trade Practices Act and common law. The plaintiffs sought a preliminary and permanent injunction prohibiting OHE and Thomas M. O'Gara from using the name O'Gara "in connection with the provision of security services, or from otherwise competing with OPS in the market for security services" and an award to OPS of any profits earned by OHE in connection with the provision of such services, as well as costs, punitive damages and attorneys' fees. On August 1, 1997, this lawsuit was settled. Pursuant to the settlement, O'Gara paid $75,000 to OPS and agreed not to compete against OPS with respect to certain specified persons and entities.

     O'Gara is not involved in any litigation or legal proceedings on the date of this Proxy Statement/Prospectus and is not aware of any material litigation or proceeding threatened against it.

PATENTS, TRADEMARKS AND COPYRIGHTS

     O'Gara currently has four issued U.S. patents relating to its armoring business. O'Gara currently has no federally registered trademarks or copyrights. Although O'Gara does not believe that its ability to compete in any of its product markets is dependent on its patents, O'Gara does believe that the protection afforded by its "Armoring Assembly" and "Vehicle Mine Protection Structure" patents, both of which relate to vehicle underbody blast protection, provides O'Gara with important technological advantages over its competitors. Although O'Gara has protected its technologies to the extent that it believes appropriate, there can be no assurance that O'Gara's measures to protect its proprietary rights will deter or prevent unauthorized use of O'Gara's technologies. In other countries, O'Gara's proprietary rights may not be protected to the same extent as in the United States.

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

                               BUSINESS OF KROLL

BACKGROUND

     Kroll provides a broad array of corporate investigation, risk and crisis management and business intelligence services on a global basis to multinational and other large companies, including law firms, investment banks and other financial institutions, government agencies and other clients. Kroll believes that it is one of the largest companies in the world providing this broad array of services and that it enjoys strong name recognition within its customer base.

     Founded in 1972, Kroll originally provided services exclusively in connection with the detection of internal fraud. Since the late 1970's Kroll has expanded the scope of its services, first to include business intelligence services, such as due diligence in connection with potential borrowings and investments and intelligence gathering in connection with hostile takeovers, and more recently to include a variety of risk and crisis management services. Kroll has sought to broaden its client base, which initially focused on intermediaries such as law and accounting firms and investment banks, to deal directly with the companies and others that utilize information provided by Kroll. Kroll has also attempted to shift its focus from a relatively few large transaction-oriented matters to a broader array of smaller but more frequent matters and from providing information in response to crisis situations to providing a steady flow of information to help clients avert crises.

     In the 1990's, Kroll has also expanded significantly the geographic scope of its activities. It has opened offices in a number of locations in Europe, Asia and Latin America and has expanded its international client base to include foreign enterprises as well as foreign offices and subsidiaries of U.S. entities.

SERVICES

     Kroll offers a broad array of corporate investigation, risk and crisis management and business intelligence services in the United States, Europe, Asia and Latin America.

     Corporate Investigation Services. Kroll's corporate investigation services include a variety of services in connection with (i) investigating financial fraud, theft of trade secrets, infringement of trademarks and other intellectual property rights and sexual harassment and other employee misconduct; (ii) preparing for litigation or arbitration proceedings; (iii) tracing and locating assets and developing financial profiles in connection with such matters as bankruptcy cases and loan defaults; (iv) performing monitoring and special inquiry assignments to discover and assess the extent of legal and ethical misconduct by corporate employees and developing and installing appropriate systems to assist in ensuring future compliance with relevant legal and ethical standards; and (v) strategic consulting with businesses facing potential environmental liabilities and investigating and conducting due diligence reviews with respect to environmental issues.

     Kroll's financial fraud investigation services involve Kroll investigators, including forensic accountants and computer specialists, who work with Kroll's clients to detect and curtail such fraudulent and illegal activities as theft of corporate assets, manipulation of financial records and statements and business, insolvency and bankruptcy fraud. Kroll's litigation support services involve employee professionals providing assistance to counsel in connection with preparing for litigation or arbitration proceedings, designing settlement strategies or resisting unwanted takeover attempts. These services include developing evidence to support a claim or a defense, identifying and locating material witnesses, investigating adverse witnesses, locating and evaluating recoverable or relevant assets of adverse parties and helping to assess whether an adequate recovery can be obtained if a lawsuit is successful. Kroll's other asset tracing services consist of tracing and locating assets anywhere in the world and developing financial profiles and life style assessments in connection with bankruptcy cases, loan defaults, internal investigations and other due diligence requests by clients.

     Kroll's monitoring and special inquiry services consist of investigations by a team of Kroll's lawyers, forensic accountants, investigators, analysts and industry experts to identify violations of federal or state regulatory requirements or corporate policies and consultations with clients with respect to establishing systems to audit and ensure compliance with such regulatory requirements or policies. Kroll's environmental investigation

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

services involve conducting due diligence investigations, establishing audit and compliance verification programs, providing litigation support and reporting to insurance companies in connection with underwriting analysis.

     In the years ended December 31, 1995 and 1996 and in the six months ended June 30, 1997, Kroll's corporate investigation services accounted for approximately 56%, 60% and 50% of Kroll's net sales, respectively.

     Kroll has also recently developed a vendor integrity program that provides clients a profile of a client's vendors using information provided by the vendors and obtained from independent sources. Clients utilize this profile to insure that vendors adhere to the client's standards for ethical business practices. The fees for this service are paid either through nominal fees charged to each participating vendor or are directly charged to the client.

     Risk and Crisis Management Services. Kroll's risk and crisis management services consist of a variety of consulting services to assist businesses in managing diverse risks to their personnel and assets and in meeting and managing unexpected crises. Risk management services are used in connection with corporate security programs and systems, programs to protect the safety of key executives, systems to preserve assets and protect the integrity of computer and telecommunications systems, and data and planning for disaster recovery. Kroll's crisis management services are provided in a variety of contexts, including the kidnapping of a company's executive, the safety of consumers, contamination of a consumer product or the environment or the potential damage to the reputation of a corporate client as a result of disclosure of adverse events. Kroll maintains a crisis management center in Vienna, Virginia where personnel are on duty 24 hours a day, 365 days a year, to handle requests for information and provide initial advice and immediate contact with members of Kroll's professional staff specializing in the particular crisis presented.

     As part of its risk and crisis management services, Kroll provides periodic information services that include reports providing city-specific advisories to business travellers on conditions and other relevant information with respect to almost 300 cities around the world; a comprehensive country security risk assessment service that includes daily intelligence briefings containing early warnings of events and up-to-date information about political unrest, terrorist activities, product contaminations, health emergencies and other similar events; a monthly bulletin that reviews and analyzes safety and security issues relating to air travel around the world; a monthly intelligence review that provides a global survey of political risk developments in countries around the world; and special reports on relevant topics, such as kidnappings or specific regions or countries that are relevant to business travelers.

     In the years ended December 31, 1995 and 1996 and in the six months ended June 30, 1997, Kroll's risk and crisis management services accounted for approximately 27%, 22% and 24% of Kroll's net sales, respectively.

     Business Intelligence Services. Kroll's business intelligence services include the provision of due diligence and background information and analysis that is intended to be useful for clients considering significant operating or strategic decisions, such as proposed acquisitions or unsolicited offers to acquire corporate control, possible business arrangements with particular partners, and proposed entries into new markets. Such services provide sophisticated business intelligence with respect to the financial and managerial background and reputation of companies and their management, as well as their market position, technical capabilities and strategic direction. These services are utilized by lenders, underwriters, potential acquirers and businesses concerned with assessing and attempting to minimize the risks related to major financial and other business decisions.

     In the years ended December 31, 1995 and 1996 and in the six months ended June 30, 1997, Kroll's business intelligence services accounted for approximately 17%, 18% and 26% of Kroll's net sales, respectively.

     Prices for Services. Generally, Kroll charges for its services on an hourly basis at varying rates, depending upon the type of service being provided and the competition that exists in providing the service. Kroll also provides services, particularly outside the United States, on a negotiated project, or fixed fee, basis. While providing services on a fixed fee basis enhances the potential for higher profit margins, such arrangements can also result in unexpected losses on a particular project. However, Kroll believes that the large number of its fixed fee arrangements limits the risk to Kroll of incurring a cost overrun on any one or a significant number of projects, which overrun could have a material adverse effect on Kroll's results of operation.

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

     Potential Expansion. Kroll does not presently contemplate expanding the variety of services it offers; however, it does intend to seek opportunities to expand in locations in which it does not presently provide services. Any such expansion requires Kroll to hire competent professional and administrative staff, rent office space, provide furniture, fixtures and other necessary equipment and incur start-up marketing costs. These costs are necessarily incurred prior to the time Kroll is able to generate net sales and, thus, will have a short-term adverse effect on Kroll's results of operations. There can be no assurance that Kroll will successfully identify any locations for expansion or that any such expansion, if undertaken, will increase Kroll's net sales or net income.

     Geographic Distribution of Net Sales. Kroll classifies its sales by where the services are delivered; international sales are services delivered outside the United States. In the years ended December 31, 1995 and 1996, and the six months ended June 30, 1996 and 1997, 71%, 73%, 77%, and 68%, respectively, of Kroll's net sales were attributable to services delivered in the United States. The balance of Kroll's net sales in each period were attributable to services delivered outside the United States.

     Kroll believes that at present the services it delivers in the United States provide significantly higher profit margins than the services it delivers outside the United States. However, Kroll believes that its margins will change due to trends in the marketplace. Overseas, demand for higher margin services, such as corporate investigation services and business intelligence services, including due diligence, is increasing. In addition, Kroll expects to be able to leverage the fixed costs of its overseas operations more efficiently. Kroll believes that profit margins with respect to services delivered by Kroll in the United States will generally decrease over time due to increasing competition, offsetting the increase in profit margins resulting from increased overseas demand for higher margin services (see "-- Competition").

CLIENTS

     From 1994 through 1996, Kroll provided services to approximately 2,250 clients located in the United States and approximately 850 clients located in other parts of the world. Kroll's clients consist of multinational corporations, leading law firms, financial institutions, government agencies and individuals in a wide range of business sectors. The financial institutions to which Kroll provides services include many of the largest international investment banks, numerous commercial banks, insurance companies and other significant credit institutions. Kroll's governmental clients include agencies of the United States Government, state and local governments in the United States and a number of foreign governments and ministries.

     In the year ended December 31, 1995, AIG accounted for approximately 7.3% of Kroll's net sales. No other client accounted for more than 3.4% of Kroll's net sales in that year, although Kroll's 30 largest clients in that year, including AIG, accounted for approximately 37.6% of Kroll's 1995 net sales. In the year ended December 31, 1996, AIG accounted for approximately 7.5% of Kroll's net sales. No other client accounted for more than 3.6% of Kroll's net sales in that year, although Kroll's 30 largest clients, including AIG, accounted for approximately 41.2% of Kroll's 1996 net sales. In the six months ended June 30, 1997, AIG accounted for approximately 9.3% of Kroll's net sales and Kroll's 30 largest clients, including AIG, accounted for approximately 41.4% of its net sales. While many of Kroll's clients utilize Kroll's services on a periodic basis, relatively few of Kroll's clients utilize Kroll's services each year and the clients that account for a material percentage of Kroll's net sales in any year may vary widely. Kroll does not believe that the loss of any one client (other than AIG) would have a material adverse effect upon its business or financial condition.

     Kroll generally does not have long-term contracts with its clients and its ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of relatively short duration. As a result, Kroll's net sales and net income from year to year are not necessarily predictable and historically there has not been a consistent year-to-year pattern of growth.

     The demand for Kroll's services is affected by general economic conditions and the level of corporate acquisitions and other financial transactions, and clients may reduce their reliance on Kroll's services during periods when there is a decline in such activities.

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

MARKETING AND SALES

     Kroll's professionals are principally responsible for the marketing of services and for establishing relationships with clients. Kroll obtains engagements from a client's board of directors, chief executive and chief financial officers, general counsel and a variety of other corporate officials, including business development officers, security managers, risk managers and human resource personnel. Kroll's senior professionals act as relationship managers for Kroll's major clients, and a significant amount of Kroll's marketing consists of maintaining and developing these personal relationships.

     In addition, Kroll has a professional marketing and sales staff in New York City and in each of its regional headquarters that includes marketing, sales and public relations professionals who support and coordinate Kroll's marketing efforts on a worldwide basis. These marketing efforts include seminars, briefings, receptions, breakfast and lunch meetings, direct mail and selected advertising in trade and other journals. Kroll's services and marketing events are promoted through its internet website and a publication mailed periodically to approximately 20,000 clients and prospective clients.

     Kroll's marketing efforts attempt to increase business with existing clients by expanding clients' awareness of the range of services offered by Kroll and by broadening the decision makers within a client's organization that are aware of the range of services offered by Kroll.

     Kroll's business development staff periodically conducts surveys of Kroll's clients to assess their perception of the range and quality of Kroll's services and, after the completion of an assignment, clients are often asked to complete a quality control questionnaire.

COMPETITION

     Kroll believes that it is one of the largest companies in the world providing a broad array of corporate investigation, risk and crisis management and business intelligence services on a global basis and enjoys strong name recognition in its industry. Nevertheless, Kroll faces significant, and increasing, competition in the United States and elsewhere in the world from a variety of companies that provide some of the services offered by Kroll. These competitors consist of local, regional, national and international firms, including investigative and security firms, guard companies and specialized consultants in specific areas such as kidnapping. In most service areas in which Kroll operates, there is at least one competitor that is significantly larger or more established than Kroll. Many of the national and international accounting firms provide consulting services similar to some of the services provided by Kroll. Some of these firms have indicated an interest in providing corporate investigation and business intelligence services on a broader scale. These accounting firms have significantly larger financial and other resources than Kroll and have long-established relationships with their clients, which are also likely to be clients or prospective clients of Kroll. In addition, large multinational security product and service providers have indicated an interest in expanding their services to include value-added services such as certain of the investigation and consulting services provided by Kroll. The accounting firms and other service providers could prove to be formidable competitors if they elect to devote the necessary resources. In that event, there can be no assurance that Kroll will be able to continue to provide its services on existing financial terms and conditions, which would have material and adverse effects on Kroll's business and financial condition. See "RISK FACTORS -- Risk Factors Relating to Business of Kroll -- Competition."

EMPLOYEES

     As of August 1, 1997, Kroll employed approximately 340 persons in its 23 offices around the world, of whom approximately 250 worked in the United States. Approximately 60% of Kroll's employees are professionals whose time Kroll bills to clients and who have backgrounds in, among other things, law, forensic accounting and financial analysis, federal, state and local law enforcement, domestic and foreign intelligence, business management and consulting, corporate security, computer and information technology and security and environmental sciences. Kroll bills its clients for the time spent by these professionals in providing services. Kroll's remaining employees perform administrative, marketing and clerical functions.

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

     In addition to its own full-time personnel, Kroll utilizes a network of hundreds of field associates around the world, thus providing Kroll with additional industry expertise and technical and specialized skills when needed.

     Kroll believes that its professional employees are highly trained and skilled and that its ability to continue to provide services to its existing clients and to expand its business is highly dependent upon retaining its existing professionals and attracting additional professionals with the requisite credentials. The competition for these types of employees is intense and the loss of any significant number of its professional staff, or the loss of Jules B. Kroll, could have a material adverse effect on the business and financial condition of Kroll (see "RISK FACTORS -- Risks Relating to the Business of Kroll -- Dependence on Key Employees").

GOVERNMENT REGULATION

     Kroll's services are subject to various federal, state, local and foreign laws, including laws designed to protect the privacy of persons. A wholly owned subsidiary of Kroll holds private investigative licenses from, and its investigative activities are subject to regulation by, the following state and local authorities: California (Department of Consumer Affairs, Division of Licensing, Bureau of Security and Investigative Services); Connecticut (Department of Public Safety, Division of State Police); Florida (Department of State, Secretary of State, Division of Licensing); Illinois (Department of Professional Regulations); Maryland (Department of State Police); Massachusetts (Department of State Police, Special Licensing Unit) Michigan (Department of State Police); New Jersey (Department of Law and Public Safety, Division of State Police); New York (Department of State, Division of Licensing Services); Pennsylvania (County of Allegheny); and District of Columbia (Metropolitan Police, Investigative Services Division, Security Officers Management Branch). In addition, an application to obtain a private detective license on behalf of such subsidiary is pending with the Georgia Board of Private Detective. Kroll does not believe that the Merger will have an adverse effect upon its licenses in the foregoing states. Kroll utilizes certain data from outside sources, including data from third party vendors and various government and public record services, in performing its services. To the present time, laws and regulations of the foregoing jurisdictions have not interfered materially with the conduct of the business or operations of Kroll, including Kroll's access to data used in its business. However, there can be no assurance that new regulations, such as changes in governmental regulations relating to the protection of privacy, will not be enacted that could materially interfere with the manner in which Kroll obtains information, conducts its operations and provides its services, with a resulting material adverse effect on Kroll's financial condition, results of operations and cash flows. See "RISK FACTORS -- Risk Factors Relating to the Business of Kroll -- Government Regulation."

PROPERTIES

     Kroll leases all of the real properties it uses in connection with its business. Kroll's principal executive offices are located in New York, New York, where it leases approximately 36,900 square feet of office space under a lease expiring in December 2007. This lease currently requires annual base rent of approximately $1.3 million, plus its proportionate share of real estate taxes, common area charges and other expenses, which base rate escalates to approximately $1.6 million by December 2007.

     Kroll also maintains domestic offices in each of Los Angeles, San Francisco and Santa Clara, California; Washington, D.C.; Miami, Florida; Atlanta, Georgia; Chicago, Illinois; Parsippany, New Jersey; Pittsburgh, Pennsylvania; and Vienna, Virginia. These offices range from approximately 600 square feet to approximately 8,800 square feet and are under leases expiring between December 1997 and October 2001 that provide for annual base rents ranging from approximately $9,000 to approximately $242,000 plus, in each case, its proportionate share of real estate taxes, common area charges and certain other expenses.

     Kroll also maintains foreign offices in Sydney, Australia; Sao Paulo, Brazil; Hong Kong and Beijing, China; Paris, France; Frankfurt Am Main, Germany; New Delhi, India; Tokyo, Japan; Manilla, the Philippines; Moscow, Russia; Singapore; and London, the United Kingdom. These foreign offices range from approximately 320 square feet to approximately 7,200 square feet and are under leases expiring between January 1998 and May 2002 that provide for annual base rents ranging from approximately $15,000 to approximately $400,000 plus, in each case, its proportionate share of real estate taxes and certain other charges.

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

     Kroll management believes that all its leased properties are adequate for its current and reasonably foreseeable future requirements, and that additional or replacement space should be available as required.

LITIGATION

     Kroll is involved in litigation from time to time in the ordinary course of its business; however, Kroll does not believe that there is any pending litigation, individually or in the aggregate, that is reasonably likely to have a material adverse effect on its business or financial condition. Kroll is a defendant in an action titled De Fillipis v. American Ref-Fuel et al pending in the Supreme Court of the State of New York, Queens County. In this litigation, which was commenced in May 1997 by Daniel De Fillipis and his wife against American Ref-Fuel, American Ref-Fuel Co. of Hempstead, Kroll and Chad Barker, plaintiffs allege various tortious conduct on the part of Kroll and its former employee (Mr. Barker) in connection with an investigation of Mr. De Fillipis and seek compensatory and punitive damages of $5.0 million. On September 30, 1997, Kroll filed a notice of motion notifying plaintiffs that, on October 28, 1997, Kroll will request an order from the court dismissing plaintiffs' complaint for failure to state a cause of action, or, in the alternative, striking the complaint and requiring a more definite statement. Based on preliminary information presently available to Kroll, Kroll believes that it is unlikely that the plaintiffs suffered damages in the amount of the claims. Kroll intends vigorously to defend these claims, but there can be no assurance that a favorable outcome will be obtained. Mr. De Fillipis also has filed a complaint related to this matter with the New York Department of State, Division of Licensing Services.

                              MANAGEMENT OF O'GARA

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of October 15, 1997 concerning each of O'Gara's executive officers and directors:

           NAME               AGE                        POSITION
---------------------------   ---   --------------------------------------------------
Thomas M. O'Gara...........   47    Chairman of the Board
Wilfred T. O'Gara..........   40    President, Chief Executive Officer and Director
Gary W. Allen..............   43    Vice President -- Operations, O'Gara-Hess &
                                    Eisenhardt Armoring Company
Nicholas P. Carpinello.....   47    Executive Vice President, Chief Financial Officer
                                    and Treasurer
Richard L. Curotto.........   59    Vice President -- Worldwide Product Development,
                                    O'Gara-Hess & Eisenhardt Armoring Company
Daniel Gautier.............   54    Director
Abram S. Gordon............   34    Vice President, General Counsel and Secretary
Michael J. Lennon..........   41    President and Chief Operating Officer, O'Gara-Hess
                                    & Eisenhardt Armoring Company
Raymond E. Mabus...........   49    Director
Hugh E. Price..............   60    President, O'Gara Security Associates, and
                                    Director
Jerry E. Ritter............   62    Director
William S. Sessions........   67    Director

     Thomas M. O'Gara is Chairman of the Board of O'Gara. Mr. O'Gara has been Chairman of the Board of OHE since 1990 and was OHE's Chief Executive Officer from 1990 until 1995. He has been a director of O'Gara since August 1996 and a director of OHE since 1988. Mr. O'Gara has been an executive of O'Gara and its predecessors since 1975. From 1984 until 1986, Mr. O'Gara also was Honorary Consul General for the Sultanate of Oman. Thomas M. O'Gara and Wilfred T. O'Gara are brothers.

     Wilfred T. O'Gara is President and Chief Executive Officer of O'Gara. He has been associated with O'Gara and its predecessors since 1983. He has been Chief Executive Officer of OHE since January 1996, was President and Chief Operating Officer of OHE from 1991 through 1995 and was Vice President -- Sales and Marketing from 1988 until 1991. He also has been Vice Chairman of O'Gara Satellite Networks, Inc. ("OSN, Inc."), a Delaware corporation which is now a wholly owned subsidiary of O'Gara, since October 1995, having served as President of OSN, Inc. from January 1995 through September 1995. Mr. O'Gara has been a director of O'Gara since August 1996, a director of OHE since 1991 and a director of OSN, Inc. since 1995.

     Gary W. Allen is Vice President -- Operations of OHE, a position in which he has served since 1994. From 1989 until 1994, Mr. Allen was Manager of Shop Operations for the G.E. Aircraft Engines business of General Electric Company.

     Nicholas P. Carpinello is Executive Vice President, Chief Financial Officer and Treasurer of O'Gara. He has held these same positions with OHE since 1993 and also has been Treasurer of OSN, Inc. since 1995. Mr. Carpinello has been associated with O'Gara and its predecessors since 1984. From 1975 until 1984, he was employed by Arthur Andersen LLP where he served as a manager in the audit and small business consulting divisions.

     Richard L. Curotto is Vice President -- Worldwide Product Development of OHE, a position which he has held since 1992. Mr. Curotto joined OHE in September 1990 as Vice President -- Engineering. Prior to joining OHE, Mr. Curotto was an engineer, manager and executive with Stutz Motor Cars of America, Inc., a company he co-founded in 1968.

     Daniel Gautier is Chairman of the Board of Labbe, an armorer of commercial and private vehicles based in Lamballe, France, which was acquired by O'Gara in February 1997. He had been Labbe's principal shareholder since 1988 and became its Chairman in 1992. Previously, Mr. Gautier had served for sixteen years as President and Senior Partner of Gautier et Associe's, a large, regional accounting firm, and as a consultant to various businesses. Mr. Gautier has been a director of O'Gara since May 1997.

     Abram S. Gordon is Vice President, General Counsel and Secretary of O'Gara. Prior to joining O'Gara in January 1997, he was with the law firm of Taft, Stettinius & Hollister, Cincinnati, Ohio, from October 1987 until December 1996.

     Michael J. Lennon is President and Chief Operating Officer of OHE, positions he has held since January 1996. Mr. Lennon joined OHE in February 1994 as Manager of Commercial and Military Programs; he became Vice President for Sales, Marketing and Program Management in October 1994 and served OHE in that capacity through 1995. Prior to joining OHE, Mr. Lennon had 15 years' experience in manufacturing, quality control and marketing with General Electric Company, which he joined in 1979. From 1990 to 1994, he was Manager of Advanced Technology Marketing for their G.E. Aircraft Engines business.

     Raymond E. Mabus is currently of counsel to the law firm of Baker, Donaldson, Bearman and Caldwell and also manages a family timber business. He served as the United States Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus has been a director of O'Gara since November 1996.

     Hugh E. Price is President of OSA. During 1995 and 1996, prior to joining O'Gara, he was a consultant to various businesses and organizations. Until his retirement in 1995, Mr. Price had been employed by the Central Intelligence Agency since 1964. His positions with the Agency included Deputy and Associate Deputy Director for Operations (1991-1995), Chief and Deputy Chief for Counterintelligence (1988-1990) and Director of Personnel (1986-1988). Mr. Price became a director of O'Gara in October 1996.

     Jerry E. Ritter is currently a consultant to Anheuser-Busch Companies, Inc., a company engaged in the brewing and family entertainment businesses. He also is Chairman of the Board of Clark Enterprises, Inc., the general partner of the Kiel Center and the St. Louis Blues Hockey Club. From 1990 until 1996, Mr. Ritter served as Executive Vice President and Chief Financial and Administrative Officer for Anheuser-Busch Companies, Inc. Prior to that time, he served Anheuser-Busch in various other managerial and executive capacities. Mr. Ritter also is a director of The Earthgrains Company, Brown Group, Inc. and OmniQuip International, Inc. He became a director of O'Gara in January 1997.

     William S. Sessions is a partner in the law firm of Sessions & Sessions, L.C. and is a consultant to various public and private businesses. From 1987 until 1993, Mr. Sessions was Director of the Federal Bureau of Investigation. He served as a United States District Judge for the Western District of Texas from 1974 until 1987. Mr. Sessions is a director of Zenith National Insurance Company. He has been a director of O'Gara since November 1996.

     Directors of O'Gara are elected annually. Officers of O'Gara are elected annually and serve at the discretion of the Board of Directors.

     See "THE MERGER -- Management of O'Gara after the Merger" for information relating to the effects of the Merger on the directors and executive officers of O'Gara.

MEETINGS; COMMITTEES OF THE O'GARA BOARD

     The O'Gara Board held two meetings in 1996. The O'Gara Board has an Audit Committee and a Compensation Committee, both of which are composed of Messrs. Ritter (Chairman), Mabus and Sessions. The Audit Committee recommends the appointment of independent accountants and reviews and discusses with the independent accountants the scope of their examination, their proposed fee and the overall approach to the audit. The Audit Committee also reviews with the independent accountants and O'Gara's financial management the annual financial statements and discusses the effectiveness of internal accounting controls. The Audit Committee did not meet in 1996. The Compensation Committee has responsibility for establishing executive officers' compensation and other benefits. The Compensation Committee did not meet in 1996 but met in March 1997 to determine bonus payments for 1996 and to establish compensation criteria for 1997. See "-- Report of the

Compensation Committee on Executive Compensation." The O'Gara Board does not have a Nominating Committee. During 1996, each incumbent director except Mr. Mabus attended more than 75% of the aggregate of all meetings of the O'Gara Board and all committees on which he served which he was eligible to attend.

DIRECTORS' COMPENSATION

     Directors who are not employees of O'Gara receive annually a $10,000 fee, plus options to purchase 1,000 shares of O'Gara Common Stock, for serving as directors and members of committees. These directors also are paid $500 for each O'Gara Board meeting attended, including O'Gara Board meetings held by telephone. Committee members receive $500 per committee meeting attended, unless the committee meeting occurs on the same day as an O'Gara Board meeting, in which case no separate fee is paid. Employee directors are not separately compensated for their services as directors.

     From time to time, Mr. Sessions has provided consulting services to O'Gara or OHE. During 1996 and the first six months of 1997, he received fees of $5,000 and $7,500, respectively, plus reimbursement of expenses, for sales development assistance relating to OHE's commercial armored products.

EXECUTIVE COMPENSATION

     Summary Information. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by O'Gara and its subsidiaries, for services in all capacities, to (i) Wilfred T. O'Gara and (ii) each of O'Gara's four other most highly compensated executive officers during 1996. Mr. O'Gara and these other executive officers are sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                       ANNUAL COMPENSATION                   AWARDS
                            ------------------------------------------    ------------
                                                               OTHER       SECURITIES
                                                               ANNUAL      UNDERLYING
                                                              COMPEN-     STOCK OPTION      ALL OTHER
    NAME AND PRINCIPAL                SALARY       BONUS       SATION        GRANTS        COMPENSATION
         POSITION           YEAR      ($)(1)        ($)         ($)           (#)             ($)(2)
--------------------------  -----    ---------    --------    --------    ------------     ------------
Thomas M. O'Gara..........   1996     $379,081      $7,000       --              --           $1,218
  Chairman of the Board      1995      410,631          --       --              --            1,218
Wilfred T. O'Gara.........   1996     $200,231     $45,000       --          17,000           $  462
  President and Chief        1995      140,550          --       --              --              462
  Executive Officer
Gary W. Allen.............   1996     $100,666     $47,784       --          15,000           $  512
  Vice President, OHE        1995       88,239          --       --              --              414
Richard L. Curotto........   1996     $100,833     $47,392       --          15,000           $2,248
  Vice President, OHE        1995       98,433      17,000       --              --            2,223
Michael J. Lennon.........   1996     $128,334     $60,317       --          17,000           $  667
  President, OHE             1995       89,977      20,000       --              --              277

---------------
(1) Effective November 1, 1996, Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Curotto and Lennon receive base annual salaries of $250,000, $230,000, $115,000, $110,000 and $145,000, respectively (see "-- Employment
    Agreements").

(2) Represents profit-sharing contributions to O'Gara's 401(k) Plan.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The policy of the Compensation Committee of the O'Gara Board is to provide compensation that attracts, motivates and retains a highly qualified management team meeting the special management requirements of O'Gara. The compensation program is central to the successful operation and growth of O'Gara and is intended to align closely the interests of management with those of O'Gara's shareholders.

     Statement of Purpose. The Committee believes that a compensation program must enable O'Gara to attract a limited number of executives with critical experience for key positions and to retain and motivate strong, capable management. At the same time, the cost of management compensation must bear a reasonable relationship to the performance of O'Gara and the total return to shareholders on their investment in O'Gara. The purposes of the program approved and actions taken by the Compensation Committee are as follows:

     - Encourage and reward an entrepreneurial spirit and business success each year in the operating divisions of O'Gara and, at the same time, build the structure and teamwork necessary for profitable long-term growth in O'Gara's business.

     - Provide executives who succeed within O'Gara the opportunity to build capital value through stock options and stock, as long as shareholders build corresponding value.

     Cash Compensation. To achieve these purposes, the Committee has set total cash compensation at levels that it believes are reasonable in light of O'Gara's size and financial results. Salaries are reviewed annually and are determined based on specific executive responsibilities, the changing nature of these responsibilities and performance. Total cash compensation each year can be increased or decreased substantially from the prior year depending on the size of the annual incentive payment awarded.

     The base annual salary of each named executive officer, including the Chief Executive Officer, is set in his employment agreement with O'Gara (see "Employment Agreements") and is subject to increase from time to time. Because the employment agreements did not take effect until November 1, 1996, the full year salary shown on the Summary Compensation Table for each executive officer does not necessarily reflect that established in his employment agreement. Also, because the base salaries were so recently set, the Committee determined that they should not be increased for 1997. All salaries will be reviewed at the end of 1997 and, depending on O'Gara's financial results and the executive officers' performances, may be increased.

     The annual incentive payment portion of total cash compensation each year is tied directly to the level of achievement of O'Gara relative to the financial objectives established at the beginning of the year. Currently, these objectives relate to O'Gara's overall operating revenue or the operating revenue of the particular Company subsidiary or division for which the executive officer has responsibility. For 1996, three executive officers of O'Gara, the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer, did not receive the total incentive compensation to which they were entitled because such individuals had received certain distributions in connection with the initial public offering of O'Gara Common Stock in November 1996. All other eligible executive officers received the full awards for which they were eligible. Annual incentive awards to senior executives generally are paid, net of applicable withholdings, one-half in cash and one-half in restricted shares of O'Gara Common Stock. For 1996, however, those executive officers receiving smaller awards, the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer, received their full awards in cash.

     Long-Term Stock Incentives. The Committee also is responsible for grants to O'Gara's executive officers under O'Gara's 1996 Stock Option Plan. The purpose of the Plan is to provide long-term compensation which, because it is based upon stock price appreciation, directly aligns the interest of management with that of shareholders. During 1996, options for 17,000 shares were granted to the Chief Executive Officer and options for an aggregate of 47,000 shares were granted to O'Gara's other named executive officers. All of these grants were approved by the Board of Directors prior to O'Gara's initial public offering and became effective at the time of the Offering.

     Section 162(m) of the Internal Revenue Code and its related regulations (together "Section 162(m)") limit the deductibility of non- "performance based" compensation received by each of O'Gara's named executive officers to $1.0 million per year. Compensation meeting certain criteria specified in Section 162(m) is considered

"performance based" and is excluded from the limitation on deductibility. O'Gara's 1996 Stock Option Plan and all options granted to O'Gara's named executive officers under the Plan are designed to meet the Section 162(m) criteria for performance based compensation. In 1996, no named executive officer received non-performance based compensation in excess of $400,000, and the Committee currently does not expect the Section 162(m) limitation to be an issue in its compensation decisions during 1997. As previously noted, the policy of the Committee is to maintain a compensation program that maximizes the creation of long-term shareholder value. As appropriate in the future, the Committee will consider qualifying the deductibility of compensation to the extent consistent with the objectives of O'Gara's executive compensation program and with maintaining competitive compensation.

                                          Jerry E. Ritter, Chairman
                                          Raymond E. Mabus
                                          William S. Sessions

                               PERFORMANCE GRAPH

     The following graph compares the performance of O'Gara Common Stock with the performance of companies included in the Russell 2000 Index of Small Capitalization Companies and in a self-constructed peer group index. The graph assumes that $100 was invested on November 13, 1996, the first day of trading of O'Gara Common Stock, and that any dividends were reinvested.

     Because O'Gara operates in three business segments, no published peer group accurately mirrors O'Gara's business. Accordingly, O'Gara has created a special peer group composed of Armor Holdings, Inc., Pinkerton's, Inc., Simula, Inc. and Spartan Motors, Inc. The returns of each company are weighted according to its respective stock market capitalization. The peer group was selected based upon criteria including business activities, industries served, size of company and market capitalization.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

        MEASUREMENT PERIOD              THE O'GARA
      (FISCAL YEAR COVERED)               COMPANY          RUSSELL 2000         PEER GROUP
11/13/96                                   100                 100                 100
12/31/96                                   108                 107                  98


     Employment Agreements. O'Gara (or OHE) entered into employment agreements, which commenced on November 1, 1996 and expire on August 31, 1998, with Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Curotto and Lennon, providing for annual base salaries of $250,000, $230,000, $115,000, $110,000 and $145,000,
respectively. Each named executive officer also is entitled to participate in an annual bonus plan established by the Compensation Committee and to receive up to 50% of such bonus in shares of O'Gara Common Stock. Employment may be terminated by O'Gara at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the balance of the term of the agreement. Each employment agreement restricts the executive officer from competing with O'Gara during the term of the agreement and for two years thereafter if termination of employment is for cause or at the volition of the employee. For information relating to changes in certain of these agreements in connection with the Merger, see "THE
MERGER -- Management of O'Gara after the Merger."

                           THE O'GARA OPTION PROPOSAL

     Introduction. The Plan, which was adopted prior to the Offering, currently provides for the issuance of up to 400,000 shares of O'Gara Common Stock pursuant to options granted under the Plan. Options to acquire 274,050 shares of O'Gara Common Stock are currently outstanding.

     The Plan was adopted to further the growth and success of O'Gara by providing an incentive to employees which increases their direct involvement in the future success of O'Gara.

     The O'Gara Board is proposing that the Plan be amended to provide for an increase in the maximum number of shares of O'Gara Common Stock which may be issued under the Plan from 400,000 to 836,000 and to make other changes as described below. In proposing these amendments, the O'Gara Board took into consideration the number of shares of O'Gara Common Stock subject to outstanding options, the expansion of the O'Gara employee base since the Offering as a result of the Acquisitions and the substantially larger employee base that would result from the consummation of the Merger.

     Approval of the O'Gara Option Proposal is not contingent upon approval or effectiveness of the Merger.

     THE O'GARA BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE O'GARA OPTION PROPOSAL.

     The Plan. Any employee on the regular payroll of O'Gara may be selected to participate in the Plan. Additionally, options are granted under the Plan to O'Gara's non-employee directors in accordance with O'Gara's policy for the compensation of directors. See "MANAGEMENT OF O'GARA -- Directors' Compensation." Up to 400,000 (to be increased to 836,000 if the O'Gara Option Proposal is adopted) shares of O'Gara Common Stock may be issued pursuant to the Plan. The Plan currently provides that options for no more than 50,000 shares may be granted to any eligible employee during any period of 12 consecutive months; the O'Gara Option Proposal would increase this maximum number to 125,000. Appropriate adjustments in the number of shares issuable and in the number and prices of shares covered by outstanding options will be made to give effect to any changes in O'Gara's capitalization (stock splits, stock dividends, etc.).

     Currently, the Plan is administered by the O'Gara Board. In addition to administering and interpreting the Plan, the O'Gara Board has authority to select optionees, determine the number of shares for which an option is granted, set the option's price and term, select the type of option and establish all other terms and conditions of the option.

     The O'Gara Board may waive or amend the terms and conditions of, or accelerate the vesting of, an option. The O'Gara Board may appoint a committee to carry out all of its functions with respect to the Plan, except for amendments to or termination of the Plan. For the purpose of option grants to and approval of other transactions with persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to O'Gara, each committee member must be a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act. The Board has delegated to the Compensation Committee the responsibility for option grants to O'Gara's executive officers.

     Both incentive stock options and nonqualified options may be granted to employee-participants in the Plan. Non-employee directors may only receive nonqualified option grants. The per share exercise price of a nonqualified option must be at least 85% of the fair market value of a share of the O'Gara Common Stock on the date the option is granted. The per share exercise price of an incentive stock option may not be less than 100% of the O'Gara Common Stock's fair market value on the date of grant, and no incentive stock option may be exercised after ten years from the date of grant. Incentive stock options granted to an optionee holding more than 10% of outstanding O'Gara Common Stock must have a price of at least 110% of fair market value on the date of grant and may be for a term no longer than five years.

     An option's exercise price may be paid in cash or by the tender of shares of O'Gara Common Stock or by a combination of these methods. Shares of O'Gara Common Stock which are tendered or withheld are valued at their fair market value on the date of tender and may be counted as available for issuance under the Plan. For purposes of the Plan, fair market value means the last sale price for the O'Gara Common Stock reported on the Nasdaq National Market on a given date.

     Generally, an unexercisable option terminates when an optionee terminates employment with or service as a director of O'Gara. An exercisable option terminates on the earlier of (i) its full exercise, (ii) its expiration date or
(iii) the end of the three-month period following the date of termination of employment or service as a director. If, however, an optionee becomes disabled or dies while employed by or serving as a director of O'Gara or within three months thereafter, a then-exercisable option may be exercised for one year after the date of death or commencement of disability. The Plan allows the O'Gara Board to extend these option exercise periods.

     A nonqualified option may be transferred pursuant to a domestic relations order or under other circumstances, terms and conditions established by the O'Gara Board. Otherwise, an option is not transferrable except by the optionee's will or the laws of descent and distribution and, during an optionee's lifetime, may only be exercised by the optionee or the optionee's legal representative or guardian.

     The O'Gara Board may amend or terminate the Plan at any time; however, shareholder approval is required for an amendment if such approval is necessary under the Code or the Exchange Act. No Plan amendment may alter or impair an outstanding option without the optionee's consent. No option may be granted under the Plan subsequent to October 22, 2006.

     If O'Gara enters into an agreement of reorganization, merger or consolidation in which O'Gara is not to be the surviving corporation or enters into an agreement for the sale or transfer of all or substantially all of its assets, all outstanding options will become immediately exercisable. If the successor or transferee corporation does not agree to continue the Plan, both the Plan and all outstanding options will terminate as of the effective date of any such transaction. An optionee who is subject to Section 16 of the Exchange Act may, immediately prior to the consummation of the transaction and in lieu of the consideration receivable by other optionees in the transaction, tender any unexercised options to O'Gara and receive a cash payment equal to the difference between the aggregate "fair value" of the shares of O'Gara Common Stock subject to the holder's unexercised options and the aggregate option price of those shares.

     Accounting Effects. The proceeds of the sale of O'Gara Common Stock under the Plan constitute general funds of O'Gara and may be used by it for any purpose. Under present accounting practices followed by O'Gara, neither the grant at fair market value nor the exercise of an option generally results in any charge against O'Gara's earnings. The grant of options at a price less than 100% of fair market value results in compensation expense to O'Gara. To date, O'Gara has granted all options under the Plan at an exercise price equal to at least 100% of the fair market value of O'Gara Common Stock for accounting purposes.

     Certain Federal Income Tax Considerations. The Plan provides that, if payments to an optionee by O'Gara would constitute "excess parachute payments" under the Code, amounts payable in accordance with the Plan's change of control provisions will be reduced so that the employee is not subject to the 20% excise tax on the payment and O'Gara is able to deduct the entire payment.

     Generally, an optionee recognizes no income upon the grant or exercise of an incentive stock option and, if the stock purchased on option exercise is not disposed of within two years from the date of grant nor within one year after exercise, the amount realized on sale or taxable exchange in excess of the option price is treated as a long term capital gain and O'Gara is not entitled to a federal income tax deduction. If stock acquired on exercise of an incentive stock option is disposed of before the expiration of either of the prescribed holding periods, the lesser of (i) the difference between the option price and the fair market value at the time of exercise, or (ii) the difference between the option price and the amount realized upon disposition is treated as ordinary income to the optionee at the time of disposition and is allowed as a deduction to O'Gara; any excess of the amount realized upon sale over the fair market value at the time of exercise generally is treated as capital gain to the optionee. In general, an optionee who exercises a nonqualified option recognizes taxable ordinary income, and O'Gara is entitled to a deduction, at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares purchased over the option price.

     Grants. Currently, options have been granted to approximately 200 individuals under the Plan. The Plan contains no limitation as to the maximum number of participants. As of October 15, 1997, options granted under the Plan were outstanding in the following amounts: Thomas M. O'Gara, 23,150 shares; Wilfred T. O'Gara, 40,150 shares; Gary W. Allen, 19,000 shares; Richard L. Curotto, 18,000 shares; Michael J. Lennon, 22,000 shares; Hugh E.

Price, 22,500 shares; all current executive officers as a group, 168,800 shares; Raymond E. Mabus, 2,000 shares; Jerry E. Ritter, 1,000 shares; William S. Sessions, 2,000 shares; and all employees as a group, 274,050 shares. For information relating to options to be granted at the Effective Time, see "THE MERGER -- Management of O'Gara after the Merger."

     The following table presents information on option grants to the named executive officers during 1996 pursuant to the Plan. The Plan does not provide for the grant of stock appreciation rights ("SARs").

                                                   OPTION GRANTS IN LAST FISCAL YEAR
                                                          INDIVIDUAL GRANTS(1)
                            --------------------------------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                            NUMBER OF                                                          STOCK
                            SECURITIES      % OF TOTAL                                   PRICE APPRECIATION
                            UNDERLYING       OPTIONS        EXERCISE                            FOR
                             OPTIONS        GRANTED TO      OR BASE                         OPTION TERM
                             GRANTED       EMPLOYEES IN      PRICE       EXPIRATION     --------------------
           NAME                (#)         FISCAL YEAR       ($/SH)         DATE        5% ($)      10% ($)
--------------------------  ----------     ------------     --------     ----------     -------     --------
Thomas M. O'Gara..........     --             --              --            --            --              --
Wilfred T. O'Gara.........    17,000            9.6%         $ 9.00       11/11/06      $96,050     $244,120
Gary W. Allen.............    15,000            8.5%         $ 9.00       11/11/06      $84,750     $215,400
Richard L. Curotto........    15,000            8.5%         $ 9.00       11/11/06      $84,750     $215,400
Michael J. Lennon.........    17,000            9.6%         $ 9.00       11/11/06      $96,050     $244,120

---------------
(1) All options vest on November 12, 1997. The exercise price of all options may be paid in cash or by the transfer of shares of O'Gara Common Stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which O'Gara is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of O'Gara.

     With respect to each named executive officer, the following table sets forth information concerning unexercised stock options held at December 31, 1996. No options were exercised during 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                       UNDERLYING             VALUE OF UNEXERCISED
                                            VALUE REALIZED ($)   UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                             (MARKET PRICE ON          FY-END (#)                AT FY-END ($)
                       SHARES ACQUIRED ON     EXERCISE LESS           EXERCISABLE/                EXERCISABLE/
        NAME              EXERCISE (#)       EXERCISE PRICE)         UNEXERCISABLE               UNEXERCISABLE
---------------------  ------------------   ------------------   ----------------------   ----------------------------
Thomas M. O'Gara.....          --                   --                 --                         --
Wilfred T. O'Gara....          --                   --                 --/17,000                   --/$12,750
Gary W. Allen........          --                   --                 --/15,000                   --/$11,250
Richard L. Curotto...          --                   --                 --/15,000                   --/$11,250
Michael J. Lennon....          --                   --                 --/17,000                   --/$12,750

     Kroll Options. Pursuant to the Merger Agreement, any option to acquire Kroll Stock which is not exercised prior to the Effective Time will be converted into an option to purchase the number of shares of O'Gara Common Stock which would have been received had such option been exercised immediately prior to the Effective Time. See "THE MERGER AGREEMENT -- Conversion of Kroll Stock." Such options will continue to be governed by the terms of the Kroll Management Stock Option Plan or the Stock Option and Stockholder Agreements and will not be subject to the terms of the Plan or reduce the number of shares of O'Gara Common Stock with respect to which options may be issued under the Plan. See "MANAGEMENT OF KROLL" and "CERTAIN RELATIONSHIPS AND RELATED PARTY
TRANSACTIONS -- KROLL" for information relating to the Kroll Management Stock Option Plan and the Stock Option and Stockholder Agreements and the options outstanding thereunder.

         CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS -- O'GARA

     In connection with the Offering, the O'Gara Board adopted a policy requiring that any future transactions, including loans, between O'Gara and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to O'Gara than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the O'Gara Board.

     Described below are certain transactions and relationships between O'Gara and certain of its officers, directors and shareholders which have occurred during the last three fiscal years. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable, O'Gara believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

LONGLINE LEASING/EXCEL ARMOR

     General. Longline Leasing, Inc. ("Longline") and Excel Armor Products, Inc. ("Excel Armor" and, together with Longline, "Longline/Excel") are Delaware corporations, which merged as of December 31, 1996; Messrs. Thomas M. O'Gara, Wilfred T. O'Gara and Carpinello owned approximately 92%, 1% and 1%, respectively, of the outstanding capital stock of each.

     Lease agreements. OHE has a Master Equipment Lease with Longline, entered into in July 1995, pursuant to which OHE leases various items of equipment from Longline. As of June 30, 1997, OHE had approximately $1,250,000 of equipment under lease for 12 and 36-month terms, beginning on various dates between July 1995 and April 1996. Rental expenses were $17,000, $381,446 and $222,598 for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, respectively.

     Supplier arrangements. During 1995 and 1996, OHE purchased the dual-hard steel required for certain aspects of its vehicle armoring from Excel Armor, which distributed the steel for an unrelated third party. Purchases by OHE from Excel Armor were $520,700 and $960,231 during 1995 and 1996, respectively, and accounted for 90% and 99% of Excel Armor's sales revenues for the same periods. In connection with these purchases, OHE advanced $160,390 to Excel Armor during 1995 to fund Excel Armor's initial purchase commitments and guaranteed a $150,000 letter of credit furnished by Excel Armor to the third party. OHE now purchases its dual-hard steel directly from the third party. At December 31, 1996 and June 30, 1997, OHE had receivables of $210,659 and $282,346, respectively, from Excel Armor in connection with the prior arrangement. All other aspects of the arrangement have been terminated. Also, in August 1995, Excel Armor and OHE entered into an agreement under which OHE manufactured certain parts needed by Excel Armor in connection with a contract with a third party. Total revenue recognized in association with this contract was $124,000.

     Corporate aircraft. Effective January 1, 1994, OHE entered into a five year lease for a Hawker jet owned by Longline. Financing for the jet had been provided to Longline by means of a $1,100,000 loan from Cessna Finance Corporation to Thomas M. O'Gara. OHE's agreement with Longline provided for deposit and rental payments aggregating $1,634,000 over the term of the lease. This lease was cancelled effective January 30, 1995.

     In February 1995, OHE entered into a lease for a Gulfstream G-II aircraft owned by Longline and Excel Armor as tenants in common. The Gulfstream aircraft was purchased by Longline/Excel for a price of $4,060,000 (represented by an exchange of the Hawker jet and new financing). In connection with the cancellation of the Hawker lease, $400,493, representing the unamortized portion of OHE's $504,000 deposit on that lease, was transferred as the deposit on the Gulfstream lease. The Gulfstream lease had a non-cancelable ten year term and initially provided for rental payments of $53,000 per month. Nonetheless O'Gara paid rentals based on actual usage. In August 1996, the Gulfstream lease was amended to provide for minimum lease payments of $35,200 per month.

     In February 1995, OHE also entered into a supplemental agreement with Longline/Excel pursuant to which Longline/Excel agreed to provide all aircraft management (including insurance) for the Gulfstream aircraft and to charter it to others when not in use by OHE. Pursuant to this arrangement, and in lieu of the $53,000 per month rental payments then required by the lease, OHE paid Longline/Excel $30,000 per month, plus $1,800 per hour of monthly use in excess of 16.7 hours, and Longline/Excel was entitled to retain all revenues from the charter operations. In connection with the August 1996 amendment to the Gulfstream lease, this agreement was amended to allow OHE 23 hours of usage per month and to provide for charges of $1,500 per hour thereafter. Longline/Excel continues to retain all revenues from charter operations. Rental expense related to the Gulfstream lease (including amortization of the deposit) was $414,160, $422,349 and $249,833 for 1995, 1996 and the first six months of 1997, respectively. Additionally, O'Gara paid Longline/Excel $327,000 relating to usage of the aircraft during O'Gara's initial public offering in 1996. O'Gara believes that the rate paid was equivalent to that charged by Longline/Excel to other unrelated companies for similar services during 1996 and compared favorably to rates charged by another unrelated charter service for similar aircraft.

     OHE and Longline/Excel have begun negotiations regarding changes to these lease arrangements. Because of unanticipatedly high usage of the Gulfstream aircraft by OHE during the past year due to travel undertaken during the Offering and the transaction with Kroll, Longline/Excel has been limited in its ability to charter the aircraft. Longline/Excel has requested that OHE amend the lease arrangements in order that OHE commence paying market rates for its use of the aircraft.

INTERCOMPANY NOTES AND ACCOUNTS PAYABLE/RECEIVABLE

     OHE held promissory notes, for money borrowed, in the principal amounts of $100,000 and $130,000 from Thomas M. O'Gara. Each note bore interest at the rate of 8.75% per annum and was due on December 31, 1996. In December 1996, Thomas M. O'Gara repaid in full the $251,834 of principal and accrued interest outstanding under these notes. Thomas M. O'Gara also was indebted, for money borrowed, to OHE in amounts up to $288,725, not represented by a promissory note; this indebtedness has been fully repaid.

     OSN held a promissory note, for money borrowed, from Excel Metal Products, Inc. ("Excel Metal"), a corporation wholly owned by Thomas M. O'Gara, in the principal amount of $310,000, which bore interest at the rate of 8.5% and was due on February 11, 1997. All principal and accrued interest outstanding pursuant to this note, totalling $331,224, was repaid in December 1996.

     During 1994, 1995 and 1996, OHE paid Silver Springs Land and Cattle Company, a Nevada corporation of which Thomas M. O'Gara is the President and sole shareholder, $55,203, $11,082 and $3,177, respectively, for the use of its facilities for corporate meetings. The use of these facilities by O'Gara has been discontinued.

     Until the Reorganization, OHE held a 49% beneficial interest in O'Gara Overseas Services, S.A., a Swiss corporation ("OOS"), with the remaining 51% held by Limited. As part of the Reorganization, OHE's interest in OOS was exchanged for certain assets and liabilities of Limited, with the result being that OOS is no longer affiliated with O'Gara. In addition, OHE fulfilled a demand note, bearing interest at 3.0% per annum, that had been outstanding with OOS in the amount of $90,930, which represented $88,685 in principle and $2,245 in interest. Also, subsequent to the Reorganization, Thomas M. O'Gara made full payment on a 3.0% promissory note, which totalled $302,803 including interest, held by OOS. OOS also had provided sales and marketing services for OHE and OSN. During 1994, 1995 and 1996, $362,761, $377,144 and $363,583, respectively, were paid to OOS for these services. All arrangements with OOS were terminated in connection with the Reorganization.

     Prior to August 1994, OHE was indebted to Letter International Limited Irrevocable Trust in the amount of $1,260,000. Letter International Limited Irrevocable Trust was a trust of which OHE was the sole beneficiary. At the same time, the Trust was indebted in an equal amount to Thomas M. O'Gara. Thomas M. O'Gara received from the Trust an assignment of the OHE's obligation in satisfaction of the Trust's indebtedness to him. Thomas M. O'Gara then agreed to the cancellation of this indebtedness of OHE in exchange for shares of common stock of OHE equal to 21.5% of the shares of OHE outstanding, giving effect to such transaction.

     Since its incorporation in 1988, OPS was provided certain medical and general liability insurance coverage under OHE's insurance policies. These insurance programs were paid for by OPS through monthly and annual premiums established by OHE's insurance provider. These arrangements were terminated upon the consummation of the Offering.

BUILDING LEASE

     OLG, Limited, an Ohio limited liability company of which Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Carpinello, Curotto and Lennon own approximately 91%, 5%, 1%, 1%, 1% and 1% of the outstanding capital stock, respectively, was formed in March 1996 for the purpose of acquiring and leasing to OHE O'Gara's facility located at 4175 Mulhauser Road, Fairfield, Ohio. The building was purchased for approximately $1.8 million and was leased to OHE for one year, ending March 31, 1997, for $468,000 (plus taxes, insurance and maintenance costs). OHE exercised an option to renew the lease, at a base rent of $21,000 per month, through July 1997. Since August 1997, OHE has continued to utilize the facility on a month to month basis. Previously used for manufacturing, the facility is currently used for storage. OHE also has an option to purchase the building for its fair market value.

CONSULTING AGREEMENTS

     Excel Metal. OSN, Inc. had a consulting agreement with Excel Metal pursuant to which Excel Metal provided management consulting services to OSN, Inc. during calendar year 1996 for a fee of $6,000 per month plus reimbursement of expenses. The arrangement terminated upon consummation of the Offering.

     William S. Sessions. From time to time, Mr. Sessions has provided consulting services to O'Gara or OHE. During 1994, 1995, 1996 and for the first six months of 1997, he received $55,000, $25,000, $5,000, and $7,500, respectively, for sales development assistance related to OHE's commercial armored products.

     Neil P. Saldin. Mr. Saldin was an executive officer of O'Gara until June 30, 1997. Prior to becoming an executive officer of O'Gara, Mr. Saldin was a consultant to OSN from October 1994 through September 1995. The consulting services, which were managerial and related to the start up of OSN's operations, were provided through a company controlled by Mr. Saldin, which was paid $180,000.

     Edward F. O'Gara. In 1994, 1995 and 1996, OHE guaranteed certain consulting agreements between Longline or Excel Armor and Cirrus Systems, Inc., a Delaware corporation owned by Edward F. O'Gara, the brother of Thomas M. O'Gara and Wilfred T. O'Gara. Such agreements were for one year terms for a total of $120,000 per year and expired December 31, 1996. Thomas M. O'Gara has agreed to indemnify OHE for any claims made under such guarantees.

EXERCISE OF STOCK OPTIONS AND SALE OF SHARES

     On August 23, 1996, Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Carpinello and Curotto exercised options previously granted on December 31, 1993 to purchase 138, 131, 91 and 85 shares of the Common Stock of OHE, respectively, at a price of $1.00 per share. Giving effect to the Reorganization, the corresponding numbers of shares of O'Gara Common Stock were 37,667, 35,756, 24,838 and 23,201, respectively, at a price of $0.0037 per share.

     On August 23, 1996, Thomas M. O'Gara sold 10 shares of the Common Stock of OHE to Mr. Carpinello for a price of $468.00 per share (equivalent to 2,730 shares of O'Gara Common Stock for a price of $1.71 per share). O'Gara incurred a nonrecurring, non-cash expense of approximately $19,890 in the fourth quarter of 1996 in connection with this sale. This expense resulted in a corresponding increase in additional paid-in capital, and no change in total shareholders' equity. This expense was not tax deductible and represented the difference between the net offering price and the net sales price of these shares as if issued directly by O'Gara.

                        PRINCIPAL SHAREHOLDERS OF O'GARA

     The following table sets forth certain information regarding the beneficial ownership of O'Gara Common Stock on October 15, 1997 (on an actual basis and as adjusted to reflect the consummation of the Merger) by (i) each beneficial owner of more than 5% of the O'Gara Common Stock immediately prior to or after the Merger, (ii) each director, nominee for director and named executive officer individually, (iii) all directors, nominees for director and executive officers of O'Gara as a group, (iv) all shareholders of O'Gara prior to the Merger and
(v) all shareholders of Kroll prior to the Merger. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect thereto.

                                               SHARES BENEFICIALLY
                                                   OWNED PRIOR             SHARES BENEFICIALLY
                                                 TO MERGER(1)(4)         OWNED AFTER MERGER(1)(5)
                                              ---------------------     --------------------------
                    NAME                       NUMBER       PERCENT       NUMBER                PERCENT
--------------------------------------------  ---------     -------     ----------              --
Thomas M. O'Gara(2)(3)......................  4,041,838       55.5       4,041,838               29.0
Wilfred T. O'Gara...........................    277,266        3.8         277,266                2.0
Gary W. Allen...............................     16,397          *             n/a(6)               *
Richard L. Curotto..........................     40,087          *             n/a(6)               *
Daniel Gautier(2)...........................    376,597        5.2         376,597                2.7
Michael J. Lennon...........................     18,864          *          18,864                  *
Raymond E. Mabus............................      1,000          *           1,000                  *
Hugh E. Price...............................     15,000          *          15,000                  *
Jerry E. Ritter.............................      1,000          *           1,000                  *
William S. Sessions.........................      1,000          *           1,000                  *
Jules B. Kroll(2)...........................         --          *       3,684,991(7)            26.5
Michael G. Cherkasky........................         --         --         200,939                1.4
American International Group, Inc.(2).......         --         --       1,444,197               10.4
Howard I. Smith.............................         --         --       1,444,197(8)            10.4
Marshall S. Cogan...........................         --         --              --                  *
All directors, nominees for director and
  executive officers as a group (13 persons
  prior to the Merger, 12 persons
  thereafter)...............................  4,861,016       65.6      10,238,685(7)(9)         72.2
All shareholders of O'Gara prior to the
  Merger....................................  7,279,310      100.0       7,279,310               52.3
All shareholders of Kroll prior to the
  Merger....................................         --         --       6,650,000               47.7

---------------
*  Less than 1% of the outstanding Common Stock.

(1) Pursuant to the regulations of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or has or shares the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant or right.

(2) Mr. O'Gara's address is 9113 LeSaint Drive, Fairfield, Ohio 45014. Mr. Gautier's address is Z.I., rue d'Armor B.P. 414, 22404 Lambelle Cedex, France. Mr. Kroll's address is 900 Third Avenue, New York, New York 10022. AIG's address is 70 Pine Street, New York, New York 10270.

(3) Includes 793,095 shares held by MeesPierson Management (Guernsey) Ltd. and 373,524 shares held by Union Federal Corporation over which Thomas M. O'Gara has indirect voting control and 2,864,219 shares held by a family trust.

(4) Includes 101,000 shares of O'Gara Common Stock which all directors, nominees for director and executive officers as a group have the right to acquire upon the exercise of stock options which are exercisable prior to December 15, 1997, including 17,000 shares subject to options held by Wilfred T. O'Gara, 15,000 shares subject to options held by Gary W. Allen, 15,000 shares subject to options held by Richard L. Currotto, 17,000 shares subject to options held by Michael J. Lennon, 1,000 shares subject to options held by Raymond E. Mabus, 15,000 shares subject to options held by Hugh E. Price, and 1,000 shares subject to options held by William S. Sessions.

(5) Includes 161,529 shares of O'Gara Common Stock which all directors, nominees for director and executive officers as a group have the right to acquire which are exercisable prior to December 15, 1997, including 17,000 shares subject to options held by Wilfred T. O'Gara, 17,000 shares subject to options held by Michael J. Lennon, 1,000 shares subject to options held by Raymond E. Mabus, 15,000 shares subject to options held by Hugh E. Price, 1,000 shares subject to options held by William S. Sessions, and 90,529 shares subject to options to be held by Michael G. Cherkasky originally issued by Kroll.

(6) Mr. Allen and Mr. Curotto will cease to be executive officers of O'Gara upon consummation of the Merger.

(7) Does not include an aggregate of 192,561 shares of O'Gara Common Stock to be held by trusts for the benefit of Mr. Kroll's adult children, in which shares Mr. Kroll disclaims any beneficial interest.

(8) Consists of shares of O'Gara Common Stock to be held by AIG. Mr. Smith disclaims any beneficial interest in these shares.

(9) Includes 90,529 shares of O'Gara Common Stock which a former director and executive officer of Kroll will have the right to acquire upon the exercise of stock options originally issued by Kroll and 1,444,197 shares of O'Gara Common Stock to be held by AIG which are deemed to be owned by Mr. Smith and in which he disclaims any beneficial interest.

                              MANAGEMENT OF KROLL

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information, as of September 1, 1997, with respect to the executive officers and directors of Kroll who will become executive officers and directors of O'Gara at the Effective Time:

           NAME              AGE                        POSITION WITH KROLL                       SINCE
--------------------------  -----     --------------------------------------------------------    -----
Jules B. Kroll............     56     Chairman, Director                                           1972
Michael G. Cherkasky......     47     President, Director                                          1997
Nazzareno E. Paciotti.....     51     Chief Financial Officer, Vice President, Treasurer           1992
Howard I. Smith...........     52     Director                                                     1993

     Jules B. Kroll founded Kroll in 1972 and has been the Chairman of the Board and Chief Executive Officer of Kroll since then. Mr. Kroll is also a director of United Auto Group, Inc.


     Michael G. Cherkasky has been an Executive Managing Director of Kroll since April 1997 and Chief Operating Officer of Kroll since January 1997. From November 1995 to January 1997, he was the head of Kroll's North American Region and from February 1994 to November 1995 he was the head of Kroll's Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June, 1993, Mr. Cherkasky was with the District Attorney's office for New York County, his last position being Chief of the Investigations Division.


     Nazzareno E. Paciotti has been the Chief Financial Officer of Kroll since June 1992. From January 1990 to June 1992, he was a Managing Director and the Controller of the Henley Group, (the parent of PneumoAbex Inc. and Fisher Scientific (a laboratory supply company)) and from August 1988 to January 1990, he was a Vice President and the Controller of PneumoAbex Inc. (an aerospace contractor specializing in the manufacture of landing gear and flight actuating systems).

     Howard I. Smith has been Executive Vice President, Chief Financial Officer and Comptroller of AIG since 1996. From 1984 until 1996, Mr. Smith was Senior Vice President and Comptroller of AIG. From 1975 until 1984 Mr. Smith was a partner in the independent public accounting firm of Coopers & Lybrand. Mr. Smith is also a director of 20th Century Industries, International Lease Finance Corporation, and Transatlantic Holdings, Inc. Mr. Smith was elected a director of AIG in 1997.

EXECUTIVE COMPENSATION

     The following table shows the compensation awarded or paid by Kroll for services rendered for the years ended December 31, 1994, 1995 and 1996 to Jules
B. Kroll, Chairman of the Board and Chief Executive Officer of Kroll, and Messrs. Cherkasky and Paciotti, the executive officers of Kroll who will become executive officers of O'Gara at the Effective Time:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                               COMPENSATION AWARDS
                                                                             -----------------------
                                     ANNUAL COMPENSATION         OTHER       RESTRICTED   SECURITIES
            NAME AND              --------------------------     ANNUAL        STOCK      UNDERLYING    ALL OTHER
       PRINCIPAL POSITION                 SALARY     BONUS    COMPENSATION     AWARD       OPTIONS     COMPENSATION
    AT 1996 FISCAL YEAR-END       YEAR      ($)        $           $             $           (#)         $(1)(2)
--------------------------------  ----   ---------  --------  ------------   ----------   ----------   ------------
Jules B. Kroll..................  1996    $500,000   $75,000          --      $     --          --       $ 31,715
  Chairman and Chief              1995     500,000        --          --            --          --         30,395
  Executive Officer               1994     500,000        --          --            --          --         29,076
Michael G. Cherkasky............  1996     300,000    75,000         898            --       1,098         26,767
  Head of North                   1995     260,000        --         898            --         350         25,971
  American Region                 1994     170,513    16,201          --        20,700          --             --
Nazzareno E. Paciotti...........  1996     225,520    50,000          --            --       1,098         24,984
  Chief Financial Officer         1995     225,520        --          --            --         350         22,797
                                  1994     205,520    20,000          --            --          --         22,111

---------------
(1) Represents contributions to the Kroll Associates, Inc. Money Purchase Pension Plan and 401(k) Savings Plan (collectively the "Savings Plans"). In 1996, Kroll contributed a total of $19,250 to the Savings Plans on behalf of each of Messrs. Kroll and Cherkasky and contributed a total of $18,500 to the Savings Plans on behalf of Mr. Paciotti.

(2) Includes annual cost of a supplemental disability benefit. In 1996, the cost to Kroll of this benefit was $12,465 for Mr. Kroll, $7,517 for Mr. Cherkasky and $6,484 for Mr. Paciotti.

RESTRICTED STOCK

     Restricted Stock Plan. Kroll adopted the Kroll Restricted Stock Plan on June 15, 1993, and subsequently amended the Kroll Restricted Stock Plan on November 10, 1993. The Kroll Restricted Stock Plan is administrated by a committee elected by the Kroll Board of Directors (the "Kroll Restricted Stock Committee"). The Kroll Restricted Stock Committee has broad discretion in determining which employees of Kroll (excluding Jules B. Kroll who is not eligible to participate in the Kroll Restricted Stock Plan) are eligible to receive awards of restricted Kroll Common Stock. The Kroll Restricted Stock Plan Committee also has the power to set the vesting schedule of any shares of restricted stock granted pursuant to the Kroll Restricted Stock Plan. The Kroll Restricted Stock Plan contains, among other transfer restrictions, certain put rights, certain rights of first refusal in favor of Kroll, certain tag-along rights and certain call rights in favor of Kroll with respect to any sale or transfer of any Kroll Common Stock which was granted pursuant to the Kroll Restricted Stock Plan. All of these restrictions will terminate at the Effective Time. Subject to applicable law and the discretion of the Kroll Restricted Stock Committee, awards of Kroll Common Stock made pursuant to the Kroll Restricted Stock Plan are typically granted at no purchase price to the recipient. Subject to the provisions of the Kroll Restricted Stock Plan, shares of Kroll Common Stock issued pursuant to a restricted stock award may not be sold or transferred until the ownership in the restricted shares vests. Upon the consummation of the Merger, all shares of Kroll Common Stock issued pursuant to the Kroll Restricted Stock Plan will immediately vest and will be converted into shares of O'Gara Common Stock.

     A maximum of 9,240 shares of Kroll Common Stock were available for awards under the Kroll Restricted Stock Plan. All of such shares have been awarded. As of the date hereof, 8,443 shares of Kroll Common Stock remain outstanding under the Kroll Restricted Stock Plan, including 150 shares held by Michael G. Cherkasky and 213 shares held by Nazzareno E. Paciotti.

     Other Restricted Stock Grants. In January, 1997, Kroll awarded 1,616 shares of restricted Kroll Common Stock to Mr. Cherkasky, in connection with his appointment as President of Kroll, on terms substantially similar to the terms set forth in the Kroll Restricted Stock Plan.


     Outstanding Restricted Stock Grants. As of the date hereof, Messrs. Cherkasky and Paciotti own 1,766 and 213 shares, respectively, of restricted Kroll Common Stock. Assuming the conversion of each share of restricted Kroll
Common Stock into 62.52 shares of O'Gara Common Stock and assuming an $     per
share value of O'Gara Common Stock, based on the price of O'Gara Common Stock on
November   , 1997, the value of the restricted Kroll Stock to each of Messrs.
Cherkasky and Paciotti would be $     and $     , respectively.


STOCK OPTIONS

     Management Stock Option Plan. The Kroll Management Stock Option Plan is managed by a committee appointed by the Kroll Board of Directors (the "Kroll Management Stock Option Plan Committee"). The Kroll Management Stock Option Plan Committee has the power to grant options, determine eligible employees, determine the number of shares of Kroll Common Stock subject to options, prescribe the form of the option grant, and determine the vesting of the options. Any option issued pursuant to the Kroll Management Stock Option Plan shall expire on the tenth anniversary of the grant date. An option enables the option holder to purchase shares of Kroll Common Stock at the option exercise price. The per share exercise price of any option granted under the Kroll Management Stock Option Plan is determined by a formula set forth in the Kroll Management Stock Option Plan based on an appraisal of Kroll. The Kroll Management Stock Option Plan provides that Kroll has the option to pay the option holder either in cash or Kroll Common Stock upon the exercise of an option granted thereunder. The Kroll Management Stock Option Plan contains certain restrictions on the transfer of Kroll Common Stock issued pursuant to such plan, including certain put rights, certain rights of first refusal in favor of Kroll, certain tag-along rights and certain call rights in favor of Kroll. All of these restrictions will terminate upon the consummation of the Merger. Upon the consummation of the Merger, all options under the Kroll Management Stock Option Plan will vest and be converted into options to purchase shares of O'Gara Common Stock.


     As of the date hereof, there were options relating to 6,625 shares of Kroll Common Stock outstanding pursuant to the Kroll Management Stock Option Plan, including options to purchase 350 shares of Kroll Common Stock at a price of $400 per share granted to each of Messrs. Cherkasky and Paciotti. Assuming such options are exercised and all such shares of Kroll Common Stock are converted to O'Gara Common Stock at the exchange ratio of 62.52 shares of O'Gara Common Stock for each share of Kroll Common Stock, the value of these options to each of
Messrs. Cherkasky and Paciotti will be $            and $            ,
respectively (based on the price of O'Gara Common Stock on November   , 1997).



     Stock Option and Stockholder Agreements. On January 29, 1996, Mr. Cherkasky and Mr. Paciotti each entered into a Stock Option and Stockholder Agreement with Jules B. Kroll and Kroll. Pursuant to each such agreement, Messrs. Cherkasky and Paciotti were each granted on the date of the agreement the option to purchase 1,098 shares of Kroll Common Stock at an exercise price of $150 per share. As of the date hereof, all of such options have vested. If the Merger is consummated, all such options granted pursuant to the Stock Option and Stockholder Agreements expire on the tenth anniversary of the date of the grant of the options. The Kroll Common Stock issued pursuant to the Stock Option and Stockholder Agreements is subject to certain transfer restrictions, including, but not limited to, certain put rights, certain rights of first refusal in favor of Kroll, certain tag-along rights and certain call rights in favor of Kroll. All of these restrictions will terminate upon the consummation of the Merger. Assuming such options are exercised and all such shares of Kroll Common Stock are converted to O'Gara Common Stock at the exchange ratio of 62.52 shares of O'Gara Common Stock for each share of Kroll Common Stock, the value of
these options to each of Messrs. Cherkasky and Paciotti will be $            and
$            , respectively (based on the price of O'Gara Common Stock on
November   , 1997).

         CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS -- KROLL

CERTAIN LOAN AND OTHER TRANSACTIONS

     Jules B. Kroll has borrowed an aggregate of $1,345,499 from Kroll. Of this amount, $748,000 is represented by a promissory note that bears interest at an annual rate equal to the Prime Rate plus 1% and $597,499 is represented by a promissory note that bears interest at an annual rate of 7% (equal to the Prime Rate at the date of the loan plus 1%). As of June 30, 1997, principal and accrued interest in the aggregate amount of $1,373,720 was outstanding under these notes. These loans will be repaid in full prior to the consummation of the Merger and are expected to be repaid in connection with the payment by Kroll to Jules B. Kroll of the amounts it owes to him as described in the next paragraph.


     Since 1989 Jules B. Kroll has loaned an aggregate of $1,806,999 to Kroll, of which $152,000 has been repaid and an aggregate of $1,654,999 was outstanding as of June 30, 1997. Of the outstanding amount, $1,057,500 is represented by promissory notes that bear interest at an annual rate equal to the Prime Rate from time to time in effect plus 1% and $597,499 is represented by promissory notes that bear interest at an annual rate of 7% (equal to the Prime Rate at the date of the loan plus 1%). As of June 30, 1997, principal and accrued interest in the aggregate amount of $1,690,571 was outstanding under these notes. Prior to the Merger, these loans will be repaid to the extent of the amounts owed to Kroll by Jules B. Kroll under the loans described in the preceding paragraph. The remaining amount will be reflected by a new promissory note issued by a subsidiary of Kroll in the principal amount of $309,500, which will bear interest at an annual rate 1/2% below the Prime Rate from time to time in effect. The accrued interest described in the preceding paragraph and the accrued interest described in this paragraph will be repaid in full prior to consummation of the Merger.


     In addition, since 1989, Jules B. Kroll has made open account advances to Kroll from time to time in the aggregate principal amount of $9,695,136, of which $5,532,678 has been repaid and $4,162,458 was outstanding as of June 30, 1997. These advances were utilized by Kroll for working capital purposes. Of the outstanding amount, $3,033,349 bears interest at an annual rate equal to the Prime Rate, from time to time, plus 1% and $1,129,109 bears interest at an annual rate equal to the brokers' loan rate (7.625% at June 30, 1997) from time to time in effect. As of June 30, 1997, principal and accrued interest in the aggregate amount of $4,244,649 was owed by Kroll to Jules B. Kroll under these advances, all of which amounts will be repaid upon the consummation of the Merger (see "THE MERGER -- Financing the Merger"). The Merger Agreement also contemplates that Jules B. Kroll may make further advances to Kroll of up to $1,000,000 prior to the Effective Time. Any such additional advances, together with accrued interest thereon at an annual rate equal to the Prime Rate plus 1%, will be repaid in full upon the consummation of the Merger.

     On each of July 28, 1995 and July 29, 1995 AIG loaned to Kroll $1,000,000. Such loans are evidenced by demand promissory notes in the aggregate principal amount of $2,000,000 and bear interest at an annual rate equal to the Citibank N.A. base rate from time to time in effect plus 2%. As of June 30, 1997, principal and accrued interest in the aggregate amount of $2,053,083 was outstanding under these notes. These notes will be repaid in full upon the consummation of the Merger (see "THE MERGER -- Financing the Merger").

     During 1994, 1995 and 1996, Kroll rendered services to AIG and its subsidiaries. Such services consisted of risk management services, including marketing support, and claims investigations. Kroll billed AIG and its subsidiaries for such services $3,158,113, $3,868,967 and $5,325,559 in 1994,
1995 and 1996, respectively. Since 1995, Kroll has purchased certain of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG's subsidiaries. AIG's subsidiaries billed Kroll $485,807 and $824,348 for this insurance during 1995 and 1996, respectively. Kroll obtained the coverage through an independent insurance broker that had obtained competitive proposals from unrelated third parties. Effective April 1, 1996, Kroll and American Insurance Underwriters ("AIU"), a marketing unit comprised of wholly owned subsidiaries of AIG, entered into an agreement pursuant to which Kroll agreed to provide AIU with certain crisis management and marketing services through November 30, 1998. The agreement provides for an annual retainer ($2,288,640 for 1997), subject to certain adjustments, and is payable quarterly in advance.

                        PRINCIPAL SHAREHOLDERS OF KROLL

     The following table sets forth certain information as of June 30, 1997 with respect to the beneficial ownership of shares of Kroll Stock by (i) each person that beneficially owns more than 5% of the outstanding shares of Kroll Stock,
(ii) each director of Kroll who will become a director of O'Gara upon the Effective Time, (iii) each executive officer of Kroll who will become an executive officer of O'Gara upon the Effective Time, and (iv) all such executive officers and directors as a group:

                                            NUMBER OF SHARES OF KROLL STOCK       PERCENTAGE OF OUTSTANDING
             NAME AND ADDRESS                    BENEFICIALLY OWNED(1)                 KROLL STOCK(1)
------------------------------------------  -------------------------------       -------------------------
Jules B. Kroll
900 Third Avenue
New York, New York 10022..................               58,941(2)(3)                        60.4

American International Group, Inc.
70 Pine Street
New York, New York 10270..................               23,100(4)                           23.7

Michael G. Cherkasky
900 Third Avenue
New York, New York 10022..................                3,214(3)(5)(6)                      3.2

Nazzareno E. Paciotti
900 Third Avenue
New York, New York 10022..................                1,661(3)(6)(7)                      1.7

Howard I. Smith
70 Pine Street
New York, New York 10270..................               23,100(4)(8)                        23.7
All executive officers and directors, as a
  group (4 people)........................               86,916(2)(3)(5)(7)(9)               87.2

---------------
(1) Unless otherwise indicated each person listed above has sole voting and investment power with respect to all shares of Kroll Stock owned by such person. The percentage of outstanding Kroll Stock owned by each such person is determined by assuming that all options held by such person have been exercised and that the restrictions with respect to all shares of restricted stock held by such person have lapsed. See "MANAGEMENT OF KROLL -- Stock Options" and "MANAGEMENT OF KROLL -- Restricted Stock."

(2) Does not include an aggregate of 3,080 shares of Kroll Common Stock held by trusts for the benefit of Mr. Kroll's adult children, in which shares Mr. Kroll disclaims any beneficial interest.

(3) Consists of Kroll Common Stock.

(4) Consists of Kroll Class A Common Stock.

(5) Includes 1,766 shares of Kroll Common Stock issued under the Kroll Restricted Stock Plan and under a restricted stock agreement. See "MANAGEMENT OF KROLL -- Restricted Stock."

(6) Includes, for each of Mr. Cherkasky and Mr. Paciotti, (a) 1,098 shares of Kroll Common Stock issuable upon the exercise of options expiring in 2006, granted under a stock option and stockholder agreement, at $150 per share, and (b) 350 shares of Kroll Common Stock issuable upon the exercise of options, expiring in 2005, granted under the Kroll Management Stock Option Plan at $400 per share. See "MANAGEMENT OF KROLL -- Stock Options."

(7) Includes 213 shares of shares of Kroll Common Stock issued under the Kroll Restricted Stock Plan. See "MANAGEMENT OF KROLL -- Restricted Stock."

(8) Consists of shares of Kroll Class A Stock owned by AIG. Mr. Smith disclaims any beneficial interest in these shares.

(9) Includes an aggregate of 2,896 shares of Kroll Stock issuable upon the exercise of the options described in note 6 above and 23,100 shares of Kroll Class A Stock owned by AIG which are deemed to be owned by Mr. Smith and in which he disclaims any beneficial interest. See "MANAGEMENT OF
    KROLL -- Stock Options."

                       THE O'GARA CAPITALIZATION PROPOSAL

     The O'Gara Board is proposing an amendment to the O'Gara Articles to increase the number of authorized shares of O'Gara Preferred Stock and O'Gara Common Stock to 1,000,000 and 50,000,000, respectively.

     The proposed increase in the number of authorized shares has been deemed advisable by the O'Gara Board in order to provide additional authorized but unissued shares for issuance from time to time for such proper corporate purposes as may be determined by the O'Gara Board, without further action or authorization by the shareholders. Such corporate purposes might include the raising of additional capital through the issuance of stock, the acquisition of other companies, or the declaration of stock splits and/or stock dividends. Although O'Gara from time to time considers possible acquisitions involving the issuance of stock other than the Merger, it is not presently engaged in negotiations concerning any transaction involving the issuance of additional shares.

     On October 15, 1997, there were issued and outstanding 7,279,310 shares of O'Gara Common Stock, of which 614,917 were issued in 1997 in connection with the Acquisitions. In addition, a total of 274,050 shares were reserved for issuance pursuant to the Plan and an additional 6,650,000 shares will be issued or reserved for issuance if the Merger is consummated.

     The proposed increase in the number of authorized shares of O'Gara Preferred Stock or O'Gara Common Stock will not change the rights of holders of currently outstanding shares of O'Gara Common Stock. The newly authorized shares will have the same rights as currently outstanding shares. Current shareholders of O'Gara would not have any preemptive rights to purchase a portion of the newly authorized shares.

     The increase in authorized but unissued shares may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of persons seeking to obtain control of O'Gara. The resulting effect may be to render more difficult or to discourage the possibility of certain mergers, tender offers or proxy contests. For a description of other existing possible anti-takeover provisions, see "RISK FACTORS -- Risk Factors Associated with the Merger -- Potential Anti-Takeover Effect and Potential Adverse Impact on Market Price of Certain Charter and Code of Regulations Provisions and the OGCL," "DESCRIPTION OF O'GARA CAPITAL STOCK" and "COMPARISON OF SHAREHOLDERS' RIGHTS."

     If the proposed amendment is approved, all or any part of the authorized but unissued shares may thereafter be issued without further approval from the shareholders, except as required by the OGCL or the policies of the Nasdaq National Market, for such purposes and on such terms as the O'Gara Board may determine. O'Gara is not presently subject to any law or stock exchange policy which would require further shareholder approval prior to the issuance of O'Gara Common Stock, except in limited situations involving the issuance of a substantial block of stock.

     THE O'GARA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE O'GARA CAPITALIZATION PROPOSAL.

                      DESCRIPTION OF O'GARA CAPITAL STOCK

     O'Gara's authorized capital stock consists of 25,000,000 (to be increased to 50,000,000 if the O'Gara Capitalization Proposal is approved) shares of Common Stock, $0.01 par value per share, of which 7,279,310 shares are outstanding as of the date of this Proxy Statement/Prospectus, and 100,000 (to be increased to 1,000,000 if the O'Gara Capitalization Proposal is approved) shares of undesignated preferred stock, $0.01 par value per share, none of which is issued or outstanding. See "THE O'GARA CAPITALIZATION PROPOSAL." The following description of the material terms of the capital stock of O'Gara is qualified in its entirety by the provisions of the O'Gara Articles and the O'Gara Code and by the provisions of the OGCL.

COMMON STOCK

     Holders of O'Gara Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors.

     Subject to preferences which may be granted to holders of O'Gara Preferred Stock, holders of O'Gara Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of O'Gara Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences.

     Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of O'Gara. There are no redemption or sinking fund provisions with regard to the O'Gara Common Stock. All outstanding shares of O'Gara Common Stock are fully paid, validly issued and nonassessable.

     The vote of holders of a majority of all outstanding shares of O'Gara Common Stock is required to amend the O'Gara Articles and to approve mergers, reorganizations, and similar transactions.

PREFERRED STOCK

     Up to 100,000 (to be increased to 1,000,000 if the O'Gara Capitalization Proposal is approved) authorized shares of O'Gara Preferred Stock may be issued from time to time in series having such designations, preferences and rights, qualifications and limitations as the O'Gara Board may determine without any approval of shareholders. O'Gara Preferred Stock could be given rights which would adversely affect holders of O'Gara Common Stock and could have preference to O'Gara Common Stock with respect to dividend and liquidation rights. Issuance of O'Gara Preferred Stock could have the effect of acting as an anti-takeover device to prevent a change of control of O'Gara.

PROVISIONS AFFECTING BUSINESS COMBINATIONS AND CHANGES IN CONTROL

     Ohio law, which governs the rights of shareholders of O'Gara, contains several provisions which may be viewed as having an anti-takeover effect. See "COMPARISON OF SHAREHOLDERS' RIGHTS -- Anti-takeover Statutes." While O'Gara believes that these provisions are in its best interests, potential shareholders should be aware that such provisions could be disadvantageous to them because the overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for the O'Gara Common Stock is The Fifth Third Bank, Cincinnati, Ohio.

             SHARES OF O'GARA COMMON STOCK ELIGIBLE FOR FUTURE SALE


     Upon completion of the Merger, there will be outstanding 13,929,310 shares of O'Gara Common Stock (assuming the exercise of all Kroll stock options and no exercise of outstanding O'Gara stock options). O'Gara may issue up to 6,650,000 shares of O'Gara Common Stock in the Merger (depending on the number of shares of O'Gara Common Stock subject to Kroll Issuance Agreements exercised prior to the Effective Time and not converted into options to acquire O'Gara Common Stock). All shares of O'Gara Common Stock issued in the Merger will be freely tradeable by persons other than any "affiliate" of O'Gara and Kroll, as that term is defined in Rule 144 under the Act, without restriction or registration under the Act. See "THE MERGER -- Federal Securities Law Consequences." In addition, all of the shares of O'Gara Common Stock sold in the Offering are freely tradeable. The remaining approximately 5.2 million shares (the "Restricted Shares") have been beneficially owned primarily by certain of O'Gara's executive officers or directors since prior to the Offering or were issued in the Acquisitions or as stock bonuses to certain executive officers of O'Gara paid in the first quarter of 1997. The Restricted Shares may not be sold unless they are registered under the Act or sold pursuant to an applicable exemption from registration, including an exemption pursuant to Rule 144.


     Rule 144 governs the public sale in ordinary trading transactions of "restricted securities" and of securities owned by "affiliates." Restricted securities are securities acquired directly or indirectly from an issuer in a transaction not involving a public offering. In general, under Rule 144, if a holding period of at least one year has elapsed since the date the restricted securities were acquired from O'Gara, then the holder of such restricted securities (including an affiliate of O'Gara) is entitled, subject to certain conditions, to sell within any three-month period a number of shares which does not exceed the greater of (i) 1% of O'Gara's then outstanding shares of Common Stock or (ii) the shares' average weekly trading volume during the four calendar weeks preceding such sale. If a holding period of at least two years has elapsed since the date the restricted securities were acquired from O'Gara, then sales by holders of such restricted securities who are not affiliates of O'Gara are not subject to such volume limitations. Sales under Rule 144 are also subject to certain manner-of-sale provisions and requirements as to notice and the availability of current public information about O'Gara. Of the Restricted Shares, approximately 4.6 million currently are eligible for sale pursuant to Rule 144; and approximately 0.6 million will become eligible for sale under Rule 144 in the first quarter of 1998 upon the first anniversary of the Acquisitions. Of these 5.2 million Restricted Shares, approximately 4.7 million are held by affiliates of O'Gara and as a result will continue to be subject to the volume limitations of Rule 144 indefinitely; approximately 0.2 million will become eligible for sale without regard to the volume limitations of Rule 144 in February, 1999, approximately 0.1 million will become eligible for resale without regard to the volume limitations of Rule 144 in March, 1999, and the remaining approximately 0.3 million are currently eligible for resale without regard to the volume limitations of Rule 144.


     Pursuant to Rule 145 under the Act, resale of the shares of O'Gara Common Stock acquired in the Merger by any affiliate of Kroll prior to the Merger, or O'Gara thereafter, will be subject to the provisions of Rule 144 (other than the holding period requirement).


     O'Gara has agreed to register certain of the Restricted Shares for sale under the Act under certain circumstances. See "THE MERGER
AGREEMENT -- Registration Rights Agreements."

     O'Gara has reserved up to 400,000 shares of O'Gara Common Stock for issuance under the Plan. If the O'Gara Option Proposal is approved, the number of shares subject to the Plan will be increased to 836,000. As of October 15, 1997, options for 274,050 shares of O'Gara Common Stock were outstanding under the Plan. O'Gara has registered the shares of O'Gara Common Stock reserved for issuance under the Plan. Subject to compliance with Rule 144 by affiliates of O'Gara and to Section 16 of the Exchange Act by directors, officers and 10% beneficial owners, any shares of O'Gara Common Stock issued upon exercise of options granted under the Plan will be freely tradeable. O'Gara will reserve up to an additional 551,489 shares of O'Gara Common Stock with respect to shares of Kroll Stock subject to Kroll Issuance Agreements. See "THE MERGER AGREEMENT -- Conversion of Kroll Stock." O'Gara expects to register, effective at or about the Effective Time, the shares of O'Gara Common Stock reserved for issuance after the Effective Time with respect to Kroll Issuance Agreements.

     Sales of substantial amounts of O'Gara Common Stock in the public market could adversely affect prevailing market prices and O'Gara's ability to raise capital at favorable prices.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     O'Gara is organized under the laws of the State of Ohio and Kroll is organized under the laws of the State of Delaware. The following discussion summarizes material differences between the O'Gara Articles and the O'Gara Code and the Certificate of Incorporation (the "Kroll Certificate") and Bylaws (the "Kroll Bylaws") of Kroll and between certain provisions of the DGCL and the OGCL affecting shareholders' rights.

     Authorized Capital. The total number of authorized shares of capital stock of Kroll is 200,000, consisting of 153,800 shares of Kroll Common Stock and 46,200 shares of Kroll Class A Common Stock. The authorized capital of O'Gara is set forth under "DESCRIPTION OF O'GARA CAPITAL STOCK."

     Directors. The O'Gara Code provides for no fewer directors than the lesser of three or the number of shareholders of record, which number may be fixed or changed upon approval of a majority of the shareholders or by action of the O'Gara Board. Kroll's Bylaws provide for no fewer than three nor more than 10 directors, which number may be increased by the affirmative approval of a majority of the Kroll directors at an annual or special meeting or the affirmative approval of a majority in interest of the Kroll shareholders.

     Amendment of Code of Regulations and Bylaws. The O'Gara Code may be amended, pursuant to its terms, by the affirmative approval of the O'Gara shareholders entitled to exercise a majority of the voting power of O'Gara. The Kroll Certificate provides that the Kroll Board has the power by vote of the majority of the Kroll directors and without the assent of the shareholders to make, alter, amend, change, add to or repeal the Kroll Bylaws. Pursuant to its terms, the Kroll Bylaws may be altered or repealed by the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote thereon.

     Amendment of Charter Documents. Under the OGCL (as implemented by the O'Gara Articles) and the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a certificate of incorporation or articles of incorporation, as the case may be. In addition, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have such voting rights.

     Cumulative Voting. Cumulative voting permits a shareholder to cast as many votes in the election of directors for each share of stock held as there are directors to be elected and each shareholder may cast all his votes for a single candidate or distribute such votes among two or more candidates. Under the OGCL, cumulative voting is permitted unless the articles of incorporation otherwise provide. Under the DGCL, cumulative voting is permitted only if it is provided for in the certificate of incorporation. The Kroll Certificate does not provide for, and the O'Gara Articles expressly prohibit, cumulative voting for directors.

     Filling Vacancies on the Board of Directors. Pursuant to the O'Gara Code, any vacancy on the O'Gara Board may be filled for the unexpired portion of the term by the vote of a majority of the remaining O'Gara directors then in office. Under the Kroll Bylaws, any vacancy in the Kroll Board may be filled for the unexpired portion of the term by the vote of a majority of the remaining Kroll directors then in office.

     Shareholder Meetings and Provisions for Notices. The O'Gara Code provides that special meetings of shareholders may be called by the Chairman of the Board, the President, a majority of directors, or person or persons holding 50% of all voting power who would be entitled to vote at such meeting. Special meetings of the shareholders may not be called by any other person or persons. The Kroll Bylaws provide that a special meeting of shareholders may be called by the President or Secretary or by resolution of the Kroll Board.

     Pursuant to the O'Gara Code, written notice of any meeting of shareholders stating the time and place of the meeting shall be given to each shareholder entitled to vote at such meeting between seven and 60 days before the date of such meeting. Written notice of a special meeting must also include the purpose or purposes for which the meeting is called, and only such business as is stated in such notice shall be acted upon thereat. Under the Kroll Bylaws, notice of the time and place of annual or special meetings of shareholders shall be given at least 10 days before the date of such annual or special meeting to each shareholder entitled to vote thereat.

     Under the OGCL, a proxy is valid for 11 months from its date, unless the proxy provides otherwise. Under the DGCL, a proxy is valid for three years from its date, unless the proxy provides for a longer period.

     Notice of Director Nominations and New Business. The O'Gara Code provides that, with respect to an annual meeting of shareholders, nominations of persons for election to the O'Gara Board and the proposal of business to be considered at the annual meeting must be (i) specified in the notice of annual meeting given by or at the direction of the O'Gara Board, (ii) brought before the annual meeting by or at the direction of the O'Gara Board, or (iii) brought before the annual meeting by a shareholder who has complied with the advance notice procedures set forth in the O'Gara Code. There is no similar provision in the Kroll Certificate or the Kroll By-laws.

     Quorum. Under the O'Gara Code, a quorum for the transaction of business at any regular or special meeting of the O'Gara Board consists of not less than one-half of the whole authorized number of directors. Under the Kroll Bylaws, a quorum for the transaction of business at any regular or special meeting of the Kroll Board consists of a majority of the directors of the Kroll Board.

     Under the O'Gara Code, a quorum for the transaction of business at any shareholder meeting consists of a number of shareholders representing the majority of the voting power of O'Gara, present in person or represented by proxy. Under the Kroll Bylaws, a quorum for the transaction of business at any shareholder meeting consists of shareholders holding a majority of the stock of Kroll entitled to vote, present in person or by proxy.

     Preemptive Rights. Under the OGCL, shareholders have preemptive rights, subject to certain limitations expressed in the OGCL, unless the articles of incorporation provide otherwise. The O'Gara Articles prohibit O'Gara shareholders from exercising preemptive rights. Under the DGCL, shareholders have no preemptive rights unless such rights are provided for in the certificate of incorporation. The Kroll Certificate does not provide for preemptive rights.

     Voting by Shareholders. Under the O'Gara Code, except as otherwise required by law, the O'Gara Articles or the O'Gara Code, action by O'Gara shareholders is taken by the vote of the holders of a majority of the stock represented and entitled to vote at a meeting of shareholders at which a quorum is present. Under the Kroll Bylaws, except as otherwise required by law, the Kroll Certificate or the Kroll Bylaws, action by Kroll shareholders is taken by the vote of the holders of a majority of the stock entitled to vote.

     Anti-takeover Statutes. Section 203 of the DGCL (the "Delaware Statute") applies to a broad range of "business combinations" between a Delaware corporation and an "interested shareholder." The Delaware Statute definition of "business combination" includes mergers, sales of assets, issuance of voting stock and almost any related party transaction.

     The Delaware Statute prohibits a corporation from engaging in a business combination with an interested shareholder for a period of three years following the date on which the shareholder became an "interested shareholder" unless (i) the board of directors approved the business combination before the shareholder became an "interested shareholder," (ii) upon consummation of the transaction which resulted in the shareholder becoming an "interested shareholder," such shareholder owned at least 85% of the voting stock outstanding when the transaction began, or (iii) the board of directors approved the business combination after the shareholder became an "interested shareholder" and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such shareholder. An "interested shareholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. A person "owns" voting stock if such person individually or with or through any of its affiliates or associates (i) beneficially owns such stock, directly or indirectly, (ii) has the right to acquire or vote such stock pursuant to any agreement (except that a person who has the right to vote such stock pursuant to an agreement which arises solely from a revocable proxy given in response to a proxy solicitation made to ten or more persons is not deemed to be an owner for purposes of the Delaware Statute), or (iii) has any agreement for the purposes of acquiring, holding, voting or disposing of such stock with any other person who beneficially owns such stock, directly or indirectly.

     Chapter 1704 of the Ohio Revised Code (the "Merger Moratorium Provisions") prohibits certain business combinations and transactions between an "issuing public corporation" and a beneficial owner of 10% or more of the shares of the corporation (an "interested shareholder") for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholders attains 10% ownership. Accordingly, the Merger Moratorium Provision may be viewed as having an anti-takeover effect. An "issuing public corporation" is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. O'Gara is an "issuing public corporation." Examples of transactions regulated by the Merger Moratorium Provisions include the disposition of assets, mergers, consolidations, voluntary dissolutions and the transfer of shares ("Moratorium Transactions"). Subsequent to the three-year period, a Moratorium Transaction may take place provided that certain conditions are satisfied, including that
(a) the board of directors approves the transaction, (b) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or (c) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares. One significant effect of the Merger Moratorium Provisions is to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder. Although the Merger Moratorium Provisions may apply, a corporation may elect not to be covered by the Merger Moratorium Provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. O'Gara has not taken action to opt out of the Merger Moratorium Provisions.

     In addition, Section 1707.043 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

     Although the Merger Moratorium Provisions are similar to the Delaware Statute in some respects, there are significant differences. The Merger Moratorium Provisions are triggered by the acquisition of 10% of the voting power of a subject Ohio corporation rather than 15%. The prohibition imposed by the Merger Moratorium Provisions continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders who are not interested in the subject transaction. During the initial three-year period the prohibition is absolute absent prior approval by the board of directors of the acquisition of voting power by which a person became an "interested shareholder" or of the subject transaction. The Merger Moratorium Provisions do not provide any exemption for an interested shareholder who acquires a significant percentage of stock in the transaction which resulted in the shareholder becoming an "interested shareholder" as does the Delaware Statute. The Merger Moratorium Provisions' definition of "beneficial owner" of shares is essentially similar to that of the Delaware Statute except that the Merger Moratorium Provisions do not expressly exclude from the definition of beneficial owner a person who has the right to vote stock pursuant to an agreement which arises solely from a revocable proxy.

     Section 1701.831 of the OGCL (the "Control Share Acquisition Act") provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed "Control Share Acquisition," which is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power. Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed Control Share Acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or regulations so provide. O'Gara has not opted out of the application of the Control Share Acquisition Act. Delaware law contains no provisions comparable to Ohio's Control Share Acquisition Act. The Control Share Acquisition Act does not apply to the acquisition by Kroll shareholders of shares of O'Gara Common Stock in the Merger.

     The expressed purpose of the Control Share Acquisition Act is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Act grant to the shareholders of O'Gara the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of O'Gara were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the implementation of the proposal is approved.

     The Control Share Acquisition Act applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Act could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power excluding "interested shares." It is recognized that any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of O'Gara of the value and validity of his offer may cause such offer to be more financially attractive in order to gain shareholder approval.

     Section 1701.59 of the OGCL provides that in determining what such director reasonably believes to be in the best interests of the corporation the director may consider, in addition to the interests of the corporation's shareholders, any of the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the U.S., community and societal considerations and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     Mergers and Consolidations. Under the OGCL, an agreement of merger or consolidation must be approved by the directors of each constitue corporation and adopted by shareholders of each constituent Ohio corporation (other than the surviving corporation) holding at least two-thirds of the corporation's voting power, or a different proportion, but not less than a majority of the voting power, as provided in the articles of incorporation. In the case of a merger, the agreement must, in certain situations, also be adopted by the shareholders of the surviving corporation by a similar vote. The O'Gara Articles provide that any such agreement must be adopted by shareholders holding at least a majority of the voting power.

     Under the DGCL, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, or by a greater vote as provided in the certificate of incorporation. Under the DGCL the separate vote of any class of shares is not required. Additionally, the DGCL provides that, unless the corporation's certificate of incorporation provides otherwise, no vote of the shareholders of the surviving corporation is required to approve the merger if (i) the agreement of merger does not amend in any respect the corporation's certificate of incorporation,
(ii) each share outstanding immediately prior to the effective date is to be an identical outstanding or treasury share of the surviving corporation after the effective date, and (iii) the number of shares of the surviving corporation's common stock to be issued in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are initially convertible does not exceed 20% of its common stock outstanding immediately prior to the effective date of the merger. The Kroll Certificate does not require any such vote.

     Other Corporate Transactions. Under the OGCL, as implemented by the O'Gara Articles, subject to certain exceptions, the approval of a majority of the voting power of the corporation, or a different proportion (not less than a majority of the corporation's voting power) as provided in the articles of incorporation, is required for (i) the consummation of combinations and majority share acquisitions involving the transfer or issuance of such number of shares as would entitle the holders thereof to exercise at least one-sixth of the voting power of such corporation in the election of directors immediately after the consummation of such transaction, (ii) the disposition of all or substantially all of the corporation's assets other than in the regular course of business and (iii) voluntary dissolutions.

     The DGCL does not require shareholder approval in the case of combinations and majority share acquisitions, but does require a majority vote on disposition of all or substantially all of a corporation's assets and on dissolutions, unless a greater vote is provided for in the certificate of incorporation. The Kroll Certificate does not require a greater vote.

     Class Voting. Under the OGCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

     The DGCL requires voting by separate classes only with respect to amendments to the certificate of incorporation which adversely affect the holders of such classes or which increase or decrease the aggregate number of authorized shares or the par value of the shares of any such classes.

     Appraisal Rights. Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

     Under the DGCL, appraisal rights are available only in connection with statutory mergers or consolidations. Even in such cases, unless the certificate of incorporation otherwise provides, the DGCL does not recognize dissenters' rights for any class or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 shareholders except that appraisal rights are available for holders of stock who, by the terms of the merger or consolidation, are required to accept anything except (i) stock of the corporation surviving or resulting from the merger or consolidation, (ii) shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares of stock described in the foregoing clauses (i) and (ii), or (iv) any combination of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) or (iii). The Kroll Certificate does not grant dissenters' rights in such transactions

     Dividends. An Ohio corporation may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of surplus other than earned surplus. A Delaware corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year, in which the dividend was declared or for the preceding fiscal year provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.

     Repurchases. Under the OGCL, a corporation may purchase or redeem its own shares if authorized to do so by its articles of incorporation or under certain other circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption.

     Under the DGCL, a corporation may repurchase or redeem its shares only out of surplus and only if such purchase does not impair capital. However, a corporation may redeem preferred stock out of capital if such shares will be retired upon redemption and the stated capital of the corporation is thereupon reduced pursuant to a resolution of its board of directors by the amount of capital represented by such shares.

     Indemnification and Limitation of Liability. Ohio and Delaware have similar laws regarding indemnification by a corporation of its officers, directors, employees and other agents. Under the OGCL and the DGCL, corporations are authorized to indemnify any person who is, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against judgments, fines, amounts paid in settlement and expenses

(including attorneys' fees), actually and reasonably incurred by such person in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     With respect to actions by or in the right of the corporation, the OGCL and the DGCL authorize indemnification of any director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. To be entitled to indemnification, a person must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation except that court approval is required as a prerequisite to indemnification of expenses in respect of any claim as to which a person has been adjudged liable to the corporation.

     The OGCL and the DGCL require indemnification against expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding or action against such person in such capacity to the extent that the person has been successful on the merits or otherwise successful in the defense of such proceeding or action. The OGCL and the DGCL permit the advancement of expenses (i.e., payment prior to a determination on the merits) provided that the director or officer undertakes to repay such expenses if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board of directors (or independent legal counsel or the stockholders) must determine, in each instance where indemnification is expressly not required by law, that such director, officer, employee or agent is entitled to indemnification.

     The O'Gara Code provides that O'Gara shall indemnify to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of O'Gara, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against all expense, liability, and loss (including, without limitation, attorneys' fees, costs of investigation, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 ("ERISA") or other federal or state acts) actually incurred or suffered by such indemnitee in connection therewith.

     Pursuant to Section 1701.59 of the OGCL a director is liable for damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

     The Kroll Certificate provides that Kroll shall indemnify directors to the fullest extent permitted by law, as such law currently exists or as such law may be amended in the future. The Kroll Bylaws also provide that Kroll shall indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he is or was a director or officer of Kroll or by reason of the fact that such director or officer, at the request of Kroll, is or was serving such other organization in any capacity.

     The Kroll Certificate provides that no director shall be liable for money damages for breach of fiduciary duties, except for liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires O'Gara's executive officers and directors, and persons who beneficially own more than ten percent of O'Gara's equity securities, to file reports of security ownership and changes in such ownership with the Commission. These persons also are required by the Commission regulations to furnish O'Gara with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, O'Gara believes that all Section 16(a) forms were filed on a timely basis during and for 1996. In April 1997, however, O'Gara ascertained that shares purchased by Mr. Lennon and Mr. Curotto in the Offering had inadvertently been omitted from their Form 3 filings; amendments to these Form 3s were filed promptly.

                                 LEGAL MATTERS

     The validity of the O'Gara Common Stock to be issued in connection with the Merger will be passed upon by Taft, Stettinius & Hollister.

     Taft, Stettinius & Hollister and Kramer, Levin, Naftalis & Frankel have each delivered an opinion to the effect that the description of the Federal income tax consequences of the Merger under the heading "THE MERGER -- Certain Federal Income Tax Consequences" correctly sets forth the material Federal income tax consequences of the Merger to O'Gara, Kroll and their respective shareholders.

                                    EXPERTS

     The audited consolidated financial statements and schedule of O'Gara as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Kroll at December 31, 1996 and for the year then ended, included in this Proxy Statement/Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and schedules of Kroll as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     It is expected that representatives of Arthur Andersen LLP, O'Gara's independent public accountants, will be present at the O'Gara Meeting and representatives of Deloitte & Touche LLP, Kroll's independent public accountants, will be present at the Kroll Meeting, where they will have an opportunity to respond to appropriate questions of shareholders and to make a statement if they so desire.

                           PROXY STATEMENT PROPOSALS

     Shareholder proposals will be considered for inclusion in the Proxy Statement for O'Gara's 1998 Annual Meeting if they are received by O'Gara before the close of business on December 19, 1997.

                                 OTHER BUSINESS

     O'Gara is not aware of any matters which properly may be presented at the O'Gara Meeting other than those discussed above. However, if other matters do come before the O'Gara Meeting, proxies will be voted on those matters in accordance with the recommendation of the O'Gara Board.

                             AVAILABLE INFORMATION

     O'Gara is subject to the reporting requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy information and statements, and other information regarding registrants that file electronically with the Commission. The Web site address is http://www.sec.gov. O'Gara files electronically.

     O'Gara has filed the Registration Statement with the Commission. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement filed by O'Gara with the Commission, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Proxy Statement/Prospectus or in any document incorporated into this Proxy Statement/Prospectus by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     All information contained in this Proxy Statement/Prospectus relating to O'Gara has been supplied by O'Gara and all such information relating to Kroll has been supplied by Kroll.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE SALE OF ANY SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF O'GARA OR KROLL SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           FINANCIAL STATEMENT INDEX

                                                                             PAGE
                                                                             ----
FINANCIAL STATEMENTS OF THE O'GARA COMPANY
  Report of Independent Public Accountants.................................  F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996.............  F-3
  Consolidated Statements of Operations for the Years Ended December 31,
     1994, 1995 and 1996...................................................  F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended
     December 31, 1994, 1995 and 1996......................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
     1994, 1995 and 1996...................................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7
  Consolidated Balance Sheets as of June 30, 1997 (unaudited)..............  F-25
  Consolidated Statements of Operations for the Six Months Ended June 30,
     1996 and 1997 (unaudited).............................................  F-26
  Consolidated Statement of Shareholders' Equity for the Six Months Ended
     June 30, 1997.........................................................  F-27
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
     1996 and 1997 (unaudited).............................................  F-28
  Notes to Consolidated Unaudited Financial Statements.....................  F-29
FINANCIAL STATEMENTS OF KROLL HOLDINGS, INC.
  Independent Auditors' Report.............................................  F-34
  Consolidated Balance Sheets as of December 31, 1995 and 1996.............  F-36
  Consolidated Statements of Operations for the Years Ended December 31,
     1994, 1995 and 1996...................................................  F-37
  Consolidated Statements of Changes in Stockholders' Equity for the Years
     Ended December 31, 1994, 1995 and 1996................................  F-38
  Consolidated Statements of Cash Flows for the Years Ended December 31,
     1994, 1995, and 1996..................................................  F-39
  Notes to Consolidated Financial Statements...............................  F-41
  Condensed Consolidated Balance Sheets as of December 31, 1996 and June
     30, 1997 (unaudited)..................................................  F-54
  Consolidated Statements of Operations for the Six Months Ended June 30,
     1996 and 1997 (unaudited).............................................  F-55
  Statement of Cash Flows for the Six Months Ended June 30, 1996 and 1997
     (unaudited)...........................................................  F-56
  Notes to Unaudited Financial Statements..................................  F-57
FINANCIAL STATEMENTS OF LABBE, S.A.
  Report of Independent Public Accountants.................................  F-58
  Consolidated Balance Sheets as of December 31, 1995 and 1996.............  F-59
  Consolidated Statements of Operations for the Years Ended December 31,
     1995 and 1996.........................................................  F-60
  Consolidated Statements of Shareholders' Equity for the Years Ended
     December 31, 1995 and 1996............................................  F-61
  Consolidated Statements of Cash Flows for the Years Ended December 31,
     1995 and 1996.........................................................  F-62
  Notes to Consolidated Financial Statements...............................  F-63
PRO FORMA FINANCIAL STATEMENTS
  O'Gara Pro Forma Consolidated Statements of Operations for the Year Ended
     December 31, 1996.....................................................  F-69
  O'Gara-Kroll Pro Forma Combining Balance Sheets as of June 30, 1997......  F-71
  O'Gara-Kroll Pro Forma Combining Statements of Operations for the Years
     Ended December 31, 1994, 1995 and 1996 and the Six Months Ended June
     30, 1996 and 1997.....................................................  F-72

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The O'Gara Company:

     We have audited the accompanying consolidated balance sheets of THE O'GARA COMPANY (Note 1) and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The O'Gara Company and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Cincinnati, Ohio
March 19, 1997,
except for Note 19 as to
which the date is August 8, 1997

                               THE O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996

                                                                                 1995            1996
                                                                              -----------     -----------
                                             ASSETS (NOTE 7)
CURRENT ASSETS:
  Cash......................................................................  $   323,851     $ 1,454,475
  Trade accounts receivable, net of allowance for doubtful accounts of approximately $211,000 and $109,000 in 1996 and 1995, respectively (Note
    2)......................................................................    7,094,894       7,736,286
  Other receivables (Note 6)
    Advances to shareholders................................................      204,698         248,829
    Affiliates..............................................................      128,222         249,981
  Advances to vendors (Notes 2 and 12)......................................    2,496,689         664,539
  Notes receivable -- shareholder (Note 6)..................................      233,253              --
  Costs and estimated earnings in excess of billings on uncompleted
    contracts (Note 2)......................................................    7,700,075      15,326,548
  Inventories (Note 2)......................................................    4,927,499       8,733,640
  Prepaid expenses..........................................................      149,250         677,603
                                                                              -----------     -----------
         Total current assets...............................................   23,258,431      35,091,901
                                                                              -----------     -----------
PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 2 and 8):
  Land......................................................................      372,039         901,079
  Buildings and improvements................................................    2,762,905       3,772,295
  Furniture and fixtures....................................................    1,286,421       1,743,876
  Machinery and equipment...................................................    2,260,005       2,797,433
                                                                              -----------     -----------
                                                                                6,681,370       9,214,683
  Less -- accumulated depreciation..........................................   (3,510,702)     (4,289,861)
                                                                              -----------     -----------
                                                                                3,170,668       4,924,822
                                                                              -----------     -----------
OTHER ASSETS (Note 2).......................................................    1,387,887       3,921,664
                                                                              -----------     -----------
                                                                              $27,816,986     $43,938,387
                                                                              ===========     ===========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit (Note 7)........................................  $10,188,765     $ 9,935,947
  Current portion of long-term debt (Note 8)................................    1,649,018       1,836,420
  Notes payable -- shareholders (Note 6)....................................      308,630              --
  Accounts payable
    Trade...................................................................   10,075,075      11,087,422
    Affiliates (Note 6).....................................................      499,730         532,998
  Billings in excess of costs and estimated earnings on uncompleted
    contracts (Note 2)......................................................    1,706,042       1,330,402
  Accrued liabilities.......................................................    1,677,307       3,971,887
  Customer deposits.........................................................    1,248,197       2,118,609
                                                                              -----------     -----------
         Total current liabilities..........................................   27,352,764      30,813,685
                                                                              -----------     -----------
LONG-TERM DEBT, net of current portion (Note 8).............................      225,429         469,092
                                                                              -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
SHAREHOLDERS' EQUITY (Note 1):
  Preferred stock, $0.01 par value, 100,000 shares authorized; none
    issued..................................................................           --              --
  Common stock, $0.01 par value, 25,000,000 shares authorized, 6,659,846 and
    4,490,383 shares issued and outstanding in 1996 and 1995,
    respectively............................................................       15,235          66,598
  Additional paid-in-capital................................................    2,730,977      17,591,656
  Retained deficit..........................................................   (2,508,834)     (4,957,872)
  Cumulative foreign currency translation adjustment (Note 2)...............        1,415         (44,772)
                                                                              -----------     -----------
         Total shareholders' equity.........................................      238,793      12,655,610
                                                                              -----------     -----------
                                                                              $27,816,986     $43,938,387
                                                                              ===========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                               THE O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                         1994            1995            1996
                                                      -----------     -----------     -----------
NET SALES...........................................  $33,912,279     $32,816,996     $82,777,691
COST OF SALES.......................................   24,505,236      25,237,159      61,522,946
                                                      -----------     -----------     -----------
     Gross profit...................................    9,407,043       7,579,837      21,254,745
OPERATING EXPENSES:
  Selling and marketing.............................    2,735,940       3,628,312       4,810,232
  General and administrative........................    4,440,552       4,129,017       7,930,293
                                                      -----------     -----------     -----------
     Operating income (loss)........................    2,230,551        (177,492)      8,514,220
OTHER INCOME (EXPENSES):
  Interest expense..................................     (410,325)       (841,972)     (1,299,930)
  Other, net........................................       60,250        (102,588)        (37,687)
                                                      -----------     -----------     -----------
     Income (loss) before provision for income
       taxes........................................    1,880,476      (1,122,052)      7,176,603
  Provision for income taxes (Note 4)...............           --              --         517,641
                                                      -----------     -----------     -----------
          Net income (loss).........................  $ 1,880,476     $(1,122,052)    $ 6,658,962
                                                      ===========     ===========     ===========
UNAUDITED PRO FORMA INFORMATION (Note 18):
  Gross profit......................................                                  $21,254,745
  Selling and marketing.............................                                    4,810,232
  General and administrative........................                                    8,030,918
                                                                                      -----------
  Operating income..................................                                    8,413,595
  Interest expense..................................                                     (960,866)
  Other, net........................................                                      (37,687)
                                                                                      -----------
  Income before provision for income taxes..........                                    7,415,042
  Provision for income taxes........................                                    2,966,049
                                                                                      -----------
  Net income........................................                                  $ 4,448,993
                                                                                      ===========
  Earnings per share................................                                  $      0.69
                                                                                      ===========
  Weighted average shares outstanding...............                                    6,449,050
                                                                                      ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                               THE O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                                CUMULATIVE
                                                                                 FOREIGN
                                                                                 CURRENCY
                                                    ADDITIONAL                  TRANSLATION
                                          COMMON      PAID-IN      RETAINED     ADJUSTMENT
                               SHARES      STOCK      CAPITAL       DEFICIT      (NOTE 2)       TOTAL
                              ---------   -------   -----------   -----------   ----------   -----------
BALANCE, December 31,
  1993......................  2,681,012   $ 9,826   $ 1,121,996   $(2,155,308)   $     --    $(1,023,486)
  Net income................         --        --            --     1,880,476          --      1,880,476
  Aggregate translation
     adjustment.............         --        --            --            --         493            493
  Issuance of OHE stock
     (Note 15)..............    885,996     3,246     1,356,144            --          --      1,359,390
  Incorporation of
     Limited................      1,000     1,000         4,000            --          --          5,000
  Distributions to
     shareholders...........         --        --            --      (949,150)         --       (949,150)
                              ---------   -------   -----------   -----------    --------    -----------
BALANCE, December 31,
  1994......................  3,568,008    14,072     2,482,140    (1,223,982)        493      1,272,723
  Net loss..................         --        --            --    (1,122,052)         --     (1,122,052)
  Aggregate translation
     adjustment.............         --        --            --            --         922            922
  Incorporation of OSN......    922,375     1,163       248,837            --          --        250,000
  Distributions to
     shareholders...........         --        --            --      (162,800)         --       (162,800)
                              ---------   -------   -----------   -----------    --------    -----------
BALANCE, December 31,
  1995......................  4,490,383    15,235     2,730,977    (2,508,834)      1,415        238,793
  Net income................         --        --            --     6,658,962          --      6,658,962
  Aggregate translation
     adjustment.............         --        --            --            --     (46,187)       (46,187)
  Distributions to
     shareholders, prior to
     the offering...........         --        --            --      (230,000)         --       (230,000)
  Sale of common stock
     between shareholders
     prior to the
     offering...............         --        --        39,780            --          --         39,780
  Exercise of stock options,
     prior to the offering
     (Notes 11 and 17)......    121,463         4           441            --          --            445
  Initial public offering of
     common stock, net of
     issuance costs of
     approximately
     $3,550,000 (Note 17)...  2,048,000    51,359    14,820,458            --          --     14,871,817
  Distribution of previously
     taxed S Corp earnings
     to S Corp shareholders
     (Note 17)..............         --        --            --    (9,000,000)         --     (9,000,000)
  Forgiveness of affiliate
     obligation (Note 6)....         --        --            --       122,000          --        122,000
                              ---------   -------   -----------   -----------    --------    -----------
BALANCE, December 31,
  1996......................  6,659,846   $66,598   $17,591,656   $(4,957,872)   $(44,772)   $12,655,610
                              =========   =======   ===========   ===========    ========    ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                               THE O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                              1994          1995          1996
                                                           -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $ 1,880,476   $(1,122,052)  $ 6,658,962
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities
     Depreciation and amortization.......................      469,889       476,868       851,332
     Shareholder stock compensation......................           --            --        39,780
     Decrease (increase) in receivables..................   (4,887,854)      502,872      (807,282)
     Decrease (increase) in advances to vendors..........           --    (3,360,136)      870,390
     Increase in costs and estimated earnings in excess
       of billings on uncompleted contracts..............   (1,608,458)   (3,957,287)   (7,626,473)
     Increase in inventories.............................     (444,879)   (1,590,370)   (3,806,141)
     Decrease (increase) in prepaid expenses.............       47,839       (50,320)     (528,353)
     Increase in other assets............................     (146,882)      (33,950)     (322,342)
     Increase in accounts payable........................      106,655     6,070,946     1,167,615
     Increase (decrease) in billings in excess of costs
       and estimated earnings on uncompleted contracts...      427,650       (43,150)     (375,640)
     Increase (decrease) in accrued liabilities..........    1,021,620      (502,422)    2,294,580
     Increase (decrease) in customer deposits............      871,021      (389,425)      870,412
                                                           -----------   -----------   -----------
          Net cash used in operating activities..........   (2,262,923)   (3,998,426)     (713,160)
                                                           -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net........     (683,319)     (638,009)   (2,534,617)
  Decrease (increase) in notes
     receivable -- shareholder...........................           --      (233,253)      233,253
  Acquisition costs (Note 3).............................           --            --      (305,128)
  Purchase of Palmer net assets (Note 3).................           --            --      (509,582)
                                                           -----------   -----------   -----------
          Net cash used in investing activities..........     (683,319)     (871,262)   (3,116,074)
                                                           -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving lines of
     credit..............................................    4,676,630     4,551,025      (252,818)
  Proceeds from long-term debt...........................       30,958        41,608        50,899
  Payments of long-term debt.............................     (109,351)     (120,869)     (125,668)
  Repayment of notes payable -- shareholder..............     (190,000)           --      (308,630)
  Net proceeds from issuance of common stock (Note 17)...      104,390       250,000    14,871,817
  Foreign currency translation...........................          493           922       (46,187)
  Distributions to shareholders..........................     (949,150)     (162,800)   (9,230,000)
  Proceeds from exercise of stock options................           --            --           445
                                                           -----------   -----------   -----------
          Net cash provided by financing activities......    3,563,970     4,559,886     4,959,858
                                                           -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH..........................      617,728      (309,802)    1,130,624
CASH, beginning of year..................................       15,925       633,653       323,851
                                                           -----------   -----------   -----------
CASH, end of year........................................  $   633,653   $   323,851   $ 1,454,475
                                                           ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.................................  $   361,000   $   796,000   $ 1,321,000
                                                           ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Conversion of note payable to the majority shareholder
     to common stock (Note 15)...........................  $ 1,260,000   $        --   $        --
                                                           ===========   ===========   ===========
  Note payable issued for purchase of Palmer net assets
     (Note 3)............................................  $        --   $        --   $   505,834
                                                           ===========   ===========   ===========
  Affiliate obligation forgiven in connection with the
     reorganization......................................  $        --   $        --   $   122,000
                                                           ===========   ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                               THE O'GARA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

(1) BASIS OF PRESENTATION

     The O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively the "Company"), provides fully integrated ballistic and blast protected vehicle armoring systems; planning, design and hardware and software integration services which are customized to meet specific satellite communications or site protection needs of customers; and customized turn-key site security systems to international customers.

     The Company was formed in 1996 for the purposes of becoming a holding company, effecting a reorganization and a combination of certain affiliated entities and carrying out an initial public offering of common stock which was completed on November 15, 1996. Pursuant to the terms of the offering, the Company issued 2,048,000 shares of common stock at $9.00 per share (Note 17).

     The accompanying consolidated financial statements of the Company consist of the following subsidiaries:

          O'Gara-Hess & Eisenhardt Armoring Company (OHE) -- OHE is a Delaware corporation whose principal business is the armoring of commercial and military vehicles for the U.S. Government, foreign governments, large foreign and domestic corporations and individuals.

          O'Gara Satellite Networks, Limited (Satellite Ltd.), and its sister corporation, O'Gara Satellite Networks, Inc. (Satellite Inc.) (collectively "OSN") -- OSN is engaged in the business of providing satellite communication equipment and services primarily to European and Middle Eastern customers.

          O'Gara-Hess & Eisenhardt Armoring Company Limited (Limited) -- Limited is an Irish corporation that historically was engaged in the armoring of commercial vehicles primarily for Middle Eastern governments, large foreign corporations and individuals. Pursuant to the corporate reorganization on October 28, 1996, OHE succeeded to substantially all of the businesses formerly carried out by Limited either directly or through subsidiary corporations.

          O'Gara-Hess & Eisenhardt de Mexico S.A. de C.V. (OHEM) -- OHEM, a 100% owned Mexican subsidiary of OHE, was formed in 1995 for the purpose of producing light armored commercial vehicles primarily for customers in Mexico.

          O'Gara-Hess & Eisenhardt do Brasil (OHEB) -- OHEB, a 75% owned Brazilian subsidiary of OHE, was formed in 1996 for the purpose of producing armored commercial vehicles primarily for customers in South America (Note 17).

          O'Gara Security International, Inc. (OSI) -- OSI, a Delaware corporation and a 100% owned subsidiary of OHE, was formed in 1996 for the purpose of providing security products and services in the former Soviet Union.

          O'Gara-Hess & Eisenhardt, S.r.1. (Italy) -- Italy, a 90% owned Italian subsidiary of OHE was formed in 1992 for the purpose of facilitating contract manufacturing of armored commercial vehicles by an unrelated manufacturer.

     In connection with the Company's public equity offering, the above entities and respective shareholders entered into a reorganization plan on October 28, 1996 which resulted in the following:

          (1) The shareholders of OHE transferred their ownership interests in OHE to the Company in exchange for 3,689,476 shares of common stock of the Company. The ratio of exchange was 272.95 shares of Company common stock for each share of OHE stock.

          (2) The Company acquired all of the equity ownership of Satellite Ltd. from the shareholders of Satellite Ltd. in exchange for 922,370 shares of common stock of the Company. The ratio of exchange was 793.1 shares of Company common stock for each share of OSN stock.

                               THE O'GARA COMPANY

          (3) OHE acquired substantially all of the operations and certain selected assets and assumed certain selected liabilities of Limited for consideration (including OHE's interest in O'Gara Overseas Services, S.A.), which the Board of Directors of the Company believed represented the fair value of such assets and liabilities.

     Prior to the initial public offering, all entities that now comprise the Company were owned or controlled by substantially the same shareholders, with one such shareholder owning or controlling approximately 86% to 88% of each entity. Accordingly, the accompanying consolidated financial statements present, as a combination of entities under common control as if using the pooling method of accounting, the financial position and related results of operations of the Company on a consolidated basis for all periods presented. All significant balances and transactions between the consolidated entities have been eliminated in these consolidated statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Revenue Recognition -- Revenue related to government contracts and most commercial contracts results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

     Revenue related to telecommunications equipment and services is recognized as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

     (b) Trade Accounts Receivable and Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts -- The following summarizes the components of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1995           1996
                                                             ----------     -----------
        United States Military:
          Billed receivables...............................  $2,322,553     $ 1,461,491
          Costs and estimated earnings in excess of
             billings on uncompleted contracts.............   6,201,466      10,189,891
                                                             ----------     -----------
                  Total United States Military.............  $8,524,019     $11,651,382
                                                             ==========     ===========
        Other contracts:
          Billed receivables...............................  $4,772,341     $ 6,274,795
          Costs and estimated earnings in excess of
             billings on uncompleted contracts.............   1,498,609       5,136,657
                                                             ----------     -----------
                  Total other contracts....................  $6,270,950     $11,411,452
                                                             ==========     ===========
        Total trade accounts receivable....................  $7,094,894     $ 7,736,286
                                                             ==========     ===========
        Total costs and estimated earnings in excess of
          billings on uncompleted contracts................  $7,700,075     $15,326,548
                                                             ==========     ===========

                               THE O'GARA COMPANY

     Costs and estimated earnings in excess of billings on uncompleted contracts are net of $20,385,270 and $66,180,434 of progress billings to the United States Military at December 31, 1995 and 1996, respectively.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts attributable to the United States Military will generally be billed over the next 180 days as the contract is substantially completed. Amounts receivable on other contracts are generally billed as shipments are made. It is estimated that substantially all of such amounts will be billed within one year, although contract extensions may delay certain collections beyond one year.

     (c) Advances to Vendors -- OHE and OSN periodically make advances to vendors. Such advances are non-interest bearing and are generally applied to vendor billings for shipments of inventory.

     (d) Inventories -- Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995           1996
                                                              ----------     ----------
        Raw materials.......................................  $2,306,176     $4,782,321
        Vehicle costs and work-in-process...................   2,621,323      3,951,319
                                                              ----------     -----------
                                                              $4,927,499     $8,733,640
                                                              ==========     ===========

     (e) Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

        Buildings and improvements.......................................   5-40 years
        Furniture and fixtures...........................................    5-7 years
        Machinery and equipment..........................................    5-7 years

     (f) Other Assets -- Other assets are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives, as applicable. Other assets consist of the following:

                                                                            DECEMBER 31,
                                                      USEFUL LIFE     -------------------------
                      DESCRIPTION                       (YEARS)          1995           1996
    ------------------------------------------------  -----------     ----------     ----------
    Advance to vendor (Notes 2(c) and 12(b))........        --        $  863,447     $1,825,207
    Goodwill, intangibles and acquisition costs
      (Note 3)......................................      1-25            50,000      1,420,543
    Non-refundable deposit on an equipment lease
      with a related party (Notes 6(f) and 9).......        10           503,858        503,858
    Non-compete agreement with a former OHEM
      shareholder...................................         5                --        115,000
    Loan origination costs..........................        30           152,940        152,940
    Advance to minority shareholder of OHEB.........        --                --         60,000
    Investment in OGM Communications, Ltd. (OGM)
      (Note 2(k))...................................        --            25,215         69,266
    Deferred bid costs and other....................        --            23,461         76,753
                                                                      ----------     ----------
                                                                       1,618,921      4,223,567
    Less -- accumulated amortization................                    (231,034)      (301,903)
                                                                      ----------     ----------
                                                                      $1,387,887     $3,921,664
                                                                      ==========     ==========

     Costs applicable to bids in process are deferred when management believes it is probable that future contracts will be obtained. These costs are transferred to contract costs when contracts are awarded or are expensed when the contract award is no longer considered probable.

                               THE O'GARA COMPANY

     (g) Foreign Currency Translation -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity. Gains and losses resulting from transactions in foreign currencies were immaterial.

     (h) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (i) Research and Development -- Research and development costs are expensed as incurred. The Company incurred approximately $69,000, $91,000 and $130,000 for the years ended December 31, 1994, 1995 and 1996, respectively, for research and development. These costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

     (j) Advertising -- The Company expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1994, 1995 and 1996 were $185,000, $280,000 and $638,000, respectively.

     (k) Investments -- In May 1995, OSN entered into a joint venture, OGM, with Morsviazsputnik (MVS), the Russian signatory to Inmarsat and a marketer of Inmarsat mobile services. OSN owns a 49% interest in OGM. The investment in OGM was recorded at the cost of the initial capital contribution of $50,000 in May 1995 and is accounted for on the equity method. The Company's proportionate share of OGM's loss was $24,785 and $2,052 for the years ended December 31, 1995 and 1996, respectively.

     (l) SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" -- In March 1996, the Financial Accounting Standards Board issued Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. This statement also addresses the accounting for long-lived assets that are expected to be disposed of in the future. The Company adopted SFAS No. 121 in the first quarter of fiscal 1996 with no material impact.

     (m) SFAS 123 "Accounting for Stock-Based Compensation" -- The Company has elected to account for the cost of its stock options utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for stock options as all stock options were granted at fair market value, as defined by the plan, at the measurement date. The pro forma disclosures required by SFAS 123 are presented in Note 16.

     (n) Reclassifications -- Certain reclassifications have been reflected in 1994 and 1995 to conform with the current period presentation.

     (o) Preferred Stock -- In August 1996, the Company authorized the issuance of up to 100,000 preferred shares, $0.01 par value.

(3) ACQUISITIONS

     (a) Palmer Acquisition -- In October 1996, the Company completed the purchase of substantially all of the assets and certain liabilities of Palmer Associates, S.C., (Palmer) a security services provider, for approximately $1,000,000, which resulted in goodwill and intangible assets equal to the purchase price. The purchase was payable $500,000 at the closing of the Company's completion of the common stock offering (Note 17) and

                               THE O'GARA COMPANY

$250,000 each in November 1997 and 1998. The former owner will also be subject to a four-year non-competition agreement, payable in annual installments of $50,000, and a two-year employment agreement.

     (b) Next Destination Limited Acquisition -- On February 5, 1997, the Company completed its acquisition of all of the shares of Next Destination Limited (Next). Next, headquartered in Salisbury, United Kingdom (UK), is a distributor of high technology communication equipment for the consumer electronic, marine, aviation, professional and leisure markets in both the UK and Europe. Pursuant to the agreement, the Company acquired Next for $3.5 million, consisting of $1.75 million in shares of the Company's common stock (170,234 shares) and $1.75 million in seller-provided financing in the form of three-year 6% notes. The former managing director and founder of Next will continue to manage the business and is subject to a three-year non-competition agreement.

     (c) Labbe, S.A. Acquisition -- On February 12, 1997, the Company completed its acquisition of Labbe, S.A. (Labbe) for $14,230,000. Labbe, headquartered in Lamballe, France, provides vehicle armoring systems for commercial customers located mainly in Western Europe. Pursuant to an agreement signed January 21, 1997, the Company acquired all of the shares of Labbe for $10.7 million in cash, financed through funds advanced under the term loan portion of the new credit agreement (Note 7) and 376,597 shares of the Company's common stock. The former shareholders of Labbe, who were employed by Labbe prior to the acquisition, will continue in their formerly-held capacities. The former shareholders will also be subject to certain non-competition agreements upon their leaving the employment of the Company. The Company has capitalized certain transaction costs related to this acquisition as of December 31, 1996 which amounted to approximately $305,000 (Note 2(f)). For accounting purposes, the acquisition was effective on January 1, 1997 and the results of operations of Labbe are included in the consolidated results of operations of the Company from that date forward.

(4) INCOME TAXES

     Prior to October 28, 1996, OHE was an S Corporation. Accordingly, OHE generally was not responsible for payment of income taxes. Rather, the respective shareholders were taxed on OHE's taxable income at the respective individual federal and state income tax rates. Therefore, no income taxes have been provided in the accompanying consolidated financial statements for the period prior to October 28, 1996.

     Effective with the reorganization on October 28, 1996, the Company is subject to federal and state income taxes as well as certain foreign income taxes. The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

     The Company's provision for income taxes for the period October 28, 1996 through December 31, 1996 is summarized as follows:

            Currently payable:
              Federal.................................................  $371,641
              State...................................................    63,000
              Foreign.................................................    83,000
                                                                        --------
                                                                         517,641
                                                                        --------
            Deferred..................................................        --
                                                                        --------
                                                                        $517,641
                                                                        ========

                               THE O'GARA COMPANY

     A reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

                                                                              1996
                                                                      ---------------------
                                                                        AMOUNT        RATE
                                                                      -----------     -----
    Provision for income taxes at the federal statutory rate........  $ 2,440,046      34.0%
    State and local income taxes, net of federal benefit............       41,303       0.6
    Impact of S Corp income, prior to reorganization................   (2,087,529)    (29.1)
    Impact of foreign income, prior to reorganization...............     (199,095)     (2.8)
    Change in valuation allowance...................................      176,080       2.5
    Foreign losses providing no current benefit.....................      151,604       2.1
    Other...........................................................       (4,768)     (0.1)
                                                                      -----------     -----
         Provision for income taxes.................................  $   517,641       7.2%
                                                                      ===========     =====

     The components of the Company's consolidated deferred income tax asset as of December 31, 1996 is summarized below:

                                                                             1996
                                                                          -----------
        Deferred tax assets:
          Inventory reserve.............................................  $   148,000
          Vacation and other benefits...................................      220,000
          Warranty reserve..............................................      130,000
          Allowance for doubtful accounts...............................       60,000
          Other accruals................................................      206,000
          Foreign loss carryforwards....................................      152,000
          Other.........................................................      116,000
          Valuation allowance...........................................   (1,032,000)
                                                                          -----------
                                                                          $        --
                                                                          ===========

     The valuation allowance is required due to the recently completed reorganization and the uncertainty of realizing the net future tax benefit through future operations. A valuation allowance has been recorded in an amount equal to the deferred tax asset associated with the differences between the Company's basis for financial reporting and tax purposes. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is realizable.

(5) AFFILIATED ENTITIES

     Affiliated entities are not included in the accompanying consolidated financial statements, and include the following:

          O'Gara Overseas Services, SA (OOS) -- OOS is a Swiss corporation that, subsequent to the reorganization, is indirectly owned by the former shareholders of OHE, through Overseas International (Overseas) and O'Gara Overseas Services Trust (OOS Trust). OOS previously performed sales functions, primarily in the Middle East, Africa and Europe.

          Excel Armor Products, Inc. (Excel) -- Excel is a Delaware S Corporation, owned substantially by the former shareholders of OHE, that purchases and distributes dual-hard opaque armor material and armoring products. Excel had an exclusive purchasing arrangement with a dual-hard steel producer through December 31, 1996.

                               THE O'GARA COMPANY

          Longline Leasing, Inc. (Longline) -- Longline is a Delaware S Corporation, owned substantially by the former shareholders of OHE. OHE leases certain manufacturing and production equipment from Longline. Longline and Excel have a 50/50 joint venture in a corporate aircraft. OHE has a minimum monthly usage agreement with the joint venture.

          O'Gara Protective Services, Inc. (OPS) -- OPS is a Delaware corporation that provides protective training and services, primarily to foreign governments. The former shareholders of OHE own approximately 47% of OPS (see Note 12).

          Overseas International (Overseas) -- In connection with the reorganization discussed in Note 1, whereby OHE acquired substantially all of the assets and assumed certain selected liabilities of Limited, Limited changed its name to Overseas.

          OLG, Limited (OLG) -- OLG is an Ohio limited liability company, owned substantially by the former shareholders of OHE, which was organized in March 1996. In 1996, OLG acquired a building for approximately $1.8 million and leased the building to OHE for a one year period for $468,000.

          Excel Metal Products, Inc. (Excel Metal) -- Excel Metal is a wholly owned corporation of the former majority shareholder of OHE. Excel Metal provides management consulting services to Satellite Inc.

          Silver Springs Land and Cattle Company (Silver) -- Silver is a wholly owned corporation of the former majority shareholder of OHE that provided facilities for certain corporate meetings.

(6) RELATED PARTY TRANSACTIONS

     (a) Notes Receivable -- Shareholder -- Notes receivable-shareholder consisted of two unsecured promissory notes in the principal amounts of $100,000 and $130,000, respectively. These notes bore interest at the rate of 8.75% per annum and were repaid upon the completion of the Company's common stock offering (Note 17). Accrued interest amounted to $3,253 at December 31, 1995.

     (b) Advances to Shareholders -- The Company periodically makes advances to certain employee-shareholders. Such advances are due on demand and are non-interest bearing. Advances to the Company's majority shareholder were $189,698 and $120,191 at December 31, 1995 and 1996, respectively. At December 31, 1996 the Company also had an advance to the minority shareholder of OHEB in the amount of $128,638.

     (c) Notes Payable -- Shareholders -- OHE had the following notes payable to shareholders, which were repaid upon the completion of the Company's common stock offering (Note 17):

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1996
                                                                     --------     --------
    Note payable to former minority shareholder of OHE, interest at
      10%, payable on demand, unsecured............................  $243,630     $     --
    Notes payable to former minority shareholders of OHE, interest at 7.5% through December 31, 1995, 10% thereafter, payable on
      demand, unsecured............................................    65,000           --
                                                                     --------     --------
                                                                     $308,630     $     --
                                                                     ========     ========

     Interest cost associated with the above obligations expensed by OHE approximated $38,000, $33,000 and $27,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     (d) Sales -- Affiliated Entities -- In 1995, OHE entered into a contract with Excel to provide certain manufacturing services. Total revenue recognized under this contract approximated $27,000 and $97,000 for the years ended December 31, 1995 and 1996, respectively.

                               THE O'GARA COMPANY

     Beginning in 1995, OSN entered into certain sales contracts with MVS for the sale of portable satellite terminals. Total revenue recognized approximated $66,000 and $139,000 for the years ended December 31, 1995 and 1996, respectively.

     (e) Purchases -- Affiliated Entities -- Prior to December 31, 1996, OHE purchased dual-hard steel used in the vehicle armoring process from Excel. Purchases were approximately $521,000 and $960,000 for the years ended December 31, 1995 and 1996, respectively.

     OSN offers satellite air time to customers through an agreement with MVS. Total purchases under this agreement were approximately $36,000 and $216,000 for the years ended December 31, 1995 and 1996, respectively.

     (f) Building and Equipment Leases -- OHE currently leases a corporate aircraft from Longline/Excel under a ten year lease agreement which began in February 1995. The lease stipulates minimum monthly payments of $35,200, with additional charges accruing for usage in excess of established base limits. In 1994, OHE leased a corporate aircraft from Longline under a five year agreement. This original lease was canceled upon the execution of the lease with Longline/Excel. The terms of the original lease and the newly executed lease required a non-refundable deposit. The original deposit of approximately $504,000 is being amortized as rental expense over the existing lease period. Rental expense, including amortization recognized, approximated $365,000, $414,000 and $422,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Additionally, the Company paid Longline/Excel $327,000 related to usage of the corporate aircraft during the roadshow for the initial public stock offering and included such amount in issuance costs (Note 17). Management is of the opinion that the hourly rate paid by the Company was equivalent to the rate charged by Longline/Excel to other unrelated companies for IPO roadshows during 1996 and it was favorably comparable to rates charged by another unrelated charter service for similar aircraft.

     OHE is also currently leasing equipment from Longline under various three year lease agreements which began in July 1995. Rental expense approximated $17,000 and $381,000 for the years ended December 31, 1995 and 1996, respectively.

     OHE leases a manufacturing facility from OLG under a non-cancelable one year lease agreement which began in March 1996. The lease stipulates monthly payments of $39,000. Rental expense recognized approximated $376,000 for the year ended December 31, 1996.

     (g) Consulting Services -- OOS and a minority shareholder of the Company provided certain sales and marketing services for OHE and OSN. OHE recognized expense of approximately $490,000, $506,000 and $363,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Effective with the reorganization (Note 1), these services were terminated.

     In May 1993, OHE renewed an existing consulting agreement with a former shareholder whereby Excel assumed a $10,000 monthly payment which was formerly paid by OHE. In conjunction with this renewal, OHE provided a payment guarantee to the former shareholder. For the year ended December 31, 1995, OHE incurred $20,000 in expense relating to payments made under this guarantee. There were no such payments during 1996. OHE's payment guarantee expired on December 31, 1996.

     In 1996, OSN entered into a management consulting agreement with Excel Metal which stipulates monthly payments of $6,000. OSN recognized approximately $60,000 in expense in 1996 under this agreement. This agreement was terminated upon the completion of the common stock offering (Note 17).

     In 1994 and 1995, prior to joining the Company, a minority shareholder of OSN was paid $45,000 and $135,000, respectively, in conjunction with a consulting agreement. These payments were recognized in selling and marketing expenses in the accompanying consolidated statements of operations.

                               THE O'GARA COMPANY

     (h) Commissions -- In accordance with the OGM joint venture agreement with MVS (Note 2), OSN was required to pay a stipulated amount per minute for prepaid time sold to customers in the form of phone cards through June 1996. Beginning July 1, 1996, this requirement was terminated by agreement of OSN and MVS. For the year ended December 31, 1996, OSN recognized commission expense of approximately $43,000.

     (i) Other -- During 1994, 1995 and 1996, OHE recognized approximately $55,000, $11,000 and $3,000, respectively, in expense relating to payments made to Silver for use of its facilities for corporate meetings.

     (j) Summary of Related Party Transactions -- The following summarizes transactions with related parties:

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1994         1995         1996
                                                         --------     --------     --------
    Sales
      to Excel.........................................  $     --     $ 27,000     $ 97,000
      to MVS...........................................        --       66,000      139,000
    Purchases
      from Excel.......................................        --      521,000      960,000
      from MVS.........................................        --       36,000      216,000
    Lease expense
      to Longline......................................   365,000       17,000      381,000
      to Longline/Excel................................        --      414,000      422,000
      to OLG...........................................        --           --      376,000
    Consulting service expense
      provided by OOS..................................   361,000      377,000      245,000
      provided by minority shareholder.................   129,000      129,000      118,000
      provided by minority shareholder of OSN..........    45,000      135,000           --
      provided by Excel Metal..........................        --           --       60,000
      provided by former shareholder...................        --       20,000           --
    Facility service fees paid to Silver...............    55,000       11,000        3,000
    Commission expense to OGM..........................        --           --       43,000
    Charter fee included in costs of the offering (Note
      17)..............................................        --           --      327,000

     (k) Other Receivables -- Affiliates -- Other receivables -- affiliates consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                               1995             1996
                                                             --------         --------
        Excel..............................................  $ 53,057         $210,659
        OPS................................................     9,657           39,322
        OGM................................................    38,669               --
        Longline...........................................    26,839               --
                                                             --------         --------
                                                             $128,222         $249,981
                                                             ========         ========

                               THE O'GARA COMPANY

     (l) Accounts Payable -- Affiliates -- Accounts payable -- affiliates consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                               1995             1996
                                                             --------         --------
        OOS................................................  $348,535         $ 32,921
        MVS................................................    29,195          177,191
        OOS Trust..........................................   122,000               --
        Longline...........................................        --          151,080
        OGM................................................        --           22,028
        Overseas...........................................        --          149,778
                                                             --------         --------
                                                             $499,730         $532,998
                                                             ========         ========

     In conjunction with the reorganization discussed in Note 1, the shareholders of OOS Trust forgave the amount owed by OHE for no consideration. OOS Trust is controlled by a shareholder of the Company and accordingly this transaction has been reflected as a contribution of capital in the accompanying consolidated statement of shareholders' equity.

(7) REVOLVING LINES OF CREDIT

     OHE had a $12,000,000 revolving line of credit with a bank at December 31, 1996, which was renegotiated subsequent to year-end. Interest on the first $8,500,000 was at the bank's prime rate, which approximated 8.25% at December 31, 1996, while interest on the remaining $3,500,000 was at the bank's prime rate plus 1%. This line of credit was secured by substantially all of the assets of OHE and, on the $3,500,000 portion of the revolver, included the personal guarantees of certain former shareholders of OHE. Borrowings under this line of credit were $7,601,686 and $9,935,947 at December 31, 1995 and 1996,
respectively.

     On February 11, 1997, the Company entered into a new credit agreement which provides a revolving line of credit of up to $12,000,000 through January 1998, subject to a borrowing base calculation, a term loan of $16,000,000, through January 2002, and a letter of credit facility of up to $5,500,000. Amounts outstanding under the credit agreement bear interest at the prime rate plus a percentage of up to 1.25% over the prime rate, or, at the Company's option, LIBOR plus a percentage ranging from 2.25% to 3.5%, dependent upon the calculation of certain financial ratios. Amounts outstanding under the credit agreement are secured by substantially all of the Company's assets. The credit agreement includes certain financial covenants which, among other restrictions, prohibits dividends, requires the maintenance of certain financial ratios, including tangible net worth and cash flow coverage, and imposes limitations on foreign investment and capital expenditures. Additionally, the agreement also requires the Company to obtain, by July 1, 1997, an interest rate protection agreement.

     OSN had a bank credit facility consisting of (i) a $1,000,000 six-month revolving loan, of which $1,000,000 was outstanding at December 31, 1995, and
(ii) an available $3,000,000 six-month letter of credit of which $1,587,079 was outstanding at December 31, 1995. These balances were repaid in November, 1996 with proceeds from the offering (Note 17) and the credit facility was terminated.

     In June 1996, OHEB obtained a $500,000 line of credit with interest at prevailing Brazilian market rates. This line of credit matures on May 31, 1997 and is supported by a standby letter of credit issued by the Company's primary lender with a similar maturity. As of December 31, 1996, there were no borrowings under this line of credit.

                               THE O'GARA COMPANY

(8) LONG-TERM DEBT

     The components of long-term debt are as follows at:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Development Bonds, variable interest rate approximating
      85% of the bond equivalent yield of 13 week U.S.
      Treasury bills (not to exceed 12%), which approximated
      3.6% at December 31, 1996, payable in scheduled
      installments through September 2016, subject to optional
      tender by the bondholders, secured by the property,
      plant and equipment of OHE, the guaranty of OHE's former
      majority shareholder and a bank letter of credit (Note
      12).....................................................  $ 1,606,250     $ 1,525,000
    Note payable to former shareholder of Palmer, interest at
      7%, payable in scheduled installments through November
      1998....................................................           --         505,834
    Mortgage note to bank, interest at 8.68%, payable in
      monthly installments of $2,349, including interest,
      through April 2003, secured by real estate and the
      guaranty of OHE's former majority shareholder...........      208,274         195,723
    Note payable to former shareholder of OHEM, interest
      imputed at 9%, due October 1, 1997......................           --          45,000
    Other notes payable, interest at 6.84% to 15.7%, payable
      in scheduled installments through July 2000, secured by
      equipment...............................................       59,923          33,955
                                                                -----------     -----------
                                                                  1,874,447       2,305,512
    Less -- current portion...................................   (1,649,018)     (1,836,420)
                                                                -----------     -----------
                                                                $   225,429     $   469,092
                                                                ===========     ===========

Scheduled maturities of long-term debt at December 31, 1996 are as follows:

    1997, including $1,525,000 of Development Bonds subject to optional tender by the bondholders..............................................  $1,836,420
    1998.....................................................................     283,220
    1999.....................................................................      23,829
    2000.....................................................................      18,621
    2001.....................................................................      16,210
    Thereafter...............................................................     127,212
                                                                               ----------
                                                                               $2,305,512
                                                                               ==========

                               THE O'GARA COMPANY

(9) OPERATING LEASES

     The Company leases certain equipment under agreements with terms from one to ten years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 1996:

                                                      AFFILIATED
                                                      COMPANIES       OTHER         TOTAL
                                                      ----------     --------     ----------
    1997............................................  $  883,573     $293,373     $1,176,946
    1998............................................     703,265      207,409        910,674
    1999............................................     439,600      166,941        606,541
    2000............................................     246,400       37,143        283,543
    2001............................................     422,400           --        422,400
    Thereafter......................................   1,513,600           --      1,513,600
                                                      ----------     --------     ----------
                                                      $4,208,838     $704,866     $4,913,704
                                                      ==========     ========     ==========

     Rental expense charged against current operations amounted to approximately $500,000, $670,000 and $1,521,000, for the years ended December 31, 1994, 1995 and 1996, respectively.

(10) RETIREMENT PLANS

     During 1991, OHE established a non-contributory profit sharing/401(k) plan covering substantially all employees. Contributions are discretionary and are determined annually by OHE's Board of Directors. Plan contribution expense charged against current operations amounted to approximately $75,000, $25,000 and $125,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The Company does not maintain any other postretirement or postemployment benefit plans.

(11) EXECUTIVE BONUS PLAN

     During 1993, OHE adopted an executive bonus plan, which covered four individuals. The plan awarded a bonus based on the attainment of goals stipulated in the five year business plan, ranging from 50% to 120% of the executives' base compensation. The bonus amounts were distributed 50% in cash and 50% in non-qualified stock options to purchase stock of OHE. Subject to the executives' ability to elect a decrease in the percentage of cash payments and to increase the percentage of stock options, 50% of the bonus amount was payable in cash, and the remainder in stock options. OHE issued 445 options in 1994 based on 1993's operating results and recorded compensation expense of approximately $207,000 in fiscal 1994. No options were issued in 1995 or 1996. In August 1996 the 445 options were exercised for 445 shares of OHE common stock at their $1 per share stated value (121,463 shares of the Company, giving effect to the reorganization) and the executive bonus plan was terminated.

(12) COMMITMENTS AND CONTINGENCIES

     (a) Letters of Credit -- Under the terms of the Economic Development Revenue Bonds Agreement, OHE is required to maintain a letter of credit supporting the debt. OHE's lender is committed to providing this letter of credit through September 2, 1997. As of December 31, 1996, OHE had an outstanding letter of credit in the amount of $1,681,750.

     At December 31, 1996, OHE had standby and purchase letters of credit, issued by its primary lender, in the aggregate amount of $3,296,028.

     (b) Supply and Purchase Agreements -- In June 1995, OSN entered into an irrevocable supply agreement with Magellan Systems Corporation ("Magellan") whereby Magellan will purchase 4,000 Compact-M portable

                               THE O'GARA COMPANY
satellite telecommunication units for delivery within two years of the first shipment, which has already occurred, at a predetermined price for a total contract value of approximately $16,000,000. In the agreement, OSN granted worldwide distribution to Magellan except for certain limited markets retained by OSN.

     In June 1995, in connection with the above-mentioned supply agreement, OSN entered into a firm purchase agreement with Glocom, Inc. ("Glocom"). The agreement provides for an irrevocable purchase order for the purchase of 4,000 units of the Compact-M for approximately $12,000,000. In accordance with the agreement, OSN advanced a total of $3,000,000 to Glocom for the funding of the related production costs. As of December 31, 1995 and 1996, OSN had advances to the above vendor of $1,607,597 and $2,320,307, respectively.

     As a result of certain market conditions related to the sale of the Compact M, the Company is in discussions with both Glocom and Magellan regarding reducing the number of units required under the respective purchase and supply agreements. These negotiations have not been concluded. Although the amount the Company will ultimately realize may differ materially from carrying amounts, management believes there will be no material impact on the results of future operations, or the carrying value of inventory or the advances.

     In 1996, OHEB committed to purchase 100 glass kits, valued at approximately $675,000, for delivery at various dates prior to June 1997.


     (c) Employment Agreements -- On September 1, 1996, the Company entered into employment agreements with nine key officers and employees with annual base compensation ranging in value from $110,000 to $250,000 per year. These agreements provide for continued salary and benefits for a two year period through August 31, 1998 in the event of a termination of employment without cause, including a change in control of the Company. As of December 31, 1996, the remaining aggregate commitment under these employment agreements was approximately $2,200,000.


     (d) Option to Purchase OHEB Minority Interest -- In August 1996, the Company entered into an option agreement to acquire the minority interest in OHEB on or prior to December 31, 1999. Under terms of the agreement, if the Company exercises its option, it will be obligated to transfer to the former shareholder, over a period of three years, common shares of the Company valued at $1,200,000. The number of shares transferred is dependent on the market value of the stock at the time of transfer. The exercise price for the purchase option increases by $100,000 for each year after 1997 through 1999.

     In conjunction with this agreement, the Company also entered into a two year employment agreement with the former shareholder.

     (e) Legal Matters -- The Company is party to various legal proceedings arising from its consolidated operations. On October 9, 1996, the Company was named in a lawsuit which alleges, among other allegations, that the Company's expansion into the security services market constitutes a breach of a non-competition agreement existing with OPS and the controlling shareholder of OPS, Edward F. O'Gara, the brother of Thomas M. O'Gara, the Company's Chairman of the Board, and Wilfred T. O'Gara, the Company's Chief Executive Officer. The Company denies the assertions made by OPS in this matter. Management of the Company believes that the outcome of this, as well as other proceedings, individually and in the aggregate, will have no material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of significant current assets, current liabilities and long-term debt approximate their respective historical carrying amounts.

                               THE O'GARA COMPANY

(14) CUSTOMER AND SEGMENT DATA

     (a)Segment Data -- The Company operates in three business segments, the security hardware products group (Products Group), the security systems integration group (Integration Group) and the security services group (Services Group). The Products Group markets all of the Company's fully integrated ballistic and blast protected vehicle armoring systems for military, commercial and governmental clients worldwide. The Integration Group provides vital communication systems for its clients by integrating proprietary hardware and smart card billing software that operate on the International Maritime Satellite ("Inmarsat") network. The Services Group provides security-related services including, among others, business intelligence, advanced driver training and security background clearances to international customers. The following summarizes information about the Company's business segments (in 000's):

                                                     PRODUCTS   INTEGRATION   SERVICES
                                                      GROUP        GROUP       GROUP     CONSOLIDATED
                                                     --------   -----------   --------   ------------
    1994
    Net sales to unaffiliated customers............  $ 33,466     $   446       $ --       $ 33,912
                                                      =======      ======        ===        =======
    Operating income (loss)........................  $  2,275     $   (44)      $ --       $  2,231
                                                      =======      ======        ===        =======
    Identifiable assets at year-end................  $ 19,108     $   135       $ --       $ 19,243
                                                      =======      ======        ===        =======
    1995
    Net sales to unaffiliated customers............  $ 30,773     $ 2,044       $ --       $ 32,817
                                                      =======      ======        ===        =======
    Operating income (loss)........................  $    411     $  (588)      $ --       $   (177)
                                                      =======      ======        ===        =======
    Identifiable assets at year-end................  $ 24,493     $ 3,324       $ --       $ 27,817
                                                      =======      ======        ===        =======
    1996
    Net sales to unaffiliated customers............  $ 72,900     $ 9,823       $ 55       $ 82,778
                                                      =======      ======        ===        =======
    Operating income...............................  $  8,004     $   505       $  5       $  8,514
                                                      =======      ======        ===        =======
    Identifiable assets at year-end................  $ 36,149     $ 6,816       $ 55       $ 43,020
                                                      =======      ======        ===
    Corporate assets...............................                                             918
                                                                                            -------
    Total assets at year-end.......................                                        $ 43,938
                                                                                            =======

     Total net sales by segment includes sales to unaffiliated customers. Intersegment sales are nominal. Operating income (loss) is total net sales less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. Depreciation expense for the Products Group for the years ended December 31, 1994, 1995 and 1996 was $360,713, $411,970 and $780,463, respectively. Capital expenditures for the Products Group for the years ended December 31, 1994, 1995 and 1996 was $683,319, $638,009 and $2,543,168, respectively. There were no capital expenditures or depreciation expense for the Integration Group or the Services Group during 1994, 1995 and 1996. Identifiable assets by segment are those assets that are used in the Company's operations in each segment. Corporate assets are principally cash, certain intangible assets and certain prepaid expenses.

                               THE O'GARA COMPANY

     The following summarizes information about the Company's different geographic areas (in 000's):

                                                        UNITED
                                                        STATES    FOREIGN   ELIMINATIONS   CONSOLIDATED
                                                        -------   -------   ------------   ------------
1994
Net sales to unaffiliated customers...................  $33,278   $   634     $     --       $ 33,912
                                                        =======    ======        =====        =======
Operating income......................................  $ 2,014   $   217     $     --       $  2,231
                                                        =======    ======        =====        =======
Identifiable assets at year-end.......................  $17,908   $ 1,335     $     --       $ 19,243
                                                        =======    ======        =====        =======
1995
Net sales to unaffiliated customers...................  $30,080   $ 2,737     $     --       $ 32,817
                                                        =======    ======        =====        =======
Operating income (loss)...............................  $  (336)  $   159     $     --       $   (177)
                                                        =======    ======        =====        =======
Identifiable assets at year-end.......................  $26,182   $ 1,635     $     --       $ 27,817
                                                        =======    ======        =====        =======
1996
Net sales to unaffiliated customers...................  $75,743   $ 7,035     $     --       $ 82,778
Intercompany..........................................    2,226        --       (2,226)            --
                                                        -------    ------        -----        -------
          Total net sales.............................  $77,969   $ 7,035     $ (2,226)      $ 82,778
                                                        =======    ======        =====        =======
Operating income......................................  $ 8,141   $   373     $     --       $  8,514
                                                        =======    ======        =====        =======
Identifiable assets...................................  $37,384   $ 6,291     $   (655)        43,020
                                                        =======    ======        =====
Corporate assets......................................                                            918
                                                                                              -------
Total assets at year-end..............................                                       $ 43,938
                                                                                              =======

     The Company accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

     The following summarizes the Company's sales in the United States and foreign locations (in 000's):

                                                               YEARS ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1995        1996
                                                            -------     -------     -------
    Sales to unaffiliated customers:
      U.S. Government...................................    $15,332     $11,514     $51,505
      Other United States...............................      2,711       7,356       8,994
      Middle East.......................................      7,795       8,582       7,598
      Central & South America...........................      4,093       1,050       5,807
      Other Foreign.....................................      3,981       4,315       8,874
                                                            -------     -------     -------
                                                            $33,912     $32,817     $82,778
                                                            =======     =======     =======

     Export sales by the Company's domestic operations were approximately 46%, 37% and 21% of net sales for the years ended December 31, 1994, 1995 and 1996, respectively.

     The Company is subject to audit and investigation by various agencies which oversee contract performance in connection with the Company's contracts with the U.S. Government. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the consolidated financial statements. In addition, contracts with the U.S. Government may contain cost or performance incentives or both based on stated targets or other criteria. Cost or performance incentives are recorded at the time there is sufficient information to relate actual performance to targets or other criteria.

                               THE O'GARA COMPANY

     The Company has foreign operations and assets in Brazil, Mexico, Russia and Italy. In addition, the Company sells its products and services in other foreign countries and continues to increase its level of international activity. Accordingly, the Company is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b) Major Customers -- During the years ended December 31, 1994, 1995 and 1996 sales to three customers and their affiliated entities approximated 64%, 52% and 68%, respectively, of the Company's net sales. These customers are individually presented as follows:

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                  1994     1995     1996
                                                                  ----     ----     ----
        U.S. Government.........................................   45%      35%      62%
        Middle East Foreign Government A........................    9%      14%       6%
        Middle East Foreign Government B........................   10%       3%      --
                                                                   --       --       --
                                                                   64%      52%      68%
                                                                   ==       ==       ==

     The year-end accounts receivable balances of these customers approximated 61%, 62% and 22% of the Company's total trade receivable balance at December 31, 1994, 1995 and 1996, respectively. In addition, two other customers not included above had year-end accounts receivable balances which approximated 16% and 10% of total trade accounts receivable as of December 31, 1994 and 1996, respectively.

(15) ISSUANCE OF OHE STOCK

     Prior to August 1994, OHE was indebted to Letter International Limited Irrevocable Trust (Trust), a trust for which OHE was the sole beneficiary, in the amount of $1,260,000. At the same time, the Trust was indebted in an equal amount to OHE's majority shareholder. In August 1994, the majority shareholder received from the Trust an assignment of OHE's obligation. The majority shareholder then agreed to the cancellation of this indebtedness of OHE in exchange for 2,692 shares of common stock of OHE (734,781 shares of the Company, giving effect to the reorganization).

(16) STOCK OPTION PLANS

     In 1996, the Company adopted a stock option plan (the 1996 Plan) for employees and non-employee directors. Had compensation cost for this plan been determined consistent with SFAS 123, the Company's net income and earnings per share would have been as follows:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                              1996
                                                                          ------------
        Net income
          As reported.................................................     $6,658,962
          Pro forma...................................................     $6,636,312
        Earnings per share
          Pro forma before SFAS No. 123 impact........................     $     0.69
          Pro forma after SFAS No. 123 impact.........................     $     0.69

     The Company may grant options for up to 400,000 shares under the 1996 Plan. The Company granted options for 180,000 shares during fiscal 1996 at the initial public offering price. Options granted under the plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years.

                               THE O'GARA COMPANY

     A summary of the status of the Company's stock option plan at December 31, 1996, and the change during the year then ended is presented in the table and narrative below:

                                                                        YEAR ENDED
                                                                     DECEMBER 31, 1996
                                                                     -----------------
                                                                     SHARES      PRICE
                                                                     -------     -----
        Outstanding, beginning of year.............................       --     $  --
        Granted....................................................  180,000      9.00
        Exercised..................................................       --        --
        Forfeited/Expired..........................................       --        --
                                                                     -------     -----
        Outstanding, end of year...................................  180,000     $9.00
                                                                     =======     =====
        Exercisable, end of year...................................       --     $  --
                                                                     =======     =====

     At December 31, 1996, all 180,000 of the options have an exercise price of $9.00, a fair value of $4.98, and remaining contractual life of 10 years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                          1996
                                                                      ------------
            Dividend yield........................................              0%
            Expected volatility...................................           39.3%
            Risk-free interest rate...............................            6.5%
            Expected lives........................................      7.5 years

(17) INITIAL PUBLIC OFFERING

     On November 15, 1996, the Company completed its initial public offering of common stock. The proceeds from the sale of 2,048,000 shares of common stock, including 48,000 shares issued through the underwriters' partial exercise of their over-allotment option, were used by the Company for retirement of bank debt, payment of the AAA notes described below, purchase of a manufacturing facility in Mexico, acquisition of Palmer net assets (Note 3) and transaction costs associated with the offering.

     On October 28, 1996 OHE distributed to its shareholders a dividend of $9,000,000 in the form of long-term notes (the "AAA Notes") which represented the undistributed previously taxed income of OHE as an S Corporation through the effective date of the reorganization. During 1996 the Company recognized approximately $27,000 in interest expense related to the AAA notes.

                               THE O'GARA COMPANY

(18) PRO FORMA INFORMATION (UNAUDITED)

     (a) Pro Forma Consolidated Statements of Operations Adjustments -- The pro forma consolidated statements of operations information presents the pro forma effects on the historical consolidated financial information reflecting certain transactions as if they occurred on January 1, 1996. The following adjustments have been reflected in the pro forma consolidated statements of operations information:

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1996
                                                                              ------------
    Amortization on intangible assets resulting from the purchase of
      Palmer net assets...................................................    $   (101,000)
    The elimination of interest expense relating to the retirement of bank
      debt................................................................         339,000
    The provision for income taxes at an effective rate of 40% as if the
      Company had filed a consolidated U.S. Federal tax return............      (2,448,000)
                                                                              ------------
              Total.......................................................    $ (2,210,000)
                                                                              ============

     (b) Pro Forma Net Income Per Share -- Pro forma net income per common share is based on the weighted average number of shares of common stock of the Company outstanding during the period (assuming the reorganization had occurred as of the beginning of the year and using the treasury stock method), plus the number of shares required to fund the distribution to shareholders and the number of shares required to repay existing debt.

     Supplemental pro forma income per share considering only the repayment of existing debt would have been $0.83 for the year ended December 31, 1996, based on the weighted average number of shares of common stock outstanding during the period, plus the estimated number of shares to be issued to repay existing debt.

(19) SUBSEQUENT EVENT (UNAUDITED)

     On August 8, 1997, the Company entered into a merger agreement with Kroll Holdings, Inc. (Kroll). In the proposed merger, Kroll would become a wholly owned subsidiary of the Company and holders of Kroll stock and stock options would receive an aggregate of 6,650,000 shares of O'Gara common stock. The merger is intended to be a tax-free reorganization and will be accounted for as a pooling of interests.

                               THE O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                               JUNE 30,
                                                                                                 1997
                                                                                               --------
                                                ASSETS
CURRENT ASSETS:
  Cash and equivalents.......................................................................  $  7,874
  Marketable securities......................................................................     3,011
  Trade accounts receivable, net of allowance for doubtful accounts of $467..................    20,064
  Other receivables
    Advances to shareholders.................................................................        69
    Affiliates...............................................................................       398
  Advances to vendors........................................................................       505
  Costs and estimated earnings in excess of billings on uncompleted contracts................    12,616
  Inventories................................................................................    15,211
  Prepaid expenses...........................................................................     1,590
                                                                                               --------
         Total current assets................................................................    61,338
PROPERTY, PLANT, AND EQUIPMENT, at cost
  Land.......................................................................................     1,255
  Buildings and improvements.................................................................     5,525
  Furniture and fixtures.....................................................................     2,080
  Machinery and equipment....................................................................     5,074
                                                                                               --------
                                                                                                 13,934
  Less: accumulated depreciation.............................................................    (4,851)
                                                                                               --------
                                                                                                  9,083
                                                                                               --------
COSTS IN EXCESS OF ASSETS ACQUIRED, net of accumulated amortization of $215..................    12,949
OTHER ASSETS.................................................................................     6,377
                                                                                               --------
                                                                                                 19,326
                                                                                               --------
                                                                                               $ 89,747
                                                                                               ========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit..................................................................  $     --
  Current portion of long-term debt..........................................................     2,030
  Accounts payable-
    Trade....................................................................................    16,703
    Affiliates...............................................................................     1,014
  Billings in excess of costs and estimated earnings on uncompleted contracts................       732
  Accrued liabilities........................................................................     6,917
  Customer deposits..........................................................................     1,610
                                                                                               --------
         Total current liabilities...........................................................    29,006
LONG-TERM DEBT, net of current portion.......................................................    39,944
MINORITY INTEREST............................................................................        45
SHAREHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 100,000 shares authorized, none issued...................        --
  Common stock, $0.01 par value, 25,000,000 shares authorized, 7,279,310 shares issued and
    outstanding in 1997......................................................................        73
  Additional paid-in-capital.................................................................    23,726
  Retained deficit...........................................................................    (2,470)
  Cumulative foreign currency translation adjustment.........................................      (577)
                                                                                               --------
         Total shareholders' equity..........................................................    20,752
                                                                                               --------
                                                                                               $ 89,747
                                                                                               ========

                  The accompanying notes are an integral part
                     of these consolidated balance sheets.

                               THE O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                                                   ----------------------
                                                                                     1996         1997
                                                                                   ---------    ---------
NET SALES.......................................................................   $  41,521    $  51,853
COST OF SALES...................................................................      31,383       37,484
                                                                                   ---------    ---------
  Gross profit..................................................................      10,138       14,369
OPERATING EXPENSES:
  Selling and marketing.........................................................       2,159        3,794
  General and administrative....................................................       3,286        5,121
                                                                                   ---------    ---------
      Operating income..........................................................       4,693        5,454
OTHER INCOME (EXPENSE):
  Interest expense..............................................................        (613)      (1,404)
  Other, net....................................................................         (78)         329
                                                                                   ---------    ---------
    Income before minority interest, provision for income taxes and
     extraordinary item.........................................................       4,002        4,379
Minority interest...............................................................          --          (74)
                                                                                   ---------    ---------
    Income before provision for income taxes and extraordinary item.............       4,002        4,305
Provision for income taxes......................................................          --        1,623
                                                                                   ---------    ---------
    Income before extraordinary item............................................       4,002        2,682
Extraordinary item, cost of early extinguishment of debt, net of $129 tax
  benefit.......................................................................          --          194
                                                                                   ---------    ---------
         Net income.............................................................   $   4,002    $   2,488
                                                                                   =========    =========
Earnings per share..............................................................                $    0.35
                                                                                                =========
Weighted average shares outstanding.............................................                7,141,389
                                                                                                =========
UNAUDITED PRO FORMA INFORMATION:
  Gross profit..................................................................   $  10,138
  Selling and marketing expenses................................................       2,159
  General and administrative expenses...........................................       3,356
                                                                                   ---------
  Operating income..............................................................       4,623
  Interest expense..............................................................        (457)
  Other, net....................................................................         (78)
                                                                                   ---------
  Income before provision for income taxes......................................       4,088
  Provision for income taxes....................................................       1,635
                                                                                   ---------
      Net income................................................................   $   2,453
                                                                                   =========
  Earnings per share............................................................   $    0.40
                                                                                   =========
  Weighted average shares outstanding...........................................   6,173,728
                                                                                   =========

                  The accompanying notes are an integral part of these consolidated financial statements.

                               THE O'GARA COMPANY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                             FOREIGN
                                                                ADDITONAL                    CURRENCY
                                                     COMMON      PAID-IN       RETAINED     TRANSLATION
                                        SHARES       STOCK       CAPITAL       DEFICIT      ADJUSTMENT      TOTAL
                                       ---------     ------     ----------     --------     ----------     -------
Balance, December 31, 1996...........  6,659,846      $ 66       $ 17,592      $ (4,958)      $  (44)      $12,656
Net income...........................         --        --             --         2,488           --         2,488
Aggregate translation adjustment.....         --        --             --            --         (533)         (533)
Issuance of stock bonus to certain
  employees..........................      4,547        --             49            --           --            49
Issuance of stock in conjunction with
  the purchase of Labbe..............    376,597         4          3,426            --           --         3,430
Issuance of stock in conjunction with
  the purchase of Next Destination...    170,234         2          1,850            --           --         1,852
Issuance of stock in conjunction with
  the purchase of ITI................     68,086         1            809            --           --           810
                                       ---------       ---        -------       -------        -----       -------
Balance, June 30, 1997...............  7,279,310      $ 73       $ 23,726      $ (2,470)      $ (577)      $20,752
                                       =========       ===        =======       =======        =====       =======

   The accompanying notes are an integral part of these financial statements.

                               THE O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                               SIX MONTHS
                                                                             ENDED JUNE 30,
                                                                         ----------------------
                                                                           1996         1997
                                                                         --------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................................    $  4,002     $   2,488
  Adjustments to reconcile net income to net cash used in operating activities
     Depreciation and amortization...................................         317           908
     Minority interest...............................................          --            13
     Decrease (increase) in receivables..............................         602        (5,546)
     Decrease in advances to vendors.................................         157           159
     Increase (decrease) in costs and estimated earnings in excess of
      billings on uncompleted contracts..............................      (4,452)        3,443
     Increase in inventories.........................................      (2,345)       (2,290)
     Increase in prepaid expenses....................................        (137)         (844)
     Increase in other assets........................................        (622)       (1,076)
     Increase (decrease) in accounts payable.........................         229          (575)
     Decrease in billings in excess of costs and estimated earnings
      on uncompleted contracts.......................................      (1,236)         (598)
     Increase (decrease) in accrued liabilities......................         385        (1,879)
     Increase (decrease) in customer deposits........................       1,856          (509)
                                                                         --------     ---------
          Net cash used in operating activities......................      (1,244)       (6,306)
                                                                         --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net....................        (787)       (1,064)
  Purchase of Labbe, net of cash acquired............................          --        (7,229)
  Purchase of ITI, net of cash acquired..............................          --          (377)
  Purchase of marketable securities..................................                    (3,011)
  Investment in shareholder and affiliate notes......................        (317)           --
                                                                         --------     ---------
          Net cash used in investing activities......................    $ (1,104)    $ (11,681)
                                                                         --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving lines of credit........       3,457        (9,936)
  Proceeds from long-term debt.......................................          --        34,875
  Payments of long-term debt.........................................         (80)           --
  Repayment of shareholder notes.....................................         (40)           --
  Distribution to shareholders.......................................        (230)           --
  Foreign currency translation.......................................           5          (532)
                                                                         --------     ---------
          Net cash provided by financing activities..................       3,112        24,407
                                                                         --------     ---------
NET INCREASE IN CASH AND EQUIVALENTS.................................         764         6,420
                                                                         --------     ---------
CASH AND EQUIVALENTS, beginning of period............................         324         1,454
                                                                         --------     ---------
CASH AND EQUIVALENTS, end of period..................................    $  1,088     $   7,874
                                                                         ========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.............................................    $    565     $     924
                                                                         ========     =========
  Cash paid for taxes................................................    $     --     $   1,510
                                                                         ========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               THE O'GARA COMPANY

              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The O'Gara Company (the "Company") is an integrated security company with three business lines: security hardware products, security systems integration and security services. The Security Hardware Products Group markets all of the Company's armoring products, including ballistic and blast protected armoring systems for military and commercial vehicles, aircraft and missile components, through the Company's various O'Gara-Hess & Eisenhardt Armoring Company subsidiaries and Labbe, S.A ("Labbe"). The Security Systems Integration Group offers planning, design and hardware and software integration services which are customized to meet specific satellite communications or site protection needs of customers through its O'Gara Satellite Networks ("OSN"), Next Destination Limited ("Next Destination") and O'Gara Security International, Inc. subsidiaries. The Security Services Group offers security-related services such as advanced driver training, background clearances, business intelligence, country risk assessments, forensic auditing, force protection consulting and private security agent training through its Palmer Associates division and its O'Gara Security Associates, Inc. and International Training, Inc. ("ITI") subsidiaries.

     On November 15, 1996, the Company completed an initial public offering of 2,048,000 shares of common stock at $9.00 per share, including 48,000 shares issued through the underwriters' partial exercise of their over-allotment option. The net proceeds from the offering were used by the Company for retirement of bank debt, payment of the AAA Notes described below (Note 4), purchase of a manufacturing facility in Mexico, initial payments in connection with the acquisition of the net assets of Palmer Associates and transaction costs associated with the offering.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three and six month periods ended June 30, 1997, are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The accompanying financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1996.

     The accompanying consolidated financial statements consist of several entities, all of which, until October 28, 1996, were owned or controlled by substantially the same shareholders. In contemplation of the Company's initial public offering, these entities and their respective shareholders entered into a reorganization plan that was executed on October 28, 1996 (the "Reorganization"). Accordingly, the accompanying consolidated financial statements present, as a combination of entities under common control as if using the pooling method of accounting, the financial position and related results of operations of the Company on a consolidated basis for all periods presented. All significant balances and transactions between the consolidated entities have been eliminated in these consolidated statements.

(2) REVENUE RECOGNITION

     Revenue related to government contracts and most commercial contracts results principally from long-term fixed price contracts and is recognized on the percentage of completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

                               THE O'GARA COMPANY

     Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

     Revenue related to telecommunications equipment and services is recognized as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

(3) ACQUISITIONS

     The Company completed the following acquisitions during the first quarter of 1997. All three of these acquisitions were accounted for as purchases and the results of the acquired entities are included in the consolidated results of the Company from their respective dates of acquisition. The Company is still awaiting results of certain appraisals and other analysis; therefore the allocation of purchase price is still preliminary in each case.

     (a) Next Destination Acquisition -- On February 5, 1997, the Company acquired all of the shares of Next Destination for $3.5 million, consisting of approximately $1.9 million in shares of the Company's common stock (170,234 shares) and approximately $1.6 million in seller-provided financing in the form of three-year 6% notes. The former managing director and founder of Next Destination continues to manage the business and is subject to a three year non-competition agreement. Costs in excess of assets acquired is expected to be $3.2 million and will be amortized over 15 years.

     (b) Labbe Acquisition -- On February 12, 1997, the Company acquired all of the shares of Labbe for approximately $14.2 million consisting of $10.7 million in cash, financed through funds advanced under the Company's credit facility, and 376,597 shares of the Company's common stock. For accounting purposes, the acquisition was effective on January 1, 1997 and the results of operations of Labbe are included in the consolidated results of operations of the Company from that date forward. The former shareholders of Labbe, who were employed by Labbe prior to the acquisition, continue in their formerly-held capacities. The former shareholders also are subject to certain non-competition agreements upon their leaving the employment of the Company. Costs in excess of assets acquired is expected to be $7.0 million and will be amortized over 30 years.

     (c) ITI Acquisition -- On March 24, 1997, the Company acquired all of the shares of ITI for approximately $2.5 million, consisting of $0.5 million in cash, financed through the Company's credit facility, 68,086 shares of the Company's common stock, and $1.2 million in seller provided financing in the form of 2-year, 10%, subordinated notes. The former shareholders of ITI, who were employed by ITI prior to the acquisition, continue in their formerly-held capacities. The former shareholders are also subject to certain non-competition agreements upon their leaving the employment of the Company. Costs in excess of assets acquired is expected to be $2.0 million and will be amortized over 15 years.

                               THE O'GARA COMPANY

     In connection with the acquisitions of Labbe, Next Destination and ITI, assets were acquired and liabilities were assumed as follows (in thousands):

                                                               NEXT
                                                            DESTINATION      ITI       LABBE
                                                            -----------    -------    --------
    FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
      Cash................................................         --      $    23    $  3,501
      Accounts receivable.................................    $ 1,830          310       4,690
      Inventories.........................................      1,276           --       2,911
      Costs and estimated earnings in excess of billings
         on uncompleted contracts.........................         --           --         732
      Prepaid expenses....................................         --            4          64
      Property, plant & equipment.........................         80          213       3,360
      Intangible assets...................................         --           --         802
      Other non-current assets............................         --           12       2,357
      Goodwill............................................      3,207        2,015       6,961
                                                             --------      -------    --------
                                                                6,393      $ 2,577    $ 25,378
      Less: Cash paid for net assets......................         --         (500)    (10,730)
            Fair value of debt issued.....................     (1,575)      (1,231)         --
            Fair value of stock issued....................     (1,851)        (810)     (3,435)
                                                             --------      -------    --------
                                                              $ 2,967      $    36    $ 11,213
                                                             ========      =======    ========
    LIABILITIES ASSUMED INCLUDING:
      Liabilities assumed and acquisition costs...........    $ 2,967      $    19    $  9,710
      Debt................................................         --           17       1,503
                                                             --------      -------    --------
                                                              $ 2,967      $    36    $ 11,213
                                                             ========      =======    ========

(4) S CORPORATION DISTRIBUTION

     From 1988, when O'Gara-Hess & Eisenhardt Armoring Company ("OHE") elected S Corporation status until October 28, 1996, when that status terminated, OHE had made distributions from time to time to its shareholders for the purpose of funding their income tax payments on the income generated by OHE, which income was taxable to the shareholders whether or not distributed. In connection with the Reorganization, OHE distributed to its shareholders a dividend of $9.0 million in the form of long-term notes (the "AAA Notes"), which represented the undistributed previously taxed income of OHE as an S Corporation through the effective date of the Reorganization.

(5) PROVISION FOR INCOME TAXES

     During the time OHE was treated as an S Corporation under Subchapter S of the Code and comparable provisions of certain state tax laws, it paid no federal income tax. On October 28, 1996, OHE terminated its S Corporation status and, from that date forward, is responsible for federal and state income tax.

                               THE O'GARA COMPANY

(6) INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and includes the following (in thousands):

                                                                             JUNE 30,
                                                                               1997
                                                                             --------
            Raw materials................................................    $  7,671
            Vehicle costs and work-in-process............................       7,540
                                                                               ------
                                                                             $ 15,211
                                                                               ======

(7) PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS (UNAUDITED)

     The pro forma consolidated statements of operations information presents the pro forma effects on the historical consolidated financial information reflecting certain transactions as if they occurred on January 1, 1996. The following adjustments have been reflected in the pro forma consolidated statements of operations information (in thousands):

                                                                               SIX MONTHS
                                                                                  ENDED
                                                                              JUNE 30, 1996
                                                                              -------------
    Amortization of intangible assets resulting from the purchase of Palmer
      Associates, S.C......................................................     $     (70)
    Elimination of interest expense relating to the retirement of bank
      debt.................................................................           156
    Provision for income taxes at an effective rate of 40% as if OHE had been a C Corporation and as if the Company had filed a consolidated
      U.S. Federal tax return..............................................        (1,635)
                                                                                ---------
    Total..................................................................     $  (1,549)
                                                                                =========

(8) NEW PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128), effective for fiscal years ending after December 15, 1997. The new standard replaces primary earnings per share ("EPS") with basic EPS, simplifies EPS calculations and requires restatement of all prior period EPS data. The Company intends to adopt the provisions of SFAS 128 during the fourth quarter of 1997 with no material impact anticipated.

     In June 1997, FASB issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130), which requires comprehensive income and the associated income tax expense or benefit be reported in a financial statement with the same prominence as other financial statements with an aggregate amount of comprehensive income reported in that same financial statement. SFAS No. 130 permits the statement of changes in shareholders equity to be used to meet this requirement. "Other Comprehensive Income" refers to revenues, expenses, gains and losses that under GAAP are included in comprehensive income but bypass net income. The Company intends to adopt SFAS No. 130 in the first quarter of fiscal 1998. The Company anticipates that adoption of SFAS No. 130 will not be material.
1997, the FASB issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS No.
131), which requires disclosure for each segment in which the chief operating decision maker organizes these segments within a company for making operating decisions and assessing performance. Reportable segments are based on products

                               THE O'GARA COMPANY
and services, geography, legal structure, management structure and any manner in which management disaggregates a company. The Company intends to adopt SFAS No. 131 in the first quarter of fiscal 1998. The Company anticipates that adoption of SFAS No. 131 will not be material.

(9) SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash and equivalents consist of all operating cash accounts and investments with an original maturity of three months or less. Marketable securities consist of available-for-sale commercial paper obligations which mature or will be available for use in operations in 1997. These securities are valued at current market value, which approximates cost.

     Non-cash activity (in thousands):

                                                                       1996     1997
                                                                       ----    ------
            Fair value of stock issued in connection with acquisition
              of ITI.................................................    --    $  810
            Notes issued in connection with acquisition of ITI.......    --    $1,231
            Fair value of stock issued in connection with acquisition
              of Next Destination....................................    --    $1,851
            Notes issued in connection with acquisition of Next
              Destination............................................    --    $1,575
            Fair value of stock issued in connection with acquisition
              of Labbe...............................................    --    $3,435
            Note payable obligation incurred and receivable forgiven
              in connection with non-compete agreement...............  $115        --

(10) FUTURES CONTRACT

     The Company on occasion utilizes derivative financial instruments, primarily futures contracts, to mitigate its exposure to foreign currency rate fluctuations in transactions denominated in a foreign currency. At June 30, 1997, one such futures contract was outstanding with a bank at a contract amount in excess of its calculated fair market value. As a result, an adjustment has been recorded in Cumulative Foreign Currency Translation in the balance sheet. The contract effectively hedges the Company's exposure to foreign currency fluctuations associated with a loan to its Labbe subsidiary.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders of
Kroll Holdings, Inc.

     We have audited the accompanying consolidated balance sheet of Kroll Holdings, Inc. (the "Company") and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ DELOITTE AND TOUCHE LLP

New York, New York
March 13, 1997
(August 8, 1997 as to Notes 7 and 17)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Kroll Holdings, Inc.:

     We have audited the consolidated balance sheet of Kroll Holdings, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kroll Holdings, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

New York, New York
March 28, 1996

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                             1995             1996
                                                                          -----------      -----------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................   $ 2,367,453      $ 3,306,989
  Marketable securities................................................            --           47,500
  Accounts receivable, net.............................................    19,855,478       15,204,779
  Unbilled revenues....................................................     1,936,425        4,150,307
  Amounts due from employees...........................................       196,410          490,881
  Refundable income taxes..............................................        95,619          154,333
  Amounts due from affiliated companies................................       162,680           41,970
  Notes receivable.....................................................       471,289          100,000
  Prepaid income taxes.................................................        69,802          382,602
  Prepaid expenses.....................................................     1,615,411          917,483
                                                                          -----------      -----------
    Total current assets...............................................    26,770,567       24,796,844
DATABASES (Net of accumulated amortization of $13,618,339 and
  $16,568,473 in 1995 and 1996, respectively)..........................     7,114,223        7,415,449
PROPERTY AND EQUIPMENT--Net............................................     3,705,133        3,638,526
INTANGIBLE AND OTHER ASSETS (Net of accumulated amortization of
  $150,085 and $77,556 in 1995 and 1996, respectively).................     1,248,111        1,333,033
OTHER ASSETS...........................................................       111,811          111,732
                                                                          -----------      -----------
TOTAL ASSETS...........................................................   $38,949,845      $37,295,584
                                                                          ===========      ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable--trade..............................................   $ 4,538,749      $ 4,910,286
  Accrued compensation.................................................       397,449        2,621,343
  Accrued interest payable.............................................     1,258,746          209,171
  Deferred revenue.....................................................       167,582        1,064,955
  Accounts payable other...............................................     2,719,852        3,341,385
  Deferred income taxes................................................     2,506,932        1,703,377
  Current maturities of long-term debt.................................     5,000,000        2,625,000
  Amount due to stockholder............................................     2,000,000        2,000,000
                                                                          -----------      -----------
    Total current liabilities..........................................    18,589,310       18,475,517
DEFERRED RENT..........................................................     1,559,576        1,588,718
OTHER LONG-TERM LIABILITIES............................................     1,235,295          468,479
AMOUNT DUE TO STOCKHOLDERS.............................................     3,543,381        5,048,266
LONG-TERM DEBT--Less current maturities................................     8,000,000        5,500,000
DEFERRED INCOME TAXES..................................................     1,604,604        2,002,779
                                                                          -----------      -----------
TOTAL LIABILITIES......................................................    34,532,166       33,083,759
                                                                          -----------      -----------
COMMITMENTS AND CONTINGENCIES (Notes 10, 11 and 13)
STOCKHOLDERS' EQUITY:
  Class A common stock ($0.01 par value; authorized 46,200 shares).....           231              231
  Common stock ($0.01 par value; authorized 153,800 shares)............           654              718
  Additional paid-in capital...........................................    19,364,159       20,255,161
  Accumulated deficit..................................................   (15,143,498)     (15,945,238)
  Unrealized appreciation of marketable securities.....................            --           14,167
  Cumulative translation adjustment....................................       196,133         (113,214)
                                                                          -----------      -----------
    Total stockholders' equity.........................................     4,417,679        4,211,825
                                                                          -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................   $38,949,845      $37,295,584
                                                                          ===========      ===========

          See accompanying notes to consolidated financial statements.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                         1994            1995            1996
                                                      -----------     -----------     -----------
REVENUES............................................  $52,871,687     $53,024,304     $70,883,058
COST OF SALES.......................................   31,683,853      35,205,810      47,899,920
                                                      -----------     -----------     -----------
  Gross profit (loss)...............................   21,187,834      17,818,494      22,983,138
OPERATING EXPENSES:
  Selling and marketing.............................    4,700,040       5,489,615       4,632,013
  General and administrative........................   18,076,344      16,788,146      18,349,974
                                                      -----------     -----------     -----------
     Operating income (loss)........................   (1,588,550)     (4,459,267)          1,151
OTHER INCOME (EXPENSE):
  Interest expense..................................   (2,188,404)     (1,970,483)     (1,839,984)
  Other, net........................................      406,757        (281,774)        357,828
                                                      -----------     -----------     -----------
LOSS BEFORE INCOME TAXES............................   (3,370,197)     (6,711,524)     (1,481,005)
INCOME TAX BENEFIT..................................   (1,751,098)     (1,297,837)       (679,265)
                                                      -----------     -----------     -----------
NET LOSS............................................  $(1,619,099)    $(5,413,687)    $  (801,740)
                                                      ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                                      UNREALIZED
                                                    ADDITIONAL                     APPRECIATION OF     CUMULATIVE
                                                      PAID-IN      ACCUMULATED        MARKETABLE       TRANSLATION
                               CLASS A    COMMON      CAPITAL        DEFICIT          SECURITIES       ADJUSTMENT        TOTAL
                               -------    ------    -----------    ------------    ----------------    -----------    -----------
BALANCE at December 31, 1993
  (88,450 shares issued and
  outstanding)...............   $ 231      $654     $19,364,159    $ (8,110,712)       $     --         $ 108,146     $11,362,478
  Cumulative translation
    adjustment...............      --        --              --              --              --            59,174          59,174
  Net loss...................      --        --              --      (1,619,099)             --                --      (1,619,099)
                                 ----      ----     -----------    ------------        --------         ---------     -----------
BALANCE at December 31, 1994
  (88,450 shares issued and
  outstanding)...............     231       654      19,364,159      (9,729,811)             --           167,320       9,802,553
  Cumulative translation
    adjustment...............      --        --              --              --              --            28,813          28,813
  Net loss...................      --        --              --      (5,413,687)             --                --      (5,413,687)
                                 ----      ----     -----------    ------------        --------         ---------     -----------
BALANCE at December 31, 1995
  (88,450 shares issued and
  outstanding)...............     231       654      19,364,159     (15,143,498)             --           196,133       4,417,679
  Cumulative translation
    adjustment...............      --        --              --              --              --          (309,347)       (309,347)
  Issuance of 6,457 shares...      --        64         891,002              --              --                --         891,066
  Unrealized appreciation of
    marketable securities....      --        --              --              --          14,167                --          14,167
  Net loss...................      --        --              --        (801,740)             --                --        (801,740)
                                 ----      ----     -----------    ------------        --------         ---------     -----------
BALANCE at December 31, 1996
  (94,907 shares issued and
  outstanding)...............   $ 231      $718     $20,255,161    $(15,945,238)       $ 14,167         $(113,214)    $ 4,211,825
                                 ====      ====     ===========    ============        ========         =========     ===========

          See accompanying notes to consolidated financial statements.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                          1994            1995            1996
                                                       -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................   $(1,619,099)    $(5,413,687)    $  (801,740)
                                                       -----------     -----------     -----------
  Adjustments to reconcile net loss to net cash
     provided
     by operating activities:
     Depreciation and amortization -- property and
       equipment....................................     1,042,748         841,294         751,083
     Amortization for goodwill......................        19,143          26,939          26,992
     Amortization for noncompete agreement..........        33,334          16,667              --
     Amortization for databases.....................     2,469,576       2,470,696       2,949,134
     Bad debt expense...............................     2,032,749       3,050,310       8,108,976
     Common stock issued as compensation............            --              --         891,066
     Loss on write-off of notes receivables.........            --          55,966              --
     Share in net (income) loss of joint ventures...        (1,749)        224,789         (19,224)
     (Gain) loss on sale of property and
       equipment....................................       (54,554)          6,245           1,872
     Minority interest..............................        53,785              --              --
     Gain on sale of marketable securities..........            --              --        (108,646)
     Changes in current assets and liabilities:
       Decrease (increase) in accounts receivable...     1,918,332      (1,952,444)     (3,681,011)
       (Increase) decrease in unbilled revenues.....      (129,654)      1,391,221      (2,334,527)
       (Increase) decrease in refundable income
          taxes.....................................      (340,501)        299,959         (58,714)
       (Increase) decrease in prepaid income
          taxes.....................................      (202,834)        112,581        (312,800)
       Decrease (increase) in amounts due from
          affiliated companies......................    (1,080,756)        (61,579)        120,710
       Decrease in prepaid expenses.................       107,838          54,377         944,217
       (Increase) decrease in intangibles and other
          assets....................................        29,463         (24,052)       (111,914)
       Increase in accounts payable and accrued
          expenses..................................       123,409       1,344,204       3,064,762
       (Increase) decrease in amounts due to/from
          employees.................................       (23,695)         19,820        (294,471)
       Decrease in deferred income taxes payable....      (409,517)       (875,312)       (405,380)
       Decrease in income taxes payable.............    (1,109,009)             --              --
       Increase (decrease) in long-term
          liabilities...............................       289,231         349,103        (680,802)
       Increase (decrease) in deferred rent.........        29,929        (199,363)         29,142
                                                       -----------     -----------     -----------
     Total adjustments..............................     4,797,268       7,151,421       8,880,465
                                                       -----------     -----------     -----------
     Net cash provided by operating activities......     3,178,169       1,737,734       8,078,725
                                                       -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...............      (497,795)       (489,667)       (686,948)
  Proceeds from sale of property and equipment......        80,765           4,235             600
  Additions to databases............................    (3,065,554)     (2,985,409)     (3,250,360)
  Purchase 50% of Kroll Asia (net of cash acquired
     of $1,026).....................................      (334,538)             --              --
  Sale of marketable securities.....................            --              --         200,313
  Other.............................................      (127,289)        (27,600)        (66,711)
                                                       -----------     -----------     -----------
     Net cash used in investing activities..........    (3,944,411)     (3,498,441)     (3,803,106)
                                                       -----------     -----------     -----------

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                          1994            1995            1996
                                                       -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt........................  $(1,062,986)    $(3,615,876)    $(4,875,000)
  Proceeds from borrowings from stockholders.........      106,500       2,600,000       2,000,000
  Repayment of borrowings from stockholder...........           --        (106,500)       (495,115)
                                                       -----------     -----------     -----------
     Net cash used in financing activities...........     (956,486)     (1,122,376)     (3,370,115)
                                                       -----------     -----------     -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS........................................   (1,722,728)     (2,883,083)        905,504
EFFECTS OF FOREIGN CURRENCY EXCHANGE RATES ON CASH...           --              --          34,032
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR.......    6,973,264       5,250,536       2,367,453
                                                       -----------     -----------     -----------
CASH AND CASH EQUIVALENTS -- END OF YEAR.............  $ 5,250,536     $ 2,367,453     $ 3,306,989
                                                       ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Noncash items:
     Exchange of note receivable for trade
       receivables...................................  $   409,967     $    60,000     $        --
                                                       ===========     ===========     ===========
     Exchange of stock in an unaffiliated company for
       trade receivables.............................  $        --     $   125,000     $        --
                                                       ===========     ===========     ===========
     Issuance of restricted stock....................  $        --     $        --     $   891,066
                                                       ===========     ===========     ===========
  Cash paid during the year for:
     Interest........................................  $ 1,382,698     $ 1,840,061     $ 2,972,970
                                                       ===========     ===========     ===========
     Income taxes....................................  $   595,387     $   123,686     $    97,629
                                                       ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1. ORGANIZATION

     General -- In June 1993, Kroll Holdings, Inc., a Delaware corporation, commenced operations. The Company was established as a holding company for previously affiliated companies, hereinafter referred to as the Kroll Group, all of whom were owned by common stockholders.

     Description of Business -- Kroll is an international investigative and consulting professional services organization. By combining sophisticated investigative techniques with state of the art research methods, Kroll provides services involving major financial transactions, corporate fraud, international expansion, litigation, corporate takeovers, competitor actions, bankruptcies, environmental liability, crisis management and other business concerns.

     Reorganization -- During June 1993, pursuant to an unanimous consent of stockholders, the holders of capital stock of the Kroll Group and an outside investor entered into a Plan of Reorganization and Stockholders Agreement (the "Plan"). Under the Plan, the outside investor contributed cash and notes to the Company in exchange for 23,100 shares of the Company's Class A Common Stock, par value $.01 per share. At December 31, 1993, the notes contributed by the outside investor had been fully satisfied. The existing stockholders contributed all of the capital stock of the Kroll Group in exchange for shares of the Company's Common Stock, par value $.01. Due to the common ownership of the Kroll Group Companies and Kroll Holdings, Inc., this reorganization has been accounted for as a transaction between entities under common control. Accordingly, all assets and liabilities of the entities have been combined at their historical net book values and the exchange of shares by the existing stockholders has been reflected in the accompanying consolidated financial statements as of January 1, 1993. The Reorganization qualified as a tax-free transaction as provided in
Section 351 of the Internal Revenue Code of 1986.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The accompanying consolidated financial statements of Kroll Holdings, Inc. ("Holdings") and its wholly owned subsidiaries include the accounts of Kroll Associates, Inc. ("KAI"), Kroll Associates UK Limited ("Kroll UK"), Kroll Associates France SARL ("Kroll France"), Kroll Environmental Enterprises, Inc. ("KEE"), Kroll Information Services, Inc. ("KINS"), Kroll Associates Brazil Limited ("Kroll Brazil"), Kroll Electronic Recovery Inc. ("KER"), Kroll Travel Security Services, Inc. ("Kroll Travel"), Kroll Associates (Asia) Limited ("Kroll Asia"), Kroll International Holdings, Inc. ("KIHI") and Kroll International, Inc. ("KII"). In April 1988, Kroll Associates entered into a joint venture agreement. The investment in the joint venture represented 50% of the common stock of Kroll Asia. In May 1994, the remaining 50% of the common stock of Kroll Asia was purchased by Kroll Holdings, Inc. Beginning with the year ended December 31, 1994, Kroll Asia has been consolidated into the Kroll Holdings, Inc. financial statements. All significant intercompany accounts and transactions among these companies have been eliminated in consolidation. KIHI and KII are newly formed companies and are included in the consolidated financial statements of KHI for the year ended December 31, 1996.

     Property and Equipment -- Property and equipment are carried at cost. Depreciation, including amortization of leasehold improvements, is computed using the straight-line method over the estimated useful life of the asset. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred.

     Databases -- Databases are capitalized costs incurred to obtain information from third-party databases. Amortization is computed using the straight-line method over the estimated useful life of five years.

     Revenue Recognition -- Revenue from services is recognized as the services are performed. The Company records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

     Income Taxes -- Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Foreign Currency -- The functional currency for the Company's foreign subsidiaries is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation are included in stockholders' equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense).

     Statement of Cash Flows -- Cash equivalents of $600,000, $600,000 and $890,000 at December 31, 1994, 1995 and 1996, respectively, consist of certificates of deposit with a maturity of less than three months.

     For purposes of the consolidated statements of cash flows, the Company considers all investments with maturities of three months or less from purchase date to be cash equivalents.

     Intangibles -- The excess of cost over the fair value of net assets of businesses acquired is recorded as goodwill and is amortized on a straight-line basis over a period of 40 years. The period of amortization of goodwill is evaluated at least annually to determine whether events and circumstances warrant revised estimates of useful lives. This evaluation considers, among other factors, expected cash flows and profits of the businesses to which the goodwill relates. Goodwill is written off when it becomes evident that it has become permanently impaired.

     Concentrations of Credit Risk -- Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of clients comprising the Company's client base and their dispersion across many different industries and geographic regions. Generally, the Company does not require collateral or other security to support client receivables, except for certain significant receivables in 1995. The Company has four significant foreign clients with receivables in the aggregate accounting for approximately $7,456,000 or 35% and $6,531,000 or 33% of the accounts receivable balance at December 31, 1994 and 1995, respectively. A substantial portion of these receivables have been outstanding for more than a year. During 1996, approximately $5,179,000 of such receivables were written off. The Company establishes an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients, historical trends and other information. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

     Use of Estimates -- Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, primarily in the area of accounts receivable, and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Marketable Securities -- The Company adopted the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, for the year ended December 31, 1996. Under SFAS 115, the

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

Company must classify its debt and marketable securities in one of three categories: trading, available-for-sale or held-to-maturity. The Company has classified equity securities as "Available for Sale."

     Unrealized holding gains and losses, net of the related income tax effect on the available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. The Company recorded an unrealized gain of $14,167 during the year ended December 31, 1996.

     A decline in the market of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Reclassifications -- Certain prior year balances have been reclassified to conform with current year presentation.

3. ACCOUNTS RECEIVABLE

     Accounts receivable, net, include an allowance for doubtful accounts of $2,451,294 and $1,702,731 at December 31, 1995 and 1996, respectively. Refer to
Note 1, "Concentrations of Credit Risk."

4. SALES OF RECEIVABLES

     During the year ended December 31, 1995, KAI entered into agreements to sell, without recourse, accounts receivable in the amount of $4,507,800, to a stockholder. A discount of $225,390, or 5%, was applied to the sales. Under the terms of the agreements, a portion of the sales proceeds was withheld by the purchaser subject to a final determination of the specific account receivables to be included in the sale. At December 31, 1995, all obligations to the purchaser, pursuant to the agreements, have been satisfied.

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                                        ESTIMATED
                                                        1995            1996          USEFUL LIVES
                                                     -----------     -----------     ---------------
Furniture and fixtures............................   $ 1,948,611     $ 1,997,508     5 years
Office equipment..................................     5,161,819       5,637,538     5 years
Automobiles.......................................        52,558          53,377     3 years
Leasehold improvements............................     4,995,745       5,186,648     Term of leases
                                                     -----------     -----------
                                                      12,158,733      12,875,071
                                                     -----------     -----------
Less accumulated depreciation and amortization:
  Furniture and fixtures..........................     1,781,578       1,851,464
  Office equipment................................     4,339,416       4,668,046
  Automobiles.....................................        26,279          44,481
  Leasehold improvements..........................     2,306,327       2,672,554
                                                     -----------     -----------
                                                       8,453,600       9,236,545
                                                     -----------     -----------
                                                     $ 3,705,133     $ 3,638,526
                                                     ===========     ===========

     Depreciation and amortization charged to income amounted to $1,042,748, $841,294 and $751,083 for 1994, 1995 and 1996, respectively.

6. INVESTMENT IN JOINT VENTURES

     Investment in Electronic Recovery Group--In May 1994, KER entered into a partnership agreement with Sabin Environmental Processing, Inc., a Connecticut corporation, to form Electronic Recovery Group (ERG).

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

KER owns 50% of the partnership. At December 31, 1996 and 1995, KER's share of accumulated losses is in excess of its investment in the amounts of $93,947 and $145,883, respectively. The Company's liability for such is included in Other Long-Term Liabilities.

7. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                             1995            1996
                                                          -----------     ----------
     10.95% Senior Notes due December 15, 1999.........   $13,000,000     $8,125,000
     Less current maturities...........................     5,000,000      2,625,000
                                                          -----------     ----------
                                                          $ 8,000,000     $5,500,000
                                                          ===========     ==========

     The aggregate annual principal payments during the succeeding years are as follows:

          YEAR ENDING
          DECEMBER 31,
          -----------
            1997.................................................   $2,625,000
            1998.................................................    2,500,000
            1999.................................................    3,000,000
                                                                    ----------
                                                                    $8,125,000
                                                                    ==========

Under the terms of the Note Purchase Agreement governing the Senior Notes, certain wholly owned subsidiaries of the Company are subject to certain restrictions relating to, among other things: liens; indebtedness; consolidations, mergers and sale of assets; investments; certain payments in respect of capital stock; dividends; changes in the business; maintenance of certain financial conditions; and use of proceeds. At December 31, 1996, the Company was in violation of one of the covenants in connection with this credit agreement. The violation related to a financial matter regarding maintaining certain levels of modified working capital. However, subsequent to December 31, 1996, the Company has obtained from lender a waiver with respect to such violation.

8. EMPLOYEE BENEFIT PLANS

  a. PENSION AND SAVINGS PLANS

          i) Money Purchase Pension Plan -- Effective January 1, 1991, the Company adopted the Kroll Associates Money Purchase Pension Plan and Trust (the "Plan"). The Plan is a defined contribution plan which covers all domestic employees.

     Under the Plan, a separate account is maintained for each participant. In general, annual contributions to each participant's account under the Plan are based on the participant's base salary.

     The total cost of the Plan for 1994, 1995 and 1996 was $768,120, $818,180 and $826,278, respectively.

          ii) 401(k) Plan -- Effective January 1, 1991, the Company also adopted the Kroll Associates 401(k) Savings Plan and Trust (the "Savings Plan"). The Savings Plan is a defined contribution plan with a cash or deferred feature that allows participant contributions. The Savings Plan covers all eligible domestic employees of the Company.

     To encourage employees to participate, the Savings Plan offers a matching contribution whereby the Company will contribute 25% of the amount a participant contributes on contributions up to 5% of salary, limited to a maximum annual matching contribution of $500.

     The cost of the Company's matching contribution for 1994, 1995 and 1996 was $66,410, $58,662 and $57,479, respectively.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

          iii) U.K. Defined Contribution Plan -- Kroll UK operates a defined contribution Group Personal Pension Scheme (the "Scheme") which is open to all local employees. The assets of the Scheme are held in an independently administered fund. The pension cost amounted to $98,629, $93,309 and $141,161 in 1994, 1995 and 1996, respectively.

          (iv) Kroll Asia Defined Contribution Plan -- Kroll Asia operates a defined contribution Pooled Provident Fund (the "Fund") which is open to all local employees. The assets of the Fund are held in an independently administered fund. The pension cost amounted to $87,948 and $85,924 in 1995 and 1996, respectively.

          (v) Japan Defined Contribution Plan -- Kroll Japan operates a defined contribution Pooled Provident Fund (the "Fund") which is open to all local employees. The assets of the Fund are held in an independently administered fund. The pension costs amounted to $7,125 in 1996.

  b. RESTRICTED STOCK PLAN

     The Company adopted a long-term incentive plan designed to give managing directors and other key employees a stake in the long-term success of the Company through grants of phantom stock options. Each option gave the right to receive a payment equal to the appreciation in the price of the option at the payment determination date.

     Effective June 14, 1993, the Company replaced the long-term incentive plan with a restricted stock plan. The restricted stock plan provides for cliff vesting after a five-year period from the date the stock is awarded. Participants who were awarded stock under the long-term incentive plan prior to or in January 1991, vested in three years, as they received a two-year credit toward vesting. Participants who were awarded stock under the long-term incentive plan after January 1, 1991 and prior to, or in January 1992, will vest in four years, as they receive a one-year credit toward vesting. Under the provisions of the plan, a participant has the ability to put the stock back to the Company and receive cash for the then fair value of the stock. The fair value of a Common Share shall be determined by an appraisal and shall be equal to the fair value of the Company divided by the total number of shares of Common Stock issued and outstanding at the time determined on a fully diluted basis. In determining the fair value of the Company, the appraiser will consider such factors as the financial condition and operating results and prospects of the Company. No payment of awards to any participant shall be made if, at the time payment would otherwise be made, an event of default under any note purchase agreement has occurred and is continuing.

     During 1996, 4,147 shares of restricted stock fully vested and were issued. Based on a valuation of the Company, the total value assigned to the shares on the vesting date equaled $572,286.

     At December 31, 1994, 1995 and 1996, 7,858, 7,289 and 3,068 shares, respectively, were outstanding relating to the restricted stock plan and an additional 1,382, 1,951 and 2,025 shares at December 31, 1994, 1995 and 1996, were reserved for issuance. As a result, at December 31, 1994, 1995 and 1996, $490,831, $732,234 and $374,532, respectively, was accrued in connection with these benefits.

  c. SUPPLEMENTAL EXECUTIVE AWARD AGREEMENTS

     The Company entered into agreements with certain senior executives which provided additional benefits to the participants. During 1996, all 2,310 shares fully vested and were issued. Based on a valuation of the Company, the total value assigned to the shares on the vesting date equaled $318,780. At December 31, 1994 and 1995, $215,400 and $323,100, respectively, was accrued in connection with these benefits.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

  d. PROFIT AND REVENUE SHARING PLANS

     In 1991, the Company adopted a Profit and Revenue Sharing Plan to give employees an annual cash incentive bonus based on the Company's performance. The new plans made a portion of most employees' compensation (except administrative personnel, who have a guaranteed bonus) contingent. There were two plans under the Profit and Revenue Sharing Plan umbrella -- the Profit and Revenue Sharing Plan for Managing Directors and the Bonus Plan for Professionals and Senior Administrative Employees.

  PROFIT AND REVENUE SHARING PLAN FOR MANAGING DIRECTORS

     The managing directors' bonus plan is based on a matrix of firmwide revenue and a percentage of operating profit. The maximum bonus opportunity for managing directors was 50%, 50% and 15% of salary in 1994, 1995 and 1996, respectively. The administrator may amend, modify or terminate the plan at any time.

  BONUS PLAN FOR PROFESSIONAL AND SENIOR ADMINISTRATIVE STAFF

     Similar to the managing directors' bonus plan, the plan for the professional staff is based on a matrix of firmwide revenue and a percentage of operating profit. The maximum bonus opportunity for this group ranged from 18% to 26% of salary in 1994 and 1995 and from 15% of salary in 1996 depending on the employee's level in the Company. The administrator may amend, modify or terminate the plan at any time.

     The Company incurred approximately $99,000, $314,000 and $2,288,000 associated with the profit and revenue sharing plans in 1994, 1995 and 1996, respectively.

  e. STOCK OPTIONS

     Effective January 1995, the Company established the Kroll Holdings, Inc. Management Stock Option Plan (the "Management Stock Option Plan"). The Management Stock Option Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors. In administering the Management Stock Option Plan, the Committee may adopt rules and regulations for carrying out the Management Stock Option Plan and shall determine the vesting period and exercise price of options granted. In addition, the Committee shall determine which employees are granted options.

     The Management Stock Option Plan provides for the issuance of options to purchase up to 7,700 shares of the Company's common stock. Options granted under the Management Stock Option Plan shall be nonqualified stock options which are not entitled to tax treatment as incentive stock options under Section 422 of the Internal Revenue Code. Options may only be exercised while a participant is employed, or in the event of disability, death, termination of employment after the age of 65, within a 90-day period of the participant's termination of employment. Options may be terminated at the Committee's discretion with compensation paid to participants based on a current valuation (as defined in the Management Stock Option Plan) of the options. Common stock granted on the exercise of options shall generally not be transferable; however, after holding such shares for one year, a participant has the right to sell, and the Company has an obligation to purchase, shares put to the Company, with the share price based on a current valuation of the Company. Options to purchase 6,090 and 535 shares of common stock were granted under the Management Stock Option Plan in 1995 and 1996, respectively. In addition, during 1996, options to purchase 2,196 shares of common stock were issued to two key employees with an exercise price above market price.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

     A summary of the status of the Company's stock options as of December 31, 1995 and 1996 and changes during the years then ended is presented below.

                                                      1995                        1996
                                               -------------------         -------------------
                                                          WEIGHTED                    WEIGHTED
                                                          AVERAGE                     AVERAGE
                                                          EXERCISE                    EXERCISE
                                               NUMBER      PRICE           NUMBER      PRICE
                                               ------     --------         ------     --------
    Outstanding at beginning of year.........     --        $ --           6,090        $400
    Granted..................................  6,090         400           2,731         199
                                               -----        ----           -----        ----
    Outstanding at end of year...............  6,090        $400           8,821        $338
                                               =====        ====           =====        ====
    Options exercisable at end of year.......     --          --           3,763        $327
                                               =====        ====           =====        ====
    Weighted average fair market value of
      options granted during the year........  $0.00                       $0.00
                                               =====                       =====

     The fair value of each option granted during 1995 and 1996 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

        Dividend yield.....................................................         0%
        Expected volatility................................................         0%
        Risk-free interest rate............................................      6.00%
        Expected life......................................................   5 years

     The following table summarizes information about options outstanding at December 31, 1996:

               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
             ------------------------                  ---------------------
                           WEIGHTED
              NUMBER        AVERAGE                     NUMBER
             OUTSTANDING   REMAINING      WEIGHTED     OUTSTANDING  WEIGHTED
RANGE OF        AT        CONTRACTUAL     AVERAGE         AT        AVERAGE
EXERCISE     DECEMBER        LIFE         EXERCISE     DECEMBER     EXERCISE
 PRICES      31, 1996       (YEARS)        PRICE       31, 1996      PRICE
--------     --------     -----------     --------     --------     --------
  $150         2,196         10 years       $150         1,098        $150
   400         6,625          9 years        400         2,665         400
              ------                                    ------
               8,821                                     3,763
              ======                                    ======

     The Company applies APB Option No. 25 and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized with respect to the plans. Had compensation cost for the Company's stock option plans been determined consistent with Statement of Financial Accounting Standards No. 123, Accounting for Stock -- Based Compensation ("SFAS 123"), there would have been no effect on the Company's net loss, as the options granted during 1995 and 1996 were determined to have a fair value of $-0-.

9. RELATED PARTY TRANSACTIONS

     a. Investment in One Sky Consulting -- During 1994 and 1995, the Company rendered services to an affiliated company, One Sky Consulting ("One Sky"). Included in revenues on the accompanying consolidated statements of operations for 1994 and 1995 is $101,276 and $115,067, respectively, billed to this company.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

     b. Amounts Due from Affiliated Companies -- Amounts due from affiliated companies include the following at December 31:

                                                                    1995        1996
                                                                  --------     -------
        Net receivable from One Sky.............................  $153,713     $   289
        Advances due (to) from ERG..............................   (13,533)      8,906
        Net receivable due to ERG...............................        --        (708)
        Note receivable from ERG................................        --      13,500
        Advances due from Kroll Stevens.........................    22,500      19,983
                                                                  --------     -------
                                                                  $162,680     $41,970
                                                                  ========     =======

     c. Transactions with Stockholder -- During 1994, 1995 and 1996, the Company rendered services to a corporation which became an outside investor in June 1993. Included in revenue on the accompanying consolidated statements of operations for 1994, 1995 and 1996 is $3,158,113, $3,868,967 and $5,325,559,
respectively, billed to this company. Included in costs and expenses on the consolidated statements of operations for 1994, 1995 and 1996 is $936,870, $485,807 and $824,348, respectively, billed by this company. Included in accounts receivable for 1995 and 1996 is $923,400 and $857,820, respectively. The outside investor has the right to designate one individual for membership on the Company's Board of Directors.

10. LEASE COMMITMENTS

     The Company leases office space under agreements that expire at various dates through 2007. The aggregate minimum rental commitments under operating leases for succeeding years are as follows:

        YEAR ENDING
        DECEMBER 31,
        -----------
        1997...........................................................   $ 3,002,950
        1998...........................................................     2,845,399
        1999...........................................................     2,258,467
        2000...........................................................     2,073,328
        2001...........................................................     1,768,837
        Thereafter.....................................................     9,440,164
                                                                          -----------
                                                                          $21,389,145
                                                                          ===========

     Other lease commitments for equipment and automobiles are:

        YEAR ENDING
        DECEMBER 31,
        -----------
        1997..............................................................   $131,177
        1998..............................................................    406,364
                                                                             --------
                                                                             $537,541
                                                                             ========

     For 1994, 1995 and 1996, rent expense amounted to $2,847,521, $2,646,658 and $3,074,454, respectively.

     Future annual rent expense will differ from actual payments made due to rent abatements in the initial period of various leases. This results in deferred rent.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

11. INCOME TAXES

     Income tax benefit amounted to $1,751,098, $1,297,837 and $679,265 for 1994, 1995 and 1996, respectively. The actual tax benefit differs from the "expected" tax benefit (computed by applying the U.S. Federal statutory tax rate of 34% to income before income taxes) as follows:

                                                        1994            1995           1996
                                                     -----------     -----------     ---------
    Computed "expected" tax benefit...............   $(1,145,867)    $(2,281,918)    $(503,542)
    Effect of foreign income/loss.................       249,043       1,443,806      (227,149)
    Nondeductible expenses........................        76,579          78,220        65,702
    Foreign taxes.................................      (329,371)             --            --
    State and local taxes (net of Federal income
      tax benefit)................................      (457,418)       (370,496)       41,453
    Other.........................................      (144,064)       (167,449)      (55,729)
                                                     -----------     -----------     ---------
      Actual tax benefit..........................   $(1,751,098)    $(1,297,837)    $(679,265)
                                                     ===========     ===========     =========

     The components of income tax benefit for 1994 are as follows:

                                                        STATE AND
                                           FEDERAL        LOCAL        FOREIGN         TOTAL
                                          ---------     ---------     ---------     -----------
    Current............................   $(664,798)    $(347,412)    $(329,371)    $(1,341,581)
    Deferred...........................     (63,871)     (345,646)           --        (409,517)
                                          ---------     ---------     ---------     -----------
                                          $(728,669)    $(693,058)    $(329,371)    $(1,751,098)
                                          =========     =========     =========     ===========

     The components of income tax benefit for 1995 are as follows:

                                                          STATE AND
                                             FEDERAL        LOCAL       FOREIGN        TOTAL
                                            ---------     ---------     -------     -----------
    Current.............................    $(159,569)    $(262,956)     $  --      $  (422,525)
    Deferred............................     (576,910)     (298,402)        --         (875,312)
                                            ---------     ---------      -----      -----------
                                            $(736,479)    $(561,358)     $  --      $(1,297,837)
                                            =========     =========      =====      ===========

     The components of income tax benefit for 1996 are as follows:

                                                            STATE AND
                                               FEDERAL        LOCAL       FOREIGN       TOTAL
                                              ---------     ---------     -------     ---------
    Current................................   $(482,629)    $ 208,744      $  --      $(273,885)
    Deferred...............................    (259,443)     (145,937)        --       (405,380)
                                              ---------     ---------      -----      ---------
                                              $(742,072)    $  62,807      $  --      $(679,265)
                                              =========     =========      =====      =========

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                    1995            1996
                                                                 -----------     -----------
    Deferred tax assets:
      Allowance for doubtful accounts.........................   $   547,247     $   588,773
      Fixed assets, principally due to differences in
         depreciation and amortization........................       591,319         576,996
      Accrual for restricted stock plan.......................       464,347         164,794
      Net operating loss......................................     1,365,895       1,271,336
      Other...................................................        65,087              --
                                                                 -----------     -----------
         Total gross deferred tax assets......................     3,033,895       2,601,889
      Less valuation allowance................................    (1,338,113)     (1,271,336)
                                                                 -----------     -----------
                                                                   1,695,782       1,330,563
                                                                 -----------     -----------
    Deferred tax liabilities:
      Nonaccrual service fee receivable.......................      (219,560)       (219,560)
      Deferred revenue........................................    (1,678,846)     (2,072,590)
      Database capitalization.................................    (2,644,120)     (2,738,824)
      S to C conversion.......................................    (1,264,792)         (5,745)
                                                                 -----------     -----------
         Total gross deferred tax liabilities.................    (5,807,318)     (5,036,719)
                                                                 -----------     -----------
         Net deferred tax liability...........................   $(4,111,536)    $(3,706,156)
                                                                 ===========     ===========

     A valuation reserve is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The change in the valuation reserve from January 1 to December 31 was $1,338,113 and $(66,777) for 1995 and 1996, respectively.

     At December 31, 1994, 1995 and 1996, the Company had approximately $237,000 of net operating loss carryforwards for Federal income tax purposes attributable to years in which KEE was taxed at the corporate level. The net operating loss carryforwards are limited in their use; therefore, they have been reserved for in the valuation allowance, due to the uncertainty of their realization. The carryforwards for Federal income tax purposes expire as follows:

        YEAR ENDING
        DECEMBER 31,                                                          AMOUNT
        -----------                                                          --------
        2001..............................................................   $ 19,000
        2002..............................................................     91,000
        2003..............................................................    127,000
                                                                             --------
                                                                             $237,000
                                                                             ========

     At December 31, 1995 and 1996, Kroll UK had approximately $756,000 and $985,000, respectively, of net operating loss carryforwards. Kroll Asia had approximately $420,000 and $206,000 of net operating loss carryforwards at December 31, 1995 and 1996, respectively. A valuation allowance, for the full amount of all carryforwards has been provided for both the Kroll UK & the Kroll Asia carryforwards as it is not certain that the tax benefit will be realized in the foreseeable future.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

12. AMOUNTS DUE TO/FROM STOCKHOLDERS

     Amounts due to/from the majority stockholders of the Company include the following amounts due to/from the various consolidated companies:

                                                                        1995            1996
                                                                     -----------     -----------
Amounts due from majority stockholder of the Company:
  KAI.............................................................   $ 1,345,499     $ 1,345,499
                                                                     -----------     -----------
Amounts due to stockholders of the Company:
  KAI.............................................................    (5,233,881)     (6,738,766)
  KEE.............................................................    (1,057,500)     (1,057,500)
  KINS............................................................      (597,499)       (597,499)
                                                                     -----------     -----------
                                                                      (6,888,880)     (8,393,765)
                                                                     -----------     -----------
     Net due to stockholders......................................   $(5,543,381)    $(7,048,266)
                                                                     ===========     ===========

     Balances included in Amounts Due To/From Stockholders are classified as open advance accounts (held with the majority shareholder) or term loans (held with the majority shareholder and a minority shareholder). The net due to stockholders under the term loans was $2,309,500 at December 31, 1995 and 1996. The balances due and activity in the open advance accounts for the period was as follows:

                                               ADVANCE NO. 1     ADVANCE NO. 2       TOTAL
                                               -------------     -------------     ----------
    Balance, January 1, 1994................    $ 2,633,881       $        --      $2,633,881
    Advances................................        600,000                --         600,000
    Repayments..............................             --                --              --
                                                -----------       -----------      ----------
    Balance, December 31, 1995..............      3,233,881                --       3,233,881
    Advances................................             --         2,000,000       2,000,000
    Repayments..............................        (43,458)         (451,657)       (495,115)
                                                -----------       -----------      ----------
    Balance, December 31, 1996..............    $ 3,190,423       $ 1,548,343      $4,738,766
                                                ===========       ===========      ==========

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

13. CUSTOMER AND SEGMENT DATA

     Kroll operates in a single segment, providing consulting services. The following summarizes Kroll's foreign and domestic sales (in thousands of dollars):

                                                  U.S.       FOREIGN     ELIMINATIONS     CONSOLIDATED
                                                 -------     -------     ------------     ------------
1994
Net sales to unaffiliated customers............  $36,239     $16,633       $     --         $ 52,872
Intercompany...................................      725       1,047         (1,772)              --
                                                 -------     -------        -------          -------
          Total net sales......................  $36,964     $17,680       $ (1,772)        $ 52,872
                                                 =======     =======        =======          =======
Operating income (loss)........................  $(3,159)    $ 1,570       $     --         $ (1,589)
                                                 =======     =======        =======          =======
Identifiable assets............................  $36,882     $ 3,716       $ (1,088)          39,510
                                                 =======     =======        =======
Corporate assets...............................                                                5,149
                                                                                             -------
Total assets at year-end.......................                                             $ 44,659
                                                                                             =======
1995
Net sales to unaffiliated customers............  $37,768     $15,256       $     --         $ 53,024
Intercompany...................................      782       1,469         (2,251)              --
                                                 -------     -------        -------          -------
          Total net sales......................  $38,550     $16,725       $ (2,251)        $ 53,024
                                                 =======     =======        =======          =======
Operating income (loss)........................  $(3,094)    $(1,365)      $     --         $ (4,459)
                                                 =======     =======        =======          =======
Identifiable assets............................  $33,680     $ 1,508       $ (1,127)          34,061
                                                 =======     =======        =======
Corporate assets...............................                                                4,889
                                                                                             -------
Total assets at year-end.......................                                             $ 38,950
                                                                                             =======
1996
Net sales to unaffiliated customers............  $52,086     $18,797       $     --         $ 70,883
Intercompany...................................    1,023       2,761         (3,784)              --
                                                 -------     -------        -------          -------
          Total net sales......................  $53,109     $21,558       $ (3,784)        $ 70,883
                                                 =======     =======        =======          =======
Operating income (loss)........................  $(1,908)    $ 1,909       $     --         $      1
                                                 =======     =======        =======          =======
Identifiable assets............................  $28,716     $ 4,967       $ (1,187)          32,496
                                                 =======     =======        =======
Corporate assets...............................                                                4,800
                                                                                             -------
Total assets at year-end.......................                                             $ 37,296
                                                                                             =======

     Kroll accounts for transfers between geographic areas at cost plus a proportionate share of operating profit. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. Identifiable assets by segment are those assets that are used in Kroll's operations in each segment. Corporate assets are principally advances to subsidiaries and affiliates, cash and investments.


     The following summarizes Kroll's sales to unaffiliated customers in the United States and foreign locations (in 000's):



                                                                    YEARS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1994        1995        1996
                                                                --------    --------    --------
United States, including Latin America........................   $36,239     $37,768     $52,086
Europe, including United Kingdom..............................    10,892       8,527       9,851
Asia..........................................................     5,741       6,729       8,946
                                                                --------    --------    --------
                                                                 $52,872     $53,024     $70,883
                                                                 =======     =======     =======

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

     During the years ended December 31, 1994, 1995 and 1996 no single foreign geographical area other than as shown accounted for 10% or more of Kroll's sales and no single foreign geographical area accounted for 10% or more of Kroll's operating income or identifiable assets.


14. OTHER COMMITMENTS AND CONTINGENCIES

     a. Letters of Credit

         i) During 1993, KAI's bank issued an irrevocable standby letter of credit for $400,000 in connection with the execution and delivery of a new lease. This irrevocable standby letter of credit expires on December 31, 1997.

         ii) During 1992, KAI's bank issued a second irrevocable letter of credit for L100,000 ($171,250*). This letter of credit expires on August 23, 1997.

        iii) During 1994, KAI's bank issued a third irrevocable letter of credit for HK$4,000,000 ($517,200*). This letter of credit expired on March 21, 1996.

         iv) During 1994, the Company issued an irrevocable standby letter of credit for $250,000. This letter of credit expires on June 3, 1997.

         v) During 1996, KAI's bank issued an irrevocable letter of credit for Canadian $50,000 ($36,496*). This letter of credit expires on July 31, 2001.

No amounts were outstanding under the letter of credit arrangements at December 31, 1995 and 1996.

        * Based on December 31, 1996 foreign exchange rates.

     b. Litigation

     The Company is involved in various claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the accompanying consolidated financial statements.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, trade accounts receivables amounts, due from employees, other current assets, accounts payable, due to stockholders, and accrued expenses approximate fair value because of the short maturity of those instruments. Management of the Company believes that the carrying value of long-term debt approximate fair value which is based on rates currently available to the Kroll Group.

16. VALUATION OF LONG-LIVED ASSETS

     The Company undertakes a review and evaluation of the net carrying value, recoverability and write-off period of all categories of its long-lived assets. The Company, in its valuation, considers current market values of its properties, competition, and the Company's and the industry's historical and current growth patterns.

     The Company's long-lived assets are stated at the lower of cost or market and are amortized over their respective, expected lives.

17. SUBSEQUENT EVENTS

     On August 8, 1997, the Company entered into a merger agreement whereby it will exchange all of its outstanding shares of common stock for common shares of an unrelated third party.

                                     ******

                      KROLL HOLDINGS INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1996 AND JUNE 30, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                         DECEMBER 31,   JUNE 30,
                                                                             1996         1997
                                                                         ------------   --------
CURRENT ASSETS:
  Cash...............................................................      $  3,307     $  3,478
  Marketable securities..............................................            48           53
  Accounts receivable................................................        15,205       14,339
  Unbilled revenue...................................................         4,150        4,108
  Amounts due from employees.........................................           491          471
  Amounts due from affiliated companies..............................            42           27
  Other current assets...............................................         1,554        1,649
                                                                            -------      -------
          Total current assets.......................................        24,797       24,125
PROPERTY, PLANT AND EQUIPMENT, NET...................................         3,639        4,227
DATABASES, NET.......................................................         7,415        7,632
OTHER ASSETS.........................................................         1,445        1,430
                                                                            -------      -------
          Total assets...............................................      $ 37,296     $ 37,414
                                                                            =======      =======
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities...........................        12,147       13,596
  Current portion of long-term debt..................................         2,625        2,625
  Notes payable -- stockholder.......................................         2,000        2,000
  Other current liabilities..........................................         1,703        2,066
                                                                            -------      -------
          Total current liabilities..................................        18,475       20,287
LONG-TERM DEBT, NET OF CURRENT PORTION...............................         5,500        5,500
NOTES PAYABLE-STOCKHOLDERS...........................................         5,048        4,472
OTHER LIABILITIES....................................................         4,061        4,136
STOCKHOLDERS' EQUITY:
  Class A common stock ($0.01 par value; authorized 46,200 shares;
     23,100 shares issued and outstanding)...........................            --           --
  Common stock ($0.01 par value; authorized 153,800 shares; 71,807 shares issued; 71,807 and 69,108 shares outstanding,
     respectively)...................................................             1            1
  Additional paid-in capital.........................................        20,255       20,255
  Accumulated deficit................................................       (15,945)     (14,611)
  Unrealized appreciation of marketable securities...................            14           19
  Cumulative translation adjustment..................................          (113)         (92)
  Less -- treasury stock, 2,699 shares at cost.......................            --       (2,553)
                                                                            -------      -------
  Total stockholders' equity.........................................         4,212        3,019
                                                                            -------      -------
          Total liabilities and stockholders' equity.................      $ 37,296     $ 37,414
                                                                            =======      =======

  The accompanying notes to the unaudited financial statements are an integral part of these consolidated financial statements.

                      KROLL HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1996        1997
                                                                           -------     -------
NET SALES................................................................  $33,374     $36,746
COST OF SALES............................................................   21,772      21,073
                                                                           -------     -------
     Gross margin........................................................   11,602      15,673
OPERATING EXPENSES
  Selling................................................................    2,097       2,581
  General and administrative.............................................    8,689       9,513
                                                                           -------     -------
     Operating income....................................................      816       3,579
OTHER INCOME (EXPENSE)
  Interest expense.......................................................     (950)       (783)
  Other, net.............................................................       71        (135)
                                                                           -------     -------
     Income (loss) before provision for taxes............................      (63)      2,661
     Provision (benefit) for income taxes................................      (57)      1,326
                                                                           -------     -------
          Net income (loss)..............................................  $    (6)    $ 1,335
                                                                           =======     =======

  The accompanying notes to the unaudited financial statements are an integral part of these consolidated financial statements.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

                            STATEMENT OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                     1996         1997
                                                                                   --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................................  $     (6)    $  1,335
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Cumulative translation adjustment............................................       (35)          21
    Depreciation and amortization-property and equipment.........................       363          410
    Amortization for goodwill....................................................        14           13
    Amortization for databases...................................................       781          788
    Bad debt expense.............................................................     3,432          637
    Share in net loss of joint venture...........................................         7           43
    Loss on sale of property and equipment.......................................        --            6
    Gain on sale of marketable securities........................................       (45)          --
    Changes in current assets and liabilities:
      Decrease (increase) in accounts receivable.................................    (1,780)         228
      Decrease (increase) in unbilled revenues...................................    (1,445)          43
      Decrease (increase) in refundable income taxes.............................        (2)         111
      Decrease in prepaid income taxes...........................................        --          383
      Decrease (increase) in amounts due from affiliated companies...............       (12)          15
      Increase in prepaid expenses...............................................      (171)        (574)
      Increase in intangibles and other assets...................................       (80)         (27)
      Increase in accounts payable and accrued expenses..........................        21        1,449
      Increase in amounts due from employees.....................................         1           20
      Increase in deferred income taxes payable..................................       109           --
      Increase in income taxes payable...........................................      (243)         363
      Increase in long-term liabilities..........................................       190           71
      Decrease in deferred rent..................................................      (103)         (26)
                                                                                   --------     --------
         Total adjustments.......................................................     1,002        3,974
         Net cash provided by operating activities...............................       996        5,309
                                                                                   --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment............................................      (234)      (1,004)
  Payments from loan receivable..................................................       386           --
  Additions to database..........................................................      (766)      (1,081)
  Sale of marketable securities..................................................       (17)          --
  Other..........................................................................       (10)          77
                                                                                   --------     --------
         Net cash used in investing activities...................................      (641)      (2,008)
                                                                                   --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of common stock for treasury........................................        --       (2,553)
  Repayment of long-term debt....................................................    (2,375)          --
  Proceeds from borrowings from stockholder......................................     2,000           --
  Repayment of borrowings from stockholder.......................................       (44)        (577)
                                                                                   --------     --------
         Net cash used in financing activities...................................      (419)      (3,130)
                                                                                   --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............................       (64)         171
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....................................     2,368        3,307
                                                                                   --------     --------
CASH AND CASH EQUIVALENTS, END OF YEAR...........................................  $  2,304     $  3,478
                                                                                   ========     ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH ITEMS:
  Cash paid for interest.........................................................  $  1,973     $    751
                                                                                   ========     ========
  Cash paid for income taxes.....................................................  $     98     $    555
                                                                                   ========     ========

          The accompanying notes to the unaudited financial statements are an integral part of these consolidated financial statements.

                     KROLL HOLDINGS, INC. AND SUBSIDIARIES

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     Kroll is an international investigative and consulting professional services organization. By combining sophisticated investigative techniques with state of the art research methods, Kroll provides services involving major financial transactions, corporate fraud, international expansion, litigation, competitor actions, corporate takeovers, bankruptcies, environmental liability, crisis management and other business concerns.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, the accompanying interim unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the consolidated financial position of Kroll Holdings, Inc. ("Kroll") and subsidiaries as of June 30, 1997 and the results of its consolidated operations and cash flows for the six months ended June 30, 1996 and 1997. It is suggested that the statements be read in conjunction with the consolidated financial statements and notes thereto included in Kroll's December 31, 1996 consolidated financial statements.

(2) REVENUE RECOGNITION

     Revenue from services is recognized as the services are performed. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

(3) ACCOUNTS RECEIVABLE

     Accounts receivable, net, include an allowance for doubtful accounts of $1,702,731 and $1,987,484 at December 31, 1996 and June 30, 1997, respectively.

(4) SUBSEQUENT EVENTS

     On August 8, 1997, Kroll entered into a merger agreement whereby it will exchange all of its outstanding shares of common stock for common shares of an unrelated third party.

(5) NEW PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No. 130), which requires comprehensive income and the associated income tax expense or benefit be reported in a financial statement with the same prominence as other financial statements with an aggregate amount of comprehensive income reported in the same financial statement. SFAS No. 130 permits the statement of changes in shareholders' equity to be used to meet this requirement. "Other Comprehensive Income" refers to revenues, expenses, gains and losses that under Generally Accepted Accounting Principles are included in comprehensive income but bypass net income. Kroll intends to adopt SFAS No. 130 in the first quarter of fiscal 1998. Kroll anticipates that adoption of SFAS No. 130 will not be material.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited the accompanying consolidated balance sheets of Labbe (Note
1) (a French corporation) and subsidiaries as of December 31, 1995 and December 31 1996, and the related consolidated statements of operations and shareholders' equity and cash flows for the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Labbe (Note 1) and subsidiaries as of December 31, 1995 and December 31, 1996 and the results of their operations and cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles in the United States of America.

April 25, 1997

Paris, France
                                          /s/ PGA
                                          Member Firm of Andersen Worldwide
                                          Philippe Mongin

                                     LABBE

                          CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS OF US DOLLARS)

                                                                                   AS OF
                                                                          12.31.95      12.31.96
                                                                         -----------   -----------
                                              ASSETS
CURRENT ASSETS
  Cash (note 2)........................................................    $ 1,987       $ 3,501
  Accounts receivable, net of allowance for doubtful accounts of $169
     in 1995 and $272 in 1996..........................................      7,572         4,389
  Other receivables (note 2)...........................................        759           300
  Inventories (note 2).................................................      5,143         3,643
  Prepaid expenses.....................................................        151            65
                                                                            ------        ------
          Total current assets.........................................     15,612        11,898
                                                                            ------        ------
PROPERTY, PLANT AND EQUIPMENT (note 2)
  Land and land improvements...........................................        281           263
  Buildings and improvements...........................................      2,472         2,361
  Furniture and fixtures...............................................        677           695
  Machinery and equipment..............................................      1,503         1,427
  Other................................................................        524           537
                                                                            ------        ------
  Total................................................................      5,457         5,284
  Less accumulated depreciation........................................      2,447         2,664
  Net property, plant and equipment....................................      3,010         2,620
GOODWILL AND INTANGIBLES
  Goodwill.............................................................        612           530
  Franchises and licenses..............................................         --            12
                                                                            ------        ------
                                                                               612           542
  Other assets (note 2)................................................      2,160         2,202
                                                                            ------        ------
          Total assets.................................................    $21,394       $17,262
                                                                            ======        ======
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Revolving lines of credit (note 3)...................................    $    18       $    --
  Current portion of long term debt (note 4)...........................        630           498
  Accounts payable.....................................................      6,210         3,694
  Accrued liabilities (note 2).........................................      5,145         4,819
  Deferred tax liabilities (note 2)....................................        243            37
                                                                            ------        ------
          Total current liabilities....................................     12,246         9,048
                                                                            ------        ------
  Long term debt (note 4)..............................................      2,039         1,472
  Minority interest....................................................         54            31
SHAREHOLDERS' EQUITY
  Common stock, 150,000 shares of FF100 par value......................      1,871         2,848
  Additional paid in capital...........................................         22            22
  Retained earnings....................................................      4,655         3,792
  Translation adjustment...............................................        506            49
                                                                            ------        ------
          Total shareholders' equity...................................      7,054         6,711
                                                                            ------        ------
          Total liabilities and shareholders' equity...................    $21,394       $17,262
                                                                            ======        ======

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                     LABBE

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

                                                                         12.31.95       12.31.96
                                                                        -----------    -----------
                                                                        (12 MONTHS)    (12 MONTHS)
Net sales.............................................................   $  25,461      $  24,118
Cost of sales.........................................................     (19,725)       (19,656)
                                                                          --------       --------
Gross profit..........................................................       5,736          4,462
OPERATING EXPENSES
  Selling and marketing...............................................      (1,229)        (1,084)
  General and administrative..........................................      (1,179)        (1,093)
                                                                          --------       --------
  Total operating expenses............................................      (2,407)        (2,177)
                                                                          --------       --------
  Operating income....................................................       3,329          2,285
OTHER INCOME (EXPENSE)
  Interest expense....................................................        (303)          (476)
  Interest income.....................................................         172            380
  Other...............................................................        (515)          (537)
                                                                          --------       --------
          Total other income (expense)................................        (646)          (633)
                                                                          --------       --------
PRE-TAX INCOME........................................................       2,682          1,652
Provision for income taxes (note 2)...................................        (985)          (827)
Deferred tax (note 2).................................................         (25)           195
Minority interest.....................................................         (21)            (6)
                                                                          --------       --------
          NET INCOME..................................................   $   1,648      $   1,014
                                                                          ========       ========
          Net income per share........................................   $   16.48      $    8.27
                                                                          ========       ========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                                     LABBE

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          (IN THOUSANDS OF US DOLLARS)

                                                                                   CUMULATIVE
                                                                                     FOREIGN
                                                           ADDITIONAL               CURRENCY
                                                  COMMON    PAID-IN     RETAINED   TRANSLATION
                                                  STOCK     CAPITAL     EARNINGS   ADJUSTMENT    TOTAL
                                                  ------   ----------   --------   -----------   ------
BALANCE, December 31, 1994......................  1,871       $ 22      $  3,408      $  --      $5,301
  Net income....................................     --         --         1,648         --       1,648
  Aggregate translation adjustment..............     --         --            --        506         506
  Distribution to shareholders..................     --         --          (401)        --        (401)
                                                  -----       ----         -----      -----       -----
BALANCE, December 31, 1995......................  1,871         22         4,655        506       7,054
  Net income....................................     --         --         1,014         --       1,014
  Aggregate translation adjustment..............     --         --            --       (457)       (457)
  Distribution to shareholders..................     --         --          (391)        --        (391)
  Decrease in capital...........................   (196)        --          (313)        --        (509)
  Increase in capital...........................  1,173         --        (1,173)        --          --
                                                  -----       ----         -----      -----       -----
BALANCE, December 31, 1996......................  2,848       $ 22      $  3,792      $  49      $6,711
                                                  =====       ====         =====      =====       =====

        The accompanying notes to consolidated financial statements are an integral part of these statements.

                                     LABBE

                       CONSOLIDATED CASH FLOWS STATEMENTS
                          (IN THOUSANDS OF US DOLLARS)

                                                                         12.31.95       12.31.96
                                                                        -----------    -----------
                                                                        (12 MONTHS)    (12 MONTHS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................................    $ 1,648        $ 1,014
Adjustments to reconcile net income to net cash provided by (used for)
  operating activities
Depreciation and amortization.........................................        490            437
(Gain) or loss on sales of assets.....................................         --             21
Provision for doubtful accounts.......................................         21            114
Provision for slow moving inventories.................................        (91)           (30)
Changes in operating assets & liabilities
  (Increase) decrease in accounts receivable..........................     (1,475)         2,582
  (Increase) decrease in other receivables............................        (50)           410
  (Increase) decrease in inventories..................................        257          1,199
  (Increase) decrease in prepaid expenses.............................        (60)            78
  (Increase) decrease in deferred income taxes........................         --           (191)
  Increase (decrease) in accounts payables............................        332         (2,116)
  Increase (decrease) in accrued liabilities..........................        276              4
  Increase (decrease) in deferred tax liabilities.....................         30             --
                                                                           ------         ------
                                                                             (270)         2,508
Increase (decrease) of minority interest..............................        (12)           (20)
                                                                           ------         ------
Net cash provided by operating activities.............................      1,366          3,502
                                                                           ------         ------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of HELLIO Company (net of cash acquired).....................     (1,073)            --
Purchase of property and equipment....................................       (438)          (254)
(Increase) decrease in other assets...................................     (1,990)          (181)
Proceeds from sale of equipment.......................................         22             22
(Increase) decrease in deferred credit................................         (4)            --
                                                                           ------         ------
Net cash used for investing activities................................     (3,485)          (413)
                                                                           ------         ------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of capital leases............................................       (178)          (156)
Proceeds from capital leases..........................................         94             38
Proceeds from borrowings..............................................        828             14
Payments of borrowings................................................       (577)          (424)
Payments of dividend to shareholders..................................       (401)          (391)
Translation adjustment................................................         24             (2)
Decrease in capital...................................................         --           (509)
                                                                           ------         ------
Net cash used for financing activities................................       (210)        (1,430)
                                                                           ------         ------
NET INCREASE (DECREASE) IN CASH.......................................     (2,329)         1,659
                                                                           ------         ------
CASH AND CASH EQUIVALENTS: BEGINNING OF YEAR..........................      4,082          1,968
Impact of change in exchange rates on translations....................        215           (126)
                                                                           ------         ------
CASH AND CASH EQUIVALENTS: END OF YEAR................................    $ 1,968        $ 3,501
                                                                           ======         ======

        The accompanying notes to consolidated financial statements are an integral part of these statements.

                                     LABBE

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    (ALL AMOUNTS IN THOUSANDS OF US DOLLARS)

(1) BASIS OF PRESENTATION

     (a) Consolidated entities

     The accompanying consolidated financial statements consist of the following entities.

     -- Normandie Carrosserie is a company, whose principal business is repairing industrial coachwork. Labbe owned 65% of this company until 1994, then has increased its shareholder owning up to 84%
        (approximately).

     -- Societe de Blindage et de Securite (S.B.S.) is engaged in the business of providing armored products and repairing industrial coachwork. Labbe owns approximately 100% of this entity.

     -- Hellio is a company that is building and repairing industrial coachwork.
        Labbe owns approximately 100% of this entity.

     As Labbe has a voting interest in the above companies of more than 50%, these companies are fully consolidated into the consolidated financial statements.

     Some companies in which Labbe holds a majority interest are not consolidated in the consolidated financial statements because they are not significant and will be sold in 1997.

     (b) Business

     The company operates in two segments, providing security products and industrial coachwork. The Company's primary products include the armoring of commercial and private vehicles. The following summarizes the company's foreign and domestic sales:

                                                                     12.31.95   12.31.96
                                                                     --------   --------
            France:................................................  $ 19,839   $ 16,051
            Foreign countries:.....................................     5,622      8,067
                                                                       ------     ------
                                                                     $ 25,461   $ 24,118
                                                                       ======     ======

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America.

     (a) Revenue recognition

     Revenue related to most commercial contracts results principally from both short-term and long-term fixed price contracts and is recognized on the percentage of completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the cost incurred to date to estimated total cost of each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that cost incurred materially exceeds effort expended. Contract costs includes all direct material and labor costs, along with certain direct overhead costs related to contract production. Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

                                     LABBE
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     (b) Cash and cash equivalents

     Cash and cash equivalents are composed as follows:

                                                                    12.31.95     12.31.96
                                                                    --------     --------
            Mutual funds..........................................   $  442       $2,075
            Short term deposits...................................      571           --
            Cash..................................................      974        1,426
                                                                     ------       ------
                                                                     $1,987       $3,501
                                                                     ======       ======

     (c) Other receivables

     Other receivables are composed as follows:

                                                                    12.31.95     12.31.96
                                                                    --------     --------
            Income tax............................................    $432         $ 11
            VAT...................................................      96           50
            Suppliers discount to obtain..........................      72          110
            Other.................................................     159          129
                                                                      ----         ----
                                                                      $759         $300
                                                                      ====         ====

     (d) Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                                    12.31.95     12.31.96
                                                                    --------     --------
            Raw materials.........................................   $2,101       $1,934
            Merchandises..........................................       64           79
            Work-in-process and finished goods....................    2,568        1,723
            Costs and estimated earnings in excess of billings on
              uncompleted contracts...............................      810          251
                                                                     ------       ------
            Gross inventory.......................................    5,543        3,987
            Less-accumulated depreciation.........................      400          344
                                                                     ------       ------
            Net inventory.........................................   $5,143       $3,643
                                                                     ======       ======

     (e) Property, plant and equipment

     Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

            Buildings and improvements..................................  19-40 years
            Furniture and fixtures......................................    5-7 years
            Machinery and equipment.....................................    5-7 years

     (f) Research and development costs

     Research and development costs are expensed as incurred. These costs are included in cost of sales as they are directly affected to specific orders.

                                     LABBE
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     (g) Other assets

     The components of other assets are as follows:

                                                         12.31.95     12.31.96
                                                         --------     --------
          Investments in affiliated companies..........   $  326       $  305
          Deposits.....................................      267          147
          Loans to affiliated companies................    1,753        1,766
                                                           -----        -----
          Gross Value..................................    2,346        2,219
          Less accumulated depreciation................      186           17
                                                           -----        -----
          Net value....................................   $2,160       $2,202
                                                           =====        =====

     Loans to affiliated companies mainly correspond to a loan to Holding Saint Roch (H.S.R.) amounting to $1,571 and one to Verem amounting to $169 as of December 31, 1996.

     (h) Accrued liabilities

                                                         12.31.95     12.31.96
                                                         --------     --------
          Income tax...................................   $  262       $  168
          Other taxes..................................       60           49
                                                           -----        -----
          Tax payable..................................      322          217
            Wages......................................    1,444        1,146
            Social security charges....................      864          748
            Retirement indemnity.......................      226          320
            Employee profit sharing....................      683          981
                                                           -----        -----
          Accrued compensation.........................    3,217        3,195
          Deferred revenue.............................      931          558
          VAT sales tax payable........................      195          184
            Guarantees and warranty costs..............      183          276
            Litigation, claims, assessments............      102          224
            Other......................................      195          165
                                                           -----        -----
          Other liabilities............................      480          665
                                                           -----        -----
                                                          $5,145       $4,819
                                                           =====        =====

     Income tax assets and liabilities can not be compensated as they do not relate to the same legal entities and as the Labbe group does not take the advantage of tax consolidation.

     Retirement indemnity has only been calculated for Labbe for the year 1995 and for each entity of the Labbe group for the year 1996.

     Deferred revenue consists of goods not delivered before year end but already invoiced.

     (i) Income taxes

     Labbe and consolidated subsidiaries are subjected to corporate income tax (applicable rates were 36 2/3% in 1995 and 1996).

                                     LABBE
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The provision for income taxes consists of:

                                                                    12.31.95     12.31.96
                                                                    --------     --------
            Labbe.................................................  $   (792)     $ (649)
            Normandie Carrosserie.................................       (60)        (22)
            Societe de Blindage et de Securite....................        (9)         --
            Hellio................................................      (124)       (156)
                                                                      ------        ----
            Total current.........................................      (985)       (827)
            Deferred..............................................       (25)        195
                                                                      ------        ----
            Total provision for income tax........................  $ (1,010)     $ (632)
                                                                      ======        ====

     In addition, the Labbe Group recognizes a deferred tax asset for cumulative temporary differences between financial reporting and tax reporting, which includes primarily accruals and reserves not currently deductible for tax purposes.

     The components of the deferred tax assets and liabilities consist of the following:

                                                                    12.31.95     12.31.96
                                                                    --------     --------
            Profit sharing scheme.................................   $  120       $   99
            Capital lease.........................................      (97)        (106)
            Amortization and depreciation.........................      (64)         (83)
            Retirement indemnities................................       83          117
            Inventory valuation...................................     (315)         (91)
            Other.................................................       30           27
                                                                       ----         ----
            Total net deferred tax liabilities....................   $ (243)      $  (37)
                                                                       ====         ====

     (j) Foreign Currency Translation

     Assets and liabilities of foreign operations are translated using year-end exchange rates prevailing during the year. Gains and losses resulting from transactions in foreign currencies are immaterial.

     (k) Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit investments to short-term low risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to the nature of customers comprising the Company's customer base (state-owned or private car manufacturers, French Military).

(3) REVOLVING LINES OF CREDIT

     Considering the level of cash of the Labbe group, bank accounts showing a credit balance remain exceptional.

                                     LABBE
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(4) LONG TERM DEBT

     The components of the long term debts (including current portions) consist of the following:

                                                                    12.31.95     12.31.96
                                                                    --------     --------
            Borrowings............................................   $1,408       $  908
            Capital leases........................................    1,261        1,062
                                                                     ------       ------
                                                                     $2,669       $1,970
                                                                     ======       ======

     a) Long term debt except capital lease

     The components of long term debt are as follows:

                                                             INTEREST RATE     REMAINING    REMAINING
                                                            ---------------      DEBT         DEBT
                     BANK                   INITIAL DEBT                       12.31.95     12.31.96
    --------------------------------------  ------------    (%)                ---------    ---------
    BCMB..................................        48                   8.50     $    30       $  18
    Credit Maritime.......................        96             T4M - 0.25          10          --
                                                  96                  10.25          13          --
                                                 191                  10.30          83          35
                                                  67                   8.75          34          17
                                                  29                  10.75          15           8
    CIO...................................        72          Codevi + 4.75          20           2
    Credit Agricole.......................        67                   8.25          17          --
                                                  72                   8.25          19          --
                                                  72                  10.00          19          --
                                                 286                   7.25         211         141
                                                 764        7.2 until April         747         561
                                                              1996 then 6.2
    Advance granted by the regional
      Council.............................        95                      0         102          87
    COFACE................................                                                       14
    Advances from shareholders............                                           50          21
    Accrued interests loan................                                            7           4
    Other liabilities.....................                                           31          --
    Total long-term debt..................                                        1,408         908
    Less current portion..................                                          468         334
                                                                                -------       -----
    Total.................................                                      $   940       $ 574
                                                                                =======       =====

     Scheduled maturities of long term debt as of December 31, 1996 are as follows:

                            1997..............................  $334
                            1998..............................   278
                            1999..............................   208
                            2000..............................    88
                                                                ----
                                                                $908
                                                                ====

                                     LABBE
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     b) Capital leases

                                                                            12-31-95      12-31-96
                                                                            ---------     ---------
    Current portion.......................................................   $   162       $   164
    Long term credit......................................................     1,099           898
                                                                               -----         -----
                                                                             $ 1,261       $ 1,062
                                                                               =====         =====

     Scheduled maturities of leasing as of December 31,1996 are as follows:

                            1997............................  $  164
                            1998............................     155
                            1999............................     138
                            2000............................     130
                            2001............................     130
                            After 2001......................     345
                                                               -----
                                                              $1,062
                                                               =====

     Interests on capital leases are not included in the above figures.

(5) COMMITMENTS AND CONTINGENCIES

     a) Guaranties given

     Guaranties given for consolidated entities and affiliated companies amount to $663.

     b) Unrecorded obligation

     The consolidated company "S.B.S" is committed to buy the assets of the former company S.I.B.S., which went bankrupt, for an amount of $306. However, S.B.S's ownership on these assets is contested by the previous owners. S.B.S. only paid $38 as an advance payment. Therefore, the unrecorded obligation amounts to $268 that will be paid when the claim is solved.

             O'GARA PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 assumes O'Gara's acquisition of Labbe occurred on January 1, 1996, and should be read in conjunction with, and are qualified by reference to the audited consolidated financial statements of O'Gara and Labbe included elsewhere in this Proxy Statement/Prospectus. For purposes of the unaudited pro forma statements of operations, O'Gara's consolidated statement of operations for the fiscal year ended December 31, 1996 has been combined with the consolidated statement of operations of Labbe for the fiscal year ended December 31, 1996.

     The pro forma data is presented for illustration purposes only, and is not necessarily indicative of the operating results that would have been achieved if the acquisition of Labbe had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of future results of operations.

             O'GARA PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL    LABBE(1)    ADJUSTMENTS             PRO FORMA
                                          ----------    --------    -----------             ---------
Net sales...............................   $  82,778    $ 24,118      $    --               $ 106,896
Cost of sales...........................      61,523      19,656           --                  81,179
                                           ---------    --------      -------               ---------
  Gross profit..........................      21,255       4,462           --                  25,717
Operating expenses:
  Selling and marketing.................       4,810       1,084           --                   5,894
  General and administrative............       7,930       1,093          300(2)(4)(5)(6)(7)     9,323
                                           ---------    --------      -------               ---------
          Operating income..............       8,515       2,285         (300)                 10,500
Other income (expense):
  Interest expense......................      (1,300)       (476)        (993)(3)              (2,769)
  Other, net............................         (38)       (163)          --                    (201)
                                           ---------    --------      -------               ---------
Income before provision for income
  taxes.................................       7,177       1,646       (1,293)                  7,530
Provision for income taxes..............         518         632         (474)(8)                 676
                                           ---------    --------      -------               ---------
          Net income....................   $   6,659    $  1,014      $  (819)              $   6,854
                                           =========    ========      =======               =========
UNAUDITED PRO FORMA INFORMATION:
  Gross profit..........................      21,255                                           25,717
  Selling and marketing.................       4,810                                            5,894
  General and administrative............       8,031                                            9,424
                                           ---------                                        ---------
  Operating income......................       8,414                                           10,399
  Interest expense......................        (961)                                          (2,436)
  Other, net............................         (38)                                            (201)
                                           ---------    --------      -------               ---------
  Income before provision for income
     taxes..............................       7,415       1,646       (1,293)                  7,768
  Provision for income taxes............       2,966         632         (474)                  3,124
                                           ---------    --------      -------               ---------
  Net income............................   $   4,449    $  1,014      $  (819)              $   4,644
                                           =========    ========      =======               =========
  Pro Forma earnings per share..........   $    0.69                                        $    0.68
                                           =========                                        =========
  Pro Forma weighted average shares
     outstanding........................   6,449,050                                        6,825,647
                                           =========                                        =========

---------------

(1) To include historical results of operations for Labbe for the year ended December 31, 1996.

(2) To record amortization on goodwill resulting from acquisition of Labbe (gross cost -- $6,961 over 30 years).

(3) To reflect interest expense on debt incurred to fund acquisition of Labbe ($10,730 at 9.25%).

(4) To amortize capitalized acquisition costs associated with Labbe ($662 over 30 years).

(5) To amortize trademarks and customer lists identified in conjunction with the completion of the Labbe acquisition (customer lists -- $100 over 5 years; trademarks -- $40 over 15 years).

(6) To deduct $30 in amortization recorded in historical Labbe results of operations for pre-existing intangible assets.

(7) To record additional depreciation on fixed assets revalued in conjunction with the completion of the Labbe acquisition (increase to building -- $470 over 20 years and machinery and equipment -- $190 over 7 years).

(8) To recognize the benefit for income taxes at an effective rate of approximately 37% on the pro forma adjustments.

O'GARA-KROLL PRO FORMA COMBINING FINANCIAL STATEMENTS

     The unaudited pro forma combining financial data gives effect to the Merger as a pooling of interests, and should be read in conjunction with, and are qualified by reference to the audited consolidated financial statements of O'Gara and Kroll and the notes thereto included elsewhere in this Proxy Statement/Prospectus. For purposes of the unaudited pro forma operating data, O'Gara's consolidated financial statements for the three fiscal years ended December 31, 1996 and for the six months ended June 30, 1996 and 1997 have been combined with the consolidated financial statements of Kroll for the three fiscal years ended December 31, 1996 and for the six months ended June 30, 1996 and 1997, respectively. For purposes of the unaudited pro forma combined balance sheet data, O'Gara's consolidated financial data at June 30, 1997 has been combined with Kroll's consolidated financial data at June 30, 1997.

     The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods indicated, nor is it indicative of future financial position or results of operations.

                  THE O'GARA COMPANY AND KROLL HOLDINGS, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEETS
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                O'GARA       KROLL      PRO FORMA
                                                                -------     -------     ---------
Current Assets:
  Cash.......................................................   $ 7,874     $ 3,478     $ 11,352
  Marketable securities......................................     3,011          53        3,064
  Accounts receivable........................................    20,064      14,339       34,403
  Costs and estimated earnings in excess of billings
     on uncompleted contracts................................    12,616          --       12,616
  Unbilled revenue...........................................        --       4,108        4,108
  Inventories................................................    15,211          --       15,211
  Other current assets.......................................     2,562       2,147        4,709
                                                                -------     -------     --------
     Total current assets....................................    61,338      24,125       85,463
Property, plant and equipment, net...........................     9,083       4,227       13,310
Databases....................................................        --       7,632        7,632
Other assets.................................................    19,326       1,430       20,756
                                                                -------     -------     --------
     Total assets............................................   $89,747     $37,414     $127,161
                                                                =======     =======     ========
Current liabilities:
  Accounts payable and accrued liabilities...................    16,703      13,596       30,299
  Current portion of long-term debt..........................     2,030       2,625        4,655
  Notes payable -- shareholder...............................        --       2,000        2,000
  Other current liabilities..................................    10,273       2,066       12,339
                                                                -------     -------     --------
     Total current liabilities...............................    29,006      20,287       49,293
Long-term debt, net of current portion.......................    39,944       5,500       45,444
Notes payable-shareholders...................................        --       4,472        4,472
Other liabilities............................................        45       4,136        4,181
Shareholders' equity.........................................    20,752       3,019       23,771
                                                                -------     -------     --------
     Total liabilities and shareholders' equity..............   $89,747     $37,414     $127,161
                                                                =======     =======     ========

                  THE O'GARA COMPANY AND KROLL HOLDINGS, INC.

             UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                          O'GARA         KROLL         PRO FORMA
                                                        ----------     ----------     -----------
Net sales............................................   $   51,853     $   36,746     $    88,599
Cost of sales........................................       37,484         21,073          58,557
                                                        ----------     ----------     -----------
  Gross profit.......................................       14,369         15,673          30,042
Operating expenses
  Selling............................................        3,794          2,581           6,375
  General and administrative.........................        5,121          9,513          14,634
                                                        ----------     ----------     -----------
  Operating income...................................        5,454          3,579           9,033
Other income (expense)
  Interest expense...................................       (1,404)          (783)         (2,187)
  Other, net.........................................          329           (135)            194
                                                        ----------     ----------     -----------
     Income before minority interest, provision for
       income taxes and extraordinary item...........        4,379          2,661           7,040
Minority interest....................................          (74)            --             (74)
                                                        ----------     ----------     -----------
     Income before provision for taxes and
       extraordinary item............................        4,305          2,661           6,966
Provision for income taxes...........................        1,623          1,326           2,949
                                                        ----------     ----------     -----------
     Income before extraordinary item................        2,682          1,335           4,017
Extraordinary item...................................          194             --             194
                                                        ----------     ----------     -----------
     Net income......................................   $    2,488     $    1,335     $     3,823
                                                        ==========     ==========     ===========
Earnings per share...................................   $     0.35                    $      0.28
                                                        ==========                    ===========
Weighted average shares outstanding..................    7,141,389      6,650,000      13,791,389
                                                        ==========     ==========     ===========

                  THE O'GARA COMPANY AND KROLL HOLDINGS, INC.

             UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                                              O'GARA        KROLL      PRO FORMA
                                                            ----------     -------     ---------
Net sales................................................   $   41,521     $33,374      $74,895
Cost of sales............................................       31,383      21,772       53,155
                                                               -------     -------      -------
  Gross profit...........................................       10,138      11,602       21,740
Operating expenses
  Selling................................................        2,159       2,097        4,256
  General and administrative.............................        3,286       8,689       11,975
                                                               -------     -------      -------
     Operating income....................................        4,693         816        5,509
Other income (expense)
  Interest expense.......................................         (613)       (950)      (1,563)
  Other, net.............................................          (78)         71           (7)
                                                               -------     -------      -------
     Income (loss) before provision (benefit) for
       taxes.............................................        4,002         (63)       3,939
Provision (benefit) for income taxes.....................           --         (57)         (57)
                                                               -------     -------      -------
     Net income (loss)...................................   $    4,002     $    (6)     $ 3,996
                                                               =======     =======      =======

UNAUDITED PRO FORMA INFORMATION:
  Gross profit...........................................   $   10,138
  Selling and marketing expenses.........................        2,159
  General and administrative expenses....................        3,356
                                                               -------
  Operating income.......................................        4,623
  Interest expense.......................................         (457)
  Other, net.............................................          (78)
                                                               -------
     Income before provision for income taxes............        4,088
  Provision for income taxes.............................        1,635
                                                               -------
     Net income..........................................   $    2,435
                                                               =======
  Earnings per share.....................................   $     0.40
                                                               =======
  Weighted average shares outstanding....................    6,173,728
                                                               =======

                  THE O'GARA COMPANY AND KROLL HOLDINGS, INC.

             UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          O'GARA         KROLL         PRO FORMA
                                                        ----------     ----------     -----------
Net sales............................................   $   82,778     $   70,883     $   153,661
Cost of sales........................................       61,523         47,900         109,423
                                                        ----------     ----------     -----------
     Gross profit....................................       21,255         22,983          44,238
Operating expenses
     Selling.........................................        4,810          4,632           9,442
     General and administrative......................        7,930         18,350          26,280
                                                        ----------     ----------     -----------
          Operating income...........................        8,515              1           8,516
Other income (expense)
     Interest expense................................       (1,300)        (1,840)         (3,140)
     Other, net......................................          (38)           358             320
                                                        ----------     ----------     -----------
          Income (loss) before provision (benefit)
            for taxes................................        7,177         (1,481)          5,696
Provision (benefit) for income taxes.................          518           (679)           (161)
                                                        ----------     ----------     -----------
          Net income (loss)..........................   $    6,659     $     (802)    $     5,857
                                                        ==========     ==========     ===========
Pro Forma net income (loss)..........................   $    4,449     $     (802)    $     3,647
                                                        ==========     ==========     ===========
Pro Forma earnings per share.........................   $     0.69                    $      0.28
                                                        ==========                    ===========
Weighted average shares outstanding..................    6,449,050      6,650,000      13,099,050
                                                        ==========     ==========     ===========

                  THE O'GARA COMPANY AND KROLL HOLDINGS, INC.

             UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                               O'GARA       KROLL      PRO FORMA
                                                               -------     -------     ---------
Net sales...................................................   $32,817     $53,024      $85,841
Cost of sales...............................................    25,237      35,206       60,443
                                                               -------     -------      -------
  Gross profit..............................................     7,580      17,818       25,398
Operating expenses
  Selling...................................................     3,628       5,490        9,118
  General and administrative................................     4,129      16,788       20,917
                                                               -------     -------      -------
  Operating income (loss)...................................      (177)     (4,460)      (4,637)
Other income (expense)
  Interest expense..........................................      (842)     (1,970)      (2,812)
  Other, net................................................      (103)       (282)        (385)
                                                               -------     -------      -------
  Income (loss) before provision (benefit) for taxes........    (1,122)     (6,712)      (7,834)
Provision (benefit) for income taxes........................        --      (1,298)      (1,298)
                                                               -------     -------      -------
  Net income (loss).........................................   $(1,122)    $(5,414)     $(6,536)
                                                               =======     =======      =======

                  THE O'GARA COMPANY AND KROLL HOLDINGS, INC.

             UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                               O'GARA       KROLL      PRO FORMA
                                                               -------     -------     ---------
Net sales...................................................   $33,912     $52,872      $ 86,784
Cost of sales...............................................    24,505      31,684        56,189
                                                               -------     -------      --------
  Gross profit..............................................     9,407      21,188        30,595
Operating expenses
  Selling...................................................     2,736       4,700         7,436
  General and administrative................................     4,441      18,076        22,517
                                                               -------     -------      --------
  Operating income (loss)...................................     2,230      (1,588)          642
Other income (expense)
  Interest expense..........................................      (410)     (2,188)       (2,598)
  Other, net................................................        60         406           466
                                                               -------     -------      --------
  Income (loss) before provision (benefit) for taxes........     1,880      (3,370)       (1,490)
Provision (benefit) for income taxes........................        --      (1,751)       (1,751)
                                                               -------     -------      --------
  Net income (loss).........................................   $ 1,880     $(1,619)     $    261
                                                               =======     =======      ========

                                   APPENDIX A

                               PLAN AND AGREEMENT

                                    TO MERGE

                                   VDE, INC.

                                 WITH AND INTO

                              KROLL HOLDINGS, INC.

                          PLAN AND AGREEMENT TO MERGE
                                   VDE, INC.
                       WITH AND INTO KROLL HOLDINGS, INC.

                               TABLE OF CONTENTS

Recitals.................................................................................     1

                                           ARTICLE I
MERGER OF NEWCO INTO KHI.................................................................     2
 1.01   Merger...........................................................................     2
 1.02   Effective Time of the Merger.....................................................     2
 1.03   The Closing......................................................................     2
 1.04   Effect of Merger.................................................................     2
 1.05   Payment to Dissenting KHI Shareholders...........................................     2
 1.06   Payment to Dissenting O'Gara Shareholders........................................     2
 1.07   Certificate of Incorporation.....................................................     2

                                          ARTICLE II
CONVERSION AND EXCHANGE OF SHARES........................................................     2
 2.01   Conversion of Shares.............................................................     2
 2.02   Exchange of Certificates; Issuance of New Certificates...........................     3
 2.03   No Further Transfers.............................................................     4
 2.04   Treatment of KHI Stock Options...................................................     4
 2.05   Dissenters' Rights...............................................................     4

                                          ARTICLE III
REPRESENTATIONS AND WARRANTIES OF KHI AND THE KHI PRINCIPAL SHAREHOLDER..................
                                                                                              4
 3.01   Organization and Capitalization..................................................     4
 3.02   Power and Authority and Board and Shareholder Approval...........................     5
 3.03   Subsidiaries.....................................................................     5
 3.04   Stock Options and Other Arrangements.............................................     5
 3.05   Financial Statements.............................................................     6
 3.06   Liabilities......................................................................     6
 3.07   Claims...........................................................................     6
 3.08   Assets...........................................................................     6
 3.09   Operations Since December 31, 1996...............................................     7
 3.10   Taxes............................................................................     7
 3.11   Insurance........................................................................     7
 3.12   Contracts........................................................................     8
 3.13   Employee Benefit Plans...........................................................     8
 3.14   No Default.......................................................................    10
 3.15   Joint Proxy Statement............................................................    10
 3.16   Compliance with Laws.............................................................    10
 3.17   Consents and Approvals...........................................................    11
 3.18   Patents, Trademarks and Copyrights...............................................    11
 3.19   Environmental Matters............................................................    11
 3.20   Pooling-of-Interests.............................................................    12
 3.21   No Material Adverse Change.......................................................    12
 3.22   Licenses and Permits.............................................................    12
 3.23   Orders, Actions, Etc. ...........................................................    13
 3.24   Labor Matters....................................................................    13

 3.25   Brokers..........................................................................    13
 3.26   Full Disclosure..................................................................    13

                                          ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF O'GARA AND NEWCO.......................................    13
 4.01   Organization and Capitalization..................................................    13
 4.02   Power and Authority and Board Approval...........................................    14
 4.03   Subsidiaries.....................................................................    14
 4.04   Stock Options and Other Arrangements.............................................    14
 4.05   SEC Filings and Financial Statements.............................................    14
 4.06   Liabilities......................................................................    15
 4.07   Claims...........................................................................    15
 4.08   Assets...........................................................................    15
 4.09   Operations Since December 31, 1996...............................................    16
 4.10   Taxes............................................................................    16
 4.11   Insurance........................................................................    16
 4.12   Contracts........................................................................    16
 4.13   Employee Benefit Plans...........................................................    17
 4.14   No Default.......................................................................    19
 4.15   Joint Proxy Statement............................................................    19
 4.16   Compliance with Laws.............................................................    19
 4.17   Consents and Approvals...........................................................    19
 4.18   Patents, Trademarks and Copyrights...............................................    19
 4.19   Environmental Matters............................................................    20
 4.20   No Material Adverse Change.......................................................    21
 4.21   Licenses and Permits.............................................................    21
 4.22   Orders, Actions, Etc. ...........................................................    21
 4.23   Labor Matters....................................................................    21
 4.24   Brokers..........................................................................    21
 4.25   Pooling-of-Interests.............................................................    21
 4.26   Full Disclosure..................................................................    21

                                           ARTICLE V
REGISTRATION OF O'GARA COMMON STOCK......................................................    22

                                          ARTICLE VI
CONDITIONS TO OBLIGATIONS OF O'GARA, NEWCO, KHI AND THE KHI PRINCIPAL SHAREHOLDER........
                                                                                             22
 6.01   Necessary Governmental Approvals.................................................    22
 6.02   Effectiveness of Registration Statement..........................................    22
 6.03   No Injunction....................................................................    23
 6.04   AIG Director.....................................................................    23

                                          ARTICLE VII
CONDITIONS TO OBLIGATIONS OF O'GARA AND NEWCO............................................    23
 7.01   Representations and Warranties True; Covenants and Obligations Performed.........    23
 7.02   Opinion of Counsel...............................................................    23
 7.03   Auditor's Comfort Letter.........................................................    23
 7.04   Pooling-of-Interests.............................................................    24
 7.05   Opinion of Financial Advisor.....................................................    24
 7.06   Shareholder Approval.............................................................    24
 7.07   Required Consents................................................................    24

                                         ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF KHI AND THE KHI PRINCIPAL SHAREHOLDER.......................    24
 8.01   Representations and Warranties True; Covenants and Obligations Performed.........    24
 8.02   Opinion of Counsel...............................................................    24
 8.03   Auditor's Comfort Letter.........................................................    24
 8.04   Required Consents................................................................    25
 8.05   Election of Principal Shareholder................................................    25
 8.06   No Labor Strikes.................................................................    25
 8.07   HMMWV Contract...................................................................    25

                                          ARTICLE IX
COVENANTS OF KHI.........................................................................    25
 9.01   Access to Properties and Records.................................................    25
 9.02   Operations Pending Merger........................................................    25
 9.03   Best Efforts to Expedite Closing.................................................    26
 9.04   No Solicitation..................................................................    26
 9.05   Tax Information..................................................................    27

                                           ARTICLE X
COVENANTS OF O'GARA AND NEWCO............................................................    27
10.01   Access to Properties and Records.................................................    27
10.02   Operations Pending Merger........................................................    27
10.03   Best Efforts to Expedite Closing.................................................    28
10.04   Repayment of KHI Shareholder Debt................................................    28
10.05   Tax Information..................................................................    28

                                          ARTICLE XI
SHAREHOLDERS' MEETINGS...................................................................    29

                                          ARTICLE XII
TERMINATION OF MERGER AGREEMENT..........................................................    29

                                         ARTICLE XIII
MUTUAL COVENANTS.........................................................................    29
13.01   Satisfaction of Conditions.......................................................    29
13.02   Further Assurances...............................................................    29

                                          ARTICLE XIV
INDEMNIFICATION..........................................................................    29
14.01   Pre-closing Indemnification by KHI and the KHI Principal Shareholder.............    29
14.02   Pre-closing Indemnification by O'Gara............................................    30
14.03   Post-closing Indemnification by the KHI Principal Shareholder....................    30
14.04   Survival.........................................................................    31
14.05   Survives Termination.............................................................    31

                                          ARTICLE XV
FEES AND EXPENSES........................................................................    31

                                          ARTICLE XVI
NOTICES..................................................................................    31

                                         ARTICLE XVII
PUBLIC ANNOUNCEMENT......................................................................    32

                                         ARTICLE XVIII
GOVERNING LAW............................................................................    33

                                          ARTICLE XIX
CAPTIONS; COUNTERPARTS...................................................................    33

                                          ARTICLE XX
ENTIRE AGREEMENT.........................................................................    33

                                          ARTICLE XXI
WAIVER; MODIFICATION; ASSIGNMENT.........................................................    33

Exhibit 7.02  Form of Opinion of Counsel to KHI and the KHI Principal Shareholder........    35
Exhibit 8.02  Form of Opinion of Counsel to O'Gara and NEWCO.............................    36

                          PLAN AND AGREEMENT TO MERGE
                                   VDE, INC.
                       WITH AND INTO KROLL HOLDINGS, INC.

     This Plan and Agreement to Merge dated as of August 8, 1997 (the "Agreement") is entered into by and among THE O'GARA COMPANY, an Ohio corporation ("O'Gara"), VDE, INC., a Delaware corporation and a wholly owned subsidiary of O'Gara ("NEWCO"), KROLL HOLDINGS, INC., a Delaware corporation ("KHI") and Jules Kroll, individually ("Kroll") (Kroll is sometimes referred to herein as the "KHI Principal Shareholder").

                                    RECITALS

     A. O'Gara is an Ohio corporation and has its main office at 9113 LeSaint Drive, Fairfield, Ohio 45014. O'Gara's authorized capital stock consists of 25,000,000 shares of common stock of the par value of one cent ($.01) per share ("O'Gara Common Stock"), of which 7,279,310 shares have been issued and are outstanding as of the date hereof, and no shares of which are held by O'Gara as treasury stock as of the date hereof, and 100,000 shares of preferred stock of the par value of one cent ($.01) per share ("O'Gara Preferred Stock"), none of which is outstanding as of the date hereof.

     B. NEWCO is a Delaware corporation and has its main office at 9113 LeSaint Drive, Fairfield, Ohio 45014. NEWCO's authorized capital stock consists of 100 shares of common stock without par value ("NEWCO Common Stock"), all of which shares have been issued and are outstanding and are held by O'Gara.

     C. KHI is a Delaware corporation and has its main office at 900 Third Avenue, New York, New York 10022. KHI's authorized capital stock consists of 46,200 Class A shares of common stock of the par value of one cent ($.01) per share (the "KHI Class A Common Stock"), 23,100 of which are outstanding, and 153,800 shares of common stock of the par value of one cent ($.01) per share ("KHI Common Stock), of which 76,624 are issued and outstanding and of which 8,821 are covered by options to purchase (the KHI Class A Common Stock and KHI Common Stock are hereafter referred to collectively as "KHI Capital Stock").

     D. The holders of the KHI Capital Stock, the holders of O'Gara Common Stock and O'Gara as the holder of NEWCO Common Stock are entitled to vote on this Agreement.

     E. O'Gara, NEWCO and KHI desire that the merger provided for in this Agreement shall qualify as a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     F. The respective Boards of Directors of KHI, O'Gara and NEWCO deem it advisable and in the best interests of their respective corporations and their shareholders that NEWCO merge with and into KHI on the terms and conditions hereinafter set forth (the "Merger").

     G. In order to induce O'Gara to enter into this Agreement, the KHI Principal Shareholder and American International Group, Inc., a Delaware corporation and a shareholder of KHI ("AIG"), have entered into agreements with O'Gara as of the date hereof with respect to (a) the voting of their shares of KHI Capital Stock in favor of the Merger and (b) certain other matters.

     H. In order to induce KHI to enter into this Agreement, Thomas M. O'Gara, a shareholder of O'Gara, has entered into an agreement with KHI as of the date hereof with respect to (a) the voting of his shares of O'Gara Common Stock in favor of the Merger and (b) certain other matters.

     NOW THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I

                            MERGER OF NEWCO INTO KHI

     1.01 Merger. At the Effective Time (as defined in Section 1.02), NEWCO shall merge with and into KHI, and KHI, as the surviving corporation, shall continue its existence under the laws of the State of Delaware under the name "Kroll Holdings, Inc."

     1.02 Effective Time of the Merger. The Merger shall become effective as of the close of business on the date that the Certificate of Merger with respect to this Agreement is filed with the office of the Secretary of State of the State of Delaware (the "Effective Time").

     1.03 The Closing. Subject to the provisions of Articles VI, VII, and VIII hereof, the closing of the Merger (the "Closing") shall be held as soon as practicable after the shareholders of O'Gara, NEWCO and KHI duly approve the Merger, but in no event more than ten (10) business days after such approval, and shall take place at the offices of Taft, Stettinius & Hollister, 1800 Star Bank Center, 425 Walnut Street, Cincinnati, Ohio 45202 on the date of the Closing. All parties agree to use their respective commercially reasonable best efforts to cause the conditions set forth in Articles VI, VII and VIII hereof to be satisfied on or before the date of the shareholders' meetings held pursuant to Article XI hereof.

     1.04 Effect of Merger. At the Effective Time, the separate corporate existence of NEWCO shall cease, and NEWCO shall be merged into and continued in KHI, which shall be the "Surviving Corporation," pursuant to the provisions of and with the effect provided in the General Corporation Law of the State of Delaware (the "Delaware Law"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises and shall be subject to all of the duties and liabilities of a corporation organized and existing under the Delaware Law.

     1.05 Payment to Dissenting KHI Shareholders. KHI will pay to the dissenting shareholders of KHI the amount, if any, to which they shall be entitled under the provisions of Chapter 262 of the Delaware Law.

     1.06 Payment to Dissenting O'Gara Shareholders. O'Gara will pay to the dissenting shareholders of O'Gara the amount, if any, to which they shall be entitled under the provisions of Section 1701.85 of the Ohio General Corporation Law.

     1.07 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of KHI shall be, without any further action on the part of O'Gara or KHI, the Certificate of Incorporation of the Surviving Corporation.

                                   ARTICLE II

                       CONVERSION AND EXCHANGE OF SHARES

     2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) All of the shares of NEWCO Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become an aggregate of 100 fully paid and nonassessable shares of KHI Common Stock;

          (b) Each share of KHI Capital Stock held in the treasury of KHI or owned by O'Gara or NEWCO immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange for such shares;

          (c) Each share of KHI Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.01(b) above and Dissenting Shares (as defined below)) shall be converted into that number of fully paid and nonassessable shares of O'Gara Common Stock equal to one times the Share Conversion Multiplier (as defined in paragraph (e) of this Section 2.01);

          (d) Each share of KHI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.01(b) above and Dissenting Shares) shall be converted into that number of fully paid and nonassessable shares of O'Gara Common Stock equal to one times the Share Conversion Multiplier (as defined in paragraph (e) of this Section 2.01.)

          (e) For purposes of this Agreement, the term "Share Conversion Multiplier" shall mean a fraction, the numerator of which is 6,650,000, and the denominator of which is equal to the sum of (1) the total number of shares of KHI Capital Stock issued and outstanding immediately prior to the Effective Time, and (2) the total number of shares of KHI Capital Stock issuable pursuant to all warrants, options and other stock issuance agreements (including conversion rights under any instruments convertible into shares of KHI Capital Stock) existing immediately prior to the Effective Time, assuming all of such warrants, options or other stock issuance agreements are fully exercisable and the rights of the holders thereof are fully vested therein and in the stock issuable pursuant thereto.

     2.02. Exchange of Certificates; Issuance of New Certificates.

     (a) Promptly after the Effective Time, O'Gara shall mail to each registered holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of KHI Capital Stock (the "KHI Certificates") a letter of transmittal providing for the surrender of such KHI Certificates to O'Gara's transfer agent, The Fifth Third Bank, for exchange. Until so surrendered, such KHI Certificates shall represent solely the right to receive the applicable number of whole shares, and, if applicable, cash for fractional shares, of O'Gara Common Stock with respect to the number of shares of KHI Capital Stock evidenced thereby. No dividends or other distributions declared or made after the Effective Time with respect to shares of O'Gara Common Stock with a record date after the Effective Time shall be paid to the holder of an unsurrendered KHI Certificate with respect to the shares of O'Gara Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, in each case unless and until the holder of record of such KHI Certificate shall surrender such KHI Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, upon surrender of any such KHI Certificate, such KHI Certificate shall be cancelled and there shall be issued or paid to the registered holder of such KHI Certificate, without interest, (i) such number of whole shares of O'Gara Common Stock as are to be issued in exchange for such KHI Certificate pursuant to Section 2.01 of this Agreement, and (ii) the amount of any cash payable in lieu of a fractional share of O'Gara Common Stock to which such holder is entitled pursuant to Section 2.02(b) hereof and the amount of dividends or other distributions payable to holders of record as of a record date after the Effective Time theretofore paid with respect to whole shares of O'Gara Common Stock issued pursuant to clause
(i) above. If any cash or certificate evidencing shares of O'Gara Common Stock is to be paid to or issued in a name other than that in which the KHI Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the KHI Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to O'Gara any transfer or other taxes required by reason of the issuance of certificates for such shares of O'Gara Common Stock in, or the payment of cash to, a name other than that of the registered holder of the KHI Certificate surrendered, or shall establish to the satisfaction of O'Gara that such tax has been paid or is not applicable.

     (b) Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of O'Gara Common Stock shall be issued upon the surrender for exchange of KHI Certificates. Any holder of KHI Capital Stock who would otherwise have been entitled to a fractional share of O'Gara Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported prices per share of O'Gara Common Stock on the NASDAQ National Market on the ten consecutive trading days ending with the last trading day prior to the Effective Time on which O'Gara Common Stock was traded on the NASDAQ National Market, without any interest thereon. Any such holder shall not be entitled to vote or to any other rights of a holder of O'Gara Common Stock in respect of such fractional share.

     2.03. No Further Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of KHI of any shares of KHI Capital Stock. If, after the Effective Time, certificates evidencing KHI Capital Stock are presented to KHI for transfer, such certificates shall be canceled and exchanged for certificates evidencing the applicable number of whole shares of O'Gara Common Stock and, if applicable, cash in lieu of fractional shares as provided in Section 2.02.

     2.04 Treatment of KHI Stock Options. All warrants, options and other stock issuance agreements (including conversion rights under any instruments convertible into shares of KHI Capital Stock) (collectively, "KHI Issuance Agreements") shall, to the extent the shares of KHI Capital Stock issuable pursuant thereto have been included in the denominator in determining the Share Conversion Multiplier, be converted into the right to receive, upon exercise, subject to and in accordance with the terms of such KHI Issuance Agreements and further subject to payment in full of the exercise price under such KHI Issuance Agreements, that number of shares of O'Gara Common Stock equal to the product of
(i) the number of shares of KHI Capital Stock issuable upon exercise of such KHI Issuance Agreements, and (ii) the Share Conversion Multiplier. To the extent any KHI Capital Stock issuable pursuant to a KHI Issuance Agreement was not included in the denominator of the Share Conversion Multiplier, such KHI Issuance Agreement shall automatically be cancelled at the Effective Time and neither KHI Capital Stock nor O'Gara Common Stock shall thereafter be issued or issuable with respect to such KHI Issuance Agreement.

     2.05 Dissenters' Rights. Notwithstanding any provisions of this Agreement to the contrary, any shares of KHI Capital Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of
Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive O'Gara Common Stock pursuant to
Section 2.01 hereof, but the holder shall only be entitled to such rights as are granted by the Delaware Law. If a holder of shares of KHI Capital Stock who demands appraisal of those shares under the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive O'Gara Common Stock as provided in Section 2.01 hereof, without interest, upon compliance with the provisions, and subject to the limitations, of Section 2.02 hereof. KHI shall give O'Gara (a) prompt notice of any written demands for appraisal of any shares of KHI Capital Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware Law and received by KHI relating to stockholders' rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to any demands for appraisal under the Delaware Law. KHI shall not, except with the prior written consent of O'Gara, voluntarily make any payment with respect to any demands for appraisal of KHI Capital Stock, offer to settle or settle any such demands or approve any withdrawals of any such demands.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                    OF KHI AND THE KHI PRINCIPAL SHAREHOLDER

     KHI and the KHI Principal Shareholder hereby jointly and severally represent and warrant to each of O'Gara and NEWCO, as of the date hereof and as of the Closing, as follows:

     3.01 Organization and Capitalization. KHI is duly organized, validly existing and in good standing under the laws of the State of Delaware. KHI has authorized capital stock consisting of (i) 46,200 shares of KHI Class A Common Stock with par value of one cent ($.01) per share, of which 23,100 shares have been duly authorized, validly issued, and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 3.01(i) of that certain Disclosure Schedule to Plan and Agreement to Merge of even date herewith delivered by KHI to O'Gara (the "KHI Disclosure Schedule"), and none of which shares are held by KHI as treasury stock, and (ii) 153,800 shares of KHI Common Stock with par value of one cent ($.01) per share, of which 76,624 shares have been duly authorized, validly issued, and are outstanding and are fully paid and non-assessable and held of record as of the date hereof as set forth in Schedule 3.01(ii) of the KHI Disclosure Schedule, of which 8,821 are covered by options to purchase and of which 2,699 shares are held by

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

KHI as treasury stock. True and complete copies of the Certificate of Incorporation and Bylaws of KHI have been delivered by KHI to O'Gara.

     3.02 Power and Authority and Board and Shareholder Approval. KHI has the corporate power and authority to own its properties and to carry on its business as heretofore conducted and, subject to the approval and adoption of this Agreement by its shareholders as required by law, to perform all of the obligations to be performed by it hereunder. Each of KHI's Subsidiaries (as defined below) has the corporate power and authority to own its properties and to carry on its business as heretofore conducted. KHI and its Subsidiaries are duly qualified as a foreign entity and in good standing in each jurisdiction where the nature of their respective properties or the conduct of their respective businesses makes such qualification necessary, except when the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" shall mean, as to any Person, a material adverse effect on the business, operations, properties or financial condition of such Person and its Subsidiaries taken as a whole. This Agreement constitutes the valid and legally binding obligation of KHI, enforceable against KHI in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and to applicable equitable principles or public policy with respect to the indemnification provisions hereof, and the execution and delivery hereof and consummation of the Merger have been approved by the Board of Directors of KHI. For purposes of this Agreement a "Subsidiary" of any Person (as defined below) means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For purposes of this Agreement, "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity of any type, including any government, governmental agency or other governmental body.

     3.03 Subsidiaries. Schedule 3.03 of the KHI Disclosure Schedule lists all of the Subsidiaries of KHI together with an accurate description, with respect to each such Subsidiary, of (i) the type of entity and its jurisdiction of formation, (ii) the authorized, issued and outstanding capital or other ownership interests, and (iii) the names and addresses of all Persons having an interest therein and the amount and type of such interests. Each of KHI's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth on Schedule 3.03 of the KHI Disclosure Schedule. Schedule 3.03 of the KHI Disclosure Schedule also lists all Persons in which KHI or any of its Subsidiaries has an equity or other ownership interest which is material to the business, properties, operations or financial condition of KHI and its Subsidiaries taken as a whole, or the right to acquire any such interest, together with an accurate description, with respect to each such Person, of (i) the type of entity and its jurisdiction of formation, (ii) the authorized, issued and outstanding capital or other ownership interests, and
(iii) the names of all Persons having an interest therein and the amount and type of such interests. All of the outstanding shares of capital stock or other ownership interests of each of KHI's Subsidiaries which are owned by KHI or one of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record as set forth on
Schedule 3.03, free and clear of all liens, charges, claims or encumbrances. True and complete copies of the charter documents of all entities listed on
Schedule 3.03 of the KHI Disclosure Schedule have been delivered by KHI to O'Gara.

     3.04 Stock Options and Other Arrangements. As of the date hereof, KHI has outstanding options to purchase an aggregate of 8,821 shares of KHI Common Stock. Except for such options or as set forth in Schedule 3.04 of the KHI Disclosure Schedule (i) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character to which KHI or any of its Subsidiaries is a party or by which KHI or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other ownership interests of KHI or any of KHI's Subsidiaries or relating to securities convertible into, exchangeable for or evidencing the right to subscribe for any such capital stock or other ownership interests, (ii) there are no shareholders' agreements, partnership agreements, registration rights agreements, voting trusts or other agreements or understandings to which KHI or any of its Subsidiaries is a party or by which KHI or any of its Subsidiaries is bound with respect to the voting of the capital stock or other ownership interests of KHI or any of its Subsidiaries, or with respect to the registration of KHI Capital Stock of any shareholder of KHI under the Securities Act of 1933, as amended (the "Act"), and (iii) there are no stock options, stock bonus agreements, restricted stock agreements or other agreements or obligations outstanding which commit KHI or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem shares of stock or other ownership interests upon the fulfillment of specified conditions. True and complete copies of all documents, agreements and other instruments listed on Schedule 3.04 of the KHI Disclosure Schedule have been delivered by KHI to O'Gara.

     3.05 Financial Statements. The audited consolidated financial statements of KHI and its Subsidiaries for the one-year periods ended December 31, 1994 and December 31, 1995, including consolidated balance sheets, statements of income, changes in shareholders' equity and cash flows for the years then ended (the "KHI Audited Statements"), the draft financial statements of KHI and its Subsidiaries for the one-year period ended December 31, 1996, including consolidated balance sheet, statements of income, changes in shareholders' equity and cash flows for the year then ended (the "Draft KHI Financials") and the unaudited consolidated statements of financial position and related consolidated statements of income and cash flows for the six-month interim period ended June 30, 1997 (the "KHI Interim Statements"), all as previously delivered to O'Gara (the KHI Audited Statements, the Draft KHI Financials and the KHI Interim Statements are referred to herein collectively as the "KHI Financial Statements"), have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered and with prior periods (except as stated in the footnotes thereto, and subject, with respect to such KHI Interim Statements, to non-material year-end adjustments and the absence of footnotes), and fairly present in all material respects the consolidated financial condition of KHI and its Subsidiaries as of the dates thereof and the consolidated results of their operations for the periods ended on such dates, except in each case, with respect to the Draft KHI Financials, for changes described in the last sentence of this Section 3.05. True and complete copies of the KHI Financial Statements have been delivered by KHI to O'Gara. The audited consolidated financial statements of KHI and its Subsidiaries for the one-year period ended December 31, 1996 (the "1996 Financials") shall be delivered by KHI to O'Gara within two
(2) weeks of the date of this Agreement and such 1996 Financials shall (i) be the same as the Draft KHI Financials except that accounts receivable shall be approximately $4,800,000 less than accounts receivable on the Draft KHI Financials and there shall be such other changes as have been approved by O'Gara in writing, (ii) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered and with prior periods (except as stated in the footnotes thereto), and (iii) fairly present in all material respects the consolidated financial condition of KHI and its Subsidiaries as of December 31, 1996 and the consolidated results of their operations for the one-year period ended on December 31, 1996.

     3.06 Liabilities. Except to the extent reflected and reserved against in the KHI Interim Statements or as disclosed in Schedule 3.06 of the KHI Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business consistent with prior practice since June 30, 1997, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, neither KHI nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, contingent or otherwise and whether due or to become due, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     3.07 Claims. There are no governmental proceedings or investigations or any claims, suits or proceedings by any Person pending, asserted, or, to the actual knowledge of KHI and its Subsidiaries, threatened against KHI or any of its Subsidiaries, and to the actual knowledge of KHI and its Subsidiaries there is no reasonable basis for any such investigations, claims, suits or proceedings which, if determined adversely to KHI or any of its Subsidiaries, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect, except in each case as disclosed on Schedule 3.07 of the KHI Disclosure Schedule.

     3.08 Assets. Schedule 3.08 of the KHI Disclosure Schedule lists all real property now owned, leased, occupied or otherwise used by KHI or any of its Subsidiaries and indicates with respect to each such parcel of real property whether it is owned or leased and the name of the owner or lessee. With respect to said leased property, Schedule 3.08 sets forth the base rent payable under each lease, the amount and type of other expenses paid by the tenant under the lease and the commencement and expiration dates of the lease. True and complete copies of all of such leases have been delivered by KHI to O'Gara. Each of KHI and its Subsidiaries has good and marketable title in fee simple to all real estate listed on such Schedule 3.08 as owned by it and valid leasehold title to all real estate listed on such
Schedule 3.08 as leased by it, in each case free and clear of all material liens, mortgages, pledges, encumbrances and charges of every kind, except (i) as reflected in Schedule 3.08 of the KHI Disclosure Schedule, (ii) for statutory liens for taxes not yet due and payable, (iii) for inchoate liens for work performed or materials delivered, payment for which is not yet due, and (iv) for other immaterial covenants or restrictions which do not individually or in the aggregate materially interfere with the use or value of any such property. KHI and each of its Subsidiaries owns and has good and marketable title to all of its properties and assets reflected on the KHI Interim Statements, or acquired by it after the date thereof, free and clear of all material liens, mortgages, pledges, encumbrances and charges of every kind, except for inventory sold in the ordinary course of business after the date of the KHI Interim Statements and except as set forth in Schedule 3.08 of the KHI Disclosure Schedule. All real property owned or leased by KHI or its Subsidiaries and all tangible personal property owned or leased by KHI or any of its Subsidiaries is in sufficient condition to enable each of KHI and its Subsidiaries to conduct its business as now being conducted. KHI and its Subsidiaries own or have a legal and valid right to use all real and personal property necessary for, or used in, the conduct of their respective businesses as heretofore conducted.

     3.09 Operations Since December 31, 1996. Since December 31, 1996, except as contained on Schedule 3.09 of the KHI Disclosure Schedule (the "KHI Operations Schedule"), neither KHI nor any of its Subsidiaries has (i) incurred any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business consistent with prior practice, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, except as permitted in Sections 9.02(b) and (c) hereof; (ii) discharged or satisfied any material lien or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities reflected in the KHI Financial Statements and current liabilities incurred since the date of the KHI Interim Statements in the ordinary course of business consistent with prior practice; (iii) declared or made any payment or distribution of assets or dividends on its capital stock or other ownership interests except those dividends normally paid by KHI's Subsidiaries to KHI; (iv) purchased or redeemed any of its shares, or issued or committed to issue any additional shares or any securities exercisable for or convertible into shares except pursuant to stock options and restricted stock plans described on Schedule 3.13 of the KHI Disclosure Schedule; (v) other than as described in Section 9.02 or in the ordinary course of business consistent with prior practice, made any general wage or salary increases or increased the salary or other compensation of any officers; (vi) mortgaged, pledged or subjected to material lien, or any other material encumbrance, any of its material assets, tangible or intangible; (vii) sold, assigned or transferred any of its tangible assets or canceled any debt or claim, other than the sale of inventory for fair market value in the ordinary course of business consistent with prior practice; (viii) sold, assigned or transferred any patent, trademark, trade name, copyright, license or other intangible asset; (ix) suffered any net operating loss or extraordinary loss, or waived any right of substantial value; or (x) entered into any transaction other than in the ordinary course of business consistent with prior practice, other than as permitted in Section 9.02 hereof.

     3.10 Taxes. Except as disclosed in Schedule 3.10 of the KHI Disclosure Schedule, reserves for taxes as shown on the KHI Interim Statements are sufficient for the payment of all accrued but unpaid federal, state, county, local and foreign taxes of KHI and each of its Subsidiaries, for all periods ending on or prior to December 31, 1996, and are a reasonable estimate of all such taxes for the period ending June 30, 1997. Except as disclosed on Schedule
3.10 of the KHI Disclosure Schedule, all tax returns required to be filed have been filed by KHI and its Subsidiaries when due in accordance with all applicable laws, all such returns were correct as filed in all material respects, all taxes shown to be due on such returns have been timely paid, withheld or remitted to the appropriate taxing authority and there is no audit, dispute, claim, action, proceeding or investigation pending or, to the actual knowledge of KHI and its Subsidiaries, threatened with respect to any such returns or any taxes shown thereon. Except as disclosed on Schedule 3.10 of the KHI Disclosure Schedule, neither KHI nor any of its Subsidiaries has received any notice of any deficiency with respect to the payment of any federal, state, county, local or foreign taxes.

     3.11 Insurance. Schedule 3.11 of the KHI Disclosure Schedule lists all property, liability, life and other insurance policies for the benefit of KHI and its Subsidiaries. All such insurance is in full force and effect. Since December 31, 1996 there has been no material loss or damage to the tangible property of KHI or any of its

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Subsidiaries, whether or not insured, except as disclosed on Schedule 3.11 of the KHI Disclosure Schedule, and neither KHI nor any of its Subsidiaries has been refused any insurance coverage for which it has applied.

     3.12 Contracts. Schedule 3.12 of the KHI Disclosure Schedule (the "KHI Contract Schedule") lists all contracts, agreements, commitments and engagements to which KHI or any of its Subsidiaries is a party, or by which their respective assets are bound which (i) provide for the payment or receipt by KHI or any of its Subsidiaries of $100,000 or more, other than contracts with customers entered into in the ordinary course of business consistent with prior practices,
(ii) restrict in any manner the business activities of KHI or any of its Subsidiaries, with the exception of non-competition covenants entered into with customers of KHI or any of its Subsidiaries which would not be reasonably expected to have a Material Adverse Effect on any of O'Gara, KHI or their respective Subsidiaries, (iii) are partnership or joint venture agreements with any other Person, or (iv) are union contracts, health and welfare plans, life or hospitalization insurance plans, pension, profit sharing or other similar benefit plans, deferred incentive compensation agreements or plans, lease agreements, and material employment or consulting agreements (excluding employment agreements with foreign employees mandated by law that do not contain rights in excess of the minimum mandated by law). Each of such agreements is legal, valid and binding against KHI or any of its Subsidiaries that is a party thereto and, to the actual knowledge of KHI and its Subsidiaries, is legal, valid and binding against any other Person who is a party thereto. Each of such agreements is in full force and effect without any material default or breach existing with respect thereto by KHI or any of its Subsidiaries or, to the actual knowledge of KHI and its Subsidiaries, any other Person. True and complete copies of all contracts, agreements, commitments and engagements listed on the KHI Contract Schedule have been delivered by KHI to O'Gara. Except as disclosed on the KHI Contract Schedule, the consummation of the Merger will not result in the acceleration of, or any adverse change in the terms of, any obligation of KHI or any of its Subsidiaries for borrowed money or any material liability under any such contract, agreement, commitment or engagement. KHI and its Subsidiaries may prepay without penalty or premium any indebtedness for borrowed money incurred by them.

     3.13 Employee Benefit Plans. Schedule 3.13 of the KHI Disclosure Schedule contains listings of each Plan (as hereinafter defined). True and complete copies of all of such Plans (and if applicable related trust agreements) together with the most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Plan, have been delivered by KHI to O'Gara. No Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Each Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations. No Plan is subject to Title IV of ERISA. None of KHI or any of its Subsidiaries or ERISA Affiliates, has withdrawn from any Plan subject to Title IV of ERISA or Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, by KHI or any of its Subsidiaries or ERISA Affiliates to terminate any Plan subject to Title IV of ERISA (other than standard terminations previously effected under which KHI or any of its Subsidiaries or ERISA Affiliates have no existing liability). None of KHI, or any of its Subsidiaries or ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA. The assets of KHI and its Subsidiaries are not now, nor will they solely because of the mere passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of KHI or any of its Subsidiaries or ERISA Affiliates to make timely installments or other payments required under Code Section 412. No Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived. There are no actions, suits or claims pending or, to KHI's and its Subsidiaries' actual knowledge, threatened (other than routine claims for benefits) with respect to any Plan which would reasonably be expected to have a Material Adverse Effect. None of KHI or any of its Subsidiaries or ERISA Affiliates has incurred or, to KHI's and its Subsidiaries' actual knowledge, would reasonably be expected to incur any material liability under or pursuant to Section 4971 of the Code. No prohibited transactions described in Section 406 of ERISA or
Section 4975 of the Code have occurred which would reasonably be expected to result in a material liability. All Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and to KHI's and its Subsidiaries actual knowledge, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such

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qualification. To KHI's and its Subsidiaries' actual knowledge, there is no reason why any Plan is not so qualified in operation. None of KHI or any of its Subsidiaries or ERISA Affiliates is a party, contributes or within the past six years has contributed, to a Multiemployer Plan (as defined below). None of KHI or any of its Subsidiaries or ERISA Affiliates contributes to, or has within the past six years contributed to a single-employer plan within the meaning of
Section 4001(a)(15) of ERISA which has two or more contributing sponsors, as defined in Section 4001(a)(13) of ERISA, at least two of whom are not under common control, within the meaning of ERISA. KHI and its Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA to the extent applicable. Except as disclosed on
Schedule 3.13 of the KHI Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by KHI or any of its Subsidiaries or ERISA Affiliates to any Plan, Benefit Arrangement (as defined below), International Plan (as defined below) or to any employee of KHI or any of its Subsidiaries or ERISA Affiliates. Schedule 3.13 of the KHI Disclosure Schedule contains listings of each Benefit Arrangement. True and complete copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto have been delivered by KHI to O'Gara. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities. All contributions and payments accrued under each Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, have been discharged and paid when due. As used in this Section 3.13: (i) "Plan" means an "employee benefit plan," as defined in Section 3(3) of ERISA, (other than a Multiemployer Plan) which (a) is subject to any provision of ERISA, (b) is established, administered, maintained or contributed to by KHI or any Subsidiary or ERISA Affiliates of KHI and (c) covers any employee or former employee of KHI or any of its Subsidiaries or ERISA Affiliates in respect of service with KHI or any of its Subsidiaries or ERISA Affiliates or to which KHI or any of its Subsidiaries or ERISA Affiliates otherwise may have any liability; (ii) "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) to which KHI or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) with respect to any Person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder. "Benefit Arrangement" means any employment, severance, change in control or similar contract or arrangement or any plan, policy, fund, program or contract or arrangement providing for bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, workers' compensation or severance benefits that (A) is not a Plan, (B) is entered into, maintained, administered or contributed to, as the case may be, by KHI or any Subsidiary or ERISA Affiliate of KHI and (C) covers in respect of service with KHI or any of its Subsidiaries any current or former U.S. employee or U.S. independent contractor of KHI or any of its Subsidiaries or ERISA Affiliates who is or was employed in the United States. "International Plan" means (I) any written employment agreement providing for annual salary in excess of U.S. $100,000 (or its foreign equivalent) or any severance or similar contract or arrangement providing for compensation (including retirement benefits) in excess of U.S. $100,000 (or its foreign equivalent) that (A) is not a Plan or a Benefit Arrangement and (B) is entered into between KHI or any of its Subsidiaries or ERISA Affiliates and any current or former employee, agent or independent contractor of KHI or any of its Subsidiaries or ERISA Affiliates who is or was employed outside of the United States or (II) any written plan, policy, fund, program, arrangement, or contract of or with KHI or any of its Subsidiaries or ERISA Affiliates in respect of service with KHI or any of its Subsidiaries or its ERISA Affiliates covering employees who are or were employed by KHI or any of its Subsidiaries or its ERISA Affiliates outside of the United States; providing for (A) retirement benefits (including pension, health, medical or life insurance), but excluding any retirement scheme fund, plan or program (x) sponsored by any government or (y) providing benefits statutorily mandated under the laws of the applicable jurisdiction at the minimum level statutorily mandated, or (B) bonus (including post-employment bonus), profit sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, life insurance (including any self-insured arrangements), health or medical benefits, disability benefits,

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supplemental unemployment benefits or severance benefits (cumulatively
"Benefits"), other than any plan, policy, fund, program, arrangement or contract providing for Benefits statutorily mandated by the laws of the applicable jurisdiction at the minimum level statutorily mandated that (I) is not a Plan or a Benefit Arrangement and (II) is entered into, maintained, administered, or contributed to by KHI or any of its Subsidiaries. Schedule 3.13 of the Disclosure Schedule lists each International Plan. True and complete copies of each International Plan and all amendments thereto have been made available by KHI to O'Gara. Each International Plan has been maintained and operated in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with all applicable regulatory authorities. With respect to each International Plan all necessary or appropriate approvals, qualifications or certifications have been obtained and no event has occurred or condition exists which would cause the loss of such approval, qualification or certifications. All contributions and payments accrued under each International Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid when due.

     3.14 No Default. Except as disclosed on the KHI Contract Schedule, (i) neither KHI nor any of its Subsidiaries is in material default under any material contract, agreement, commitment or engagement of any kind; (ii) no event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default exists or, upon the Effective Time, will exist under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money or other material instrument to which KHI or any of its Subsidiaries is a party; and (iii) the execution and delivery of this Agreement and the consummation of the Merger will not contravene or conflict with, or constitute a violation of, or result in a default under, cancellation of, termination of, or acceleration of obligations under, the Certificate or Articles of Incorporation, Articles of Association, By-Laws or other organizational documents of KHI or any of its Subsidiaries or any material contract, agreement, commitment, engagement, judgment, injunction, order, decree or instrument to which KHI or any of its Subsidiaries is a party or by which they or any of their assets are bound, which default, event of default, contravention, conflict, violation, cancellation, termination or acceleration would reasonably be expected to have a Material Adverse Effect, or result in the incurrence by KHI or any of its Subsidiaries of any material liability.

     3.15 Joint Proxy Statement. When the Registration Statement on Form S-4 described in Article V hereof (the "Registration Statement") is filed with the Securities and Exchange Commission (the "Commission") and the related Prospectus/Proxy Statement to be distributed to KHI's and O'Gara's shareholders (the "Joint Proxy Statement") in connection with the Merger shall first be mailed to such shareholders, and at all times subsequent thereto up to and including the Effective Time, the information with respect to KHI and its Subsidiaries provided by KHI in writing for inclusion in the Registration Statement and the Joint Proxy Statement, and any information with respect to KHI and its Subsidiaries provided in writing by O'Gara to KHI at least two (2) days prior to the date of mailing the Joint Proxy Statement to the shareholders with respect to which information O'Gara has not received any written objection from KHI (i) will comply in all material respects with the provisions of the Act and of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to KHI or any of its Subsidiaries shall occur which, pursuant to the Act or the Exchange Act or the rules and regulations thereunder, should be disclosed in the Registration Statement or the Joint Proxy Statement and which is not so disclosed, KHI shall promptly so inform O'Gara.

     3.16 Compliance With Laws. KHI and its Subsidiaries (and each of them) have complied and are currently in compliance in all material respects with all applicable laws, and governmental rules (including rules related to governmental contracts), regulations and orders (including zoning ordinances), except when the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Neither KHI nor any of its Subsidiaries is in material default under, and no event has occurred which, with the lapse of time or action by a third party, would be reasonably expected to result in a material default under, the terms of any judgment, decree, order or writ, of any court, whether federal, state or local, foreign or domestic, and whether at law or in equity.
Schedule 3.16 of the KHI Disclosure Schedule includes the policies of KHI and its Subsidiaries regarding the Foreign Corrupt Practices Act (the "FCPA"), including a description of the means by which information

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regarding such policies are disseminated to employees of KHI and its
Subsidiaries. Neither KHI nor any of its Subsidiaries has received written notice of any violation of the FCPA by any employees of KHI or any of its Subsidiaries.

     3.17 Consents and Approvals. Except for the approval of KHI's shareholders, the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, the filing of the Registration Statement and any filings required under state "blue sky" laws, no other corporate proceedings on the part of KHI or any of its Subsidiaries, and no consent of or filing with any governmental agency or, except as set forth on the KHI Contract Schedule, third party is required to be held, obtained or made by KHI or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger. The ultimate parent entity of KHI does not have $100,000,000 or more of assets as of its last regularly prepared balance sheet or $100,000,000 or more of sales for its most recently ended fiscal year for purposes of the Hart-Scott-Rodino Anti-Trust Improvements of 1976, as amended (the "HSR Act").

     3.18 Patents, Trademarks and Copyrights. Schedule 3.18 of the KHI Disclosure Schedule contains a list of (a) all filed patents, patent and trademark applications and registered trademarks, servicemarks and copyrights (collectively the "KHI Registered Rights") owned by KHI or any of its Subsidiaries, together with an indication as to the owner of such right and the jurisdiction by or in which such right has been issued, registered or filed, (b) all material license agreements (other than licenses for off-the-shelf software programs) or other rights of use relating to intellectual property used by KHI or its Subsidiaries (the "KHI Licensed Rights") and (c) all other intellectual property (other than off-the-shelf software programs) owned or used by KHI or its Subsidiaries (the "KHI Common Law Rights"). All of the KHI Registered Rights are valid and in full force and effect. True and complete copies of all agreements or licenses relating to the KHI Registered Rights, the KHI Licensed Rights and the KHI Common Law Rights (collectively, the "KHI Rights") have been delivered by KHI to O'Gara. Neither KHI nor any of its Subsidiaries has received any notice with respect to any alleged infringement or unlawful use by KHI or its Subsidiaries of any intangible property right owned or alleged to be owned by others. Except as set forth in Schedule 3.18 of the KHI Disclosure Schedule, the Merger will not adversely affect the use by KHI of any of the KHI Rights.
Schedule 3.18 of the KHI Disclosure Schedule contains a list of all licenses and sublicenses granted by KHI and its Subsidiaries with respect to the KHI Rights. Except as set forth on Schedule 3.18 of the KHI Disclosure Schedule (i) no Person other than KHI and its Subsidiaries has any right to use the KHI Registered Rights, and (ii) neither KHI nor any of its Subsidiaries has actual knowledge of any infringement by any Person of any of the KHI Rights.

     3.19 Environmental Matters. Except as set forth in Schedule 3.19 of the KHI Disclosure Schedule, (i) there is no liability of KHI or any of its Subsidiaries under any federal, state, local, or foreign laws, rules, regulations, orders, judgments, decrees, permits or licenses relating to health, safety or the environment (the "Environmental Requirements"), whether absolute, determined, determinable or contingent, and (ii) the properties, assets and operations of KHI and its Subsidiaries are in compliance with all applicable Environmental Requirements, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect. No spill, release, threatened release or discharge of Hazardous Substances (as defined below) into the environment has occurred at any of the facilities owned, leased or operated by KHI and its Subsidiaries (the "KHI Facilities") or, to KHI's and its Subsidiaries' actual knowledge, on any real property adjacent thereto, and there has been no corrective action, remediation or clean up required of KHI or any of its Subsidiaries by applicable Environmental Requirements or by governmental authorities as a consequence of any such spill, release, threatened release or discharge of Hazardous Substances. All corrective action, remediation or other clean up activities undertaken by KHI or any of its Subsidiaries has been performed, or is being performed, in accordance in all material respects with all applicable Environmental Requirements. KHI and its Subsidiaries have discharged in all material respects any and all applicable record keeping and reporting requirements pursuant to all applicable Environmental Requirements and all such reports and records are complete and correct in all material respects and have been retained for the length of time required by any applicable Environmental Requirements setting forth document retention requirements. Except as set forth in Schedule 3.19 of the KHI Disclosure Schedule, none of the KHI Facilities or, to KHI's and its Subsidiaries' actual knowledge, any property adjacent thereto, or, to KHI's and its Subsidiaries' actual knowledge, any sites used for the disposal of wastes generated by KHI or its Subsidiaries have been designated as a "Superfund Site" or are otherwise the subject of

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an order of removal or remedial action for which KHI or any of its Subsidiaries has liability pursuant to the provisions of applicable Environmental Requirements and there are no conditions or circumstances affecting the KHI Facilities which, to KHI's and its Subsidiaries' actual knowledge, might reasonably be expected to cause them to be designated as a "Superfund Site" or render them subject to any such order of removal or remedial action for which KHI or any of its Subsidiaries will have liability pursuant to the provisions of applicable Environmental Requirements. Except as set forth in Schedule 3.19 of the Disclosure Schedule, no unresolved written notice, notification, demand, request for information, citation, summons or order has been issued, no pending complaint has been filed, no unpaid penalty has been assessed and no action, claim, suit or proceeding or, to the actual knowledge of KHI and its Subsidiaries, investigation or review is pending or, to the actual knowledge of KHI and its Subsidiaries, threatened by any governmental authority with respect to KHI or any of its Subsidiaries and relating to or arising out of any Environmental Requirements. To KHI's and its Subsidiaries' actual knowledge, no Hazardous Substance is present at, on, in or under any of the KHI Facilities in violation of applicable Environmental Requirements. All permits required by applicable Environmental Requirements and necessary for the operation of the businesses, or the use of the assets of KHI and its Subsidiaries have been obtained, are identified in Schedule 3.19 of the KHI Disclosure Schedule, and are in full force and effect. Except as set forth in Schedule 3.19 of the Disclosure Schedule, KHI and its Subsidiaries are in material compliance with the terms of such permits, no action or investigation has been taken, commenced or, to KHI's actual knowledge, threatened by any governmental authority or any other Person to revoke or modify such permits or to enforce the terms of or take action for violation of such permits, and, to KHI's and its Subsidiaries' actual knowledge, there is no reasonable basis for any such action or investigation. KHI and its Subsidiaries do not own, lease or operate and have not within the past four (4) years owned, leased or operated, any real property in New Jersey or Connecticut that is subject to transfer act requirements of those states. For purposes of this Agreement, the term "Hazardous Substances" shall mean any materials defined or regulated as pollutants, contaminants, or hazardous or toxic substances, materials or wastes in any way by any Environmental Requirements and the term "Superfund Site" shall mean any location which is listed or proposed for listing on the National Priorities List or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation or cleanup related to or arising from any alleged violation of any Environmental Requirement or the cleanup or threatened release of Hazardous Substances.

     3.20 Pooling-of-Interests. Neither KHI nor any of its Subsidiaries or shareholders has taken any action, or caused any event or condition to occur, and there is no set of facts in existence relating to KHI or any of its Subsidiaries or shareholders of which KHI has actual knowledge, which would be reasonably expected to result in the failure of the Merger to constitute a pooling-of-interests for accounting purposes, and, within ten (10) days after the date hereof, KHI shall obtain a certificate to that effect from its independent certified public accountants, Deloitte & Touche, and deliver a copy of such certificate to O'Gara, which certificate shall be reasonably acceptable in form and substance to O'Gara.

     3.21 No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the business, operations, properties or financial condition of KHI and its Subsidiaries taken as a whole.

     3.22 Licenses and Permits. KHI and its Subsidiaries have obtained all permits, licenses, franchises and authorizations from any governmental authority which are necessary in connection with the ownership, lease or operation of their respective properties or the conduct of their respective businesses as heretofore owned, leased and conducted, except for such permits or licenses, the absence of which would not reasonably be expected to have a Material Adverse Effect (collectively, the "KHI Licenses"). All of such KHI Licenses are in full force and effect and are listed in Schedule 3.22 of the KHI Disclosure Schedule. Except as disclosed on Schedule 3.22 of the KHI Disclosure Schedule, neither KHI nor any of its Subsidiaries has received any notice that KHI or any of its Subsidiaries is in violation of or default under any KHI License or that any KHI License will be revoked, terminated or not renewed, except for any such violation, default, revocation, termination or nonrenewal which would not reasonably be expected to have a Material Adverse Effect. All private investigators licenses of KHI and its Subsidiaries are listed in Schedule 3.22 of the KHI Disclosure Schedule and, except as disclosed in such Schedule 3.22, neither KHI nor any of its Subsidiaries has received any notice that it is in violation of or in default under any private investigators license, or that any private investigators license will be revoked, terminated

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or not renewed. True and complete copies of all private investigators licenses and all KHI Licenses have been delivered by KHI to O'Gara.

     3.23 Orders, Actions, Etc. There are no outstanding orders, judgments, injunctions, awards or decrees of any governmental authority against KHI or any of its Subsidiaries or any of their properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending against or, to KHI's or any of its Subsidiaries' actual knowledge, threatened against, any of KHI, its Subsidiaries, or any of their properties, assets or businesses, that would reasonably be expected to have a Material Adverse Effect, and neither KHI nor any of its Subsidiaries has received any written notice of any actions, suits or claims or legal, administrative or arbitration proceedings or investigations affecting any of KHI, its Subsidiaries, or any of their properties, assets or businesses, that would be reasonably expected to have a Material Adverse Effect.

     3.24 Labor Matters. Except as set forth in Schedule 3.24 of the KHI Disclosure Schedule, neither KHI nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for KHI or any of its Subsidiaries (collectively, the "KHI Business Personnel") or any representative of any KHI Business Personnel. True and complete copies of all agreements listed on Schedule 3.24 of the KHI Disclosure Schedule have been delivered by KHI to O'Gara. Neither KHI nor any of its Subsidiaries has engaged in any unfair labor practice with respect to KHI Business Personnel, and neither KHI nor any of its Subsidiaries has received written notice that there is an unfair labor practice complaint pending against KHI or any of its Subsidiaries with respect to KHI Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending against or, to KHI's actual knowledge, threatened against KHI or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and neither KHI nor any of its Subsidiaries has experienced any primary work stoppage or other material labor difficulty involving its employees during the last three (3) years that has had or would reasonably be expected to have a Material Adverse Effect. KHI and its Subsidiaries are in material compliance with the requirements of all applicable labor and employment laws, rules and regulations.

     3.25 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement based on agreements or arrangements made by KHI or any of its Subsidiaries, except for Donaldson Lufkin & Jenrette, the fees and expenses of which shall be paid by KHI.

     3.26 Full Disclosure. The representations and warranties made by KHI in this Agreement, the KHI Disclosure Schedules and certificates to be furnished by KHI or any of its Subsidiaries at the Closing hereunder do not contain and will not contain any untrue statement of a material fact, and do not omit and will not omit any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF O'GARA AND NEWCO

     O'Gara and NEWCO hereby jointly and severally represent and warrant to KHI and the KHI Principal Shareholder, as of the date hereof and as of the date of Closing, as follows:

     4.01 Organization and Capitalization. O'Gara is duly organized, validly existing and in good standing under the laws of the State of Ohio. As of the date hereof, O'Gara has authorized capital stock consisting of (i) 25,000,000 shares of O'Gara Common Stock with par value of one cent ($.01) per share, of which 7,279,310 shares have been duly authorized, validly issued, and are outstanding and are fully paid and non-assessable, and no shares of which are held by O'Gara as treasury stock, and (ii) 100,000 shares of O'Gara Preferred Stock with par value of one cent ($.01) per share, of which no shares are outstanding. NEWCO is duly organized, validly existing and in good standing under the laws of the State of Delaware. NEWCO's authorized capital stock consists of 100 shares of common stock without par value, all of which shares have been duly authorized, validly issued and are outstanding and are fully paid and non-assessable and held of record and beneficially by O'Gara.

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

NEWCO was recently formed for the purpose of the transactions contemplated hereby and has no material assets or liabilities. True and complete copies of the Certificate of Incorporation and By-laws of O'Gara have been delivered by O'Gara to KHI. The O'Gara Common Stock to be issued in the Merger will be duly authorized, validly issued and outstanding, fully paid and non-assessable and listed for trading on the NASDAQ National Market.

     4.02 Power and Authority and Board Approval. O'Gara has the corporate power and authority to own its properties and to carry on its business as heretofore conducted and, subject to the approval and adoption of this Agreement by its shareholders as required by law, to perform all of the obligations to be performed by it hereunder. Each of O'Gara's Subsidiaries has the corporate power and authority to own its properties and to carry on its business as heretofore conducted. O'Gara and its Subsidiaries are duly qualified as a foreign entity and in good standing in each jurisdiction where the nature of their respective properties or the conduct of their respective businesses makes such qualification necessary, except when the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. This Agreement constitutes the valid and legally binding obligation of O'Gara and NEWCO, enforceable against O'Gara and NEWCO in accordance with its terms, subject to applicable bankruptcy insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and to applicable equitable principles or public policy with respect to the indemnification provisions hereof, and the execution and delivery hereof and consummation of the Merger have been approved by the Board of Directors of O'Gara and NEWCO.

     4.03 Subsidiaries. Each of O'Gara's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Except as described in the SEC Filings or on Schedule 4.03 of that certain Disclosure Schedule to this Plan and Agreement to Merge delivered by O'Gara to KHI (the "O'Gara Disclosure Schedule"), O'Gara or its Subsidiaries owns all issued and outstanding equity or other ownership interests in O'Gara's Subsidiaries. Except as set forth on Schedule 4.03 of the O'Gara Disclosure Schedule, all of the outstanding shares of capital stock or other ownership interests of each of O'Gara's Subsidiaries which are owned by O'Gara or one of its Subsidiaries have been duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record, free and clear of all liens, charges, claims or encumbrances. Except as described in the SEC Filings (as defined in Section 4.05(b)) and except for O'Gara's Subsidiaries, O'Gara and its Subsidiaries have no equity or ownership interest or the right to acquire any such interest in any Person, which interest is material to the business, properties, operations or financial condition of O'Gara and its Subsidiaries taken as a whole.

     4.04 Stock Options and Other Arrangements. Except as disclosed in the SEC Filings (as defined in Section 4.05 below) or set forth in Schedule 4.04 of the O'Gara Disclosure Schedule, (i) there are no outstanding subscriptions, option plans, warrants, calls, rights, convertible securities, preemptive rights or other agreements or commitments of any character to which O'Gara or any of its Subsidiaries is a party or by which O'Gara or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other ownership interests of O'Gara or any of O'Gara's Subsidiaries or relating to securities convertible into, exchangeable for or evidencing the right to subscribe for any such capital stock or other ownership interests, (ii) there are no shareholders' agreements, partnership agreements, registration rights agreements, voting trusts or other agreements or understandings to which O'Gara or any of its Subsidiaries is a party or by which O'Gara or any of its Subsidiaries is bound with respect to the voting of the capital stock or other ownership interests of O'Gara or any of its Subsidiaries or with respect to the registration of O'Gara Common Stock of any shareholder of O'Gara under the Act, and (iii) there are no stock options, stock bonus agreements, restricted stock agreements or other agreements or obligations outstanding which commit O'Gara or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem shares of stock or other ownership interests upon the fulfillment of specified conditions. True and complete copies of all documents, agreements and other instruments listed in Schedule 4.04 of the O'Gara Disclosure Schedule have been delivered by O'Gara to KHI.

     4.05 SEC Filings and Financial Statements.

     (a) O'Gara has timely filed with the Commission all documents and reports required to be filed by it pursuant to the Exchange Act for the year ended December 31, 1996, and has filed or will timely file all such required documents and reports at all times subsequent thereto up to and including the Effective Time.

     (b) O'Gara has delivered to KHI true and complete copies of: (i) its Registration Statement on Form S-1 in the form in which it was declared effective under the Act, including the Prospectus and all exhibits forming a part thereof; (ii) its annual report on Form 10-K for the fiscal year ended December 31, 1996; (iii) its quarterly report on Form 10-Q for the fiscal quarter ending March 31, 1997; and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1996, which if not yet filed shall be delivered promptly upon the filing thereof as provided in Section 4.05(d) below (collectively, the "SEC Filings").

     (c) The SEC Filings comply as to form in all material respects with the requirements of the Act and the Exchange Act, as applicable, in effect on the respective dates thereof. None of the SEC Filings, when filed pursuant to the Act or the Exchange Act, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (d) From March 31, 1997 through the date hereof, O'Gara has not filed and is not aware of any event which would require the filing with the Commission of any report by it on Form 8-K except for this Agreement and the Merger. Promptly upon the filing thereof with the Commission, O'Gara will deliver to KHI any current reports on Form 8-K and any other SEC Filings filed with the Commission from the date hereof until the Effective Time, all of which when filed under the Exchange Act or declared effective under the Act, as applicable, will comply as to form in all material respects with the requirements of the Act and the Exchange Act, as applicable, in effect at the time of filing thereof and (with the exception of any information provided by KHI for inclusion therein and any information with respect to KHI and its Subsidiaries provided in writing by O'Gara to KHI for inclusion therein, with respect to which O'Gara has not received any written objection from KHI) none of which will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (e) The financial statements included in the SEC Filings (the "O'Gara Financial Statements") comply as to form in all material respects with the applicable accounting requirements of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered and with prior periods (except as stated in the O'Gara Financial Statements, the footnotes thereto or the SEC Filings, and subject, in the case of unaudited interim financial, to year-end adjustments), and fairly present in all material respects the consolidated financial condition of O'Gara and its Subsidiaries as of the dates thereof and the consolidated results of their operations for the periods ended on such dates.

     4.06 Liabilities. Except to the extent reflected in the SEC Filings or reflected and reserved against in the O'Gara Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business consistent with prior practice since March 31, 1997, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, neither O'Gara nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, contingent or otherwise and whether due or to become due, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     4.07 Claims. There are no governmental proceedings or investigations or any claims, suits or proceedings by any Person pending, asserted, or, to the actual knowledge of O'Gara and its Subsidiaries, threatened against O'Gara or any of its Subsidiaries, and to the actual knowledge of O'Gara and its Subsidiaries there is no reasonable basis for any such investigations, claims, suits or proceedings, which if determined adversely to O'Gara or any of its Subsidiaries would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except in each case as disclosed in the SEC Filings or on Schedule 4.07 of the O'Gara Disclosure Schedule.

     4.08 Assets. All material real property owned or leased by O'Gara or its Subsidiaries, as disclosed in the SEC Filings, and all tangible personal property owned or leased by O'Gara or any of its Subsidiaries is in sufficient condition to enable each of O'Gara and its Subsidiaries to conduct its business as now being conducted. O'Gara and its Subsidiaries own or have a legal and valid right to use all real and personal property necessary for, or used in, the conduct of their respective businesses as heretofore conducted.

     4.09 Operations Since December 31, 1996. Since December 31, 1996, except as disclosed in the SEC Filings or contained on Schedule 4.09 of the O'Gara Disclosure Schedule (the "O'Gara Operations Schedule"), neither O'Gara nor any of its Subsidiaries has (i) incurred any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business consistent with prior practice, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) discharged or satisfied any material lien or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities reflected in the O'Gara Financial Statements and current liabilities incurred since the date of the latest O'Gara Financial Statements in the ordinary course of business consistent with prior practice; (iii) declared or made any payment or distribution of assets or dividends except those dividends normally paid by O'Gara's Subsidiaries to O'Gara; (iv) purchased or redeemed any of its shares, or issued or committed to issue any additional shares or any securities exercisable for or convertible into shares except pursuant to stock options and restricted stock plans described on Schedule 4.13 of the O'Gara Disclosure Schedule and except as permitted in Section 10.02(k); (v) other than as described in Section 10.02 or in the ordinary course of business consistent with prior practice, made any general wage or salary increases or increased the salary or other compensation of any officers; (vi) mortgaged, pledged or subjected to material lien, or any other material encumbrance, any of its material assets, tangible or intangible other than in connection with a refinancing of an existing debt obligation and other than in connection with the incurrence of up to $30,000,000 of additional indebtedness described in Section 10.02(b); (vii) sold, assigned or transferred any of its tangible assets or canceled any debt or claim, other than the sale of inventory for fair market value in the ordinary course of business consistent with prior practice; (viii) sold, assigned or transferred any patent, trademark, trade name, copyright, license or other intangible asset; (ix) suffered any net operating loss or extraordinary loss, or waived any right of substantial value; or (x) entered into any transaction other than in the ordinary course of business consistent with prior practice and other than as permitted in Section 10.02.

     4.10 Taxes. Except as described in the SEC Filings, reserves for taxes as shown on the O'Gara Financial Statements are sufficient for the payment of all accrued but unpaid federal, state, county, local and foreign taxes of O'Gara and each of its Subsidiaries for all periods ending on or prior to December 31, 1996, and are a reasonable estimate of all such taxes for the period ended on March 31, 1997. Except as disclosed in the SEC Filings or in documents delivered pursuant to Section 10.05 below, all tax returns required to be filed have been filed by O'Gara and its Subsidiaries when due in accordance with all applicable laws, all such returns were correct as filed in all material respects, all taxes shown to be due on such returns have been timely paid, withheld or remitted to the appropriate taxing authority and there is no audit, dispute, claim, action, proceeding or investigation pending or, to the actual knowledge of O'Gara and its Subsidiaries, threatened with respect to any such returns or any taxes shown thereon. Except as disclosed in the SEC Filings, neither O'Gara nor any of its Subsidiaries has received any notice of any deficiency with respect to the payment of any federal, state, county, local or foreign taxes.

     4.11 Insurance. O'Gara and its Subsidiaries have obtained all property, liability, life and other insurance policies for the benefit of O'Gara and its Subsidiaries which are reasonable and necessary in connection with the ownership, lease or operation of their respective properties or the conduct of their respective businesses as heretofore owned, leased and operated, and all such insurance is in full force and effect. Since December 31, 1996 there has been no material loss or damage to the tangible property of O'Gara or any of its Subsidiaries, whether or not insured, except as disclosed in the SEC Filings or on Schedule 4.11 of the O'Gara Disclosure Schedule, and neither O'Gara nor any of its Subsidiaries has been refused any insurance coverage for which it has applied.

     4.12 Contracts. All contracts, agreements, commitments and engagements which are material to the business, properties, operations or financial condition of O'Gara and its Subsidiaries, taken as a whole, are disclosed in the SEC Filings, and each such agreement is a legal and binding contract against O'Gara or any of its Subsidiaries and, to the actual knowledge of O'Gara and its Subsidiaries, is legal, valid and binding against any other Person who is a party thereto. Each of such agreements is in full force and effect without any default or breach existing with respect thereto by O'Gara or any of its Subsidiaries or to the best of O'Gara's and its Subsidiaries' actual knowledge, any other Person. The copies of such contracts, agreements, commitments and engagements that have been filed with the Commission are true and complete in all material respects. Except as disclosed on Schedule 4.12 of the O'Gara Disclosure Schedule (the "O'Gara Contract Schedule"), the consummation of the Merger will not result in the acceleration of, or any adverse change in the terms of, any obligation of O'Gara or any of its Subsidiaries for borrowed money or any material liability under any such material contract, agreement, commitment or engagement. A true and complete copy of the contract with the U.S. Army Tank-Automotive Command with respect to providing armoring systems for HMMWVs (the "HMMWV Contract") has been delivered to KHI. O'Gara is in compliance in all material respects with the terms and provisions of that contract, and as of the date hereof O'Gara has not received notice of the termination of, or intent to terminate such HMMWV Contract.

     4.13 Employee Benefit Plans. Schedule 4.13 of the O'Gara Disclosure Schedule contains listings of each Plan (as hereinafter defined). True and complete copies of all of such Plans (and if applicable related trust agreements) together with the most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Plan, have been delivered by O'Gara to KHI. No Plan (as hereinafter defined) is maintained in connection with any trust described in Section 501(c)(9) of the Code. Each Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations. No Plan is subject to Title IV of ERISA or
Section 412 of the Code. None of O'Gara or any of its Subsidiaries or ERISA Affiliates, has withdrawn from any Plan subject to Title IV of ERISA or Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, by O'Gara or any of its Subsidiaries or ERISA Affiliates to terminate any Plan subject to Title IV of ERISA (other than standard terminations previously effected under which O'Gara or any of its Subsidiaries or ERISA Affiliates have no existing liability). None of O'Gara or any of its Subsidiaries or ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA. There are no actions, suits or claims pending or, to O'Gara's and its Subsidiaries' actual knowledge, threatened (other than routine claims for benefits) with respect to any Plan which would reasonably be expected to have a Material Adverse Effect. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in a material liability. All Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and to O'Gara's and its Subsidiaries' actual knowledge, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. To O'Gara's and its Subsidiaries' actual knowledge, there is no reason why any Plan is not so qualified in operation. None of O'Gara or any of its Subsidiaries or ERISA Affiliates is a party, contributes or within the past six years has contributed, to a Multiemployer Plan (as defined below). None of O'Gara or any of its Subsidiaries or ERISA Affiliates contributes to, or has within the past six years contributed to a single-employer plan within the meaning of Section 4001(a)(15) of ERISA which has two or more contributing sponsors, as defined in
Section 4001(a)(13) of ERISA, at least two of whom are not under common control, within the meaning of ERISA. O'Gara and its Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA to the extent applicable. Except as disclosed on Schedule 4.13 of the O'Gara Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefit payable by O'Gara or any of its Subsidiaries or ERISA Affiliates to any Plan, Benefit Arrangement (as defined below), International Plan (as defined below) or to any employee of O'Gara or any of its Subsidiaries or ERISA Affiliates. Schedule 4.13 of the O'Gara Disclosure Schedule contains listings of each Benefit Arrangement. True and complete copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto have been delivered by O'Gara to KHI. Each Benefit Arrangement (as hereinafter defined) has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities. All contributions and payments accrued under each Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, have been discharged and paid when due. As used in this Section 4.13: (i) "Plan" means an "employee benefit plan," as defined in Section 3(3) of ERISA, (other than a Multiemployer

Plan) which (a) is subject to any provision of ERISA, (b) is established, administered, maintained or contributed to by O'Gara or any Subsidiary or ERISA Affiliates of O'Gara and (c) covers any employee or former employee of O'Gara or any of its Subsidiaries or ERISA Affiliates in respect of service with O'Gara or any of its Subsidiaries or ERISA Affiliates or to which O'Gara or any of its Subsidiaries or ERISA Affiliates otherwise may have any liability; (ii) "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) to which O'Gara or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) with respect to any Person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder. "Benefit Arrangement" means any employment, severance, change in control or similar contract or arrangement or any plan, policy, fund, program or contract or arrangement providing for bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, workers' compensation or severance benefits that (A) is not a Plan, (B) is entered into, maintained, administered or contributed to, as the case may be, by O'Gara or any Subsidiary or ERISA Affiliate of O'Gara and (C) covers in respect of service with O'Gara or any of its Subsidiaries any current or former U.S. employee or U.S. independent contractor of O'Gara or any of its Subsidiaries or ERISA Affiliates who is or was employed in the United States. "International Plan" means (I) any written employment agreement providing for annual salary in excess of U.S. $100,000 (or its foreign equivalent) or any severance or similar contract or arrangement providing for compensation (including retirement benefits) in excess of U.S. $100,000 (or its foreign equivalent) that (A) is not a Plan or a Benefit Arrangement and (B) is entered into between O'Gara or any of its Subsidiaries or ERISA Affiliates and any current or former employee, agent or independent contractor of O'Gara or any of its Subsidiaries or ERISA Affiliates who is or was employed outside of the United States or (II) any written plan, policy, fund, program, arrangement, or contract of or with O'Gara or any of its Subsidiaries or ERISA Affiliates in respect of service with O'Gara or any of its Subsidiaries or any of its ERISA Affiliates covering employees who are or were employed by O'Gara or any of its Subsidiaries or ERISA Affiliates outside of the United States; providing for (A) retirement benefits (including pension, health, medical or life insurance), but excluding any retirement scheme fund, plan or program (x) sponsored by any government or (y) providing benefits statutorily mandated under the laws of the applicable jurisdiction at the minimum level statutorily mandated, or (B) bonus (including post-employment bonus), profit sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, life insurance (including any self-insured arrangements), health or medical benefits, disability benefits, supplemental unemployment benefits or severance benefits (cumulatively "Benefits"), other than any plan, policy, fund, program, arrangement or contract providing for Benefits statutorily mandated by the laws of the applicable jurisdiction at the minimum level statutorily mandated that (I) is not a Plan or a Benefit Arrangement and (II) is entered into, maintained, administered, or contributed to by O'Gara or any of its Subsidiaries. Schedule 4.13 of the Disclosure Schedule lists each International Plan. True and complete copies of each International Plan and all amendments thereto have been made available by O'Gara to KHI. Each International Plan has been maintained and operated in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with all applicable regulatory authorities. With respect to each International Plan all necessary or appropriate approvals, qualifications or certifications have been obtained and no event has occurred or condition exists which would cause the loss of such approval, qualification or certifications. All contributions and payments accrued under each International Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid when due. O'Gara represents that there has been and continues to be in full force and effect insurance, commonly known as "stop-loss insurance", during all periods that the O'Gara Companies Employee Benefit Plan has been in existence (other than any periods during which the plan was fully insured), sufficient to reimburse the plan or O'Gara, as the case may be, for any claims properly covered under the terms of the plan: (a) for a covered individual after the plan or O'Gara, as the case may be, has paid out $35,000 under the terms of the plan with respect to that individual for a given plan year and (b) after the plan or O'Gara, as the case may be, has paid out $600,000 under the terms of the plan with respect to all covered individuals for a given plan year.

     4.14 No Default. Except as disclosed in the SEC Filings or on the O'Gara Contract Schedule, (i) neither O'Gara nor any of its Subsidiaries is in material default under any material contract, agreement, commitment or engagement of any kind; (ii) no event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default exists or, upon the Effective Time, will exist under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money or other material instrument to which O'Gara or any of its Subsidiaries is a party; and
(iii) the execution and delivery of this Agreement and the consummation of the Merger will not contravene or conflict with or constitute a violation of, or result in a default under, cancellation of, termination of, or acceleration of obligations under, the Certificate or Articles of Incorporation, Articles of Association, By-Laws or other organizational documents of O'Gara or any of its Subsidiaries or any material contract, agreement, commitment, engagement, judgment, injunction, order, decree or instrument to which O'Gara or any of its Subsidiaries is a party or by which it or any of its assets are bound, which default, event of default, contravention, conflict, violation, cancellation, termination or acceleration would reasonably be expected to have a Material Adverse Effect, or result in the incurrence by O'Gara or any of its Subsidiaries of any material liability.

     4.15 Joint Proxy Statement. When the Registration Statement is filed with the Commission and the Joint Proxy Statement in connection with the Merger shall first be mailed to O'Gara's and KHI's shareholders, and at all times subsequent thereto up to and including the Effective Time, the information with respect to O'Gara and its Subsidiaries set forth in the Registration Statement and the Joint Proxy Statement (i) will comply in all material respects with the provisions of the Act and of the Exchange Act and the requirements of any applicable state "blue sky" laws and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to O'Gara or any of its Subsidiaries shall occur which, pursuant to the Act or the Exchange Act or the rules and regulations thereunder, should be disclosed in the Registration Statement or the Joint Proxy Statement and which is not so disclosed, O'Gara shall promptly so inform KHI.

     4.16 Compliance with Laws. O'Gara and its Subsidiaries (and each of them) have complied and are currently in compliance in all material respects with all applicable laws and governmental rules (including rules related to governmental contracts), regulations and orders (including zoning ordinances), except when the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Filings, neither O'Gara nor any of its Subsidiaries is in material default under, and no event has occurred which, with the lapse of time or action by a third party, would be reasonably expected to result in a material default under, the terms of any judgment, decree, order or writ of any court, whether federal, state or local, foreign or domestic, and whether at law or in equity. O'Gara has delivered to KHI a true and complete copy of and description of its policies, and the policies of its Subsidiaries, regarding the FCPA. Neither O'Gara nor any of its Subsidiaries has received written notice of any violation of the FCPA by any employees of O'Gara or any of its Subsidiaries.

     4.17 Consents and Approvals. Except for the approval of O'Gara's shareholders, the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, the filing of the Registration Statement and any filings required under state "blue sky" laws, no other corporate proceedings on the part of O'Gara or any of its Subsidiaries, and no consent of or filing with any governmental agency or, except as set forth on the O'Gara Contract Schedule, third party is required to be held, obtained or made by O'Gara or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger. The ultimate parent entity of O'Gara does not have $100,000,000 or more of assets as of its last regularly prepared balance sheet or $100,000,000 or more of sales for its most recently ended fiscal year for purposes of the HSR Act.

     4.18 Patents, Trademarks and Copyrights. O'Gara and its Subsidiaries own or have the right to use all material patents, trademarks, servicemarks, tradenames, copyrights and other proprietary intellectual property necessary for the conduct of their respective businesses as currently conducted (collectively, the "O'Gara Intellectual Property"). Except as disclosed in the SEC Filings, neither O'Gara nor any of its Subsidiaries has received any notice with respect to any alleged infringement or unlawful use by O'Gara or its Subsidiaries of any intangible property right owned or alleged to be owned by others. Except as set forth in Schedule 4.18 of the

O'Gara Disclosure Schedule, the Merger will not adversely affect the use by O'Gara of any of the O'Gara Intellectual Property. Each of the unexpired filed patents owned by O'Gara and its Subsidiaries is in full force and effect, neither O'Gara nor any of its Subsidiaries has received any notice that such filed patents infringe upon the rights of any Person, and, to the actual knowledge of O'Gara and its Subsidiaries, no Person is infringing upon the rights of O'Gara or its Subsidiaries under any such patent.

     4.19 Environmental Matters. Except as disclosed in the SEC Filings (i) there is no liability of O'Gara or any of its Subsidiaries under any Environmental Requirement, whether absolute, determined, determinable or contingent, and (ii) the properties, assets and operations of O'Gara and its Subsidiaries are in compliance with all applicable Environmental Requirements, except for any such liability or non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Filings, (i) no spill, release, threatened release or discharge of Hazardous Substances into the environment has occurred at any of the facilities owned, leased or operated by O'Gara and its Subsidiaries (the "O'Gara Facilities") or, to O'Gara's and its Subsidiaries' actual knowledge, on any real property adjacent thereto that would reasonably be expected to have a Material Adverse Effect, and (ii) there has been no corrective action, remediation or clean up required of O'Gara or any of its Subsidiaries by applicable Environmental Requirements or by governmental authorities as a consequence of any such spill, release, threatened release or discharge of Hazardous Substances. All corrective action, remediation or other clean up activities undertaken by O'Gara or any of its Subsidiaries has been performed, or is being performed, in accordance in all material respects with all applicable Environmental Requirements. O'Gara and its Subsidiaries have discharged in all material respects any and all applicable record keeping and reporting requirements pursuant to all applicable Environmental Requirements and all such reports and records are complete and correct in all material respects and have been retained for the length of time required by any applicable Environmental Requirements setting forth document retention requirements. Except as disclosed in the SEC Filings or set forth in
Schedule 4.19 of the O'Gara Disclosure Schedule, none of the O'Gara Facilities or, to O'Gara's and its Subsidiaries' actual knowledge, any property adjacent thereto, or, to O'Gara's and its Subsidiaries' actual knowledge, any sites used for the disposal of wastes generated by O'Gara or its Subsidiaries have been designated as a "Superfund Site" or are otherwise the subject of an order of removal or remedial action for which O'Gara or any of its Subsidiaries has liability pursuant to the provisions of applicable Environmental Requirements and there are no conditions or circumstances affecting the O'Gara Facilities or any property adjacent thereto which, to O'Gara's and its Subsidiaries' actual knowledge, might reasonably be expected to cause them to be designated as a "Superfund Site" or render them subject to any such order of removal or remedial action for which O'Gara or any of its Subsidiaries will have liability pursuant to the provisions of applicable Environmental Requirements. Except as disclosed in the SEC Filings or set forth in Schedule 4.19 of the O'Gara Disclosure Schedule, no unresolved written notice, notification, demand, request for information, citation, summons or order has been issued, no pending complaint has been filed, no unpaid penalty has been assessed and no action, claim, suit or proceeding or, to the actual knowledge of O'Gara and its Subsidiaries, no investigation or review is pending or, to the actual knowledge of O'Gara and its Subsidiaries, threatened by any governmental authority with respect to O'Gara or any of its Subsidiaries and relating to or arising out of any Environmental Requirements. To the actual knowledge of O'Gara and its Subsidiaries, no Hazardous Substance is present at, on, in or under any of the O'Gara Facilities in violation of applicable Environmental Requirements. All permits required by applicable Environmental Requirements and necessary for the operation of the businesses, or the use of the assets of O'Gara and its Subsidiaries have been obtained and are in full force and effect. Except as disclosed in the SEC Filings or set forth in Schedule 4.19 of the Disclosure Schedule, O'Gara and its Subsidiaries are in material compliance with the terms of such permits, no action or investigation has been taken, commenced or, to O'Gara's actual knowledge, threatened by any governmental authority or any other Person to revoke or modify such permits or to enforce the terms of or take action for violation of such permits, and, to O'Gara's and its Subsidiaries' actual knowledge, there is no reasonable basis for any such action or investigation. O'Gara and its Subsidiaries do not own, lease or operate and have not within the past four (4) years owned, leased or operated any property in New Jersey or Connecticut that is subject to transfer act requirements of those states. Neither O'Gara nor any of its Subsidiaries is, based upon actual knowledge, required to incur now or within twelve (12) months after the Effective Time capital expenditures for compliance with Environmental Requirements that would reasonably be expected to have a Material Adverse Effect.

     4.20 No Material Adverse Change. Since the date of the latest O'Gara Financial Statements, except as disclosed in the SEC Filings, there has been no material adverse change in the business, properties, operations or financial condition of O'Gara and its Subsidiaries taken as a whole.

     4.21 Licenses and Permits. O'Gara and its Subsidiaries have obtained all permits, licenses, franchises and authorizations from any governmental authority which are necessary in connection with the ownership, lease or operation of their respective properties or the conduct of their respective businesses as heretofore and presently owned, leased and conducted, except for such permits or licenses, the absence of which would not reasonably be expected to have a Material Adverse Effect (collectively, the "O'Gara Licenses"). All of such O'Gara Licenses are in full force and effect. Neither O'Gara nor any of its Subsidiaries has received any notice that O'Gara or any of its Subsidiaries is in violation of or default under any O'Gara License or that any O'Gara License will be revoked, terminated or not renewed, except for any such violation, default, revocation, termination or nonrenewal which would not reasonably be expected to have a Material Adverse Effect.

     4.22 Orders, Actions, Etc. Except as disclosed in the SEC Filings, there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental authority against O'Gara or any of its Subsidiaries or any of their properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Filings, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending against or, to O'Gara's or any of its Subsidiaries' actual knowledge, threatened against any of O'Gara, its Subsidiaries, or any of their properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect, and neither O'Gara nor any of its Subsidiaries has received any written notice of any actions, suits or claims or legal, administrative or arbitration proceedings or investigations affecting O'Gara, its Subsidiaries or any of their properties, assets or businesses that would be reasonably expected to have a Material Adverse Effect.

     4.23 Labor Matters.  Except as disclosed in the SEC Filings or set forth in
Schedule 4.23 of the O'Gara Disclosure Schedule, neither O'Gara nor any of its Subsidiaries has engaged in any unfair labor practice with respect to persons employed by or otherwise performing services primarily for O'Gara or any of its Subsidiaries (the "O'Gara Business Personnel") or any representative of any O'Gara Business Personnel, and neither O'Gara nor any of its Subsidiaries has received written notice that there is an unfair labor practice complaint pending against O'Gara or any of its Subsidiaries with respect to O'Gara Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending against or, to O'Gara's actual knowledge, threatened against or affecting, O'Gara or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and neither O'Gara nor any of its Subsidiaries has experienced any primary work stoppage or other material labor difficulty involving its employees during the last three (3) years that has had or would reasonably be expected to have a Material Adverse Effect. O'Gara and its Subsidiaries are in material compliance with the requirements of all applicable labor and employment laws, rules and regulations.

     4.24 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement based on agreements or arrangements made by O'Gara or any of its Subsidiaries, except for Dillon Read & Co., Inc. ("Dillon Read") and J. Jeffrey Brausch & Company, the fees and expenses of which shall be paid by O'Gara.

     4.25 Pooling-of-Interests. Neither O'Gara nor any of its Subsidiaries or shareholders has taken any action, or caused any event or condition to occur, and there is no set of facts in existence relating to O'Gara or any of its Subsidiaries or shareholders of which O'Gara has actual knowledge, which would be reasonably expected to result in the failure of the Merger to constitute a pooling-of-interests for accounting purposes, and, within ten (10) days after the date hereof, O'Gara shall obtain a certificate to that effect from its independent certified public accountants, Arthur Andersen LLP, and deliver a copy of such certificate to KHI, which certificate shall be reasonably acceptable in form and substance to KHI.

     4.26 Full Disclosure. The representations and warranties made by O'Gara in this Agreement, the O'Gara Disclosure Schedule and certificates to be furnished by O'Gara or any of its Subsidiaries at the Closing hereunder do not contain and will not contain any untrue statement of a material fact, and do not omit and will not omit any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V

                      REGISTRATION OF O'GARA COMMON STOCK

     Subject to the provisions of this Article V, as promptly as practicable after execution of this Agreement, and in no event later than September 30, 1997, O'Gara shall prepare (with the assistance of KHI as described below) and file with the Commission a Registration Statement on Form S-4 under the Act for the registration of the O'Gara Common Stock to be delivered as a result of the Merger. In connection with the preparation of the Registration Statement and the related Joint Proxy Statement forming a part of the Registration Statement to be mailed to the shareholders of O'Gara and KHI in connection with the meeting of shareholders of O'Gara and KHI referred to in Article XI hereof, KHI and O'Gara will cooperate with each other and will furnish the information relating to KHI, O'Gara and NEWCO, as the case may be, required by the Act and the Exchange Act to be set forth in the Registration Statement (including the Joint Proxy Statement), in each case, within the time period necessary to permit O'Gara to file such Registration Statement with the Commission no later than September 30, 1997, and also, in each case, in a timely fashion to enable O'Gara to respond to any comments received from the Commission with respect thereto. O'Gara shall use its commercially reasonable best efforts to cause such Registration Statement to be declared effective under the Act as soon as may be practicable and to distribute the Joint Proxy Statement contained therein to the O'Gara and KHI shareholders as soon as practicable thereafter but not less than twenty (20) business days prior to the date of the special meetings at which this Agreement and the transactions contemplated hereby are submitted to O'Gara's and KHI's shareholders for approval and adoption. O'Gara and KHI shall postpone the special meetings of their respective shareholders in the event the twenty (20) business day requirement would not be fulfilled. Except to the extent permitted by Rule 145(b) promulgated by the Commission under the Act and except as otherwise required by law or the rules of the National Association of Securities Dealers, Inc., the NASDAQ National Market, none of O'Gara, NEWCO or KHI shall publish any communication (including any press release) other than the Registration Statement or notices and proxy materials accompanied by the Joint Proxy Statement with respect to the Merger without first consulting with the other parties and obtaining their approval, which shall not be unreasonably withheld. O'Gara shall submit to KHI and its counsel the Registration Statement and all proxy soliciting material for its review prior to the use thereof. O'Gara shall use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement by the preparation and filing of amendments and/or supplements thereto from the original effective date through the Effective Time. O'Gara shall not be required to maintain the effectiveness of the Registration Statement or the Joint Proxy Statement for the purpose of resales by affiliates of KHI.

                                   ARTICLE VI

                           CONDITIONS TO OBLIGATIONS
            OF O'GARA, NEWCO, KHI AND THE KHI PRINCIPAL SHAREHOLDER

     The obligations of O'Gara, NEWCO, KHI and the KHI Principal Shareholder under this Agreement are subject to the following conditions:

     6.01 Necessary Governmental Approvals. All necessary governmental approvals shall have been received from any required governmental authority, and all necessary waiting periods shall have expired. Each party shall cooperate fully with the other in applying for such approvals and in prosecuting applications, including the execution of supplemental agreements and other documents consistent with the terms of this Agreement.

     6.02 Effectiveness of Registration Statement. The Registration Statement shall have become effective pursuant to an order of the Commission, and there shall have been no stop order issued or threatened by the Commission suspending the effectiveness of the Registration Statement.

     6.03 No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     6.04 AIG Director. If requested by AIG, an individual nominated by AIG and reasonably acceptable to O'Gara shall have been elected a director of O'Gara.

                                  ARTICLE VII

                           CONDITIONS TO OBLIGATIONS
                              OF O'GARA AND NEWCO

     The obligations of O'Gara and NEWCO under this Agreement are subject to the following conditions:

     7.01 Representations and Warranties True; Covenants and Obligations Performed. All of the representations and warranties of KHI and the KHI Principal Shareholder herein shall have been true and complete when made and shall be true and complete in all material respects as of the Effective Time, with the same force and effect as though such representations and warranties had been made at the Effective Time. KHI shall have performed in all material respects all covenants, agreements and obligations to be performed by it hereunder prior to or at the Effective Time. KHI shall have delivered to O'Gara certificates of its officers to such effect.

     7.02 Opinion of Counsel. O'Gara shall have received an opinion of Kramer, Levin, Naftalis & Frankel, counsel for KHI, dated the Effective Date of the Merger, substantially in the form contained at Exhibit 7.02 attached hereto.

     7.03 Auditor's Comfort Letter. If the Registration Statement and/or the Proxy Statement shall contain any unaudited interim financial statements of KHI, O'Gara shall have received, if requested, "comfort" letters from KHI's independent certified public accountants, Deloitte & Touche, dated (i) the effective date of the Registration Statement and (ii) the date of the Closing, in each case substantially to the effect that:

          (a) They are a firm of independent public accountants with respect to KHI within the meaning of the Act and the rules and regulations of the Commission thereunder;

          (b) In their opinion the audited financial statements of KHI examined by them and included in the Registration Statement comply as to form in all material respects with the applicable requirements of the Act and the applicable published rules and regulations of the Commission thereunder with respect to registration statements on Form S-4; and

          (c) On the basis of specified procedures (which do not constitute an examination in accordance with generally accepted auditing standards), consisting of a reading of the unaudited financial statements of KHI included in the Registration Statement and of the latest available unaudited financial statements of KHI, inquiries of officers of KHI responsible for financial and accounting matters and a reading of the minutes of meetings of shareholders and the Board of Directors of KHI, nothing has come to their attention which causes them to believe: (i) that the unaudited financial statements of KHI included in the Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Act and the published rules and regulations thereunder, (ii) that any such unaudited financial statements are not, or any unaudited financial statements of KHI from which unaudited quarterly financial information set forth in such Registration Statement has been derived are not, fairly presented in all material respects in conformity with United States generally accepted accounting principles consistently applied and on a basis substantially consistent with that of the audited financial statements or (iii) that during the period from December 31, 1996 to a date five business days prior to the date of such letter there was any change in the capital stock or any increase in long term debt of KHI as compared to the amounts shown in the balance sheet as of December 31, 1996 included in the KHI Financial Statements, except for any acquisition publicly announced by KHI, or that during the period from the date of said balance sheet to the most recent month-end for which financial statements are available there was any material decrease in net assets or any material decrease, as compared with the corresponding period in the preceding year, in net income of KHI, except in

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

     all instances for changes or decreases which are set forth in such letter or which the Registration Statement and/or the Proxy Statement discloses have occurred.

     7.04 Pooling-of-Interests. The Merger shall constitute a pooling-of-interests for financial accounting purposes and O'Gara, at its option, shall have received an opinion to that effect from Arthur Andersen LLP.

     7.05 Opinion of Financial Advisor. The Board of Directors of O'Gara shall have received an opinion from Dillon Read, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by O'Gara is fair to O'Gara from a financial point of view, and such opinion shall not have been withdrawn.

     7.06 Shareholder Approval. The shareholders of O'Gara shall have approved the Merger at the meeting of shareholders of O'Gara called pursuant to Article XI.

     7.07 Required Consents. All necessary consents (the "Required Consents") under the Contracts identified in Schedule 7.07 of the KHI Disclosure Schedule as requiring consents prior to consummation of the Merger shall have been received.

                                  ARTICLE VIII

                           CONDITIONS TO OBLIGATIONS
                    OF KHI AND THE KHI PRINCIPAL SHAREHOLDER

     The obligations of KHI and the KHI Principal Shareholder under this Agreement are subject to the following conditions:

     8.01 Representations and Warranties True; Covenants and Obligations Performed. All of the representations and warranties of O'Gara and NEWCO herein shall have been true and complete when made and shall be true and complete in all material respects as of the Effective Time, with the same force and effect as though such representations and warranties had been made at the Effective Time. O'Gara and NEWCO each shall have performed in all material respects all covenants, agreements and obligations to be performed by it hereunder prior to or at the Effective Time. O'Gara and NEWCO shall have delivered to KHI certificates of its officers to such effect.

     8.02 Opinion of Counsel. KHI shall have received an opinion of Taft, Stettinius & Hollister, counsel for O'Gara and NEWCO, dated the effective date of the Merger, substantially in the form contained at Exhibit 8.02 attached hereto.

     8.03 Auditor's Comfort Letter. If the Registration Statement and/or the Joint Proxy Statement shall contain any unaudited interim financial statements of O'Gara, KHI shall have received, if requested, "comfort" letters from O'Gara's independent certified public accountants, dated (i) the effective date of the Registration Statement and (ii) the date of the Closing, in each case substantially to the effect that:

          (a) They are a firm of independent public accountants with respect to O'Gara within the meaning of the Act and the rules and regulations of the Commission thereunder;

          (b) In their opinion the audited financial statements of O'Gara examined by them and included in the Registration Statement comply as to form in all material respects with the applicable requirements of the Act and the applicable published rules and regulations of the Commission thereunder with respect to registration statements on Form S-4; and

          (c) On the basis of specified procedures (which do not constitute an examination in accordance with generally accepted auditing standards), consisting of a reading of the unaudited financial statements of O'Gara included in the Registration Statement and of the latest available unaudited financial statements of O'Gara, inquiries of officers of O'Gara responsible for financial and accounting matters and a reading of the minutes of meetings of shareholders and the Board of Directors of O'Gara, nothing has come to their attention which causes them to believe: (i) that the unaudited financial statements of O'Gara included in the Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Act and the published rules and regulations thereunder, (ii) that any such unaudited financial statements are not, or any unaudited financial statements of O'Gara from which unaudited quarterly financial information set forth in the Registration Statement has been derived are not, fairly presented in all material respects in conformity with United States generally accepted accounting principles consistently applied and on a basis substantially consistent with that of the audited financial statements or (iii) that during the period from December 31, 1996 to a date five business days prior to the date of such letter there was any change in the capital stock or any increase in long term debt of O'Gara as compared to the amounts shown in the balance sheet as of December 31, 1996 included in the O'Gara Financial Statements, except for any acquisition publicly announced by O'Gara, or that during the period from the date of said balance sheet to the most recent month-end for which financial statements are available there was any material decrease in net assets or any material decrease, as compared with the corresponding period in the preceding year, in net income of O'Gara, except in all instances for changes or decreases which are set forth in such letter or which the Registration Statement and/or the Proxy Statement disclosures have occurred.

     8.04 Required Consents. All necessary consents under the contracts identified on Schedule 7.07 of the KHI Disclosure Schedules as requiring consents prior to consummation of the Merger have been received.

     8.05 Election of Principal Shareholder. The KHI Principal Shareholder shall have been elected a director and the Chairman and CEO of O'Gara effective as of the Effective Time.

     8.06 No Labor Strikes. As of the date of consummation of the Merger, there shall not be in existence any strike involving in excess of twenty percent (20%) of the United States workforce of O'Gara.

     8.07 HMMWV Contract. O'Gara shall not have received notice of the termination of, or intent to terminate, the HMMWV contract.

                                   ARTICLE IX

                 COVENANTS OF KHI AND KHI PRINCIPAL SHAREHOLDER

     From the date hereof through the Effective Time, KHI and the KHI Principal Shareholder jointly and severally covenant and agree as follows:

     9.01 Access to Properties and Records. O'Gara's officers, employees, attorneys, accountants and other authorized agents shall be given access to all of the offices, properties and records of KHI and its Subsidiaries on reasonable notice to allow O'Gara to make an investigation of KHI's and its Subsidiaries' businesses, assets and affairs. O'Gara shall be permitted to make such extracts or copies of such documents, books or records of KHI and its Subsidiaries as O'Gara may desire and KHI shall furnish to O'Gara such financial and operating data and other information concerning the business, assets and affairs of KHI and its Subsidiaries as O'Gara may reasonably request. KHI shall instruct its accountants and attorneys to disclose to O'Gara any and all non-privileged information they may have with respect to the business, assets and affairs of KHI and its Subsidiaries. O'Gara shall treat all information it receives concerning KHI and its Subsidiaries during the course of its investigation as confidential (subject to such disclosure as may be required by applicable law with prompt notice thereof to be given to KHI) and shall return to KHI or destroy all extracts and copies of documents, books and records which it has received if the Merger is not consummated, pursuant to the terms of that certain Confidentiality Agreement dated July 16, 1997 which shall survive the execution and delivery of this Agreement.

     9.02 Operations Pending Merger. KHI and its Subsidiaries will be operated in all material respects in the ordinary course of business consistent with prior practice without substantial change in current operational policy or plans, and in compliance in all material respects with applicable laws, including Environmental Requirements, and KHI will use commercially reasonable best efforts to maintain KHI's and each of its Subsidiaries' properties and facilities in their present condition, reasonable use and ordinary wear and tear excepted, to retain KHI's and each of its Subsidiaries' key employees, and to maintain KHI's and each of its Subsidiaries' material assets and KHI's and each of its Subsidiaries' relationships with its customers and others having business relations with

KHI or any of its Subsidiaries. KHI further agrees that from the date hereof to the Effective Time, neither it nor any of its Subsidiaries will, without the prior written consent of O'Gara:

          (a) Declare any dividends, make any distribution of assets to its shareholders or purchase any shares of KHI Capital Stock or any stock option;

          (b) Create or incur any indebtedness for money borrowed except indebtedness of up to $1,000,000 to the KHI Principal Shareholder or create or incur any liability except in the ordinary course of business;

          (c) Except for committed expenditures set forth on the Schedule 9.02 of the KHI Disclosure Schedule, make any capital expenditure in excess of $750,000 in the aggregate or enter into any lease with an annual cost in excess of $250,000;

          (d) Increase the rate of compensation of any of its officers or employees other than in the ordinary course of business consistent with prior practice;

          (e) Cancel any of the insurance existing at the date hereof or permit any of its insurance to lapse or terminate unless it is replaced with insurance with substantially the same coverage, limits and deductibles and with no gap in coverage;

          (f) Make any material contract not in the ordinary course of business;

          (g) Default in any material respect under any material contract, agreement, commitment or engagement of any kind, including those described on the KHI Contract Schedule;

          (h) Except as may be required by law, enter into, adopt, amend or terminate any employee benefit or welfare trust, plan or arrangement, except for stay bonuses provided to key employees of KHI and its Subsidiaries with the prior written consent of O'Gara, which consent shall not be unreasonably withheld or delayed;

          (i) Acquire, sell, lease or dispose of any material assets, other than the sale of inventory in the ordinary course of business consistent with past practice;

          (j) Except as may be required to conform with United States generally accepted accounting principles, change any of the accounting principles used by it;

          (k) Make any material tax election or compromise relating to any tax liability;

          (l) Pay, discharge or satisfy any material claims or obligations (whether absolute, asserted, unasserted, contingent or otherwise) other than in the ordinary course of business consistent with prior practice;

          (m) Take or agree to take any action which would result in any of the conditions set forth in Articles VI, VII or VIII hereof not being satisfied at or prior to the Closing; or

          (n) Write off any material assets other than in the ordinary course of business consistent with prior practices.

     9.03 Best Efforts to Expedite Closing. From the date hereof through the Effective Time, KHI shall exert its commercially reasonable best efforts and cooperate with O'Gara to accomplish by the earliest practicable date all those things within its control necessary to cause this Agreement to be carried out, including but not limited to the making of applications to, and the obtaining of approvals from, the appropriate regulatory agencies for the accomplishment of the Merger. KHI shall cooperate with O'Gara in order to accomplish the registration of the O'Gara Common Stock by the earliest practicable date.

     9.04 No Solicitation. Neither KHI nor the KHI Principal Shareholder shall, directly or indirectly, furnish information or access in response to requests from any Person, or participate in discussions or negotiate with any such Person concerning any proposal for a merger or other business combination involving KHI or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in any voting securities of, or a substantial portion of the assets of, KHI or any of its Subsidiaries, other than pursuant to the Merger.

     9.05 Tax Information. Within 30 days after the date hereof, KHI shall deliver to O'Gara a list of (i) all United States federal income tax returns of KHI and its Subsidiaries which have not been audited by the Internal Revenue Service or are not closed by the applicable statute of limitations, (ii) all jurisdictions, foreign or domestic, federal, state, provincial or local, to which any tax is payable, or in which any tax return is required to be filed, by KHI and its Subsidiaries, and (iii) all waivers or extensions granted by KHI, its Subsidiaries or any member of any affiliate, consolidated, combined or unitary group of which KHI or any of its Subsidiaries has been a member of any statute of limitations in respect of taxes or tax returns.

                                   ARTICLE X

                         COVENANTS OF O'GARA AND NEWCO

     From the date hereof through the Effective Time, O'Gara and NEWCO jointly and severally covenant and agree as follows:

     10.01 Access to Properties and Records. KHI's officers, employees, attorneys, accountants and other authorized agents shall be given free and full access to all of the offices, properties and records of O'Gara and its Subsidiaries on reasonable notice to allow KHI to make an investigation of O'Gara's and its subsidiaries' businesses, assets and affairs. KHI shall be permitted to make such extracts or copies of such documents, books or records of O'Gara and its Subsidiaries as KHI may desire and O'Gara shall furnish to KHI such financial and operating data and other information concerning the business, assets and affairs of KHI and its Subsidiaries as KHI may reasonably request. O'Gara shall instruct its accountants and attorneys to disclose to KHI any and all non-privileged information they may have with respect to the business, assets and affairs of O'Gara and its Subsidiaries. KHI shall treat all information it receives concerning O'Gara and its Subsidiaries during the course of its investigation as confidential (subject to such disclosures as may be required by applicable law with prompt notice thereof to be given to O'Gara) and shall return to O'Gara or destroy all extracts and copies of documents, books and records which it has received if the Merger is not consummated, pursuant to the terms of the Confidentiality Agreement referred to in Section 9.01 hereof.

     10.02 Operations Pending Merger. O'Gara and its Subsidiaries will be operated in all material respects in the ordinary course of business consistent with prior practice without substantial change in current operational policy or plans, and in compliance in all material respects with applicable laws, including Environmental Requirements, and O'Gara will use commercially reasonable best efforts to maintain O'Gara's and each of its Subsidiaries' properties and facilities in their present condition, reasonable use and ordinary wear and tear excepted, to retain O'Gara's and each of its Subsidiaries' employees, and to maintain O'Gara's and each of its Subsidiaries' assets and O'Gara's and each of its Subsidiaries' relationships with its customers and others having business relations with O'Gara or any of its Subsidiaries. O'Gara further agrees that from the date hereof to the Effective Time, neither it nor any of its Subsidiaries will, without the prior written consent of KHI:

          (a) Declare any dividends, make any distribution of assets to its shareholders or purchase any shares of O'Gara Common Stock or any stock option (except for dividends paid by O'Gara's Subsidiaries to O'Gara or another O'Gara Subsidiary and except as contemplated by Section 1.06);

          (b) Create or incur any liability except in the ordinary course of business or increase its indebtedness by more than $30,000,000, which increase shall be for the purposes listed on Schedule 10.02 of the O'Gara Disclosure Schedule;

          (c) Increase the rate of compensation of any of its officers or employees other than in the ordinary course of business consistent with prior practice;

          (d) Cancel any of the insurance existing at the date hereof or permit any of its insurance to lapse or terminate unless it is replaced with insurance with substantially the same coverage, limits and deductibles and with no gap in coverage;

          (e) Default in any material respect under any material contract, agreement, commitment or engagement of any kind, including those described on the O'Gara Contract Schedule;

          (f) Except as may be required by law or pursuant to plans or arrangements described in the SEC Filings, enter into, adopt, amend or terminate any employee benefit or welfare trust, plan or arrangement which would reasonably be expected to have a material adverse effect on the value of the shares of O'Gara Common Stock to be issued in connection with the Merger, except as contemplated by Section 4.04;

          (g) Sell, lease or dispose of any material assets, other than the sale of inventory in the ordinary course of business consistent with past practice;

          (h) Except as may be required to conform with United States generally accepted accounting principles, change any of the accounting principles used by it;

          (i) Make any tax election or compromise relating to any tax liability in either case which would reasonably be expected to have a Material Adverse Effect;

          (j) Take or agree to take any action which would result in any of the conditions set forth in Articles VI, VII or VIII hereof not being satisfied at or prior to the Closing;

          (k) Make any material contract not in the ordinary course of business except for agreements entered into in connection with indebtedness permitted by paragraph 10.02(b), acquisitions of assets or stock consented to in writing by KHI (which consent shall not be unreasonably withheld or delayed), capital expenditures or improvements involving not more than $750,000 in the aggregate and acquisitions of assets or stock involving the issuance by O'Gara of O'Gara Common Stock consented to in writing by KHI (which consent shall not be unreasonably withheld or delayed); or

          (l) Write off any material assets except in the ordinary course of business consistent with prior practices.

          (m) Issue O'Gara Common Stock except as permitted in Section 10.02(k) and except pursuant to option plans and options described in Schedule 4.04 of the O'Gara Disclosure Schedule or in the SEC Filings.

     10.03 Best Efforts to Expedite Closing. From the date hereof through the Effective Time, O'Gara and NEWCO shall exert their commercially reasonable best efforts and cooperate with KHI to accomplish by the earliest practical date all those things within its control necessary to cause this Agreement to be carried out, including but not limited to, the making of applications to, and the obtaining of approvals from, the appropriate regulatory agencies for the accomplishment of the Merger, including the registration of the O'Gara Common Stock, the compliance with applicable state "blue sky" laws, and calling and holding a special meeting of O'Gara shareholders at which the O'Gara Board of Directors will present and recommend this Agreement to such shareholders for their approval.

     10.04 Repayment of KHI Shareholder Debt. Subject to confirmation by Arthur Andersen LLP that the repayments contemplated in this Section 10.04 will not adversely affect the pooling accounting treatment for the Merger, promptly following the Effective Time, O'Gara shall cause KHI and its Subsidiaries to pay
(i) to AIG an amount not in excess of $2,000,000 principal amount, plus accrued and unpaid interest thereon, in repayment of all indebtedness owing by KHI and its Subsidiaries to AIG, and (ii) to the KHI Principal Shareholder an amount in repayment of all amounts reflected in an advance account as owing to the KHI Principal Shareholder by KHI and its Subsidiaries. In no event shall the total amount of indebtedness paid to AIG and the KHI Principal Shareholder pursuant to this Section 10.04 exceed $7,500,000. The parties acknowledge and agree that certain other indebtedness, evidenced by various promissory notes, of KHI and its Subsidiaries to the KHI Principal Shareholder in the approximate amount of $310,000 (which amount is net of all liabilities or other amounts payable by the KHI Principal Shareholder to KHI and its Subsidiaries) shall remain outstanding following the Effective Time.

     10.05 Tax Information. Within 30 days after the date hereof, O'Gara shall deliver to KHI a list of (i) all United States federal income tax returns of O'Gara and its Subsidiaries which have not been audited by the Internal Revenue Service or are not closed by the applicable statute of limitations, and (ii) all waivers or extensions granted by O'Gara, its Subsidiaries or any member of any affiliate, consolidated, combined or unitary group of which O'Gara or any of its Subsidiaries has been a member of any statute of limitations in respect of taxes or tax returns.

                                   ARTICLE XI

                             SHAREHOLDERS' MEETINGS

     Prior to the Closing, as soon as practicable after the effective date of the Registration Statement, and in accordance with its Regulations and applicable law, O'Gara shall duly call and hold a special meeting of its shareholders at which it will present this Agreement for, and will recommend, the approval of its shareholders. Prior to the Closing, as soon as practicable after the effective date of the Registration Statement, and in accordance with the By-laws and applicable law, KHI shall duly call and hold a special meeting of its shareholders at which it will present this Agreement for, and will recommend, the approval of its shareholders. Notwithstanding the foregoing, the special meetings of shareholders shall not be held less than twenty (20) business days after the distribution of the Joint Proxy Statement.

                                  ARTICLE XII

                        TERMINATION OF MERGER AGREEMENT

     This Agreement and the transactions contemplated herein may be terminated, notwithstanding approval thereof by the shareholders of KHI, the shareholders of O'Gara or by O'Gara as the sole shareholder of NEWCO, at any time prior to the Effective Time (i) if consummation of the Merger has not occurred on or prior to January 31, 1998; (ii) by agreement of each of the parties to this Agreement;
(iii) by the Board of Directors of O'Gara if any of the conditions precedent set forth in Article VI or VII of this Agreement have not been satisfied on or before the Closing; or (iv) by the Board of Directors of KHI if any of the conditions precedent of Article VI or VIII of this Agreement have not been satisfied on or before the Closing.

                                  ARTICLE XIII

                                MUTUAL COVENANTS

     13.01 Satisfaction of Conditions. From and after the date hereof, each of the parties hereto shall use their commercially reasonable best efforts (individually or jointly, as the case may be) to cause all conditions precedent set forth in Articles VI, VII and VIII of this Agreement to be satisfied and fulfilled at the earliest practicable date, to the extent the satisfaction or fulfillment thereof is its responsibility hereunder or within its reasonable control. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions precedent to the obligations of any party to consummate the transactions contemplated by this Agreement, all parties shall use their respective commercially reasonable best efforts to cure or remove the effect of the event as expeditiously as possible.

     13.02 Further Assurances. After the Closing, each of the parties shall, from time to time upon any other party's request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments, documents, instruments, transfers, conveyances, discharges, releases, assurances and consents, and shall take or cause to be taken such further actions, as such other party may reasonably request to further evidence or carry out the transactions contemplated by, and the purposes of, this Agreement.

                                  ARTICLE XIV

                                INDEMNIFICATION

     14.01 Pre-closing Indemnification by KHI and the KHI Principal
Shareholder. Prior to the Effective Time, KHI and the KHI Principal Shareholder shall jointly and severally indemnify and hold O'Gara and NEWCO harmless from any and all losses, costs, expenses (including reasonable attorneys' fees) and liabilities arising from any (i) breach of any representation or warranty of KHI or the KHI Principal Shareholder set forth in this

Agreement, (ii) breach or nonfulfillment of any covenant, agreement or obligation of KHI or the KHI Principal Shareholder in this Agreement, (iii) misrepresentation in the KHI Disclosure Schedule or any certificate furnished by KHI or the KHI Principal Shareholder to O'Gara or NEWCO at the Closing under this Agreement, and (iv) omission from the KHI Disclosure Schedule or any certificate furnished by KHI or the KHI Principal Shareholder to O'Gara or NEWCO at the Closing under this Agreement of a fact required to be stated therein or necessary to make the information set forth therein, in light of the circumstances under which they are made, not misleading.

     14.02 Pre-closing Indemnification by O'GARA. Prior to the Effective Time, O'Gara shall indemnify and hold KHI and the KHI Shareholder harmless from any and all losses, costs, expenses (including reasonable attorneys' fees) and liabilities arising from any (i) breach of any representation or warranty of O'Gara or NEWCO set forth in this Agreement, (ii) breach or nonfulfillment of any covenant, agreement or obligation of O'Gara or NEWCO in this Agreement,
(iii) misrepresentation in the O'Gara Disclosure Schedule or any certificate furnished by O'Gara or NEWCO to KHI or the KHI Principal Shareholder at the Closing under this Agreement, and (iv) omission from the O'Gara Disclosure Statement or any certificate furnished by O'Gara or NEWCO to KHI or the KHI Principal Shareholder at the Closing under this Agreement of a fact required to be stated therein or necessary to make the information set forth therein, in light of the circumstances under which they are made, not misleading.

     14.03 Post-closing Indemnification by the KHI Principal Shareholder. The parties acknowledge and agree that (i) O'Gara is entitled to rely upon, and shall rely upon, facts and statements regarding KHI Matters (as hereinafter defined) set forth in (or omitted from) the Registration Statement and the Joint Proxy Statement, (ii) such facts and statements shall be deemed to be representations and warranties made to O'Gara by the Principal Shareholder in order to induce O'Gara to consummate the Merger, and (iii) the indemnification in this Section 14.03 is made to provide a contract remedy to O'Gara for factual misrepresentations or omissions notwithstanding the expiration of the representations and warranties contained in Article III hereof at the Effective Time. Accordingly, after the Effective Time, the KHI Principal Shareholder shall indemnify and hold O'Gara and KHI harmless from any and all damages, losses and liabilities arising from:

          (a) any part of the Registration Statement, when such part became effective, containing an untrue statement of a material fact regarding any KHI Matters or omitting to state a material fact regarding any KHI Matters required to be stated therein or necessary to make the statements regarding KHI Matters therein not misleading;

          (b) written or oral communications by representatives of KHI or any Subsidiaries of KHI (the "KHI Representatives") to any Person that was a holder of KHI Capital Stock and will hold (or have the right to receive pursuant to the Merger) O'Gara Common Stock immediately after the Effective Time, which communications include an untrue statement of a material fact regarding any KHI Matters or omit to state a material fact necessary in order to make the statements regarding any KHI Matters, in light of the circumstances under which they were made, not misleading if the KHI Principal Shareholder is unable to sustain the burden of proof that the KHI Representatives did not know, and in the exercise of reasonable care could not have known, of such untruth or omission; or

          (c) the Joint Proxy Statement including an untrue statement of a material fact regarding any KHI Matters or omitting to state a material fact necessary in order to make the statements regarding any KHI Matters, in light of the circumstances under which they were made, not misleading if the KHI Principal Shareholder is unable to sustain the burden of proof that the KHI Representative did not know, and in the exercise of reasonable care could not have known, of such untruth or omission;

provided, that (x) all facts and statements regarding KHI Matters set forth in the Registration Statement and the Joint Proxy Statement shall have been approved in advance by KHI or its counsel, or such facts and statements regarding KHI Matters shall have been provided to KHI and its counsel at least two (2) days prior to the date of mailing the Joint Proxy Statement to the shareholders and neither KHI nor its counsel shall have objected in writing thereto, and (y) the Registration Statement and Joint Proxy Statement contains all facts and statements regarding KHI Matters reasonably requested to be included therein by KHI or its counsel. No claim for indemnification shall be maintained pursuant to this Section 14.03 unless brought within one (1) year after the discovery of such claim, or after discovery of such claim should have been made by the exercise of reasonable diligence. In no event shall any claim be brought under this Section 14.03 more than three (3) years after the Effective Time. For purposes of this Section 14.03, the term "KHI Matters" shall mean KHI, any Subsidiary of KHI, any owner, officer, director or employee of KHI or any of its Subsidiaries, the business, operations, properties, assets, prospects, financial condition, results of operations and liabilities of KHI or any of its Subsidiaries and any information required by the Act or the Exchange Act to be included in the Registration Statement or the Joint Proxy Statement concerning or relating to any of the foregoing.

     14.04 Survival. The representations and warranties of KHI and the KHI Principal Shareholder contained in Article III and the representations and warranties of O'Gara and NEWCO contained in Article IV shall survive until the Effective Time, at which time all such representations shall expire and be of no further force and effect, and no claim based upon the breach of any such representation or warranty shall survive the Effective Time, regardless of whether asserted prior to the Effective Time. Claims based upon a breach of the representations and warranties contained in Articles III and IV may be brought and maintained at any time prior to the Effective Time, shall be indemnified as provided in Sections 14.01 and 14.02 and shall survive the termination of this Agreement. As between and among the parties to this Agreement, the directors and officers of O'Gara, NEWCO and KHI (other than the KHI Principal Shareholder) shall have no personal liability for any misrepresentation, warranty or breach of this Agreement, caused either by action or inaction.

     14.05 Survives Termination. The indemnification obligations of the parties under this Article XIV shall survive the termination of this Agreement for any reason.

                                   ARTICLE XV

                               FEES AND EXPENSES

     Whether or not the Merger is consummated, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE XVI

                                    NOTICES

     All notices, consents, waivers or other communications between the parties hereto shall be in writing and shall be deemed given or delivered on the date actually received by personal delivery, facsimile, overnight courier, ordinary mail or other such means, or five (5) days after being mailed by United States certified or registered mail, return receipt requested, with postage prepaid, in each case addressed as follows:

          (a)  If to KHI:

           Kroll Holdings, Inc.
           900 Third Avenue
           New York, New York 10027
           Attention: General Counsel
           Fax:   212-750-6194
           Phone: 212-833-3221

           with a copy to:

           Kramer, Levin, Naftalis & Frankel
           919 Third Avenue
           New York, New York 10022
           Attention: Thomas E. Constance, Esq.
           Fax:   212-715-8000
           Phone: 212-715-9236

          (b) If to O'Gara or NEWCO:

               The O'Gara Company
               9113 LeSaint Drive
               Fairfield, Ohio 45014
               Attention: Wilfred T. O'Gara
               Fax:   513-874-1262
               Phone: 513-881-5440

          with copies to:

               The O'Gara Company
               9113 LeSaint Drive
               Fairfield, Ohio 45014
               Attention: Abram S. Gordon, Esq.
               Fax:   513-874-1262
               Phone: 513-881-5481

               and

               Taft, Stettinius & Hollister
               1800 Star Bank Center
               Cincinnati, Ohio 45202
               Attention: Thomas D. Heekin, Esq.
               Fax:   513-381-0205
               Phone: 513-381-2838

          (c) If to Kroll:

              Kroll Holdings, Inc.
              900 Third Avenue
              New York, New York 10022
              Attention: Jules Kroll
              Fax:   212-750-6194
              Phone: 212-833-3221

          with a copy to:

               Kramer, Levin, Naftalis & Frankel
               919 Third Avenue
               New York, New York 10022
               Attention: Thomas E. Constance, Esq.
               Fax:   212-715-8000
               Phone: 212-715-9236

or to such other addresses, and to the attention of such other Persons, as any party hereto may specify in a notice given pursuant to this Article XVI.

                                  ARTICLE XVII

                              PUBLIC ANNOUNCEMENT

     All parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

                                 ARTICLE XVIII

                                 GOVERNING LAW

     Except for the application of the Delaware Law to the Merger, this Agreement shall be construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed therein.

                                  ARTICLE XIX

                             CAPTIONS; COUNTERPARTS

     The captions in this Agreement are for convenience purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts by the parties and any such counterpart shall be deemed an original hereof.

                                   ARTICLE XX

                                ENTIRE AGREEMENT

     This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives and assigns. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by O'Gara, NEWCO, KHI or the KHI Principal Shareholder or by any officer or officers of such parties relating to the Merger. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and there are no agreements or commitments with respect thereto except as set forth herein.

                                  ARTICLE XXI

                        WAIVER; MODIFICATION; ASSIGNMENT

     No delay on the part of any party hereto in the exercise of any right, power or remedy arising hereunder shall operate as a waiver thereof. No waiver shall be effective unless in writing and signed by the party granting the waiver. This Agreement may be amended by agreement of the Boards of Directors of the parties hereto at any time prior to the filing of the Certificate of Merger with respect to the Merger except as otherwise provided under applicable law. No amendment or modification of this Agreement shall be effective unless in writing and signed by all parties hereto. No assignment of this Agreement or any rights or obligations hereunder shall be effective without the prior written consent of all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly exercised as of the date and year first above written.

ATTEST:

/s/ DAVID L. DICK
---------------------------------------------------
Assistant Secretary

ATTEST:

/s/ ABRAM S. GORDON
---------------------------------------------------
Secretary

ATTEST:

/s/ ABRAM S. GORDON
---------------------------------------------------
Secretary

KROLL HOLDINGS, INC.

By: /s/ JULES KROLL
    --------------------------------------------------
    Jules Kroll, Chairman

THE O'GARA COMPANY

By: /s/ THOMAS M. O'GARA
    --------------------------------------------------
    Thomas M. O'Gara, Chairman

VDE, INC.

By: /s/ WILFRED T. O'GARA
    --------------------------------------------------
    Wilfred T. O'Gara
    President

/s/ JULES KROLL
---------------------------------------------------
Jules Kroll

                                                                    EXHIBIT 7.02

                         FORM OF OPINION OF COUNSEL TO
                     KHI AND THE KHI PRINCIPAL SHAREHOLDER

     1. KHI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. KHI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on KHI.

     2. The execution, delivery and performance by KHI of the Merger Agreement and the consummation by KHI of the Merger and the other transactions contemplated by the Merger Agreement are within the corporate power and authority of KHI and have been duly authorized by all necessary corporate action of KHI. The Merger Agreement has been duly authorized, executed and delivered by each of KHI and the KHI Principal Shareholder and constitutes the valid and binding obligation of KHI and the KHI Principal Shareholder, enforceable against each of them, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws affecting the rights of creditors generally, subject to general principles of public policy, limited by the unavailability of remedies of specific performance or injunctive relief without appropriate judicial process, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     3. Other than as set forth in Schedule 3.17 of the KHI Disclosure Schedule, the execution, delivery and performance by KHI and the KHI Principal Shareholder of the Merger Agreement and the consummation by KHI of the Merger and by KHI and the KHI Principal Shareholder of the other transactions contemplated by the Merger Agreement do not, to our knowledge, require any consent, approval or action by or in respect of, or any declaration, filing or registration by KHI or any of its Subsidiaries with, a governmental or regulatory authority of the United States, other than (i) a routine filing with the Secretary of State of the State of Delaware necessary to consummate the Merger, (ii) the filing of the Registration Statement and the Joint Proxy Statement with the Commission, and
(iii) such filings or notifications which would not prevent or delay consummation of any of the transactions contemplated by the Merger Agreement in any material respect, or otherwise prevent KHI or the KHI Principal Shareholder from performing their respective obligations under the Merger Agreement in any material respect.

     4. The execution, delivery and performance by KHI and the KHI Principal Shareholder of the Merger Agreement, and the consummation by KHI of the Merger and by KHI and the KHI Principal Shareholder of the other transactions contemplated by the Merger Agreement, do not contravene or conflict with or constitute a violation of the Certificate of Incorporation or By-Laws of KHI or any of its Subsidiaries or any judgment, injunction, order or decree of any United States court or government regulatory authority of which we have knowledge to which KHI or any of its Subsidiaries is a party or by which it or any of its assets are bound, which contravention, conflict or violation would reasonably be expected to have a Material Adverse Effect on KHI.

     5. The authorized capital stock of KHI consists of 46,200 Class A shares of common stock, $.01 par value per share ("KHI Class A Stock"), of which 23,100 shares are issued and outstanding as of the date hereof, and 153,800 shares of common stock, $.01 par value per share ("KHI Common Stock"), of which 76,624 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of KHI Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder of KHI or any other Person provided by statute or the Certificate of Incorporation of KHI. Except for options to purchase an aggregate of 8,821 shares of KHI Common Stock or as set forth in
Schedule 3.04 of the KHI Disclosure Schedule, there are no outstanding (i) shares of KHI Capital Stock or other voting securities of KHI, (ii) securities of KHI convertible into or exchangeable for shares of KHI Capital Stock or other voting securities of KHI, (iii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire KHI Capital Stock or other voting securities from KHI, or (iv) agreements, commitments or obligations of KHI to issue, sell, redeem, repurchase or otherwise acquire, any KHI Capital Stock or securities convertible into or exchangeable for KHI Capital Stock or other voting securities of KHI.

                                                                    EXHIBIT 8.02

                           FORM OF OPINION OF COUNSEL
                              TO O'GARA AND NEWCO

     1. O'Gara is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect on O'Gara.

     2. NEWCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary.

     3. The execution, delivery and performance by each of O'Gara and NEWCO of the Merger Agreement and the consummation by each of O'Gara and NEWCO of the Merger and the other transactions contemplated by the Merger Agreement are within each of O'Gara and NEWCO's corporate power and authority and have been duly authorized by all necessary corporate action of each of O'Gara and NEWCO. The Merger Agreement has been duly authorized, executed and delivered by each of O'Gara and NEWCO and constitutes the valid and binding obligation of each of O'Gara and NEWCO, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws affecting the rights of creditors generally, subject to general principles of public policy, limited by the unavailability of remedies of specific performance or injunctive relief without appropriate judicial process, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. [O'Gara's counsel is not licensed to practice in New York and an appropriate qualification will be added to the opinion.]

     4. Other than as set forth in Schedule 4.17 of the O'Gara Disclosure Schedule, the execution, delivery and performance by each of O'Gara and NEWCO of the Merger Agreement and the consummation by each of O'Gara and NEWCO of the Merger and the other transactions contemplated by the Merger Agreement do not, to our knowledge, require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any governmental or regulatory authority of the United States other than (i) a routine filing with the Secretary of the State of Delaware necessary to consummate the Merger, (ii) compliance with the applicable requirements of the Securities Act, the Exchange Act and any applicable state securities laws in connection with the offering, sale and delivery of the shares of O'Gara Common Stock to be issued in the Merger and filings with the NASD and the NASDAQ National Market in connection with listing the shares of O'Gara Common Stock to be issued in the Merger on the Nasdaq National Market, and (iii) such filings or notifications which would not prevent or delay consummation of any of the transactions contemplated by the Merger Agreement in any material respect, or otherwise prevent O'Gara or NEWCO from performing their respective obligations under the Merger Agreement in any material respect.

     5. The execution, delivery and performance by each of O'Gara and NEWCO of the Merger Agreement and the consummation by each of O'Gara and NEWCO of the Merger and the other transactions contemplated by the Merger Agreement do not contravene or conflict with the Articles of Incorporation or Regulations of O'Gara or the Certificate of Incorporation or By-laws of NEWCO or any judgment, injunction, order or decree of any United States court or government regulatory authority of which we have knowledge to which O'Gara or any of its Subsidiaries is a party or by which it or any of its assets are bound, or which violation, contravention or conflict would reasonably be expected to have a Material Adverse Effect on O'Gara.

     6. Immediately prior to the Effective Time, the authorized capital stock of O'Gara consists of (i) 25,000,000 shares of common stock, $.01 par value per share ("O'Gara Common Stock"), of which 7,279,310 shares are issued and outstanding as of the date hereof, and 100,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding as of the date hereof. All such issued and outstanding shares of O'Gara Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of O'Gara or any other Person provided by statute or the Articles of Incorporation of O'Gara. Except as set forth in the SEC Filings or Schedule 4.04 of the O'Gara Disclosure Schedule, to our knowledge, there are no outstanding (i) securities of O'Gara convertible into or exchangeable for shares of capital stock or voting securities of O'Gara or (ii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from O'Gara, or (iii) agreements, commitments or obligations of O'Gara to issue, sell, redeem, repurchase or otherwise acquire any capital stock or securities convertible into or exchangeable for capital stock of O'Gara.

     7. Immediately prior to the Effective Time, the authorized capital stock of NEWCO consists of (i) 100 shares of common stock, $.01 par value per share ("NEWCO Common Stock"), all of which are issued and outstanding and owned by O'Gara as of the date hereof. All such issued and outstanding shares of NEWCO Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder of NEWCO or any other Person provided by statute or the Certificate of Incorporation of NEWCO. To our knowledge, there are no outstanding (i) securities of NEWCO convertible into or exchangeable for shares of capital stock or voting securities of NEWCO, (ii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from NEWCO, or (iii) agreements, commitments or obligations of NEWCO to issue, sell, redeem, repurchase or otherwise acquire any capital stock or securities convertible into or exchangeable for capital stock of NEWCO.

     8. The shares of O'Gara Common Stock to be issued and exchanged for shares of KHI Capital Stock in the Merger pursuant to the Merger Agreement will, at the Effective Time, be duly authorized and, upon issuance of such shares at and after the Effective Time pursuant to and in compliance with the provisions of
Article II of the Merger Agreement, will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights. The shares of O'Gara Common Stock issuable pursuant to Section 2.01 of the Merger Agreement have been duly listed for trading on the NASDAQ National Market.

                                   APPENDIX B

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               THE O'GARA COMPANY

     FIRST. The name of the corporation is THE KROLL-O'GARA COMPANY (the "Corporation").

     SECOND. The place in the State of Ohio where the Corporation's principal office is to be located is the City of Fairfield in Butler County, Ohio.

     THIRD. The purpose for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Law, Ohio Revised Code sec.sec.1701.01 et seq.

     FOURTH. The aggregate number of shares of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000) shares, which shall be divided into two classes, consisting of:

          (a) Fifty Million (50,000,000) shares of common stock ("Common Stock") with a par value of $.01 per share.

          (b) One Million (1,000,000) shares of preferred stock ("Preferred Stock") with a par value of $.01 per share.

                            PART ONE:  COMMON STOCK

     The shares of Common Stock may be issued at any time or from time to time for such amount of lawful consideration as may be fixed by the Board of Directors. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder.

                           PART TWO:  PREFERRED STOCK

     Clause 1. Except as otherwise provided by this Article Fourth or by the amendment or amendments adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of any and all series thereof theretofore issued, the One Million (1,000,000) shares of Preferred Stock hereinabove authorized, as Preferred Stock of one or more series, as hereinafter provided, and for such lawful consideration as shall be fixed from time to time by the Board of Directors.

     Clause 2. Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Articles of Incorporation providing for the issue in one or more series of any unissued or treasury shares of the Preferred Stock, and providing, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Articles of Incorporation of the Corporation, in respect of the matters set forth in the following subdivisions (i) to (ix), inclusive, as well as any other rights or matters pertaining to such series:

          (i) The designation and number of shares of such series;

          (ii) Voting rights (to the fullest extent now or hereafter permitted by the laws of the State of Ohio);

          (iii) The dividend rate or rates of such series (which may be a variable rate and which may be cumulative);

          (iv) The dividend payment date or dates of such series;

          (v) Redemption rights (to the fullest extent now or hereafter permitted by the laws of the State of Ohio), including the price or prices at which shares of such series may be redeemed;

          (vi) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;

          (vii) The liquidation price or prices of such series;

          (viii) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation or any other property, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange at which such conversion or exchange may be made and the adjustments thereto, if any; and,

          (ix) Whether or not the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights, dividend rate or rates, dividend payment date or dates, redemption rights and price or prices, sinking fund requirements, liquidation price or prices, conversion or exchange rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles of Incorporation or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth. If the then-applicable laws of the State of Ohio do not permit the Board of Directors to fix, by the amendment creating a series of Preferred Stock, the voting rights of shares of such series, each holder of a share of such series of Preferred Stock shall, except as may be otherwise provided by law, be entitled to one (1) vote for each share of Preferred Stock of such series held by such holder.

     Clause 3. Before any dividends shall be declared or paid upon or set apart for, or distribution made on, the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of Preferred Stock of any series or for the purchase of the Common Stock, the holders of Preferred Stock of each series shall be entitled to receive accrued dividends declared by the Board of Directors, payable at the rate or rates fixed for such series in accordance with the provisions of this Article Fourth, and no more, from the dividend payment date thereof, or preceding dividend payment date or dates fixed from time to time by the Board of Directors.

     Clause 4. If upon any dissolution, liquidation or winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of the Preferred Stock pursuant to the provisions of this Article Fourth or of the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled as aforesaid.

     Clause 5. The term "accrued dividends", whenever used herein with respect to the Preferred Stock of any series, shall be deemed to mean that amount which would have been paid as dividends declared on the Preferred Stock of such series to date had full dividends been paid thereon at the rate fixed for such series in accordance with the provisions of this Article Fourth, less in each case the amount of all dividends declared paid upon the shares of such series.

     FIFTH. The Corporation shall have the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any provision that may be added or inserted in these Articles of Incorporation, provided that:

          (a) Such amendment, alteration, change, repeal, addition or insertion is consistent with law and is accomplished in the manner now or hereafter prescribed by statute or these Articles; and

          (b) Any provision of these Articles of Incorporation which requires, or the change of which requires, the vote or consent of all or a specific number or percentage of the holders of shares of any class or series shall not be amended, altered, changed or repealed by any lesser amount, number or percentage of votes or consents of such class or series. Any rights at any time conferred upon the shareholders of the Corporation are granted subject to the provisions of this Article.

     SIXTH. Subject to the provisions of Article Fifth hereof, the affirmative vote of shareholders entitled to exercise a majority of the voting power of the Corporation shall be required to amend these Articles of Incorporation, approve mergers and to take any other action which by law must be approved by a specified percentage of the voting power of the Corporation or of all outstanding shares entitled to vote.

     SEVENTH. No holder of any shares of the Corporation shall have any preemptive rights to subscribe for or to purchase any shares of the Corporation of any class, whether such shares or such class be now or hereafter authorized, or to purchase or subscribe for any security convertible into, or exchangeable for, shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

     EIGHTH. Subject to the provisions of Article Fourth hereof, the Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.

     NINTH. No shareholder shall have the right to vote cumulatively in the election of directors.

     TENTH. These Amended and Restated Articles of Incorporation shall take the place of and supersede the existing Amended and Restated Articles of Incorporation.

                                   APPENDIX C

[SBC WARBURG DILLON READ LETTERHEAD]

September 12, 1997

The Board of Directors
The O'Gara Company
9113 Le Saint Drive
Fairfield, Ohio 45014

Gentlemen:

     We understand that The O'Gara Company (the "Company") and Kroll Holdings, Inc. ("Kroll") have entered into a Plan and Agreement to Merge dated as of August 8, 1997 (the "Agreement") pursuant to which a wholly owned subsidiary of the Company will be merged with and into Kroll (the "Merger") as a result of which Kroll will become a wholly owned subsidiary of the Company. Pursuant to the Agreement, all shares of Class A Common Stock and Common Stock of Kroll, including shares subject to outstanding warrants, options or other stock issuance agreements, will be converted into an aggregate 6,650,000 shares of Common Stock of the Company (the "Consideration").

     You have requested our opinion as to whether the Consideration to be paid by the Company, as set forth in the Agreement, is fair to the Company, from a financial point of view.

     SBC Warburg Dillon Read Inc. ("Dillon Read"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dillon Read has performed and continues to perform investment banking services for the Company. For such services, Dillon Read has received customary fees. In addition, in the ordinary course of business, we have traded securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have, among other things: (i) reviewed the Agreement and the exhibits thereto, (ii) reviewed certain publicly available business and financial information relating to the Company; (iii) reviewed the reported price and trading activity for the Common Stock of the Company; (iv) reviewed certain internal financial information and other data provided to us by each of the Company and Kroll relating to the business and prospects of the Company and Kroll, respectively, including financial projections prepared by the management of the Company and Kroll, respectively, and the Consolidated Financial Statements for the Year Ended December 31, 1996 and other audited financial statements for Kroll, (v) conducted discussions with members of the senior management of the Company and Kroll, (vi) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we believed to be generally comparable to the Merger; (vii) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business which we believed to be generally comparable to Kroll; and (viii) conducted such other financial studies, analyses and investigations, an considered such other information as we deemed necessary and appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all material respects. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Kroll, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information, including the projections, provided to us by management of the Company and Kroll was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the

[SBC WARBURG DILLON READ LETTERHEAD]

The Board of Directors
The O'Gara Company
September 12, 1997
Page Two

Company and Kroll as to the future financial performance of Kroll, and was based upon the historical performance of Kroll and certain estimates and assumptions which were reasonable at the time made. With your consent, we have assumed that the Merger will be treated as a pooling of interests. In addition, our opinion is based on economic, monetary and market conditions existing and that could be evaluated on the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Company in connection with the Merger is fair to the Company from a financial point of view.

Very truly yours,


/S/ SBC WARBURG DILLON READ INC.

                                   APPENDIX D

SEC. 1701.84.  DISSENTS IN CASE OF A MERGER, CONSOLIDATION, COMBINATION, OR
               MAJORITY SHARE ACQUISITION.

     The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

          (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised
     Code;

          (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

          (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

          (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

          (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

SEC. 1701.85.  PROCEDURE IN CASE OF DISSENTS.

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a compliant in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceedings, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                   APPENDIX E

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger of consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trail upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96, eff. 7-1-96.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(E) of the Ohio General Corporation Law allows indemnification by O'Gara to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the registrant, by reason of the fact that he is or was a director, officer, employee or agent of O'Gara, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of O'Gara, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the registrant unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

     O'Gara's Code of Regulations provides that O'Gara shall indemnify such persons to the fullest extent permitted by law.

     O'Gara also maintains director and officer liability insurance which provides coverage for claims against its officers and directors acting as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) Exhibits. The list of Exhibits is set forth beginning on page E-1 of this Registration Statement and is incorporated by reference.

     (B) Financial Statement Schedules. See Financial Statement Index on page F-1 for the list of financial statements filed with this Registration Statement.

PAGE                                        DESCRIPTION
-----  -------------------------------------------------------------------------------------
The O'Gara Company
 S-1   Report of Independent Public Accountants
 S-2   Schedule II--Valuation and Qualifying Accounts.

     All other financial statement schedules are omitted due to the absence of conditions under which they are required or because the information is shown in the consolidated financial statements or notes thereto.

Kroll Holdings, Inc.
 S-3   Independent Auditors' Report
 S-4   Independent Auditors' Report
 S-5   Schedule II -- Valuation and Qualifying Accounts

     All other financial statement schedules are omitted due to the absence of conditions under which they are required or because the information is shown in the consolidated financial statements or notes thereto.

     (C) Reports, Opinions or Appraisals

     The opinion of SBC Warburg Dillon Read Inc. is filed as Appendix C to the Proxy Statement/Prospectus constituting part of this Registration Statement and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of or included in the registration statement when it became effective.


     (4) The undersigned registrant hereby undertakes:



        (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (5) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



     (6) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, as of the 5th day of November, 1997.


                                          THE O'GARA COMPANY

                                          By:     /s/ WILFRED T. O'GARA
                                          --------------------------------------
                                                    Wilfred T. O'Gara
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities indicated as of the 5th day of November, 1997.


             SIGNATURE                                     TITLE
-----------------------------------     --------------------------------------------

       /s/ THOMAS M. O'GARA*            Chairman of the Board
-----------------------------------
         Thomas M. O'Gara

       /s/ WILFRED T. O'GARA            President, Chief Executive Officer and
-----------------------------------       Director (Principal Executive Officer)
         Wilfred T. O'Gara

    /s/ NICHOLAS P. CARPINELLO          Executive Vice President and Treasurer
-----------------------------------       (Principal Financial and Accounting
      Nicholas P. Carpinello              Officer)

        /s/ DANIEL GAUTIER*             Director
-----------------------------------
          Daniel Gautier

       /s/ RAYMOND E. MABUS*            Director
-----------------------------------
         Raymond E. Mabus

        /s/ HUGH E. PRICE*              Director
-----------------------------------
           Hugh E. Price

       /s/ JERRY E. RITTER*             Director
-----------------------------------
          Jerry E. Ritter

     /s/ WILLIAM S. SESSIONS*           Director
-----------------------------------
        William S. Sessions

  *By /s/ NICHOLAS P. CARPINELLO        , as attorney-in-fact
-----------------------------------
      Nicholas P. Carpinello

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The O'Gara Company:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of THE O'GARA COMPANY included in this registration statement as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and have issued our report thereon dated March 19, 1997, except for Note 19 as to which the date is August 8, 1997. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                         /s/ ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
March 19, 1997,
except for Note 19 as to which
the date is August 8, 1997

                               THE O'GARA COMPANY
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                   (IN 000'S)

                                                                  ADDITIONS
                                                     BALANCE      CHARGED TO                    BALANCE
                                                    BEGINNING     COSTS AND                     END OF
                   DESCRIPTION                      OF PERIOD      EXPENSES      DEDUCTIONS     PERIOD
--------------------------------------------------  ---------     ----------     ----------     -------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  Year Ended December 31, 1994....................    $ 145          $ 45           $(90)        $ 100
  Year Ended December 31, 1995....................    $ 100          $ 52           $(43)        $ 109
  Year Ended December 31, 1996....................    $ 109          $151           $(49)        $ 211
INVENTORY OBSOLESCENCE RESERVES:
  Year Ended December 31, 1994....................    $  --          $ --           $ --         $  --
  Year Ended December 31, 1995....................    $  --          $ --           $ --         $  --
  Year Ended December 31, 1996....................    $  --          $264           $ --         $ 264

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Kroll Holdings, Inc.
New York, New York

     We have audited the consolidated financial statements of Kroll Holdings, Inc. as of December 31, 1996 and for the year then ended, and have issued our report thereon dated March 13, 1997 (August 8, 1997 as to Notes 7 and 17). Our audit also included the financial statement schedule of Kroll Holdings, Inc. listed in Item 21. This financial statement schedule is the responsibility of Kroll Holdings, Inc.'s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 1997

                          INDEPENDENT AUDITORS' REPORT

The Stockholders of Kroll Holdings, Inc. and Subsidiaries:

     Under date of March 28, 1996, we reported on the consolidated balance sheet of Kroll Holdings, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

     In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth herein.

                                          /s/ KPMG PEAT MARWICK LLP

New York, New York
March 28, 1996

                      KROLL HOLDINGS, INC. & SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                           ADDITIONS
                                         BEGINNING         CHARGED TO                         ENDING
                                          BALANCE       COSTS & EXPENSES     DEDUCTIONS      BALANCE
                                         ----------     ----------------     ----------     ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  Year ended December 31, 1994.........  $2,238,116         2,070,185        (1,218,503)    $3,089,798
  Year ended December 31, 1995.........  $3,089,798         3,050,310        (3,688,814)    $2,451,294
  Year Ended December 31, 1996.........  $2,451,294         3,108,976        (3,857,539)    $1,702,731

                              MASTER EXHIBIT LIST

                                LIST OF EXHIBITS


EXHIBIT
 NO.                                          DESCRIPTION
------     ----------------------------------------------------------------------------------
  2.1      Plan and Agreement to Merge, dated as of August 8, 1997, by and among The O'Gara
           Company, VDE, Inc., Kroll Holdings, Inc. and Jules B. Kroll (included as Appendix
           A to the Proxy Statement/Prospectus included in this Registration Statement)
  3.1      Amended and Restated Articles of Incorporation of The O'Gara Company *
  3.2      Code of Regulations of The O'Gara Company *
  4.1      Note Purchase Agreement, dated as of May 30, 1997, between and among The O'Gara
           Company, Connecticut General Life Insurance Company, Life Insurance Company of
           North America, Massachusetts Mutual Life Insurance Company, The Traveler's
           Insurance Company, and The Guardian Life Insurance Company of America **
  5.1      Opinion of Taft, Stettinius & Hollister (filed herewith)
  8.1      Opinion of Taft, Stettinius & Hollister regarding certain tax matters (filed herewith)
  8.2      Opinion of Kramer, Levin, Naftalis & Frankel regarding certain tax matters (filed herewith)
 10.1      Agreement to armor HMMWVs between The O'Gara Company and the United States Army
           Tank and Automotive Command, dated May 12, 1994, as amended *
 10.2      Systems Technical Support Agreement between The O'Gara Company and the United
           States Army, dated January 20, 1997 ***
 10.3      Lease of Mulhauser Road facility between O'Gara-Hess & Eisenhardt Armoring Company and OLG, Limited, dated March 12 1996, as amended *
 10.4      Aircraft Lease between O'Gara-Hess & Eisenhardt Armoring Company and Longline
           Leasing, Inc. and Excel Armor Products, Inc., dated February 13, 1995, as amended
           *
 10.5      Terms of Lease (English Translation) of Sao Paulo, Brazil facility between
           O'Gara-Hess & Eisenhardt Armoring Company do Brazil and Piero Balducci and Elvira
           Miriam Cob Balducci, dated March 8, 1996 *
 10.6      The 1996 O'Gara Company's Stock Option Plan *
 10.7      Employment Agreement between O'Gara-Hess & Eisenhardt Armoring Company and Richard
           L. Curotto, dated August 23, 1996 *
 10.8      Employment Agreement between The O'Gara Company and Thomas M. O'Gara, dated August
           23, 1996 *
 10.9      Employment Agreement between The O'Gara Company and Wilfred T. O'Gara, dated
           August 23, 1996 *
 10.10     Employment Agreement between The O'Gara Company and Nicholas P. Carpinello, dated
           August 23, 1996 *
 10.11     Employment Agreement between O'Gara-Hess & Eisenhardt Armoring Company and Gary W.
           Allen, dated August 23, 1996 *
 10.12     Employment Agreement between O'Gara-Hess & Eisenhardt Armoring Company and Michael
           J. Lennon, dated August 23, 1996 *
 10.13     Form of Accumulated Adjustments Account ("AAA") promissory notes to existing shareholders *
 10.14     Supply agreement between O'Gara Satellite Networks Limited and Glocom, Inc. *
 10.15     Marketing agreement between O'Gara Satellite Networks Limited and Magellan Systems
           Corporation *
 10.16     License agreement between O'Gara Satellite Networks Limited and Morsviasputnik,
           dated March 21, 1995 *
 10.17     Asset Purchase Agreement between O'Gara-Hess & Eisenhardt Armoring Company de
           Mexico, S.A. de C.V. and Palmer Associates, S.C., dated October 29, 1996 ***

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
EXHIBIT
 NO.                                          DESCRIPTION
------     ----------------------------------------------------------------------------------
 10.18     Asset Purchase Agreement between O'Gara-Hess & Eisenhardt Armoring Company and
           Palmer Associates, LTD., dated October 29, 1996 ***
 10.19     Acquisition Agreement between The O'Gara Company and Next Destination Limited, dated February 5, 1997 ***
 10.20     Acquisition Agreement between The O'Gara Company and Labbe, S.A., dated January
           21, 1997 ****
 10.21     Stock Purchase Agreement between O'Gara-Hess and Eisenhardt Armoring Company and
           Jerome E. Hoffman, Gerald O. Smith, Rosemary Smith and Katherine L. Kropp, dated
           March 24, 1997 ***
 10.22     Loan Agreement, dated as of May 30, 1997, between The O'Gara Company, O'Gara-Hess
           & Eisenhardt Armoring Company and KeyBank National Association **
 10.23     Supplemental Agreement Modification to acquire 360 additional armored HMMWVs between United States Army Tank and Automotive Armaments Command and O'Gara-Hess
           and Eisenhardt Armoring Company, dated March 31, 1997 *****
 10.24     Agreement to armor HMMWVs between The O'Gara Company and the United States Army
           Tank and Automotive Armaments Command, dated September 27, 1996 *
 10.25     Second Lease Amendment, dated March 31, 1997 between OLG Limited and O'Gara-Hess &
           Eisenhardt Armoring Company******
 10.26     Kroll Associates, Inc. Restricted Stock Plan, adopted on June 15, 1993 and amended on November 10, 1993*******
 10.27     Kroll Holdings, Inc. Management Stock Option Plan, effective January 1, 1995
           (filed herewith)
 10.28     Stock Option and Stockholders' Agreement, dated January 29, 1996, among Kroll
           Holdings, Inc., Jules B. Kroll and Michael Cherkasky*******
 10.29     Stock Option and Stockholders' Agreement, dated January 29, 1996, among Kroll
           Holdings, Inc., Jules B. Kroll and Nazzareno E. Paciotti*******
 10.30     Stockholders' Agreement, dated as of March 20, 1992, among Kroll Associates, Inc.,
           Kroll Associates U.K. Limited, Harrison/Kroll Environmental Services, Inc., Public
           Advisory Services, Inc. and Palumbo Partners, Inc., Jules B. Kroll, and Robert J.
           McGuire and Joseph R. Rosetti, as amended*******
 10.31     Stockholders' Agreement, dated as of December 31, 1992, among Kroll Associates,
           Inc., Kroll Associates U.K. Limited, Harrison/Kroll Environmental Services, Inc.,
           Public Advisory Services, Inc. and Palumbo Partners, Inc., Jules B. Kroll, and
           Robert J. McGuire, Joseph Rosetti and Ernest Broad, as amended*******
 10.32     Stockholders' Agreement, dated as of June 30, 1994, among Kroll Holdings, Inc.,
           Jules B. Kroll and Brian M. Jenkins*******
 10.33     Plan and Agreement of Reorganization and Stockholders' Agreement, dated June 15,
           1993, by and among American International Group, Inc., Jules B. Kroll and Kroll
           Holdings, Inc. (filed herewith)
 10.34     AIU Retainer Agreement*******
 10.35     Letter Agreement, dated February 26, 1997, among Robert J. McGuire, Kroll
           Holdings, Inc., Kroll Associates, Inc. and Jules B. Kroll, as amended June 2,
           1997*******
 10.36     Note Purchase Agreement, dated as of December 15, 1989 among Kroll Associates,
           Inc., Kroll Associates U.K. Limited, Harrison/Kroll Environmental Services, Inc.,
           Public Advisory Services, Inc. and Teachers Insurance and Annuity Association of
           America, as amended*******
 10.37     Demand Promissory Note, dated June 29, 1995, in favor of American International
           Group, Inc. by Kroll Associates, Inc.*******
 10.38     Demand Promissory Note, dated July 28, 1995, in favor of American International
           Group, Inc. by Kroll Associates, Inc.*******

EXHIBIT
 NO.                                          DESCRIPTION
------     ----------------------------------------------------------------------------------
 10.39     Kroll Associates, Inc. Money Purchase Pension Plan and Trust, effective January 1,
           1991, amended January 1, 1994*******
 10.40     Kroll Associates, Inc. 401(k) Savings Plan Trust, effective January 1, 1994*******
 10.41     Amended and Restated Lease of office space in New York, New York between Progress
           Partners and Kroll Associates, Inc.*******
 10.42     Agreement, dated August 8, 1997, between Thomas M. O'Gara and Kroll Holdings,
           Inc.*******
 10.43     Agreement, dated August 8, 1997, between Jules B. Kroll and The O'Gara
           Company*******
 10.44     Agreement, dated August 8, 1997, between American International Group, Inc. and
           The O'Gara Company*******
 10.45     Registration Rights Agreement, dated August 8, 1997, among Thomas M. O'Gara, Jules
           B. Kroll and The O'Gara Company*******
 10.46     Form of Registration Rights Agreement between American International Group, Inc.
           and The O'Gara Company*******
 10.47     Employment Agreement, dated October 17, 1997, between The O'Gara Company and Jules
           B. Kroll*******
 10.48     Intentionally omitted
 10.49     Employment Agreement, dated October 17, 1997, between The O'Gara Company and
           Nazzareno E. Paciotti*******
 10.50     Employment Agreement, dated October 17, 1997, between The O'Gara Company and Abram
           S. Gordon*******
 10.51     Amendment to Employment Agreement, dated October 17, 1997, between O'Gara-Hess &
           Eisenhardt Armouring Company and Michael J. Lennon*******
 10.52     Amendment to Employment Agreement, dated October 17, 1997, between The O'Gara
           Company and Thomas M. O'Gara*******
 10.53     Amendment to Employment Agreement, dated October 17, 1997, between The O'Gara
           Company and Wilfred T. O'Gara*******
 10.54     Amendment to Employment Agreement, dated October 17, 1997, between The O'Gara
           Company and Nicholas P. Carpinello*******
 10.55     Form of Promissory Note between Jules B. Kroll and Kroll*******
 10.56     Commitment Letter, dated October 21, 1997, between KeyBank National Association and The O'Gara Company*******
 11.1      Statements regarding computation of per share income*******
 21.1      Subsidiaries of The O'Gara Company*******
 23.1      Consents of Taft, Stettinius & Hollister (contained in Exhibits 5.1 and 8.1)
 23.2      Consent of Kramer, Levin, Naftalis & Frankel (contained in Exhibit 8.2)
 23.3      Consent of Arthur Andersen LLP (filed herewith)
 23.4      Consent of Deloitte & Touche LLP (filed herewith)
 23.5      Consent of SBC Warburg Dillon Read Inc. *******
 23.6      Consent of KPMG Peat Marwick LLP (filed herewith)
 24.1      Power of Attorney*******
 99.1      Consent of Jules B. Kroll to be named as a director*******

EXHIBIT
 NO.                                          DESCRIPTION
------     ----------------------------------------------------------------------------------
 99.2      Consent of Howard I. Smith to be named as a director*******
 99.3      Consent of Michael G. Cherkasky to be named as a director*******
 99.4      Consent of Marshall S. Cogan to be named as a director*******

---------------

* Filed as an Exhibit to The O'Gara Company's Registration Statement on Form S-1, No. 333-11093 and incorporated herein by reference.

** Filed as an Exhibit to The O'Gara Company's Current Report on Form 8-K (Date of Report: May 30, 1997) and incorporated herein by reference.

*** Filed as an Exhibit to The O'Gara Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

**** Filed as an Exhibit to The O'Gara Company's Current Report on Form 8-K (Date of Report: February 12, 1997) and incorporated herein by reference.

***** Filed as an Exhibit to The O'Gara Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

****** Filed as an Exhibit to The O'Gara Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference.

******* Previously filed as an Exhibit to the Registration Statement.
---------------

The O'Gara Company will furnish to the Commission, upon request, its long-term debt instruments not listed above.